UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CENTURYLINK, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2016 Notice of Annual Meeting

and Proxy Statement

and

Annual Financial Report

May 18, 2016

10:00 a.m. local time

100 CenturyLink Drive

Monroe, Louisiana

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2016

This proxy statement and related materials are

available at www.envisionreports.com/ctl.

All references in this proxy statement or related materials to “we,” “us,” “our,” the “Company” or “CenturyLink” refer to CenturyLink, Inc. In addition, each reference to (i) the “Board” refers to our Board of Directors, (ii) our “executives” or “executive officers” refers to our nine executive officers listed in the tables beginning on page 3 of this proxy statement, (iii) “meeting” refers to the 2016 annual meeting of our shareholders described further herein, (iv) “named executives,” “named officers,” “named executive officers” or “NEOs” refers to the six current or former executive officers listed in the Summary Compensation Table appearing on page 59 of this proxy statement, (v) “senior officers” refers to our executive officers and a limited number of additional officers whose compensation is determined by the Compensation Committee of our Board, (vi) “Embarq” refers to Embarq Corporation, which we acquired on July 1, 2009, (vii) “Qwest” refers to Qwest Communications International Inc., which we acquired on April 1, 2011, (viii) “Savvis” refers to Savvis, Inc., which we acquired on July 15, 2011, and (ix) the “SEC” refers to the U.S. Securities and Exchange Commission. Unless otherwise provided, all information is presented as of the date of this proxy statement.

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

Notice of Annual Meeting of Shareholders

TIME AND DATE	10:00 a.m. local time on May 18, 2016

PLACE	Corporate Conference Room CenturyLink Headquarters 100 CenturyLink Drive Monroe, Louisiana

ITEMS OF BUSINESS	(1) Elect as directors the 11 nominees named in the accompanying proxy statement

(2) Ratify the appointment of KPMG LLP as our independent auditor for 2016

(3) Approve an amendment to our 2011 Equity Incentive Plan

(4) Conduct a non-binding advisory vote to approve our executive compensation

(5) Act upon a shareholder proposal regarding our equity retention policies, if properly presented at the meeting

(6) Transact such other business as may properly come before the meeting and any adjournment.

RECORD DATE	You can vote if you were a shareholder of record on March 30, 2016.

PROXY VOTING	Shareholders are invited to attend the meeting in person. Even if you expect to attend, it is important that you vote by telephone or the Internet, or by completing and returning a proxy or voting instruction card.

Stacey W. Goff

Secretary

April 1, 2016

i

ii

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

PROXY STATEMENT

April 1, 2016

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving these proxy materials?

Our Board of Directors is soliciting your proxy to vote at our 2016 annual meeting of shareholders because you owned shares of our stock at the close of business on March 30, 2016, the record date for the meeting, and are entitled to vote those shares at the meeting. Our proxy materials are being made available to you on the Internet beginning on or about April 5, 2016. This proxy statement summarizes information regarding matters to be considered at the meeting. For additional information on our proxy materials, see “Other Matters — Proxy Materials” appearing below.

When and where will the meeting be held?

The meeting will be held at 10:00 a.m. local time on Wednesday, May 18, 2016, in the corporate conference room at our corporate headquarters, 100 CenturyLink Drive, Monroe, Louisiana. If you would like directions to the meeting, please see our website, http://ir.centurylink.com. You do not need to attend the meeting to vote your shares.

What matters will be considered at the meeting?

Shareholders will vote on the following matters at the meeting:

Item and Page Reference	Board Voting Recommendation	Vote Required for Approval
• Election of the 11 director nominees named herein (Item 1, Page 3)	For each nominee	Affirmative vote of a majority of the votes cast
• Ratification of the appointment of KPMG LLP as our independent auditor for 2016 (Item 2, Page 18)	For	Affirmative vote of a majority of the votes cast
• Approval of an amendment to our 2011 Equity Incentive Plan (Item 3, Page 20)	For	Affirmative vote of a majority of the votes cast
• Non-binding advisory vote to approve our executive compensation (Item 4, Page 28)	For	Affirmative vote of a majority of the votes cast
• The shareholder proposal regarding our equity retention policies, as further described in this proxy statement, if it is properly presented at the meeting (Item 5, Page 29)	Against	Affirmative vote of a majority of the votes cast

How many votes may I cast?

You may cast one vote for every share of our common stock or Series L preferred stock that you owned on the record date. Our common stock and Series L preferred stock vote together as a single class on all matters. In this proxy statement, we refer to these shares as our “Common Shares” and “Preferred Shares,” respectively, and as our “Voting Shares,” collectively. As of the record date, we had 546,165,709 Common Shares and 7,018 Preferred Shares outstanding.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If shares are registered in your name with our transfer agent, Computershare Investor Services L.L.C., you are the “shareholder of record” of those shares and you may directly vote these shares, together with any shares credited to your account if you are a participant in our automatic dividend reinvestment and stock purchase service.

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name.” We have requested that our proxy materials be made available to you by your broker, bank or nominee, who is considered the shareholder of record of those shares.

If I am a shareholder of record, how do I vote?

If you are a shareholder of record, you may vote in person at the meeting or by proxy in any of the following three ways:

•	call 1-800-652-8683 and follow the instructions provided;

•	log on to the Internet at www.envisionreports.com/ctl and follow the instructions at that site; or

•	request a paper copy of our proxy materials and, following receipt thereof, mark, sign and date your proxy card and return it to Computershare.

Please note that you may not vote by telephone or the Internet after 1:00 a.m. Central Time on May 18, 2016.

If I am a beneficial owner of shares held in street name, how do I vote?

As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by using any voting instruction card supplied by them or by following their instructions for voting by telephone, the Internet, or in person.

If I am a benefit plan participant, how do I vote?

Please see “Additional Information About the Meeting — Voting by Participants in Our Benefit Plans” appearing below.

Do I need identification to attend the meeting in person?

Yes. Please bring proper identification, together with the Important Notice Regarding Availability of Proxy Materials mailed to you, which will serve as your admission ticket. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned Voting Shares on the record date.

Where can I find additional information about the conduct of the meeting, voting requirements, and other similar matters relating to the meeting?

Please see “Additional Information About the Meeting” appearing below.

ELECTION OF DIRECTORS

(Item 1 on Proxy or Voting Instruction Card)

The first proposal for consideration at the meeting is the election of each of the 11 candidates named below as a director for a one-year term expiring at our 2017 annual meeting of shareholders, or until his or her successor is duly elected and qualified.

Acting upon the recommendation of its Nominating and Corporate Governance Committee, the Board has nominated the 11 below-named directors to stand for re-election to one-year terms at the meeting. Unless authority is withheld, all votes attributable to Voting Shares represented by each duly executed and delivered proxy will be cast for the election of each of the 11 below-named nominees. Under our bylaw nominating procedures, these nominees are the only individuals who may be elected at the meeting. For additional information on our nomination process, see “Corporate Governance — Director Nomination Process.” If for any reason any such nominee should decline or become unable to stand for election as a director, which we do not anticipate, the persons named as proxies may vote instead for another candidate designated by the Board, without re-soliciting proxies.

As discussed further under “Additional Information About the Meeting — Vote Required to Elect Directors,” each of the 11 nominees must receive an affirmative vote of a majority of the votes cast to be elected at the meeting.

Nominees For Election to the Board:

Listed below is information on each of the 11 individuals nominated to stand for election to the Board.

The Board recommends that you vote “FOR” each of the following nominees:

Martha H. Bejar, age 53; a director since January 2016; co-founder and principal of Red Bison Advisory Group LLC, a telecommunications and technology advisory firm founded in early 2014; Chief Executive Officer and director of Flow Mobile, Inc., a telecommunications company offering rural broadband wireless access services, from January 2012 to December 2015; venture partner at The Prometheus Partners, a business services company, from April 2012 to May 2014; Chairperson and Chief Executive Officer of Wipro Infocrossing Inc., a U.S.-based cloud services affiliate of Wipro Limited, from January 2011 to March 2012; President of Worldwide Sales and Operations at Wipro Technologies Inc., an IT services affiliate of Wipro Limited, from June 2009 to January 2011; Corporate Vice President for the communications sector at Microsoft Corporation, from June 2007 to June 2009; held various positions at Nortel Networks Corporation, a telecommunications and data networking company, from 1997 to 2007, including Regional President and President of North America Sales, Sales Engineering and Sales Operations; currently a director of Polycom, Inc.

Key Qualifications, Experiences and Skills:

•    Executive experience in communications and technology industries

•    Experience as a former chief executive officer

•    Director of another publicly-held company

•    International business and engineering experience

Virginia Boulet, age 62; a director since 1995; a managing director at Legacy Capital LLC, an investment banking firm based in New Orleans, Louisiana, since March 2014; Special Counsel at Adams and Reese LLP, a law firm, from 2002 to March 2014; prior to then, practiced as a corporate and securities attorney for Phelps Dunbar, L.L.P. from 1992 to 2002 and Jones Walker LLP from 1983 to 1992; an adjunct professor of securities regulation law and merger and acquisition law at Loyola University New Orleans College of Law since 2004; currently a director of W&T Offshore, Inc.

Key Qualifications, Experiences and Skills:

•    Legal experience representing telecommunications companies and regarding business combinations

•    Director of another publicly-held company

Peter C. Brown, age 57; a director since 2009; Chairman of Grassmere Partners, LLC, a private investment firm, since July 2009; held several executive level positions, including Chairman of the Board, President and Chief Executive Officer, with AMC Entertainment Inc., a theatrical exhibition company, from 1991 to 2009; founded EPR Properties, a NYSE-listed real estate investment trust formerly known as Entertainment Properties Trust, in 1997 and served as a member of the Board of Trustees until 2003; currently a director of EPR Properties and Cinedigm Corp.; formerly a director of National CineMedia, Inc. within the past five years.

Key Qualifications, Experiences and Skills:

•    Experience as a former chief executive of a publicly-held company

•    Qualifies as an “audit committee financial expert”

•    Director of other publicly-held companies

W. Bruce Hanks, age 61; a director since 1992; a consultant with Graham, Bordelon, Golson and Gilbert, Inc., an investment management and financial planning company, since 2005; Athletic Director of the University of Louisiana at Monroe from 2001 to 2004; held various executive positions at CenturyLink from 1980 through 2001, most notably Chief Operating Officer, Senior Vice President — Corporate Development and Strategy, Chief Financial Officer, and President — Telecommunications Services; worked as a certified public accountant with Peat, Marwick & Mitchell for three years prior to then; currently an advisory director of IberiaBank Corporation; also served in the past on the executive boards of several telecommunications industry associations and the boards of other publicly-owned companies.

Key Qualifications, Experiences and Skills:

•    Prior executive experience with, and historical knowledge of, our Company

•    Former experience as a certified public accountant

•    Qualifies as an “audit committee financial expert”

•    Prior experience as a director of other publicly-owned companies

Mary L. Landrieu, age 60; a director since November 2015; senior policy advisor at Van Ness Feldman, LLP, a Washington D.C.-based law firm, since May 2014; policy advisor since May 2014 at Walton Family Foundation, a philanthropic organization focused on improving K-12 education and supporting economic incentives for sustainable resource management; U.S. Senator from the State of Louisiana from 1996 to 2014, where she chaired the Senate Committee on Energy and Natural Resources, served on the Senate Committee on Appropriations, chaired the Subcommittees on Homeland Security, Financial Services and General Government, and the District of Columbia, chaired the Senate Committee on Small Business and Entrepreneurship, served on the Senate Committee on Homeland Security and chaired the Subcommittee on Disaster Recovery; Louisiana state treasurer from 1988 to 1996; Louisiana state legislative representative from 1980 to 1988; currently serves on the board of trustees or board of directors of several prominent national organizations promoting education or children’s welfare.

Key Qualifications, Experiences and Skills:

•    Governmental and government relations experience

•    Public policy and governmental finance experience

Gregory J. McCray, age 53; a director since 2005; President of McCray Consulting, a firm which provides technology management and business consulting, since October 2015; Chief Executive Officer of Aero Communications, Inc., which provides installation, engineering and support services to the communications industry, from July 2013 to October 2015; interim Chief Executive Officer of ACAL Energy Ltd., which develops fuel cell engine technology, from January 2013 to July 2013; Chairman and Chief Executive Officer of Antenova Limited, a global wireless components development company, from 2003 to December 2012; Chairman and Chief Executive Officer of PipingHot Networks, a wireless start-up, from 2000 to 2002; Senior Vice President, Customer Operations, at Lucent Technologies from 1997 to 2000; Sales Vice President, U.S. Eastern Region, at Lucent Technologies from 1994 to 1997; held engineering, product management and other managerial roles at AT&T and IBM from 1984 to 1993.

Key Qualifications, Experiences and Skills:

•    Executive experience in the communications and technology industries

•    Experience as a chief executive of privately-held companies that have engaged in several acquisition and divestiture transactions

•    Engineering expertise in communications industry

•    International business experience

William A. Owens, age 75; a director since 2009; non-executive Chairman of the Board of CenturyLink since 2009; co-founder, Chairman and principal of Red Bison Advisory Group LLC, a telecommunications and technology advisory firm, founded in early 2014; Managing Director and Chairman of AEA Investors Asia, a private equity company, from 2006 to 2014; Vice Chairman, President and Chief Executive Officer of Nortel Networks Corporation, a global supplier of communications equipment, from 2004 to 2005; Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from 1998 to 2003; Vice Chairman, President and Chief Operating Officer of Science Applications International Corporation, a technology and engineering company, from 1996 to 1998; served in the U.S. military from 1962 to 1996, holding various key leadership positions, including Vice Chairman of the Joint Chiefs of Staff; currently a director of Wipro Limited; formerly a director of AEA Investors LP, Polycom, Inc., Unifrax Corporation and Amerilink within the past five years.

Key Qualifications, Experiences and Skills:

•    Executive experience in the communications industry

•    Experience as a former chief executive of publicly-held companies

•    Government relations expertise

•    International business experience

•    Experience as a director of other domestic and international publicly-held companies

Harvey P. Perry, age 71; a director since 1990; non-executive Vice Chairman of the Board of Directors of CenturyLink since 2004; retired from CenturyLink in 2003; joined CenturyLink in 1984, serving as Secretary and General Counsel for approximately 20 years and Executive Vice President and Chief Administrative Officer for almost five years; prior to then, worked as an attorney in private practice for 15 years.

Key Qualifications, Experiences and Skills:

•    Prior executive experience with, and historical knowledge of, our Company

•    Legal experience representing telecommunications companies

Glen F. Post, III, age 63; a director since 1985; Chief Executive Officer of CenturyLink since 1992, and President since 2009 (and from 1990 to 2002); Chairman of the Board of CenturyLink between 2002 and 2009; Vice Chairman of the Board of CenturyLink between 1993 and 2002; held various other positions at CenturyLink between 1976 and 1993, most notably Treasurer, Chief Financial Officer and Chief Operating Officer.

Key Qualifications, Experiences and Skills:

•    Executive experience in the telecommunications business

•    Experience as our chief executive

Michael J. Roberts, age 65; a director since 2011; co-founder of LYFE Kitchen, an emerging chain of lifestyle restaurants, serving as a board member since May 2014 and as Chief Executive Officer from February 2011 to May 2014; Chief Executive Officer and founder of Westside Holdings LLC, a marketing and brand development company, from 2006 to 2013; served as President and Chief Operating Officer of McDonald’s Corporation, a foodservice retailer, from 2004 to 2006; served as Chief Executive Officer of McDonald’s USA during 2004 and as President of McDonald’s USA from 2001 to 2004; currently a director of W.W. Grainger, Inc.; formerly a director of Qwest within the past five years.

Key Qualifications, Experiences and Skills:

•    Experience as a chief executive

•    Marketing and branding expertise

•    Director of another publicly-held company

•    Qualifies as an “audit committee financial expert”

Laurie A. Siegel, age 60; a director since 2009; a business and human resources consultant since 2012; retired in September 2012 from Tyco International Ltd., a diversified manufacturing and service company, where she served as Senior Vice President of Human Resources and Internal Communications since 2003; held various positions with Honeywell International Inc. from 1994 to 2002, including Vice President of Human Resources — Specialty Materials; prior to then, was director of global compensation at Avon Products and a principal of Strategic Compensation Associates; currently a director of FactSet Research Systems Inc. and Volt Information Sciences, Inc.

Key Qualifications, Experiences and Skills:

•    Executive experience with a multi-national company

•    Human resources and executive compensation expertise

•    Director of other publicly-held companies

Executive Officers Who Are Not Directors:

Listed below is information on each of our executive officers who are not directors. Unless otherwise indicated, each person has been engaged in the principal occupation shown for more than the past five years.

David D. Cole, age 58; Executive Vice President — Controller and Operations Support since May 2013; served as Senior Vice President — Controller and Operations Support from April 2011 to May 2013 and as Senior Vice President — Operations Support from 1999 to April 2011.

Dean J. Douglas, age 58; President — Sales and Marketing since February 16, 2016; served as Chief Executive Officer at Unify GmbH & Co. KG, a provider of software-based enterprise unified communications services from January 2014 to January 2016; served in senior leadership positions at Westcon Group, Inc., a distributor of unified communications and security services, including Chief Executive Officer and President from April 2009 to January 2014 and Chief Operating Officer from June 2008 to January 2014; served as President and Chief Executive Officer at LCC International, Inc., a telecommunications services company, from October 2005 to June 2008; prior to then held leadership roles throughout his career at IBM Global Services, Motorola, Inc. and Newleaf Entertainment.
R. Stewart Ewing, Jr., age 64; Executive Vice President, Chief Financial Officer since 1999 and, in addition, Assistant Secretary since 2009; served as Senior Vice President and Chief Financial officer from 1989 to 1999; held various other positions at CenturyLink between 1983 and 1989, most notably Controller and Vice President of Finance.
Stacey W. Goff, age 50; Executive Vice President, General Counsel and Secretary since 2009 and, in addition, Chief Administrative Officer since November 1, 2014; served as Senior Vice President, General Counsel and Secretary prior to 2009.
Aamir Hussain, age 48; Executive Vice President, Chief Technology Officer since October 27, 2014; served as Managing Director and Chief Technology Officer for the Europe division at Liberty Global plc from February 2012 to October 2014; served as Senior Vice President and Chief Technology Officer at Covad Communications from October 2008 to February 2012; prior to then he held leadership and technology design roles throughout his career at TELUS Corporation, Qwest, BellSouth Corporation, Samsung Electronics Co. Ltd. and Motorola Solutions Inc.

Maxine L. Moreau, age 54; Executive Vice President — Global Operations and Shared Services since November 1, 2014; served as Executive Vice President — Network Services from May 2013 to October 2014; served as Senior Vice President — Network Services from May 2012 to May 2013, as Senior Vice President, Integration and Process Improvement from 2010 to May 2012, and as Senior Vice President, Centralized Operations, from 2009 to 2010.
Scott A. Trezise, age 47; Executive Vice President — Human Resources since August 2013; served as Senior Vice President — Human Resources for The Shaw Group, Inc. from June 2010 until its acquisition by Chicago Bridge & Iron Company N.V. in February 2013; served as Vice President of Human Resources for Honeywell International Inc. from 2005 to June 2010.
Girish K. Varma, age 66; President — Global Information Technology Services and New Market Development since November 1, 2014; served as Executive Vice President of Information Technology from 2011 to October 2014; served as Senior Vice President and Chief Information Officer of Qwest prior to then.

CORPORATE GOVERNANCE

Governance Guidelines

Our Board has adopted corporate governance guidelines, which it reviews at least annually. For information on how you can obtain a complete copy of our guidelines, see “— Access to Information” below.

Among other things, our corporate governance guidelines provide as follows:

Director Qualifications

•	The Board of Directors will have a majority of independent directors. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole.

•	The Board expects directors who change the job or responsibility they held when they were elected to the Board to volunteer to resign from the Board.

•	On the terms and subject to the conditions specified in our bylaws, directors will be elected by a majority vote of the shareholders and any incumbent director failing to receive a majority of votes cast must promptly tender his or her resignation to the Board.

•	No director may serve on more than two other unaffiliated public company boards, unless this prohibition is waived by the Board.

•	No director may be appointed or nominated to a new term if he or she would be age 75 or older at the time of the election or appointment.

•	Annually, the Board will determine affirmatively which of our directors are independent for purposes of complying with our corporate governance guidelines and the listing standards of the New York Stock Exchange, or NYSE. A director will not be independent for these purposes unless the Board affirmatively determines that the director does not, either directly or indirectly through the director’s affiliates or associates, have a material commercial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company or its affiliates, other than as a director.

Director Responsibilities

•	The Board periodically reviews our long-term strategic plans and holds strategic planning sessions.

•	Directors are required to hold confidential all non-public information obtained due to their directorship position absent the express permission of the Board to disclose such information.

•	Unless otherwise determined by the Board, when a management director retires or ceases to be an active employee for any other reason, that director will be considered to have resigned concurrently from the Board.

Chairman; Lead Outside Director

•	The Board elects a Chairman from among its members. The Chairman may be a director who also has executive responsibilities, including the CEO (an executive chair), or may be one of the Company’s independent directors (a non-executive chair). The Board believes it is in the best interests of the Company for the Board to remain flexible with respect to whether to elect an executive chair or a non-executive chair so that the Board may provide for succession planning and respond effectively to changes in circumstances.

•

The non-management directors meet in executive session at least quarterly. The lead outside director elected by the independent directors may call additional meetings of the non-management directors at any time. At all times during which the Chairman is a non-executive chair, all of the functions and responsibilities of the lead outside director shall be performed by the non-executive chair.

CEO Evaluation and Management Succession

•	The Nominating and Corporate Governance Committee conducts an annual review of the CEO’s performance and provides a report of its findings to the Board.

•	The Nominating and Corporate Governance Committee reports periodically to the Board on succession planning.

Recoupment of Compensation

•	If the Board or any committee of the Board determines that any bonus, incentive payment, commission, equity award or other compensation awarded to or received by an executive officer was based on any financial or operating result that was impacted by the executive officer’s knowing or intentional fraudulent or illegal conduct, we may recover from the executive officer the compensation the Board or any committee of the Board considers appropriate under the circumstances.

Stock Ownership Guidelines

•	We require our executive officers to beneficially own CenturyLink stock equal in market value to specified multiples of their annual base salary. All executive officers have three years from the date they first become subject to a particular ownership level to attain that target.

•	We require our outside directors to beneficially own CenturyLink stock equal in market value to five times their annual cash retainer. Outside directors have five years from their election or appointment date to attain that target.

•	For any year during which an executive or director does not meet his or her ownership target, the executive or director is expected to hold a specified percentage of the CenturyLink stock that the executive or director acquires through our equity compensation programs, excluding shares sold to pay taxes associated with the acquisition thereof.

•	The Compensation Committee administers the guidelines, and may modify their terms and grant hardship exceptions in its discretion.

•	See “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation — Stock Ownership Guidelines” for information on the executive ownership multiples and the holding percentages currently in effect.

Standards of Business Conduct and Ethics

•	All of our directors, officers and employees are required to abide by our long-standing ethics and compliance policies and programs, which include standards of business conduct.

•	Any waiver of our policies, principles or guidelines relating to business conduct or ethics for executive officers or directors may be made only by the Board or one of its duly authorized committees.

Other

•	Directors have full access to our officers and employees.

•	Like most other NYSE-listed companies, (i) all of the Board’s standing committees are comprised solely of independent directors, (ii) we provide orientation for new directors, (iii) we maintain a continuing education program for our directors, and (iv) the Board and each committee conducts annual self-reviews.

Independence

Based on the information made available to it, the Board of Directors has affirmatively determined that each of our non-management directors qualifies as an independent director under the standards referred to above under “— Governance Guidelines.” In making these determinations, the Board, with assistance from counsel, evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest. In its review of director independence, the Board considered all known commercial, banking, consulting, legal, accounting, charitable, familial or other relationships any director may have with us.

Some of our directors are employed by or affiliated with companies with which we do business in the ordinary course, either as a service provider, a customer or both. As required under the NYSE listing standards and our corporate governance guidelines, our Board examined the amounts spent by us with those companies and by those companies with us. In all cases the amounts spent under these transactions fell well below the materiality thresholds established in the NYSE listing standards and in our corporate governance guidelines. Consequently, our Board concluded that the amounts spent under these transactions did not create a material relationship with us that would interfere with the exercise of independent judgment by any of these directors.

Committees of the Board

During 2015, the Board of Directors held 10 meetings.

During 2015, the Board’s Audit Committee held eight meetings. The Audit Committee is currently composed of three independent directors, all of whom the Board has determined to be audit committee financial experts, as defined under the federal securities laws. The Audit Committee’s functions are described further below under “Audit Committee Report.”

The Board’s Compensation Committee met eight times during 2015. The Compensation Committee is currently composed of four independent directors, all of whom qualify as “non-employee directors” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and as “outside directors” under Section 162(m) of the Internal Revenue Code. The Compensation Committee is described further below under “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation — Our Compensation Decision-Making Process — Role of Compensation Committee.”

The Board’s Nominating and Corporate Governance Committee (which we refer to below as the “Nominating Committee”) is currently composed of five independent directors. It met nine times during 2015. The Nominating Committee is responsible for, among other things, (i) recommending to the Board nominees to serve as directors and officers, (ii) monitoring the composition and size of the Board and its committees, (iii) periodically reassessing our corporate governance guidelines described above, (iv) leading the Board in its annual review of the Board’s performance, (v) reviewing shareholder proposals and making recommendations to the Board regarding how to respond, (vi) conducting an intensive annual review of the performance of our Chief Executive Officer, including interviewing each of our other senior officers, and (vii) reporting to the Board on succession planning for executive officers and appointing an interim CEO if the Board does not make such an appointment within 72 hours of the CEO dying or becoming disabled. For information on the director nomination process, see “— Director Nomination Process” below.

The Board also maintains a Risk Evaluation Committee, which met five times during 2015. This Committee is described further below under the heading “— Risk Oversight.”

Each of the committees listed above is composed solely of independent directors under the standards referred to above under “— Governance Guidelines.”

The table below lists the Board’s standing committees and their membership as of the date of this proxy statement:

Outside Director(1)	Audit Committee Member	Compensation Committee Member	Nominating and Corporate Governance Committee Member	Risk Evaluation Committee Member
Martha H. Bejar	✓			✓
Virginia Boulet		✓	Chair
Peter C. Brown	✓			✓
W. Bruce Hanks	Chair			✓
Mary L. Landrieu			✓
Gregory J. McCray(2)			✓	✓
C. G. Melville, Jr.(2)			✓	Chair
William A. Owens		✓	✓
Harvey P. Perry				✓
Michael J. Roberts		✓
Laurie A. Siegel		Chair

(1)	Glen F. Post, III does not serve on any board committees, other than the Special Pricing Committee described below. Richard A. Gephardt, who is scheduled to retire from the Board on May 18, 2016, does not serve on any board committees.
(2)	Effective upon Mr. Melville’s retirement from the Board on May 18, 2016, Mr. McCray will become chair of the Risk Evaluation Committee.

If you would like additional information on the responsibilities of the committees listed above, please refer to the committees’ respective charters, which can be obtained in the manner described below under “— Access to Information.”

The Board has also established a Special Pricing Committee that has authority to approve the terms and offering prices of any CenturyLink securities sold pursuant to our outstanding shelf registration statement. This ad hoc committee is comprised of Peter C. Brown, W. Bruce Hanks and Glen F. Post, III.

During 2015, all of our directors attended at least 75% of the aggregate number of all board meetings and all meetings of board committees on which they served. In addition, each of our directors then in office attended the 2015 annual shareholders’ meeting.

Director Nomination Process

General. Nominations for the election of directors at our annual shareholders’ meetings may be made by the Board (upon the receipt of recommendations of the Nominating Committee) or by any shareholder of record who complies with our bylaws, which are summarized below. For the meeting this year, the Board has nominated the 11 nominees listed above under “Election of Directors” to stand for election as directors, and no shareholders submitted any nominations. For further information on procedures governing the submission of shareholder proposals, see “— Bylaw Requirements” and “Other Matters — Deadlines for Submitting Shareholder Nominations and Proposals for the 2017 Annual Meeting.”

Bylaw Requirements. If timely notice is provided, our bylaws permit shareholders to nominate a director or bring other matters before a shareholders’ meeting. The written notice required to be sent by any shareholder nominating a director must include various information, including, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and address of such shareholder, any such beneficial owner, and any other parties affiliated, associated or acting in concert therewith, (ii) their beneficial ownership interests in our Voting Shares, including disclosure of arrangements that might cause such person’s voting, investment or economic interests in our Voting Shares to differ from those of our other shareholders, (iii) certain additional information concerning such parties required under the federal proxy rules, (iv) a description of all agreements with respect to the nomination among the nominating shareholder, any beneficial owner, any person acting in concert with them, each proposed nominee and certain other persons, and (v) a representation whether any such person intends to solicit proxies or votes in support of their proposed nominees. With respect to each proposed nominee, the written notice must also, among other things, (i) set forth biographical and other data required under the federal proxy rules and a description of various compensation or other arrangements or relationships between each proposed nominee and the nominating shareholder and its affiliated parties and (ii) furnish both a completed and duly executed questionnaire and a duly executed agreement designed to disclose various aspects of the proposed nominee’s background, qualifications and certain specified arrangements with other persons, as well as to receive the proposed nominee’s commitment to abide by certain specified agreements and undertakings. We may require a proposed nominee to furnish other reasonable information or certifications. Shareholders interested in bringing before a shareholders’ meeting any matter other than a director nomination should consult our bylaws for additional procedures governing such requests. We may disregard any nomination or submission of any other matter that fails to comply with these bylaw procedures.

In addition, our bylaws provide that under certain circumstances a shareholder or group of shareholders may include director candidates that they have nominated in our annual meeting proxy materials. These proxy access provisions of our bylaws provide, among other things, that a shareholder or group of up to ten shareholders seeking to include director candidates in our annual meeting proxy materials must own 3% or more of our outstanding Common Shares continuously for at least the previous three years. The number of shareholder-nominated candidates appearing in any of our annual meeting proxy materials cannot exceed 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of 11 directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials for an annual meeting is two. The nominating shareholder or group of shareholders also must deliver the information required by our bylaws, and each nominee must meet the qualifications required by our bylaws.

Shareholder requests to nominate directors or to bring any other matter before our 2017 annual shareholders’ meeting, whether or not they wish to include their candidate or proposal in our proxy materials, must be received by our Secretary by the deadlines specified in “Other Matters – Deadlines for Submitting Shareholder Nominations and Proposals for the 2017 Annual Meeting.”

The summaries above of the advance notification and proxy access provisions of our bylaws are qualified in their entirety by reference to the full text of Section 5 of Article IV of our bylaws. You may obtain a full copy of our bylaws by reviewing our reports filed with the SEC, by accessing our website at www.centurylink.com, or by contacting our Secretary in the manner specified below under “Other Matters.”

Role of Nominating Committee. The Nominating Committee will consider candidates properly and timely nominated by shareholders in accordance with our bylaws. Upon receipt of any such nominations, the Nominating Committee will review the submission for compliance with our bylaws, including determining if the proposed nominee meets the bylaw qualifications for service as a director. These provisions disqualify any person who (i) fails to respond satisfactorily to any inquiry for information to enable us to make certifications required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988, (ii) has been arrested or convicted of certain specified drug offenses or engaged in actions that could lead to such an arrest or conviction or (iii) fails to furnish any materials or agreements required to be provided by director nominees under our bylaws, or makes false statements or materially misleading statements or omissions in connection therewith.

In the past, the Nominating Committee has considered director candidates identified by national search firms hired by the Committee, or recommended by Nominating Committee members, other directors, senior management or shareholders. In connection with our 2009 and 2011 merger with Embarq and 2011 merger with Qwest, we added to our Board several directors who previously served as directors of those companies, four of whom continue to serve.

In 2015, the Nominating Committee initiated efforts to identify nominees to replace incumbent directors no longer eligible to serve past May 2016 due to our director retirement policy. The Committee retained a national search firm and canvassed other board members for suggestions. As a result of its search, the Committee recommended appointing Mary L. Landrieu and Martha H. Bejar to the Board. The Board approved these recommendations and appointed Ms. Landrieu and Ms. Bejar to the Board, effective November 2015 and January 2016, respectively. The Committee also recommended granting our Chairman, William A. Owens, an additional one-year waiver from our director retirement policy, in part to provide continuity during the on-boarding of our new directors. In January 2016, the Board, acting upon the Committee’s recommendation, approved each of our incumbent directors to stand for election at the meeting, other than Richard A. Gephardt and C.G. Melville, Jr., both of whom were ineligible to be re-nominated under our director retirement policy, and Joseph R. Zimmel. Mr. Zimmel resigned from the Board effective January 19, 2016.

Under our corporate governance guidelines, the Nominating Committee assesses director candidates based on their independence, diversity, character, skills and experience in the context of the needs of the Board. Although the guidelines permit the Nominating Committee to adopt additional selection guidelines or criteria, it has chosen not to do so. Instead, the Nominating Committee annually assesses skills and characteristics then required by the Board based on its membership and needs at the time of the assessment. In evaluating the needs of the Board, the Nominating Committee considers the qualifications of incumbent directors and consults with other members of the Board and senior management. In addition, the Nominating Committee seeks candidates committed to representing the interests of all shareholders and not any particular constituency. The Nominating Committee believes this flexible approach enables it to respond to changes caused by director vacancies and industry developments.

In connection with assessing the needs of the Board, the Nominating Committee has sought individuals who possess skill and experience in a diverse range of fields. The Nominating Committee also has sought a mix of individuals from inside and outside of the communications industry. The table above listing biographical data about our directors includes a listing of the key qualifications, experiences and skills that the Nominating Committee and Board reviewed in connection with nominating or re-nominating them for service on the Board. In light of our current business and operations, we believe the following skills and experience are particularly important:

•	senior leadership experience

•	industry or technical expertise

•	financial, accounting or capital markets expertise

•	public company board experience

•	business combination or investment banking experience

•	brand marketing expertise

•	government, labor or human resources expertise

•	international business experience

•	legal expertise.

In connection with determining the current composition of the Board, the Nominating Committee has assessed the diverse range of skills and experience of our directors outlined above, coupled with the judgment that each has exhibited and the knowledge of our operations that each has acquired in connection with their service on the Board. Although it does not have a formal diversity policy, the Nominating Committee believes that our directors possess a diverse range of backgrounds, perspectives, skills and experiences.

Although we do not have a history of receiving director nominations from shareholders, the Nominating Committee envisions that it would evaluate any such candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Board and CenturyLink.

Compensation Setting Process

The Compensation Committee hires consulting firms to assist it in setting executive and director compensation. In June 2015, the Committee retained Meridian Compensation Partners, LLC, following a nationwide search to replace Hay Group, which advised the Committee for the previous five years. For additional information on the processes used by the Committee to set executive compensation, see “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation.”

Risk Oversight

Our Board oversees our Company’s risk management function, which is a coordinated effort among our business units, our senior leadership, our risk management personnel and our internal auditors. Our directors typically discharge their risk oversight responsibilities by having management provide periodic briefing and information sessions. In some cases, including major new acquisitions, capital expenditures or strategic investments, the full Board participates in risk oversight. In most cases involving recurring systemic risk, a Board committee is primarily responsible for risk oversight. For many years, our Board has maintained a Risk Evaluation Committee, which is responsible for assisting management to identify, monitor, and manage recurring risks to our business, properties and employees. The Risk Evaluation Committee regularly monitors our litigation, cybersecurity initiatives, enterprise risk assessments, network operations, systems integration initiatives, insurance coverages and the status of our labor relations, and is also responsible for overseeing our ethics and compliance program. The Board’s other committees are responsible for overseeing specific risks, particularly the Audit Committee with respect to financial, tax and accounting risks and the Compensation Committee with respect to compensation risks. For a discussion of the Compensation Committee’s risk analysis, see “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation — Our Compensation Decision-Making Process — Risk Assessment.” The Board regularly receives reports from each of these committees, and periodically receives enterprise risk assessment reports from management.

Top Leadership Positions and Structure

Admiral William A. Owens serves as our non-executive Chairman and lead outside director. As explained further on our website, you may contact Adm. Owens by writing a letter to the Chairman and Lead Outside Director, c/o Post Office Box 5061, Monroe, Louisiana 71211, or by sending an email to boardinquiries@centurylink.com. As indicated above, the non-management directors meet in executive session at least quarterly.

Adm. Owens was appointed as our Chairman and lead outside director in 2009, in connection with our acquisition of Embarq. Prior to then, Adm. Owens served as chairman of Embarq, and, prior to that, as the chief executive of a communications equipment provider and a satellite company.

The Board believes that the separation of the Chairman and CEO positions has functioned effectively over the past several years. Separating these positions has allowed our CEO to have primary responsibility for the operational leadership and strategic direction of our business, while allowing our Chairman to lead the Board in its fundamental role of providing guidance to and independent oversight of management. While our bylaws and corporate governance guidelines do not require our Chairman and CEO positions to be separate, the Board believes that delegating responsibilities between Adm. Owens, as Chairman, and Mr. Post, as CEO, has been the appropriate leadership structure for our Company over the past seven years, which have been marked by rapid growth in our operations and a substantial change in our product offerings. Our Board periodically reviews its leadership structure and may make such changes in the future as it deems appropriate. The Board believes that its programs for overseeing risk would be effective under a variety of top leadership structures, and, accordingly, this factor has not materially affected its current choice of structure.

Waivers of Governance Requirements

Our director retirement policy limits any director from being nominated for a new term if he or she would be age 75 or older at the time of the election. While we have routinely applied this policy to prior director retirements, our Board reserves the ability to manage application of the policy to minimize its effect on the continuity and effectiveness of our Board. With those considerations in mind, in both early 2015 and early 2016 our Board granted one-year waivers from the director age limitation to permit Adm. Owens to serve as Chairman through the 2017 annual shareholders meeting.

Among the factors the Board considered in early 2016 in granting an additional one-year waiver of the policy with respect to Adm. Owens was his ability to assist the Company’s newly-appointed directors transition into their new positions and responsibilities. The Company believes that Adm. Owens’ service as Chairman over the last seven years uniquely qualifies him to assist the Board in on-boarding new directors in an orderly manner.

Our director retirement policy remains in effect and the Board has no current plans to amend it or waive its application in the future. Nonetheless, as has been its practice, the Board continues to retain the discretion to manage future application of that policy to ensure the on-going effectiveness of our Board.

For additional information on our Governance Guidelines, see “— Governance Guidelines — Director Qualifications.”

Access to Information

The following documents are posted on our website at www.centurylink.com:

•	Amended and restated articles of incorporation

•	Bylaws

•	Corporate governance guidelines

•	Charters of our Board committees

•	Corporate ethics and compliance program documents, including the CenturyLink Code of Conduct.

RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR

(Item 2 on Proxy or Voting Instruction Card)

The Audit Committee of the Board has appointed KPMG LLP as our independent auditor for the fiscal year ending December 31, 2016, and we are submitting that appointment to our shareholders for ratification on an advisory basis at the meeting. Although shareholder ratification of KPMG’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice. In determining whether to reappoint KPMG as our independent auditor, the Audit Committee considered a number of factors, including, among others, the firm’s qualifications, industry expertise, prior performance, control procedures, proposed staffing and the reasonableness of its fees on an absolute basis and as compared with fees paid by comparable companies.

If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain KPMG, and may appoint that firm or another without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the Company’s best interests.

In connection with the audit of the 2016 financial statements, we entered into an engagement letter with KPMG which sets forth the terms by which KPMG will provide audit services to us. Any future disputes between KPMG and us under that letter will be subject to certain specified alternative dispute resolution procedures, none of which are intended to restrict the remedies that our shareholders might independently pursue against KPMG.

The following table lists the aggregate fees and costs billed to us by KPMG and its affiliates for the 2014 and 2015 services identified below:

	Amount Billed
	2014	2015
Audit Fees(1)	$8,900,049	$9,146,142
Audit-Related Fees(2)	320,117	274,417
Tax Fees(3)	1,013,633	967,076
Other	—	—

Total Fees	$10,233,799	$10,387,635

(1)	Includes the cost of services rendered in connection with (i) auditing our annual consolidated financial statements, (ii) auditing our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) reviewing our quarterly financial statements, (iv) auditing the financial statements of several of our subsidiaries, (v) reviewing our registration statements and issuing related comfort letters, (vi) statutory audits for certain of our foreign subsidiaries, and (vii) consultations regarding accounting standards.
(2)	Includes the cost of preparing agreed upon procedures reports and providing general accounting consulting services.
(3)	Includes costs associated with (i) general tax planning, consultation and compliance (which were approximately $891,000 in 2014 and $960,000 in 2015) and (ii) assistance in preparing income tax returns and related matters (which were approximately $123,000 in 2014 and $7,000 in 2015).

The Audit Committee maintains written procedures that require it to annually review and pre-approve the scope of all services to be performed by our independent auditor. This review includes an evaluation of whether the provision of non-audit services by our independent auditor is compatible with maintaining the auditor’s independence in providing audit and audit-related services. The Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. The Chairman is authorized to pre-approve projects expected to cost no more than $100,000, provided the total cost of all projects pre-approved by the Chairman during any fiscal quarter does not exceed $150,000. The Audit Committee has pre-approved the Company’s independent auditor to provide up to $75,000 per quarter of miscellaneous permitted tax services that do not constitute discrete and separate projects. The Chairman and the Chief Financial Officer are required periodically to advise the full Committee of the scope and cost of services not pre-approved by the full Committee. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee did not use these waiver provisions in either 2014 or 2015.

KPMG has advised us that one or more of its partners will be present at the meeting. We understand that these representatives will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Ratification of KPMG’s appointment as our independent auditor for 2016 will require the affirmative vote of the holders of at least a majority of the votes cast on the proposal at the meeting.

The Board unanimously recommends a vote FOR this proposal.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon. As more fully described in its charter, the Audit Committee is responsible for assisting the Board in its general oversight of these processes and for appointing and overseeing the independent auditor, including reviewing their qualifications, independence and performance.

In this context, the Committee has met and held discussions with management and our internal auditors and independent auditor for 2015, KPMG LLP. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles. The Committee has reviewed and discussed with management and KPMG the consolidated financial statements, and management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also discussed with KPMG matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

Among other matters, over the course of the past year, the Committee also:

•	reviewed the scope of and overall plans for the annual audit and the internal audit program, including a review of critical accounting policies, critical accounting estimates, and significant unusual transactions;

•	reviewed a report by the independent auditor describing the independent auditor’s internal quality control procedures;

•	reviewed the performance of the lead engagement partner of our independent auditor;

•	reviewed and discussed each quarterly and annual earnings press release before issuance;

•	received periodic reports from the director of internal audit, and met with other members of the internal audit staff;

•	received periodic reports pursuant to our policy for the submission and confidential treatment of communications from employees and others about accounting, internal controls and auditing matters;

•	reviewed with management the scope and effectiveness of our disclosure controls and procedures;

•	met quarterly in separate executive sessions, including private sessions with the Company’s independent auditors, internal auditors and top executives;

•	received a report with regard to any hiring of former employees of KPMG; and

•	as discussed in greater detail under “Corporate Governance – Risk Oversight,” coordinated with the Risk Evaluation Committee to oversee the Company’s risk management function, especially with respect to the financial, tax and accounting risks.

KPMG also provided to the Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with audit committees concerning independence. The Committee discussed with KPMG that firm’s independence, and considered the effects that the provision of non-audit services may have on KPMG’s independence.

Based on and in reliance upon the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

In addition to the Company’s corporate compliance program and hotline, the Audit Committee has established procedures for the receipt and evaluation, on a confidential basis, of any complaints or concerns regarding our accounting, auditing, financial reporting or related matters. To report such matters, please send written correspondence to Audit Committee Chair, c/o Post Office Box 4364, Monroe, Louisiana 71211.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which you can obtain in the manner described above under “Corporate Governance – Access to Information.”

Submitted by the Audit Committee of the Board of Directors.*

W. Bruce Hanks (Chair)	Peter C. Brown	Michael J. Roberts

*	Following the submission of this report, Martha H. Bejar replaced Michael J. Roberts on the Audit Committee.

PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2011

EQUITY INCENTIVE PLAN

(Item 3 on Proxy or Voting Instruction Card)

Since its approval by our shareholders in 2011, the CenturyLink 2011 Equity Incentive Plan (the “Plan”) has been a principal component of our compensation program and the sole source of annual equity-based awards for our directors, officers, and other key employees.

Our Board, on the recommendation of its Compensation Committee (the “Committee”), is submitting this proposal regarding the Plan (the “Plan Proposal”) to shareholders for approval at the meeting. As described in greater detail below, shareholder approval of this Plan Proposal will serve two purposes:

•	to constitute shareholder reapproval of the material terms of the performance goals of the Plan, as required every five years by Section 162(m) of the Internal Revenue Code (the “Code”) in order to preserve our ability to take a federal income tax deduction for certain compensation granted or paid under the Plan; and

•	to approve an amendment to the Plan to add a dollar limit of $500,000 on the amount of equity-based compensation payable to each non-employee director under the Plan in any given calendar year (the “Director Limit”).

No changes have been made to the Plan since it was last approved by shareholders in 2011, and we are not proposing any changes to the Plan other than the addition of the Director Limit. Specifically, approval of this Plan Proposal by our shareholders will neither increase the number of shares available under the Plan nor extend its current term.

A vote in favor of Item 3 on the proxy or voting instruction card will constitute a vote in favor of both of the above-described elements of the Plan Proposal.

The principal features of the Plan and the terms of the Plan Proposal are summarized below. However, this summary is qualified by the full text of the Plan, which is marked to show the addition of the Director Limit, as attached to this proxy statement as Appendix A. Because this is a summary, it may not contain all the information that you may consider to be important. Therefore, we recommend that you read Appendix A carefully before you decide how to vote on the Plan Proposal.

Purpose of the Plan Proposal

We believe that providing officers, directors, employees, consultants and advisors with a proprietary interest in the growth and performance of our Company is crucial to stimulating individual performance while at the same time enhancing shareholder value. While we believe that employee equity ownership is a significant contributing factor in achieving strong corporate performance, we recognize that increasing the number of available shares under incentive plans may potentially dilute the equity ownership of our current shareholders.

Therefore, we are not proposing any increase in the number of shares issuable under the Plan, as we believe we have sufficient shares available under the Plan to continue to provide equity-based incentives at current levels to our directors, officers, and key employees for several more years. However, because the Plan was last approved by our shareholders in 2011, we are seeking shareholder reapproval of the material terms of the performance goals under the Plan in order to preserve our ability to take a federal income tax deduction for certain compensation granted under the Plan.

Under Section 162(m) of the Code, we are not permitted to deduct more than $1 million per year for compensation paid to our Chief Executive Officer or our next three most highly-compensated executive officers (other than our Chief Financial Officer), subject to certain exceptions. Specifically, Section 162(m) provides an exception for performance-based compensation that satisfies certain requirements, including shareholder approval. For plans that permit a company’s compensation committee to select performance goals from a list of previously-approved goals, Section 162(m) requires that the material terms of the performance goals be disclosed to, and reapproved by, the company’s shareholders at least every five years.

Therefore, because the Plan permits the Committee to select performance goals from a list of previously-approved goals and the material terms of those performance goals were last approved in 2011, our Board is seeking shareholder reapproval of the material terms of the performance goals at this year’s meeting. The material terms of the performance goals under the Plan are described below in the section entitled “Summary of the Plan,” under the subsections “Eligibility,” “Limitation and Adjustments to Shares Issuable under the Plan,” and “Performance Goals for Section 162(m) Awards.”

In addition to constituting shareholder reapproval of the Plan’s performance goals for purposes of Section 162(m), shareholder approval of the Plan Proposal would also amend the Plan to add the Director Limit. Currently, our non-employee directors are subject to the same limits on equity grants under the Plan that apply to every other participant (described below under “Summary of the Plan — Limitations and Adjustments to Shares

Issuable under the Plan”). The Director Limit is a limit specific to non-employee directors that is considerably lower than the general participant limits. The Director Limit would apply only to equity-based compensation granted to non-employee directors under the Plan.

If shareholders approve this Plan Proposal, we will be able to continue to grant awards under the Plan designed to qualify for the performance-based exception from the Section 162(m) deductibility limitation and any equity grants made to our non-employee directors under the Plan will be limited by the Director Limit. If shareholders do not approve this Plan Proposal, we will continue to grant awards under the Plan, but any performance-based awards will no longer be eligible for the Section 162(m) exception for performance-based compensation. In addition, if shareholders do not approve this Plan Proposal, the only Plan limits that will be applicable to awards to non-employee directors will be the general participant limits described above.

While reapproval of the performance goals is required for certain awards under the Plan to qualify as for the performance-based exception from Section 162(m), not all awards under the Plan or other compensation approved by the Committee are intended to qualify for this exception or otherwise be deductible. Further, there is no guarantee that awards intended to qualify for tax deductibility under Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service. Finally, nothing in this Plan Proposal precludes the Company or the Committee from granting awards that do not qualify for tax deductibility under Section 162(m).

Summary of the Plan

Administration of the Plan. The Committee (or a subcommittee of the Committee) generally administers the Plan, and has the authority to make awards under the Plan, including setting the terms of the awards. The Committee also generally has the authority to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, and to make any other determination that it believes necessary or advisable for proper administration of the Plan. Subject to the limitations specified in the Plan, the Committee may delegate its authority to our Chief Executive Officer or his designee with respect to grants to employees or consultants who are not subject to Section 16 of Exchange Act or Section 162(m) of the Code.

Eligibility. Key employees, officers, and directors of CenturyLink and our consultants or advisors are eligible to receive awards (“Incentives”) under the Plan. During 2015, approximately 950 employees and 11 non-employee directors participated in the Plan and we anticipate a similar level of officer and director participation in 2016. Incentives under the Plan may be granted in any one or a combination of the following forms: incentive stock options under Section 422 of the Code, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. Each of these types of Incentives is discussed in more detail in “Types of Incentives” below.

Shares Issuable through the Plan. A total of 30,000,000 of our Common Shares are authorized for issuance under the Plan. This figure represents approximately 5.5% of the outstanding Common Shares as of our record date of March 30, 2016. The closing price of a Common Share on March 30, 2016, as quoted on the NYSE, was $31.87. As detailed in the chart below under the heading “Equity Compensation Plan Information,” there were 20,759,094 Common Shares remaining available for grant under the Plan as of December 31, 2015.

Limitations and Adjustments to Shares Issuable under the Plan. Currently under the Plan, Incentives relating to no more than 600,000 Common Shares may be granted to a single participant in any fiscal year. Grants of restricted stock, restricted stock units, or other stock-based amounts are generally subject to minimum vesting periods, except that grants of up to an aggregate of 1,500,000 Common Shares may be made without compliance with these minimums. These minimum vesting periods, as well as certain exceptions, are discussed below under “Types of Incentives – Restricted Stock.” A maximum of 30,000,000 Common Shares may be issued upon exercise of options intended to qualify as incentive stock options under the Code.

If our shareholders approve the Plan Proposal at the meeting, the Plan, as amended, will limit the maximum value of Incentives that may be granted under the Plan to each non-employee director of CenturyLink during a single calendar year to $500,000.

For purposes of determining the maximum number of Common Shares available for delivery under the Plan, shares that are not delivered because an Incentive is forfeited, canceled, or settled in cash will not be counted. With respect to stock appreciation rights paid in shares, all shares to which the stock appreciation rights relate are counted against Plan limits, rather than the net number of shares delivered upon exercise of the stock appreciation rights.

Proportionate adjustments will be made to all of the share limitations provided in the Plan, including shares subject to outstanding Incentives, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares, or other comparable change in our Common Shares, and the terms of any Incentive will be adjusted to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

Modifications to the Plan. Our Board may amend or discontinue the Plan at any time. However, our shareholders must approve any amendment to the Plan that would:

•	materially increase the number of Common Shares that may be issued through the Plan,

•	materially increase the benefits accruing to participants,

•	materially expand the classes of persons eligible to participate,

•	expand the types of awards available for grant,

•	materially extend the term of the Plan,

•	materially reduce the price at which Common Shares may be offered through the Plan, or

•	permit the repricing of an option or stock appreciation right.

Duration of the Plan. No Incentives may be granted under the Plan after May 18, 2021.

Types of Incentives. Each of the types of Incentives that may be granted under the Plan is described below.

Stock Options. A stock option is a right to purchase Common Shares from CenturyLink. The Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a Common Share on the date of grant, except for an option granted in substitution of an outstanding award in an acquisition. The term of an option will also be determined by the Committee, but may not exceed ten years. The Committee may accelerate the exercisability of any stock option at any time. As noted above, the Committee may not, without the prior approval of our shareholders, decrease the exercise price for any outstanding option after the date of grant. In addition, an outstanding option may not, as of any date that the option has a per share exercise price that is greater than the then-current fair market value of a Common Share, be surrendered to us as consideration for the grant of a new option with a lower exercise price, another Incentive, a cash payment, or Common Shares, unless approved by our shareholders. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.

The option exercise price may be paid:

•	in cash or by check,

•	in Common Shares,

•	through a “cashless” exercise arrangement with a broker approved by CenturyLink,

•	through a net exercise procedure if approved by the Committee, or

•	in any other manner authorized by the Committee.

Stock Appreciation Rights. A stock appreciation right, or SAR, is a right to receive, without payment to CenturyLink, a number of Common Shares determined by dividing the product of the number of shares as to which the stock appreciation right is exercised and the amount of the appreciation in each share by the fair market value of a share on the date of exercise of the right. The Committee will determine the base price used to measure share appreciation (which may not be less than the fair market value of a Common Share on the date of grant), whether the right may be paid in cash, and the number and term of stock appreciation rights, provided that the term of a SAR may not exceed ten years. The Committee may accelerate the exercisability of any SAR at any time. The Plan restricts decreases in the base price and certain exchanges of SARs on terms similar to the restrictions described above for options.

Restricted Stock. The Committee may grant Common Shares subject to restrictions on sale, pledge, or other transfer by the recipient for a certain restricted period. Generally, the restricted period must be a minimum of three years, except for shares vesting based on the attainment of performance goals, shares granted to non-employee directors, and shares issued in payment of amounts earned under our annual incentive plan. If the vesting of the shares is subject to the future attainment of specified performance goals, the restricted period for employees, consultants, or advisors must be at least one year. In addition to the previously described exceptions, an aggregate total of 1,500,000 Common Shares may be issued in connection with restricted stock, restricted stock units, or other stock-based awards without compliance with these minimum vesting periods.

All shares of restricted stock will be subject to such restrictions as the Committee may provide in an agreement with the participant, including provisions that may obligate the participant to forfeit the shares to us in the event of termination of employment or if specified performance goals or targets are not met. Subject to restrictions provided in the participant’s incentive agreement and the Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to such shares, including the right to receive dividends.

Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive from CenturyLink one Common Share on a specific future vesting or payment date. All RSUs will be subject to such restrictions as the Committee may provide in an agreement with the participant, including provisions that may obligate the participant to forfeit the RSUs in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the incentive agreement and the Plan, a participant receiving RSUs has no rights of a shareholder until Common Shares are issued to him or her. Restricted stock units may be granted with dividend equivalent rights. Restricted stock units are subject to the same minimum vesting requirements and exceptions described above for restricted stock.

Other Stock-Based Awards. The Plan also permits the Committee to grant to participants awards of Common Shares and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, Common Shares (other stock-based awards). The Committee has discretion to determine the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods, or performance requirements. Other stock-based awards are subject to the same minimum vesting requirements and exceptions described above for restricted stock.

Performance Goals for Section 162(m) Awards. Performance-based compensation does not count toward the $1 million limit on CenturyLink’s federal income tax deduction for compensation paid to each of its most highly-compensated executive officers. Grants of restricted stock, restricted stock units, or other stock-based awards that we intend to qualify as performance-based compensation under Section 162(m) must be made subject to the achievement of pre-established performance goals. The pre-established performance goals, both as currently provided in the Plan and as proposed to be continued following the adoption of the Plan Proposal, will be based upon any or a combination of the following criteria applied to CenturyLink or one or more of our divisions, subsidiaries, or lines of business: return on equity, cash flow, assets, or investment; shareholder return; target levels of, or changes in, revenues, operating income, cash flow, cash provided by operating activities, earnings, or earnings per share; achievement of business or operational goals, such as market share, customer growth, customer satisfaction, new product or services revenue, or business development; strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, or geographic business expansion goals, objectively-identified project milestones, production volume levels, costs targets, and goals relating to acquisitions or divestitures; or an economic value-added measure. At the time it sets performance goals, the Committee may define cash flow, revenues, and the other terms listed above as it sees fit. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. Performance measurements may be adjusted as specified under the Plan to exclude the effects of non-recurring transactions or changes in accounting standards.

Our Committee may use different targets from time to time within the scope of the Plan’s performance goals listed above. The regulations under Section 162(m) require that the material terms of the performance goals be reapproved by our shareholders every five years. To qualify as performance-based compensation, grants of restricted stock, restricted stock units, and other stock-based awards will be required to satisfy the other applicable requirements of Section 162(m).

Termination of Employment. In the event that a participant ceases to be an employee of CenturyLink or its subsidiaries or to provide services to us for any reason, including death, disability, early retirement, or normal retirement, any Incentives may be exercised, shall vest, or shall expire at such times as provided in the applicable incentive agreement or as may be otherwise determined by the Committee.

Change in Control. Upon a change in control of CenturyLink, as defined in the Plan or the applicable incentive agreement, all outstanding Incentives granted under the Plan will remain outstanding in accordance with their terms, unless otherwise provided in the applicable incentive agreement, or unless the Committee takes specific action permitted by the Plan.

In the event of a change of control of CenturyLink, the Plan permits the Committee to take a variety of actions regarding outstanding Incentives. Within certain time periods and under certain conditions, the Committee may:

•	require that all outstanding Incentives be exercised by a certain date;

•	require the surrender to CenturyLink of some or all outstanding Incentives in exchange for a stock or cash payment for each Incentive equal in value to the per share change of control value, calculated as described in the Plan, over the exercise or base price;

•	make any equitable adjustment to outstanding Incentives as the Committee deems necessary to reflect our corporate changes; or

•	provide that an Incentive shall become an Incentive relating to the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the change of control transaction if the participant had been a shareholder.

Transferability of Incentives. No Incentives granted under the Plan may be transferred, pledged, assigned, or otherwise encumbered by a participant except: (a) by will; (b) by the laws of descent and distribution; (c) if permitted by the Committee and so provided in the applicable incentive agreement, pursuant to a domestic relations order, as defined in the Code; or (d) as to options only, if permitted by the Committee and so provided in the applicable incentive agreement, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members or beneficiaries are the participant or immediate family members.

Tax Withholding. We may withhold from any payments or share issuances under the Plan, or collect as a condition of payment, any taxes required by law to be withheld. The participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently-owned Common Shares, or to have us withhold shares from the shares the participant would otherwise receive, in either case having a value equal to the minimum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined. The Committee has the right to disapprove of any such election, except for participants who are subject to Section 16 of the Exchange Act.

Purchase of Incentives. The Committee may approve the repurchase by CenturyLink of an unexercised or unvested Incentive from the holder by mutual agreement, so long as the repurchase would not constitute the repricing of an option or SAR.

Federal Income Tax Consequences

The federal income tax consequences related to the issuance of the different types of Incentives that may be awarded under the Plan are summarized below. Participants who are granted Incentives under the Plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.

Stock Options. A participant who is granted a stock option normally will not realize any income, nor will we normally receive any deduction for federal income tax purposes, in the year the option is granted.

When a non-qualified stock option granted under the Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares acquired and the aggregate fair market value of the shares acquired on the exercise date and, subject to the limitations of Section 162(m), we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

Incentive stock options may only be granted to employees. An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of shares acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such shares within two years from the date of grant and one year from the date of exercise of the incentive stock option (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the shares on the date of exercise. The remaining gain, if any, will be capital gain. We will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares received upon exercise before the expiration of the holding periods.

If the exercise price of a non-qualified option is paid by the surrender of previously-owned shares, the basis and the holding period of the previously-owned shares carry over to the same number of shares received in exchange for the previously-owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

Stock Appreciation Rights. Generally, a participant who is granted a stock appreciation right under the Plan will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the amount of cash or the fair market value of the shares received on the day they are received.

In general, there are no federal income tax deductions allowed to CenturyLink upon the grant of stock appreciation rights. Upon the exercise of the stock appreciation right, however, we will be entitled to a deduction equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under Section 162(m).

Restricted Stock. Unless the participant makes an election to accelerate recognition of the income to the date of grant under Section 83(b) of the Code (as described below), the participant will not recognize income, and we will not be allowed a tax deduction, at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). If the participant files an election under Section 83(b) within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the shares will be taxable to the participant at capital gains rates. If the shares are later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant of restricted stock units. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the restricted stock units in an amount equal to the fair market value of the shares distributed to the participant. Upon the distribution of shares to a participant with respect to restricted stock units, we will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income of the participant, subject to any applicable limitations under Section 162(m). The basis of the shares received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.

Other Stock-Based Awards. Generally, a participant who is granted an other stock-based award under the Plan will recognize ordinary income at the time the cash or Common Shares associated with the award are received. If shares are received, the ordinary income will be equal to the excess of the fair market value of the shares received over any amount paid by the participant in exchange for the shares.

In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m).

Section 409A. If any Incentive constitutes non-qualified deferred compensation under Section 409A of the Code, it will be necessary that the Incentive be structured to comply with Section 409A to avoid the imposition of additional tax, penalties, and interest on the participant.

Tax Consequences of a Change of Control. If, upon a change of control of CenturyLink, the exercisability, vesting, or payout of an Incentive is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated Incentives over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of the employee for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change of control are characterized as parachute payments, the employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

The foregoing discussion summarizes the federal income tax consequences of Incentives that may be granted under the Plan based on current provisions of the Code, which are subject to change. This summary does not cover any foreign, state, or local tax consequences.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 about our equity compensation plans under which Common Shares are authorized for issuance:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and rights		(b) Weighted-average exercise price of outstanding options and rights		(c) Number of securities remaining available for future issuance under plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	1,731,186	(1)	$44.43	(2)	20,759,094
Equity compensation plans not approved by shareholders(3)	2,640,563		$38.07		—
Totals	4,371,749	(1)	$39.67	(2)	20,759,094

(1)	These amounts include restricted stock units, which represent the difference between the number of shares of restricted stock subject to market conditions granted at target and the maximum possible payout for these awards. Depending on performance, the actual share payout of these awards may range between 0-200% of target.
(2)	The amounts in column (a) include restricted stock units, which do not have an exercise price. Consequently, those awards were excluded from the calculation of this exercise price.
(3)	These amounts represent common shares to be issued upon exercise of options that were assumed in connection with certain acquisitions.

Vote Required

Approval of this Plan Proposal requires the affirmative vote of the holders of at least a majority of the votes cast on the proposal at the meeting.

The Board unanimously recommends a vote FOR this Plan Proposal.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 4 on Proxy or Voting Instruction Card)

Each year we provide our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed in our annual proxy statements pursuant to the rules of the SEC.

Under our executive compensation programs, our named executive officers are rewarded for achieving specific annual and long-term goals, as well as increased shareholder value. We believe this structure aligns executive pay with our financial performance and the creation of sustainable shareholder value. The Compensation Committee of our Board continually reviews our executive compensation programs to ensure they achieve the goals of aligning our compensation with both current market practices and your interests as shareholders. For additional information on our executive compensation, we urge you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

At the meeting, we will ask you to vote, in an advisory manner, to approve the overall compensation of our named executive officers, as described in this proxy statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your views. This advisory vote is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers and our executive compensation policies and practices as described in this proxy statement. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers.

While this “say-on-pay” vote is advisory and will not be binding on our Company or the Board, it will provide valuable information to our Compensation Committee regarding shareholder sentiment about our executive compensation. We understand that executive compensation is an important matter for our shareholders. Accordingly, we invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Corporate Governance — Top Leadership Positions and Structure.”

Approval of this proposal will require the affirmative vote of the holders of at least a majority of the votes cast on the proposal at the meeting.

The Board recommends that you vote FOR the overall compensation of our named executive officers as described in this proxy statement.

SHAREHOLDER PROPOSAL

(Item 5 on Proxy or Voting Instruction Card)

We periodically receive suggestions from our shareholders, some as formal shareholder proposals. We give careful consideration to all suggestions, and assess whether they promote the best long-term interests of CenturyLink and its shareholders.

The Board of Trustees of the International Brotherhood of Electrical Workers Pension Fund, located at 900 Seventh Street, NW, Washington D.C., 20001, has informed us that it beneficially owns, and has beneficially owned for more than a year, at least $2,000 of our Common Shares and that it intends to present for consideration at the meeting the following proposal (and has furnished the following statement in support of the proposal). We take no responsibility for this proposal. Adoption of this proposal requires the affirmative vote of the holders of at least a majority of the votes cast on the proposal at the meeting.

“RESOLVED: Shareholders of CenturyLink (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 50 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement: Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term.

For example, our Company’s share ownership guidelines require the CEO to hold an amount of shares equivalent to six times his base salary, or approximately 247,191 shares based on the current trading price. In comparison, the CEO currently owns more than 1.3 million shares. In other words, the CEO’s total shares held are five times greater than the share ownership requirement. What’s more, in 2014, our Company granted the CEO 103,611 time-vested stock awards and 77,708 performance-based stock awards. In other words, one year’s worth of equity awards is close to meeting the Company’s long-term share ownership guidelines for the CEO.

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives ‘an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases’ (available at http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

We urge shareholders to vote FOR this proposal.”

The Board recommends that you vote AGAINST this proposal for the following reasons:

For the fourth consecutive year (and for the fifth time in six years), you are being asked to vote on this same topic. The proponent’s proposal this year is substantially similar to its proposal in prior years. None of those proposals has ever received the support of more than 27% of the shares voted at our annual meetings. For the reasons discussed below, we continue to believe that our existing compensation policies adequately address the concerns addressed in this proposal.

The Board strongly agrees with the proponent that equity ownership by executive officers serves to align the long-term interests of our senior executives and shareholders. We believe, however, that sensible stock ownership and compensation programs balance the importance of aligning the long-term interests of executives and shareholders with the need to permit executives and shareholders to prudently manage their personal financial affairs. As described further below, the Board believes that our stock ownership guidelines, in conjunction with our performance-based compensation plans and policies, successfully strike this balance effectively, making the adoption of the current proposal unnecessary. By contrast, the rigid mandate inherent in this proposal could be harmful in several respects, and put us at a competitive disadvantage for attracting and retaining executive officers.

As the proponent acknowledges, our executives are already subject to share ownership requirements. Our stock ownership guidelines (which are discussed further in “Corporate Governance — Governance Guidelines” and “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation — Stock Ownership Guidelines”) mandate significant stock ownership for all of our executives. As noted in the proponent’s supporting statement, these guidelines require our CEO to beneficially own CenturyLink stock with a value of at least six times his annual base salary, and further require all other executive officers to beneficially own CenturyLink stock with a value of at least three times their annual base salary. All of our top executives own CenturyLink stock at levels well in excess of these requirements. For instance, our CEO currently holds stock valued at over 35 times his current salary. We believe that our stock ownership guidelines accomplish the proponent’s intended purpose of aligning executive and shareholder interests through at-risk equity ownership.

Our executive compensation plans and policies are carefully designed to further align the long-term interests of our senior executives and shareholders. Typically, a substantial majority of our annual executive compensation consists of awards of time-vested restricted stock that vests over a three-year period and performance-based restricted stock that vests only if we achieve our three-year threshold levels of targeted performance. As such, the value realized upon vesting of our restricted stock is directly tied to our long-term performance and the appreciation of our stock price over the vesting period, which benefits all shareholders. In addition, we have implemented both anti-hedging and anti-pledging policies to ensure that our executives bear the full economic risk and reward of their stock ownership, and that their economic interests remain fully aligned with the economic interests of our other shareholders. We also have implemented recoupment policies designed to further assure a linkage between our executive compensation and our long-term performance.

Adoption of the proponent’s proposal could be harmful in several respects. While it is essential that our executive officers have a meaningful equity stake in our Company, the Board also believes that it is important that we do not prevent them from being able to responsibly manage their personal financial affairs. The adoption of this policy would limit our executive officers’ abilities to engage in customary and prudent estate planning, portfolio diversification or charitable giving. Worse yet, these onerous restrictions could create an incentive for senior executives to resign in order to realize the value of their prior service. We believe that the type of retention policy described in this proposal is, not surprisingly, uncommon among our peers and that the adoption of this proposal would put us at a competitive disadvantage relative to our peers who do not have such restrictions.

We believe that our guidelines, plans and policies are better balanced than the proponent’s proposal. We believe our Compensation Committee of independent directors is best suited to formulate compensation programs that discourage excessive risk-taking and promote long-term, sustainable value creation. We further believe that the Committee should continue to have the flexibility to structure effective and competitive compensation programs that attain these goals. We believe that our current mix of guidelines, plans and policies provide for an appropriate balance between aligning the long-term interests of management and the shareholders, while also permitting our executives to prudently manage their own affairs.

For all these reasons, our Board believes this proposal is unnecessary and undesirable, and contrary to your best interests.

OWNERSHIP OF OUR SECURITIES

Principal Shareholders

The following table sets forth information regarding ownership of our Common Shares by the persons known to us to have beneficially owned more than 5% of the outstanding Common Shares on December 31, 2015, unless otherwise noted.

Name and Address	Amount and Nature of Beneficial Ownership of Common Shares(1)		Percent of Outstanding Common Shares(1)
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	48,149,891	(2)	8.9%
Blackrock, Inc. 55 East 52nd Street New York, New York 10055	37,806,201	(3)	7.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	34,532,950	(4)	6.4%
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	30,545,540	(5)	5.6%

(1)	The figures and percentages in the table above have been determined in accordance with Rule 13d-3 of the SEC based upon information furnished by investors listed, except that we have calculated the percentages in the table based on the actual number of Common Shares outstanding on December 31, 2015, as opposed to the estimated percentages set forth in the reports of the investors referred to below in notes 2 through 5. In addition to Common Shares, we have outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. One or more persons beneficially own more than 5% of the Preferred Shares; however, the percentage of total voting power held by such persons is immaterial. For additional information regarding the Preferred Shares, see “Questions and Answers About the Meeting — How many votes may I cast?”
(2)	Based on information contained in a Schedule 13G/A Report dated as of February 16, 2016 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2015, it held sole voting and dispositive power with respect to all of these shares in its capacity as an investment adviser to various investment companies.
(3)	Based on information contained in a Schedule 13G/A Report dated as of February 10, 2016 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2015, it held sole voting power with respect to 32,949,648 of these shares and sole dispositive power with respect to all of the above-listed shares.
(4)	Based on information contained in a Schedule 13G Report dated as of February 10, 2016 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2015, it held sole voting power with respect to 1,013,487 of these shares, shared voting power with respect to 54,000 of these shares, sole dispositive power with respect to 33,447,702 of these shares and shared dispositive power with respect to 1,085,248 of the above-listed shares.
(5)	Based on information contained in a Schedule 13G Report dated as of February 12, 2016 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2015, (i) it shared voting power with respect to 22,960,650 shares and shared dispositive power with respect to all of the above-listed shares with various of its subsidiaries and (ii) it held 7,584,886 of these shares as investment manager for our broad-based 401(k) plans.

Executive Officers and Directors

The following table sets forth information, as of the record date, regarding the beneficial ownership of Common Shares by our executive officers and directors. Except as otherwise noted, all beneficially owned shares are held with sole voting and investment power and are not pledged to third parties.

	Components of Total Shares Beneficially Owned
Name	Unrestricted Shares Beneficially Owned(1)	Unvested Restricted Stock(2)	Options or Rights Exercisable Within 60 Days(3)	Total Shares Beneficially Owned(4)
Current Executive Officers:
David D. Cole	122,178	110,197	40,500	272,875
Dean J. Douglas	—	92,572	—	92,572
R. Stewart Ewing, Jr.	111,887	150,797	125,000	387,684
Stacey W. Goff	42,833	121,160	40,500	204,493
Aamir Hussain	17,459	153,858	—	171,317
Maxine L. Moreau	9,390	67,005	10,000	86,395
Glen F. Post, III	659,540	776,112	200,000	1,635,652
Scott A. Trezise	7,181	51,772	—	58,953
Girish K. Varma	9,714	65,731	22,297	97,742

Continuing Directors:
Martha H. Bejar	—	—	—	—
Virginia Boulet	23,205	4,099	—	27,304
Peter C. Brown	15,338	4,099	—	19,437
W. Bruce Hanks(5)	33,882	4,099	—	37,981
Mary L. Landrieu	—	—	—	—
Gregory J. McCray	3,957	4,099	—	8,056
William A. Owens	31,162	9,752	—	40,914
Harvey P. Perry(6)	92,037	4,099	—	96,136
Michael J. Roberts	18,672	4,099	—	22,771
Laurie A. Siegel	23,080	4,099	—	27,179

Retiring Directors:(7)
Richard A. Gephardt(8)	15,667	4,099	—	19,766
C. G. Melville, Jr.	1,695	4,099	—	5,794
All directors and executive officers as a group (21) persons)(9)	1,238,877	1,635,847	438,297	3,313,021

Former Executive Officer:
Karen A. Puckett(10)	134,027	61,446	75,000	270,473

(1)	This column includes the following number of shares allocated to the individual’s account under one of our qualified 401(k) plans: 21,380 — Mr. Ewing; 5,895 — Mr. Goff; 2,206 — Ms. Moreau; 152,909 — Mr. Post; and 4,291 — Ms. Puckett. Participants in these plans are entitled to direct the voting of their plan shares, as described in greater detail elsewhere herein.
(2)	Reflects (i) for all shares listed, unvested shares of restricted stock over which the person holds sole voting power but no investment power, and (ii) with respect to our performance-based restricted stock granted to our executive officers, the number of shares that will vest if we attain target levels of performance.
(3)	Reflects shares that the person has the right to acquire within 60 days of the record date pursuant to options granted under our incentive compensation plans; does not include (i) shares that might be issued under restricted stock units if our performance exceeds target levels, (ii) options held by former spouses, or (iii) “phantom units” held by Mr. Roberts that are payable in cash upon the termination of his service as a director, as described further under “Director Compensation — Other Benefits.”

(4)	None of the persons named in the table beneficially owns more than 1% of the outstanding Common Shares. The shares beneficially owned by all directors and executive officers as a group constituted 0.5% of the outstanding Common Shares as of the record date (calculated in accordance with rules of the SEC assuming that all options listed in the table have been exercised for Common Shares retained by the recipient).
(5)	Includes 3,810 shares beneficially held by Mr. Hanks’ mother, as to which Mr. Hanks has voting and dispositive powers under a durable power of attorney granted to him by his mother.
(6)	Includes 709 shares beneficially held by Mr. Perry’s spouse, as to which Mr. Perry disclaims beneficial ownership, and 22,927 shares held by Mr. Perry through our dividend reinvestment plan (as of the most recent date practicable).
(7)	Messrs. Gephardt and Melville are scheduled to retire from the Board on May 18, 2016.
(8)	All 15,667 of the unrestricted shares beneficially owned by Mr. Gephardt are held in a trust, of which (i) Mr. Gephardt and his wife are co-trustees and (ii) Mr. Gephardt is the sole beneficiary.
(9)	As described further in the notes above, includes (i) 3,810 shares held beneficially through a power of attorney, (ii) 709 shares held beneficially by the spouses of these individuals, as to which beneficial ownership is disclaimed, (iii) 22,927 shares held through our dividend reinvestment plan (as of the most recent date practicable), excluding 2,399 shares held through such plan by two of our executive officers who no longer participate in such plan, and (iv) 15,667 shares held beneficially through a trust. As of the record date, neither Mr. McCray nor Mr. Melville met their ownership target under our stock ownership guidelines discussed under the heading “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation — Stock Ownership Guidelines.”
(10)	Includes 202 shares held by Ms. Puckett as custodian for the benefit of her children.

COMPENSATION DISCUSSION AND ANALYSIS

Our named executive officers for 2015 were:

Current Executives:
• Glen F. Post, III	Chief Executive Officer and President
• R. Stewart Ewing, Jr.	Executive Vice President, Chief Financial Officer and Assistant Secretary
• Aamir Hussain	Executive Vice President, Chief Technology Officer
• Stacey W. Goff	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
• David D. Cole	Executive Vice President, Controller and Operations Support

Former Executive:
• Karen A. Puckett	Former President, Global Markets

This Compensation Discussion and Analysis is organized into four subsections:

I. Executive Summary

As described further below, the central goals of our executive pay programs are to incentivize our executives to attain objectives that we believe will create shareholder value, to reward performance that contributes to the execution of our business strategies, and to attract and retain the right executives for our business.

2015 Business Highlights. During 2015, we achieved several significant accomplishments, including the following:

•	Generated 2015 free cash flow of $2.7 billion and returned $2.0 billion to shareholders through a combination of dividends and share repurchases.

•	Invested in our network to improve available transmission speeds across our markets, resulting in the growth of the percentage of broadband-enabled access lines receiving at least 20 megabits per second (Mbps) to nearly 60% and those receiving at least 40 Mbps to more than 30%.

•	Invested in fiber-to-the home technology that allows us to deliver speeds of up to 1 gigabit per second to over 600,000 households in 2015, finishing the year with nearly 950,000 households enabled with this technology and approximately 490,000 business locations capable of receiving this technology.

•	Obtained funding from the Federal Communications Commission’s Connect America Fund Phase 2 program that will enable us to offer high-speed Internet services to approximately 1.2 million rural households and businesses in 33 states.

•	Added approximately 44,000 Prism TV customers during the year, and expanded availability of this IP television product to over 800,000 new homes in both new and existing markets, bringing total homes enabled to nearly 3.2 million.

•	Launched more than 50 new products and services or enhancements to existing products and services — including launching CenturyLink Business Communicator; enhancing our software-defined networking (SDN) and network functions virtualization (NFV) capabilities; expanding our managed security and Internet of Things (IoT) service offerings; expanding our VoIP collaboration offerings; globally expanding our cloud node locations and data center footprint to strengthen our managed services, cloud and colocation offerings; and enhancing our Hybrid IT portfolio.

•	Endeavored to offset the decline in our legacy services revenue with growth in our strategic services revenues.

•	Initiated a strategic alternatives review for our data center and colocation businesses.

2015 Executive Compensation Highlights. During 2015, the Compensation Committee of our Board (the “Committee”) took various steps to (i) maintain the strong linkage between executive pay and our performance and strategic goals and (ii) refine the compensation packages of our senior officers to ensure that they remained targeted at the 50th percentile of market compensation levels. Our recent key executive compensation decisions and highlights are summarized below.

•	In May 2015, our shareholders cast approximately 95% of their votes in favor of our annual “say on pay” proposal.

•	Our executive compensation program for 2015 continued to emphasize variable “at risk” compensation, with a majority of our named executive officers’ compensation delivered through a combination of short- and long-term performance-driven incentives (which, for our CEO, represented over 90% of his total target compensation).

•	As in prior years, the Committee set challenging performance targets under our incentive programs to ensure that payouts track corporate performance. Specifically:

•	Our short-term incentive bonus payouts for 2015 operating performance were 77.6% of targeted amounts for our named executive officers.

•	Over half of the performance-based restricted shares originally granted to our named executives in 2013 were forfeited following the end of 2015 as our actual performance over the three-year period (January 1, 2013-December 31, 2015) fell below our payout threshold for the total shareholder return (“TSR”) metric and below target for the absolute metric.

•	The long-term incentives granted to our named executive officers in 2015 consisted of a combination of performance-based restricted stock (60% of the target grant value) and time-based restricted stock (40% of the target grant value).

•	Other than relatively modest increases necessary to address a limited number of below-market pay packages, the Committee in 2015 maintained levels of target total compensation substantially similar to levels awarded in prior years.

For further information on the performance goals established by our Compensation Committee, see “— Short-Term Incentive Bonuses” and “— Long-Term Equity Incentive Compensation” under Subsection III below. For more information on our recent financial performance, see Appendix B to this proxy statement.

Assessment of “Say on Pay” Voting Results and Shareholder Outreach. In May 2013, 2014 and 2015, our shareholders cast approximately 96%, 93% and 95%, respectively, of their votes in favor of our “say on pay” proposal. The Committee takes the results of these votes into consideration when making executive compensation decisions. Although this high level of support indicates that our shareholders are generally satisfied with the scope and structure of our compensation programs, our senior management began a shareholder outreach program with our top institutional investors in 2014. Most recently, in May 2015, we held additional shareholder outreach calls with three of our top institutional investors holding approximately 12% of our outstanding shares, and received valuable input that we took into account in connection with awarding our recent pay packages. We value the feedback provided by our shareholders and look forward to continued, open dialogue on compensation matters and other issues relevant to our business.

II. Our Compensation Philosophy and Linkage to Pay for Performance

Our Compensation Philosophy

We compensate our senior management through a mix of programs designed to be market-competitive and fiscally responsible. More specifically, our executive compensation programs are designed to:

•	provide an appropriate mix of fixed and variable compensation to attract, retain and motivate key executives,

•	ensure that a majority of our executive compensation is performance-based to support creation of long-term shareholder value, revenue growth and operational efficiency without encouraging excessive risk taking,

•	target compensation at the 50th percentile of market levels, when targeted levels of performance are achieved, for similarly-situated and comparably skilled executives at peer companies selected by our Compensation Committee,

•	recognize and reward outstanding contributions and results, both on an individual basis and a company or divisional basis, compared to peer compensation and performance benchmark levels,

•	promote internal equity by offering comparable pay to executives whom we expect to make roughly equivalent contributions, while differentiating executives’ compensation arrangements when appropriate, and

•	monitor share dilution.

Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives

We believe the following elements of our compensation program help us to realize our compensation philosophy and objectives:

Pay Element	Characteristics	Compensation Philosophy and Objectives
Salary	Annual fixed cash compensation	Provides a competitive and stable component of income to our executives

Short-Term Incentive Bonus	Annual variable cash compensation based on the achievement of annual performance measures. Half of these payments are currently based on operating cash flow and the other half on core revenue. For each executive, the Committee has an opportunity to make a positive or negative adjustment based on the executive’s performance against individual objectives	Provides competitive short-term incentive opportunities for our executives to earn annual cash bonuses based on performance objectives that, if attained, can reasonably be expected to (i) promote our business and strategic objectives and (ii) correspond to those paid to similarly-situated and comparably skilled executives at peer companies

Performance-Based Restricted Stock	Annual long-term variable equity awards that cliff vest three years from the date of grant with half the number of shares based on our relative three-year performance versus our TSR custom industry peer group and the other half based on a three-year revenue target	Fosters a culture of ownership, aligns the long-term interests of our executives with our shareholders and rewards or penalizes executives based on our long-term relative TSR and absolute revenue performance

Time-Based Restricted Stock	Annual long-term equity awards that vest based on years of service	Provides variable compensation that helps to retain executives and ensures our executives’ interests are aligned with those of shareholders to promote the creation of long-term value

The Committee feels our incentive programs supported our strategic and cultural priorities for 2015 as described below:

•	Our senior officers are linked to similar performance objectives for both short-term incentive compensation and performance-based restricted shares, as our business has become more integrated.

•	We believe our generation of core revenue is critical to our goal of stabilizing and ultimately increasing our consolidated revenues with a view to attain strategic revenue growth sufficient to offset our continuing legacy revenue losses. Core revenue is a performance measure in both our short-term incentive bonus and performance-based restricted shares, representing 27% to 31% of our executive officers’ 2015 target total compensation.

•	Total shareholder return relative to our peers is one of the performance measures used in our performance-based restricted shares, representing 17% to 21% of our executive officers’ 2015 target total compensation. We believe this compensation will ultimately be realized only if we successfully execute our strategic plans and perform satisfactorily in relation to our peers.

•	Operating cash flow enables us to, among other things, (i) fund strategic capital investments designed to expand our business opportunities, (ii) return cash to our shareholders through dividends or share repurchases, and (iii) meet our debt and pension obligations. Operating cash flow is a performance measure in our short-term incentive bonus, representing 9% to 11% of our executive officers’ 2015 target total compensation.

•	The individual performance objectives provide “line of sight” to each senior officer’s performance regarding their specific areas of responsibility. In addition, we utilize this aspect of the short-term incentive plan design to reinforce leadership behaviors promoting our Unifying Principles and expectations of our broader workforce. We believe that successfully executing on clearly defined individual performance objectives will help us improve team collaboration, expand our product lines, refine our market strategies, strengthen our network, execute expansion opportunities, reduce costs and otherwise improve our operations.

The following chart illustrates the approximate allocation of our CEO and other named executive officers (NEOs) total target compensation opportunity for 2015 between elements that are fixed pay and variable or performance-based pay:

(1)	Excludes data for Ms. Puckett, whose employment ended on August 31, 2015.

•	A fixed annual salary represents 10% of our CEO’s total target compensation and 22% of our other NEOs average target total compensation.

•	Variable pay is comprised of a short-term incentive (“STI”) bonus, time-vested restricted stock awards (“RSAs”) and performance-based restricted stock awards (“PSAs”), and represents 90% of our CEO’s total target compensation and 78% of our other NEO’s average target total compensation.

•	Performance-based pay is comprised of an STI bonus and PSAs, and represents 61% of our CEO’s total target compensation and 56% of our other NEO’s average target total compensation.

Short-Term Incentive Performance. The Committee sets target levels of performance based on its assessment of the difficulty of achieving such levels and the potential impact of such achievement on enhancing shareholder value. The percentages in the table below represent the actual payouts to our CEO for each of the past three years as a percentage of the target opportunity set for him by the Committee for that performance year.

Performance Year	Actual Payout as a % of Target Opportunity
2013	102%
2014	96.8%
2015	77.6%

Linkage of Long-Term Incentive Performance Objectives with our Compensation Philosophy. We believe we can increase shareholder value by outperforming our industry peers’ three-year total shareholder return and consistently achieving and surpassing the sum of our annual revenue targets over three-year performance periods. Since 2013, the Committee has granted performance-based restricted stock measuring our performance against these two objectives over a three-year performance period. In 2014, the Committee increased the percentage of the value of the executives’ long-term awards in the form of performance-based restricted stock from 50% to 60%.

The percentages in the tables below represent the percentage of the target value of the executives’ long-term awards granted in the form of performance-based restricted stock and time-vested restricted stock, including, for grant years 2013 and later, the portion based upon total shareholder return and absolute revenue performance objectives.

Grant Date Allocation of Long-Term Incentive Awards

Grant Year	Performance Period	% of Total Fair Value Awarded in Time-Vested Restricted Shares	% of Total Fair Value Awarded in TSR Performance- Based Restricted Shares(1)	% of Total Fair Value Awarded in Absolute Revenue Performance-Based Restricted Shares
2010	2010 — 2012	50%	50%	—
2011	2011 — 2013	50%	50%	—
2012	2012 — 2014	50%	50%	—
2013	2013 — 2015	50%	25%	25%
2014	2014 — 2016	40%	30%	30%
2015	2015 — 2017	40%	30%	30%

(1)	As noted in the table and commentary below, the applicable TSR peer group was the S&P 500 index prior to 2013, and a self-constructed peer group since then.

Actual Payouts of Performance-Based Restricted Stock. The actual payouts of our previous grants of performance-based restricted stock provide further evidence of our “pay for performance” philosophy. As described in greater detail in “— Long-Term Equity Incentive Compensation” under Subsection III below, we grant amounts of our performance-based restricted stock awards based upon target performance levels, but the ultimate payout of those awards can range between 0-200% depending on our actual performance.

The payout percentages in the tables below represent the percentage of the target number of performance-based restricted stock granted to our senior officers that ultimately vested, with all remaining shares being forfeited. To further enhance the pay for performance linkage, any dividends granted on these shares are not paid currently, but rather accumulate during the restricted period and vest or are forfeited in tandem with the related shares.

Actual Payouts of TSR Performance-Based Restricted Stock

Grant Year	Performance Period	Defined Peer Group	CTL TSR	Percentile Rank		Actual Payout %
2010	2010 — 2012	S&P 500	35.29%	46	th	92%
2011	2011 — 2013	S&P 500	-14.42%	9	th	0%
2012	2012 — 2014	S&P 500	33.32%	19	th	0%
2013	2013 — 2015	TSR Peer Group	-19.47%	16	th	0%

Actual Payouts of Absolute Revenue Performance-Based Restricted Stock

Grant Year	Performance Period	Performance Goal	Absolute Revenue Target	Company’s Performance	Actual Payout %
2013	2013 — 2015	Sum of Absolute Revenue Targets over Three-Year Performance Period	$49.125 million	99.5%	92.6%

Realizable Pay for our CEO. The chart below illustrates the realizable pay for 2013, 2014 and 2015 for our CEO, most of which was “at risk” variable compensation. We calculate realizable pay for a given year by adding together the (i) actual salary paid during the year, (ii) short-term incentive (“STI”) bonus that was ultimately paid out for performance during that year, (iii) the value of time-vested restricted stock awards (“RSAs”) and performance-based restricted stock awards (“PSAs”) that vested during the year and (iv) the RSAs and PSAs that are projected to vest based on actual performance through the end of the year, valuing the shares based on the closing price of our common stock on the last business day of the year.

As this chart illustrates, our CEO’s realizable pay was 71%, 86% and 54% of his total target compensation for years 2013, 2014 and 2015, respectively.

Significant Stock Ownership. Stock ownership guidelines further align executives and shareholders and focus the executives on long-term success. We established our executive stock ownership guidelines after discussions with some of our shareholders. Under our stock ownership guidelines as of the record date:

•	Mr. Post held over $44.5 million in stock (including restricted shares), which was 35.6 times base salary and 5.9 times greater than his target ownership level of six times base salary.

•	Our other NEOs held an aggregate of over $6.4 million in stock (including restricted shares), which was, on average, 11.8 times their respective base salaries and 3.9 times greater than their respective target ownership level of three times base salary.

III. Our Compensation Program Objectives and Components of Pay

Our Compensation Practices

To assist us in achieving our broad compensation goals, we apply the following practices (many of which are described further elsewhere in this Compensation Discussion and Analysis):

What We Do…

•	Focus on performance-based compensation weighted heavily towards long-term equity awards

•	Maintain robust stock ownership guidelines applicable to our executive officers and outside directors

•	Annually review our compensation programs to avoid encouraging excessively risky behavior

•	Conduct annual “say-on-pay” votes

•	Periodically seek input on our executive compensation from shareholders

•	Maintain a compensation “clawback” policy

•	Review the composition of our peer groups annually

•	Benchmark against 50th percentile peer compensation levels

•	Conduct independent and intensive performance reviews of our senior officers

•	Limit the maximum number of performance shares to vest if our total shareholder return is negative

•	Review realizable pay of our senior officers and total compensation “tally” sheets

•	Require shareholders to approve any future severance agreements valued at more than 2.99 times the executive’s target cash compensation

•	Impose compensation forfeiture covenants broader than those mandated by law

What We Don’t Do…

•	Enter into employment agreements with our executives

•	Maintain a supplemental executive retirement plan

•	Permit our directors or employees to hedge our stock, or our directors or senior officers to pledge our stock

•	Pay dividends on unvested restricted stock

•	Permit the Compensation Committee’s compensation consultant to provide other services to CenturyLink

•	Pay, provide or permit:

(i)	excessive perquisites,

(ii)	excise tax “gross-up” payments, or

(iii)	single-trigger change of control equity acceleration benefits.

Summary of 2015 Compensation for our Named Executive Officers

Two of the core principles of our compensation philosophy are to offer competitive compensation to our named executive officers at the 50th percentile of market levels with an appropriate mix of fixed and variable compensation.

Our 2015 annual incentive bonus target percentages and the total fair value of our 2015 equity grants for our executive officers were based on these principles.

Each element of our 2015 compensation is discussed further below in this Subsection under the headings “— Salary,” “— Short-Term Incentive Bonuses” and “— Long-Term Equity Incentive Compensation.” In each case, more information on how we determined specific pay levels is located in Subsection IV under the heading “— Our Compensation Decision-Making Process.” Compensation paid to Ms. Puckett, whose employment ended on August 31, 2015, is discussed further below in this Subsection under the heading “— Compensation Paid to our Former Executive Officer.”

Salary

General. Early each year, the Committee takes a number of steps in connection with setting annual salaries, including reviewing compensation tally sheets and benchmarking data, discussing with the CEO each senior officer’s pay and performance relative to other senior officers, and considering when the officer last received a pay increase. More information on how we determined specific pay levels is located under the heading “— Our Compensation Decision-Making Process” in Subsection IV below.

In November 2014, the Committee approved a 13.6% increase to Mr. Post’s salary to $1,250,000, which became effective on January 1, 2015. This increase was the result of the Committee’s recognition of Mr. Post’s overall leadership and performance demonstrated in 2014 and acknowledgment of his role in the execution of our business strategy, as well as the Committee’s review of compensation benchmarking data. See the further discussion under the heading “— Use of ‘Benchmarking’ Data — Performance Benchmarking” in Subsection IV below. In February 2016, the Committee awarded salary increases ranging from 2.5% to 3.0% for Ms. Puckett, Mr. Ewing and Mr. Goff, and left unchanged the salary of Mr. Hussain.

Recent Actions. In February 2016, the Committee awarded a salary increase of 5.3% to Mr. Hussain in recognition of Mr. Hussain’s performance demonstrated in 2015 in addition to the Committee’s review of compensation benchmarking data. See further discussion under the heading “— Use of ‘Benchmarking’ Data — Performance Benchmarking” in Subsection IV below. The Committee left the salaries unchanged for Messrs. Post, Ewing, Goff and Cole.

Short-Term Incentive Bonuses

General. With the assistance of management and its compensation consultant, the Compensation Committee sets STI bonus targets annually, and, under special circumstances, more frequently than annually. Annually in the first quarter, the Committee approves (i) the performance objectives for prospective bonuses, (ii) the “threshold,” “target” and “maximum” threshold levels of performance, (iii) the weighting of the performance objectives, (iv) the amount of bonus payable if the target level of performance is attained and (v) the finally determined amount of bonus payments attributable to performance for the prior year.

Effective January 1, 2015, the Committee increased Mr. Post’s STI percentage target bonus from 150% to 175% of salary for the reasons noted above under the heading “— Salary — General.” In February 2015, the Committee determined that each named executive’s then-prevailing STI bonus target continued to be generally within an acceptable range of targeting an STI bonus opportunity at the 50th percentile for peers in similarly situated positions based on data compiled by its compensation consultant.

The table below summarizes the 2015 STI bonus opportunities for our named executive officers. Except as noted in the table, the Committee in 2015 made no changes to our named executive officers’ prior bonus targets.

Named Officer	2015 Salary(1)	x	Bonus Target %		=	Target Bonus Opportunity
Current Executives:
Glen F. Post, III	$1,250,000		175	%(2)		$2,187,500
R. Stewart Ewing, Jr.	663,138		110%			730,000
Aamir Hussain	85,892		100%			475,010
Stacey W. Goff	537,728		110%			592,032
David D. Cole	482,687		90%			434,681

Former Executive:
Karen A. Puckett(3)	491,818		110%			541,000

(1)	Salary reflected in this table represents earned salary during 2015 and includes (i) Mr. Post’s above-described salary increase, effective January 1, 2015, and (ii) salary increases, effective on March 1, 2015, which increased the salary of Mr. Ewing from $650,000 to $666,250, the salary of Mr. Goff from $525,000 to $540,750, and the salary of Mr. Cole from $475,000 to $484,500. Salary for Mrs. Puckett represents salary earned during 2015 through her last day of work on August 31, 2015 and includes a salary increase from $725,000 to $743,125 that became effective on March 1, 2015.
(2)	As noted above, the Committee increased Mr. Post’s bonus target percentage from 150% to 175%, effective January 1, 2015.
(3)	As discussed further below, Ms. Puckett was eligible to earn a bonus based on (i) her salary through August 31, 2015 and (ii) actual performance.

Performance Objectives and Targets. Each year, the Committee reviews in detail the relevance of our STI performance objectives for alignment with our business goals and objectives. In February 2015, the Committee reaffirmed its decision in early 2014 to offer STI bonuses for all senior officers based upon our attainment of consolidated operating cash flow and consolidated core revenue targets. See the further discussion under the heading “— Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives” in Subsection II above.

In February 2015, the Committee, after discussion with our CEO, approved (i) the target level, of 6%, of operating cash flow return on average assets for purposes of fixing the maximum amount of potential annual bonuses for 2015 payable to our senior officers in accordance with Section 162(m) of the Internal Revenue Code, and (ii) the following threshold, target, and maximum performance levels for 2015 operating cash flow and core revenue.

		Performance Levels (in millions)
Financial Performance Objectives	Weighting	Threshold	Target(1)	Maximum
Consolidated Operating Cash Flow(2)	50%	$6,555.00	$6,900.00	$7,245.00
Consolidated Core Revenue(3)	50%	15,777.75	16,350.00	16,922.25

(1)	Based upon the same forecasts used in connection with our publicly-disclosed guidance.
(2)	Represents operating income plus depreciation and amortization expenses.
(3)	Represents the sum of strategic revenues and legacy revenues (excluding our data integration and other revenues), all as reported in our publicly-filed financial statements.

In February 2015, the Committee, in collaboration with our CEO, also approved guidelines designed to enable the Committee, in its discretion, to increase or decrease the bonus of each senior officer by up to 10%, based on the officer’s individual performance during 2015 with respect to (i) assisting the Company to meet its expense budget, (ii) exhibiting collaboration and leadership skills, (iii) attaining three to four specific pre-

selected individual performance objectives and (iv) the officer’s individual scoring under our management performance rating system.

2015 Performance Results. In February 2016, the Compensation Committee reviewed audited results of the Company’s performance as compared to the financial performance targets established for 2015. Based on the calculations described below, the Committee determined that the aggregate earned performance for these performance targets was 77.6% for our named executive officers, as described further below.

During 2015, we achieved the financial results described below which, based on the financial objective payout scale in the table below under heading “— Calculation of Bonuses,” resulted in the following earned performance level for each financial objective:

•	162(m) Target — Operating Cash Flow Return on Average Assets. We attained a 13.9% operating cash flow return on average assets, which exceeded the target level established by the Committee in February 2015 for purposes of fixing the maximum amount of potential annual bonuses for 2015 payable to our senior officers in accordance with Section 162(m) of the Internal Revenue Code.

•	Operating Cash Flow. We achieved consolidated operating cash flow results of $6.7445 billion (which excludes certain revenue associated with our acceptance of CAF II funding for the reasons noted below), which was slightly below our target of $6.9 billion, thereby resulting in earned performance of 77.54% of the target level.

•	Core Revenue. We achieved consolidated core revenue results of $16.095 billion, which was slightly below our target of $16.35 billion, thereby resulting in earned performance of 77.7% of the target level.

•	Individual Performance Objectives. The Committee reviewed with management the degree to which each senior officer met certain specific individual performance objectives and benchmarks, as well as qualitative assessments of each officer’s performance. Based on these assessments, the Committee elected not to make individual performance adjustments for any of our named executive officers.

We used the following scale, which was approved in 2015, to calculate bonus amounts payable with respect to company performance.

Financial Objective Payout Scale
Performance Level	Consolidated Operating Cash Flow	Consolidated Core Revenue	Percentage of Earned Performance
Maximum	≥105.0%	≥103.5%	200%
Target	100.0%	100.0%	100%
Threshold	95.0%	96.5%	50%
Below Threshold	< 95.0%	< 96.5%	0%

Upon completion of the fiscal year, if necessary, our actual operating results are adjusted up or down, as appropriate, in accordance with the Committee’s long-standing guidelines that are designed to eliminate the effects of extraordinary or non-recurring transactions that were not known, anticipated or quantifiable on the date the performance goals were established. For 2015, the Committee, among other things, adjusted operating cash flow down by $215 million for incremental revenue associated with the acceptance of CAF II funding, which was not considered or included in the establishment of original 2015 targets.

Calculation of Bonuses. The STI bonus payments are calculated using the above-described financial objective payout scale and other criteria approved in the first quarter of the year by the Committee. After our internal audit personnel have reviewed these determinations and calculations, they are provided in writing to the Committee for its review and approval.

The 2015 bonuses paid to our named executives were calculated under a three-step process. In step one, the Committee determined that we had exceeded our target of operating cash flow return on average assets under 162(m) and therefore, each of our named executives qualified for potential annual bonuses up to a fixed maximum amount defined as a percentage of the executive’s 2015 salary. In step two, the Committee calculated bonuses by measuring the company’s performance against the corporate cash flow and revenue goals described above under the heading “— 2015 Performance Results.” In step three, the Committee authorized actual bonuses for our named executives, which were substantially lower than the maximum potential bonuses calculated in step one.

The actual amounts of the named executive officers’ 2015 bonuses were calculated as follows:

Named Officer	Target Bonus Opportunity(1)	x	Earned Company Performance %(2)	+	Discretionary Adjustment for Individual Performance(3)	=	Bonus(4)
Current Executives:
Glen F. Post, III	$2,187,500		77.6%		$0		$1,697,500
R. Stewart Ewing, Jr.	730,000		77.6%		0		566,480
Aamir Hussain	475,010		77.6%		0		368,607
Stacey W. Goff	592,032		77.6%		0		459,417
David D. Cole	434,681		77.6%		0		337,312
Former Executive:
Karen A. Puckett	541,000		77.6%		0		419,816

(1)	Determined in the manner reflected in the chart above under the heading “— Short-Term Incentive Bonuses — General.”
(2)	Calculated or determined as discussed above under “— 2015 Performance Results.”
(3)	Determined based on achievement of individual performance objectives as described further above in this Subsection.
(4)	These bonus amounts are reflected in the Summary Compensation Table appearing below under the column “Non-Equity Incentive Plan Compensation.”

Committee Discretion. As noted above, we exceeded our target for our 162(m) objectives which set the maximum 2015 bonuses payable to each of our senior officers. The Committee maintains the discretion, subject to certain limits, to either increase or decrease the bonus amounts determined on the basis of actual performance earned for financial and individual targets and objectives. Nonetheless, the Committee elected not to apply discretionary adjustments for the 2015 annual incentive bonus payments to any our named executive officers.

Under our annual bonus programs, the Committee may authorize the payment of annual bonuses in cash or stock. Since 2000, the Committee has paid these bonuses entirely in cash, principally to diversify our compensation mix and prevent us from over-utilizing equity grants.

Recent Actions. In connection with establishing 2016 annual incentive bonus targets, the Committee made no changes to our named executive officers’ bonus target percentages; however, the amount of Mr. Hussain’s bonus target incrementally increased in proportion with his base salary increase.

Non-Executive Bonuses. We currently offer STI bonuses to all of our non-union and non-sales employees and the STI thresholds, targets and maximum financial performance targets for our non-senior officers are the same as the Committee approves for our senior officers. As discussed below under the heading “— Our Compensation Decision-Making Process,” the CEO approves the performance goals of substantially all of the non-senior officers under the general supervision of the Compensation Committee.

Long-Term Equity Incentive Compensation

General. Our shareholder-approved long-term incentive compensation programs authorize the Compensation Committee to grant a variety of stock-based incentive awards to key personnel. We believe stock incentive awards (i) encourage key personnel to focus on sustainable long-term performance, (ii) strengthen the relationship between compensation and growth in the market price of the company’s common shares and thereby align management’s financial interests with those of the shareholders and (iii) help attract and retain talented personnel.

As it did in 2014, the Compensation Committee in 2015 granted 60% of our senior officers’ target equity incentive compensation in the form of performance-based restricted stock, which is ultimately payable only if we attain certain specified goals. The remaining portion of our senior officers’ long-term equity incentive compensation awarded in 2014 and 2015 was paid in time-vested restricted stock, the value of which is dependent on our performance over an extended vesting period.

In February 2016, we granted long-term equity incentive compensation awards to approximately 2% of our non-executive employees in the form of time-vested restricted shares.

Performance Benchmarks. On an annual basis, the Committee reviews the relevance of our performance benchmarks for alignment with our long-term strategic plan. In 2015, we kept the same two performance benchmarks, relative TSR and absolute revenue, that we used for our 2014 performance-based restricted shares. See further discussion under the heading “— Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives” in Subsection II above.

An overview of our TSR performance-based restricted shares granted in 2015 is outlined below.

•	Performance Benchmark: Our percentile rank versus the below-described 26-company TSR peer group. See further discussion under the heading “— Use of ‘Benchmarking’ Data — Performance Benchmarking” in Subsection IV below.

•	Performance Period: January 1, 2015 through December 31, 2017

•	Performance Vesting: The ultimate number of TSR performance-based restricted shares that vest will be based on our total shareholder return during the above-described performance period relative to the total shareholder return of the TSR peer group over the same period, as illustrated in the table below.

Relative Total Shareholder Return
Performance Level	Company’s Percentile Rank	Payout as % of Target Award(1)
Maximum	≥ 75th Percentile	200%
Target	50th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	< 25th Percentile	0%

(1)	Linear interpolation is used when our relative TSR performance is between the threshold, target and maximum amounts to determine the corresponding percentage of the target award earned.

An overview of our absolute revenue performance-based restricted shares granted in 2015 is outlined below.

•	Performance Benchmark: An absolute revenue target over the below-described three-year performance period, which is equal to the sum of three annual absolute revenue targets separately established by the Committee during the first quarter of the years 2015, 2016, and 2017. “Absolute revenue” is defined as the sum of our consolidated legacy and strategic revenue, in each case defined in the same manner we reported such amounts in our Annual Report on Form 10-K for the prior year.

•	Performance Period: January 1, 2015 through December 31, 2017.

•	Performance Vesting: The ultimate number of our absolute revenue performance-based restricted shares that vest will be based on our achievement of the aggregate three-year absolute revenue target, as illustrated in the table below; provided, however, none of our absolute revenue performance-based restricted shares will vest unless we attain a 6% operating cash flow annual return on average assets during the performance period. Upon completion of the fiscal year, if necessary, our actual operating results are adjusted in accordance with the Committee’s long-standing guidelines that are designed to eliminate the effects of extraordinary or non-recurring transactions that were not known, anticipated or quantifiable on the date the performance goals were established. The Committee intends to use these same guidelines to adjust, as necessary, our actual revenues over the three-year performance period with respect to the absolute revenue performance-based restricted shares awarded in 2015.

Absolute Revenue
Performance Level	Company’s Performance(1)	Payout as % of Target Award(2)
Maximum	≥ 103.5%	200%
Target	100.0%	100%
Threshold	96.5%	50%
Below Threshold	< 96.5%	0%

(1)	Sum of absolute revenue actually attained for the years 2015, 2016 and 2017 divided by the sum of absolute revenue targets separately established for each of the years 2015, 2016 and 2017.
(2)	Linear interpolation is used when our absolute revenue performance is between the threshold, target and maximum amounts to determine the corresponding percentage of target award earned.

For additional information on the above-described grants, see “Executive Compensation – Incentive Compensation and Other Awards.”

2015 Executive Grants. Following its prior deliberations in late 2014, the Committee formally approved in February 2015 an increase to the targeted aggregate grant date fair value of Mr. Post’s equity award from $7,500,000 to $8,500,000. This increase was the result of the Committee’s recognition of Mr. Post’s overall leadership and performance demonstrated in 2014 and acknowledgment of his role in the execution of our business strategy, as well as the Committee’s review of compensation benchmarking. See further discussion under the heading “– Use of ‘Benchmarking’ Data – Performance Benchmarking” in Subsection IV below. The Committee granted equity awards to our senior officers on terms and in amounts substantially similar to the awards granted to them in 2014.

During 2015, the Committee granted our named officers the following number of (i) restricted shares that will vest over a three-year period principally in exchange for continued service (“time-vested restricted shares”), (ii) performance-based restricted shares that will vest in 2018 based on our relative total shareholder return (the “TSR performance-based restricted shares”) and (iii) performance-based restricted shares that will vest in 2018 principally based on our attainment of absolute revenue targets over the above-described three-year performance period (the “absolute revenue performance-based restricted shares”):

			Performance-Based Restricted Shares
Named Officer	Time-Vested Restricted Shares		No. of TSR Performance- Based Restricted Shares(2)	No. of Absolute Revenue Performance- Based Restricted Shares(2)	Fair Value(1)	Total Fair Value(1)
	No. of Shares	Fair Value(1)
Current Executives:
Glen F. Post, III	87,760	$3,400,000	65,820	65,820	$5,100,000	$8,500,000
R. Stewart Ewing, Jr.	16,106	624,000	12,080	12,080	936,000	1,560,000
Aamir Hussain	14,454	560,000	10,841	10,841	840,000	1,400,000
Stacey W. Goff	13,009	504,000	9,757	9,757	756,000	1,260,000
David D. Cole	11,770	456,000	8,827	8,828	684,000	1,140,000
Former Executive:
Karen A. Puckett(3)	23,579	913,500	17,684	17,685	1,370,250	2,283,750

(1)	For purposes of these grants, we determined both the number of time-vested and performance-based restricted shares by dividing the total fair value granted to the executive by the volume-weighted average closing price of our Common Shares over a 15-trading day period ending five trading days prior to the grant date. In the Summary Compensation Table, however, our 2015 grants of time-vested restricted stock are valued based on the closing stock price of our Common Shares on the day of grant, and our 2015 grants of performance-based restricted shares are valued as of the grant date based on probable outcomes, in each case in accordance with mandated SEC disclosure rules. See footnote 1 to the Summary Compensation Table for more information.
(2)	Based on the number of restricted shares granted in 2015. As discussed further below, the actual number of shares that vests in the future may be lower or higher.
(3)	Ms. Puckett forfeited receipt of all of these shares upon the termination of her employment on August 31, 2015.

Types of Awards. We strive to pay equity compensation in forms that create appropriate incentives to optimize performance at reasonable cost, that minimize enterprise risk, that align the interests of our officers and shareholders, that foster our long-term financial and strategic objectives and that are competitive with incentives offered by other companies. Since 2008, the Committee has elected to issue all of our long-term equity compensation grants in the form of restricted stock for a variety of reasons, including:

•	the Committee’s recognition of the prevalent use of restricted stock by our peers,

•	the Committee’s desire to minimize the dilution associated with our rewards, and

•	the retentive value of restricted stock under varying market conditions.

In an effort to increase the link between our performance and executive compensation, since 2010, the Committee has issued at least half of the value of our senior officers’ long-term awards in the form of performance-based restricted stock, with the rest being in the form of time-vested restricted stock.

For additional information on the vesting and other terms of our equity awards (including certain voluntary limits on the number of performance-based restricted shares that vest if our total shareholder return over the performance period is negative and our intent to comply with Section 162(m) of the Internal Revenue Code) with respect to certain aspects our executive compensation, see the preceding discussion in this Compensation Discussion and Analysis and “Executive Compensation — Incentive Compensation and Other Awards.”

Dividends. Since 2011, all dividends paid with respect to restricted stock awards have been payable to the recipient only upon the vesting of the award.

Recent Actions. At its February 2016 meeting, the Committee granted equity awards on terms similar to the awards granted to them in 2015. The Committee elected to grant equity awards for our named executive officers, other than Mr. Hussain, at substantially the same amounts granted to them in 2015. The Committee elected to increase the equity award amount granted to Mr. Hussain in recognition of his performance demonstrated in 2015.

Compensation Paid to our Former Executive Officer

The employment of Ms. Puckett, our former President, Global Markets, ended effective August 31, 2015. Under the terms of our STI program, Ms. Puckett, who was then eligible for early retirement, earned a prorated annual incentive bonus for 2015 based on actual performance. In addition to the compensation she earned while an employee and amounts or broad-based benefits paid or payable to her under our existing programs, the Committee determined that she qualified for payments under our executive severance plan (which is described in greater detail under “— Other Benefits — Severance Benefits” below). In addition to these contractual rights, the Committee also approved certain changes to her outstanding equity awards. Specifically, the Committee accelerated the vesting of her fiscal 2013 and 2014 shares of time-based restricted stock (10,167 and 21,033 shares, respectively), effective on her termination date. With respect to her performance-based restricted stock, Ms. Puckett continues to hold those awards granted to her in fiscal 2013 and 2014 (30,501 and 47,325 shares, respectively), which remain subject to their original performance conditions. Ms. Puckett’s remaining equity awards, which were granted to her in fiscal 2015, were forfeited upon her termination of employment, excluding her nine-year old options that currently have no intrinsic value.

Other Benefits

As a final component of executive compensation, we provide a broad array of benefits designed to be competitive, in the aggregate, with similar benefits provided by our peers. We summarize these additional benefits below.

Retirement Plans. We maintain one or more traditional qualified defined benefit retirement plans for most of our employees who meet certain eligibility requirements, plus one or more traditional qualified defined contribution 401(k) plans for a similar group of our employees. With respect to these qualified plans, we maintain nonqualified plans that permit our officers to receive or defer supplemental amounts in excess of federally-imposed caps that limit the amount of benefits highly-compensated employees are entitled to receive under qualified plans. Additional information regarding our retirement plans is provided in the tables and accompanying discussion included below under the heading “Executive Compensation.”

Change of Control Arrangements. We have agreed to provide cash and other severance benefits to each of our executive officers who is terminated under certain specified circumstances following a change of control of CenturyLink. If triggered, benefits under these change of control agreements include payment of (i) a lump sum cash severance payment equal to a multiple of the officer’s annual cash compensation, (ii) the officer’s annual bonus, based on actual performance and the portion of the year served, (iii) certain welfare benefits are continued for a limited period, and (iv) the value or benefit of any long-term equity incentive compensation, if and to the extent that the exercisability, vesting or payment thereof is accelerated or otherwise enhanced upon a change of control pursuant to the terms of any applicable long-term equity incentive compensation plan or agreement.

Under these agreements, change of control benefits are payable to our executive officers if within a certain specified period following a change in control (referred to as the “protected period”) the officer is terminated without cause or resigns with “good reason,” which is defined to include a diminution of responsibilities, an assignment of inappropriate duties, and a transfer of the officer exceeding 50 miles. We have filed with the SEC copies of our change of control agreements.

The table below shows (i) the length of the “protected period” afforded to officers following a change of control and (ii) the multiple of salary and bonus payment and years of welfare benefits to which officers will be entitled if change of control benefits become payable under our agreements and related policies:

	Protected Period	Multiple of Annual Cash Compensation	Years of Welfare Benefits
CEO	2 years	3 times	3 years
Other Executives	1.5 years	2 times	2 years
Other Officers	1 year	1 time	1 year

For more information on change of control arrangements applicable to our executives, including our rationale for providing these benefits, see “Executive Compensation — Potential Termination Payments — Payments Made Upon a Change of Control.” For information on change of control severance benefits payable to our junior officers and managers, see “— Severance Benefits” in the next subsection below.

Severance Benefits. Our executive severance plan provides cash severance payments equal to two years of total targeted cash compensation (defined as salary plus the targeted amount of annual incentive bonus) for our CEO or one year of total targeted cash compensation for any other senior officer in the event that the senior officer is involuntarily terminated by us without cause in the absence of a change of control.

Payments to senior officers terminated in connection with a change of control are separately governed by the change of control arrangements discussed immediately above under the heading “— Change of Control Arrangements.”

Under our executive severance plan, subject to certain conditions and exclusions, more junior officers or managers receive certain specified cash payments and other benefits if they are either (i) involuntarily terminated without cause in the absence of a change of control or (ii) involuntarily terminated without cause or resign with good reason in connection with a change of control. Our full-time non-union employees not covered by our executive severance plan may, subject to certain conditions, be entitled to certain specified cash severance in connection with certain qualifying terminations.

In 2012, we adopted a policy requiring us to seek shareholder approval of any future senior executive severance agreements providing for cash payments, perquisites and accelerated health or welfare benefits with a value greater than 2.99 times the sum of the executive’s base salary plus target bonus.

Perquisites. Officers are entitled to be reimbursed for the cost of an annual physical examination, plus related travel expenses.

Our aircraft usage policy permits the CEO to use our aircraft for personal travel without reimbursing us, and permits each other executive officer to use our aircraft for up to $10,000 per year in personal travel without reimbursing us. In all such cases, personal travel is permitted only if aircraft is available and not needed for superseding business purposes. Each year the Compensation Committee receives a report on the personal use of aircraft by senior management, and determines whether or not to alter our aircraft usage policy. In connection with electing to retain this policy, the Committee has determined that the policy (i) provides valuable and cost-

effective benefits to our executives residing in a small city with limited commercial airline service, (ii) enables our executives to travel in a manner that we believe is more expeditious than commercial airline service, and (iii) is being implemented responsibly by the executives.

For purposes of valuing and reporting the use of our aircraft, we determine the incremental cost of aircraft usage on an hourly basis, calculated in accordance with applicable guidelines of the SEC. The incremental cost of this usage, which may be substantially different than the cost as determined under alternative calculation methodologies, is reported in the compensation tables appearing below.

From time to time, we have organized one of our regular board meetings and related committee meetings as a “board retreat” scheduled over a two- or three-day period. These retreats are typically held in an area where we conduct operations, and include site visits that enable our directors and senior officers to meet with local personnel. The spouses of our directors and executive officers are invited to attend these retreats, and we typically schedule recreational activities for those who are able and willing to participate.

For more information on the items under this heading, see the Summary Compensation Table appearing below.

Other Employee Benefits. We maintain certain broad-based employee welfare benefit plans in which the executive officers are generally permitted to participate on terms that are either substantially similar to those provided to all other participants or which provide our executives with enhanced benefits upon their death or disability. We also maintain a supplemental disability plan designed to ensure disability payments to our officers in the event payments are unavailable from our disability insurer.

IV. Our Policies, Processes and Guidelines Related to Executive Compensation

Our Compensation Decision-Making Process

As described further below, the Compensation Committee of our Board establishes, evaluates and monitors our executive compensation programs, subject to the Board’s oversight. The compensation decision-making process includes input from the Committee’s compensation consultant, our CEO and management, and requires a careful balancing of a wide range of factors, which include, but are not limited to, the following:

Compensation Decision-Making Considerations	Input From
Structure and Elements of Pay Programs

The competitive compensation practices of peer companies	Consultant

Performance of our Company in relation to our peers and our internal goals	Management

The financial impact and risk characteristics of our compensation programs	Consultant and CEO

The strategic and financial imperatives of our business	CEO

Setting Competitive Compensation Pay Levels

Market data regarding the officer’s base salary, short-term incentive target, long-term incentive target and total target compensation paid to comparable executives at peer companies reflected in the benchmarking data

Consultant

The officer’s scope of responsibility, industry experience, particular set of skills, vulnerability to job solicitations from competitors and anticipated degree of difficulty of replacing the officer with someone of comparable experience and skill

Consultant and CEO

Compensation Decision-Making Considerations	Input From

The officer’s pay and performance relative to other officers and employees	CEO

The officer’s demonstrated leadership characteristics, ability to act as a growth agent within the company and ability to think strategically	CEO

Internal equity issues that could impact cohesion, teamwork or the overall viability of the executive group	CEO

The potential of these senior officers to assume different, additional or greater responsibilities in the future	CEO

The officer’s realized and realizable compensation in recent years and, to a limited degree, his or her accumulated wealth under our programs	CEO and Management

The role these senior officers play in achieving our operational and strategic goals	CEO

Pay for Performance

Performance of our Company in relation to our peers and our key performance objectives (operating cash flow, core revenues and total shareholder return)	Consultant, CEO and Management

The business performance under the officer’s leadership and scope of responsibility	CEO

The officer’s overall performance is assessed based on individual results, the role the officer plays in maintaining a cohesive management team and improving the performance of others, and the officer’s relative strengths and weaknesses compared to the other senior officers

CEO and Management

The role the officer may have played in any recent extraordinary corporate achievements	CEO and Management

For additional information on the compensation decision-making process of the Committee, see the remaining discussion in this Subsection appearing below.

Role of Compensation Committee. The Compensation Committee of our Board establishes, evaluates and monitors our executive compensation programs, subject to the Board’s oversight. Specifically, the Committee (or, for certain decisions during or prior to mid-2014, a subcommittee thereof) approves:

•	the compensation payable to each executive officer, as well as any other senior officer;

•	for our short-term incentive and performance-based restricted shares (i) the performance objectives, (ii) the “threshold,” “target” and “maximum” threshold levels of performance, (iii) the weighing of the performance objectives, (iv) the amount of bonus payable and shares to vest if the target level of performance is attained and (v) the finally determined amount of cash bonus payments or fully-vested shares;

•	the peer group for compensation benchmarking and the peer group for performance benchmarking; and

•	delegation of authority to the CEO for awards of equity to our non-senior officers.

The Compensation Committee also establishes, implements, administers and monitors our director cash and equity compensation programs. For more information, see “Director Compensation.”

Role of Compensation Consultants. The Committee engages the services of a compensation consultant to assist in the design and review of executive compensation programs, to determine whether the Committee’s philosophy and practices are reasonable and compatible with prevailing practices, and to provide guidance on specific compensation levels based on industry trends and practices.

The Committee used Hay Group as its compensation consultant from September 2010 through July 2015 and representatives of Hay Group actively participated in the design and development of our 2015 executive compensation programs.

In July 2015, following a nationwide search of leading firms and a review of several competing proposals, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant. Representatives of Meridian actively participated in the design and development of our 2016 executive compensation programs, and attended all of the Committee’s meetings since August 2015. Meridian provides no other services to the Company, and, to our knowledge, has no prior relationship with any of our named executive officers. As required by SEC rules and New York Stock Exchange listing standards, the Committee has assessed the independence of Meridian and concluded that its work has not raised any conflicts of interest.

Role of CEO and Management. Although the Compensation Committee is responsible for all executive compensation decisions, each year it receives the CEO’s recommendations, particularly with respect to senior officers’ salaries and performance in the key areas outlined above in “— Our Compensation Decision-Making Process.”

Senior Officers. The CEO and the executive management team, in consultation with the Compensation Committee’s compensation consultant, recommend to the Committee business goals to be used in establishing incentive compensation performance targets and awards for our senior officers. In addition, our Executive Vice President, Human Resources, works closely with the Committee and its compensation consultant to ensure that the Committee is provided with appropriate information to discharge its responsibilities.

Non-Senior Officers. The Committee oversees our processes and receives an annual report from the CEO on the compensation programs for our non-senior officers. The CEO, in consultation with the executive management team, is responsible for approval of:

•	any annual salary increases, typically referred to as merit increases, and an annual evaluation of the market competitiveness of our salary structure;

•	any earned annual bonus and sales payout percentages, and total bonus payments for our non-senior officers;

•	all equity compensation awards to the non-senior officers, acting under authority delegated by the Compensation Committee in accordance with our shareholder approved long-term incentive plans; and

•	individual compensation levels for all of our vice presidents.

Timing of Equity Incentive Awards. Annual grants of stock awards to executives are typically made during the first quarter after we publicly release our earnings, although the Committee may defer grants for a variety of reasons, including to request additional information or conduct further reviews of management’s performance. Grants of stock awards to newly-hired executive officers who are eligible to receive such awards are typically made at the next regularly scheduled Committee meeting following their hire date.

Tally Sheets. Each year, we compile lists of compensation data relating to each of our executives. These “tally sheets” include the executive’s salary, annual cash incentive award, equity-based compensation, and realizable pay. These tally sheets also contain performance highlights on results and behaviors for each of our executives. The Compensation Committee uses these tally sheets to (i) review the total annual compensation of the executive officers and (ii) assure that the Committee has a comprehensive understanding of all elements of our compensation programs.

Risk Assessment. As part of its duties, the Compensation Committee assesses risks arising out of our employee compensation policies and practices. Based on its most recent assessment, the Committee does not believe that the risks arising from our compensation policies and practices are reasonably likely to materially adversely affect us. In reaching this determination, we have taken into account the risk exposures of our operations and the following design elements of our compensation programs and policies:

•	our balance of annual and long-term compensation elements at the executive and management levels,

•	our use of a diverse mix of performance metrics that create incentives for management to attain goals well aligned with the shareholders’ interests,

•	the multi-year vesting of equity awards, which promotes focus on our long-term performance and mitigates the risk of undue focus on our short-term results,

•	“clawback” policies and award caps that provide safeguards against inappropriate behavior, and

•	bonus arrangements that generally permit either the Committee (for compensation payable to senior officers) or senior management (for compensation payable to other key employees) to exercise “negative discretion” to reduce the amount of certain incentive awards.

We believe these features, as well as the stock ownership requirements for our executive officers, result in a compensation program that aligns our executives’ interests with those of our shareholders and does not promote excessive risk-taking on the part of our executives or other employees.

Use of “Benchmarking” Data

General. With assistance from its compensation consultant, the Committee reviews each year “peer groups” of other companies comparable to CenturyLink for purposes of assessing our comparative compensation and performance. We generally endeavor to perform this analysis in the second half of each year in order to ensure they remain well-suited for its intended purposes and uses during the upcoming year.

Compensation Benchmarking. The Committee, based on input from its compensation consultant, adopted the following two peer groups in support of pay decisions for our senior officers in 2015 in order to benchmark compensation levels for our executives against individuals who work in similarly-situated positions at companies that are comparable to ours based on revenue size, market cap, industry and business model:

Core Peer Group

For our named executive officers, our compensation consultant utilized the compensation data publicly disclosed by companies included within the Core Peer Group below:

Core Peer Group for Compensation Benchmarking
Cablevision Systems Corporation	Level 3 Communications, Inc.
Charter Communications, Inc.	Liberty Global PLC
CISCO Systems Inc.	Motorola Solutions, Inc.
Comcast Corporation	QUALCOMM Incorporated
Computer Sciences Corporation	Sprint Corporation
DIRECTV	Time Warner Cable Inc.
DISH Network Corporation	Windstream Holdings, Inc.

In selecting these 14 peer companies, the Committee focused principally on telecommunications, cable and other communications companies that are generally comparable to us in terms of size, markets and operations. The Committee reviewed the prior year Core Peer Group and elected to remove NII Holdings Inc. and Viacom Inc. and to add CISCO Systems Inc, Computer Sciences Corporation and Liberty Global PLC. It also once again elected not to include Verizon or AT&T, both of which are substantially larger than CenturyLink.

For our other senior officers, our compensation consultant utilized survey data containing compensation information for companies in the telecommunications industry that are generally similar in size to us.

General Industry Peer Group

The Committee, based on input from its compensation consultant, introduced in 2015 a secondary peer group of 20 companies, which we refer to as our General Industry Peer Group. The Committee determined that the General Industry Peer Group was representative of companies our size, and was a useful resource in assessing pay decisions for our senior officers in 2015. The General Industry Peer Group serves to be another point of comparison with increasing importance as the quantity of companies that comprise the Core Peer Group continues to shrink due to industry consolidation.

In selecting these 20 peer companies, the Committee focused on size (revenue and market cap) parameters, while excluding certain industries for which revenues are not an accurate indicator of size or complexity (such as financial services and non-manufacturing retail companies). We are positioned at roughly the median of this group in both revenues and market cap.

General Industry Peer Group for Compensation Benchmarking
Altria Group Inc.	Goodyear Tire & Rubber Co.
Arrow Electronics Inc.	Jabil Circuit Inc.
Bristol-Myers Squibb Co	Kimberley-Clark Corp
Colgate-Palmolive Co	Lear Corp
Congra Foods Inc.	Nucor Corp
Cummins Inc.	Southern Co
Danaher Corp	Union Pacific Corp
Ebay Inc.	United States Steel Corp
Freeport-McMoran	Whirlpool Corp
General Mills Inc.	XEROX Corp

For additional information about how we set pay levels, see “— Our Compensation Decision-Making Process.”

Performance Benchmarking. With the aid of its compensation consultant, the Committee reviewed in 2015 the broad industry peer group that it introduced in 2013 for purposes of benchmarking our relative performance based upon our historical three-year total shareholder return. This peer group is focused principally on telecommunications, cable and other communications companies that are generally comparable to us in terms of size, markets and operations. Prior to adopting the peer group for use in 2015 performance benchmarking, the Committee revised it by removing LodgeNet Interactive Corporation, NII Holdings Inc., Time Warner Cable Inc., TW Telecom Inc., USA Mobility, Inc. and Virgin Media Inc. and adding Frontier Communications Corporation, Rackspace Hosting, Inc. and Spok Holdings, Inc. Thereafter, it approved the below-listed 26-company TSR Peer Group for 2015 performance benchmarking. The Core Peer Group for compensation benchmarking is somewhat constrained by the number of companies and revenue and market cap size. In contrast, the peer group for performance benchmarking is comprised of companies we believe investors are considering when they decide whether to invest in us or our industry.

TSR Peer Group for Performance Benchmarking
AT&T, Inc.	JDS Uniphase Corporation
Cablevision Systems Corporation*	Level 3 Communications, Inc.*
Ciena Corporation	Liberty Global plc*
Cincinnati Bell Inc.	Motorola Solutions, Inc.*
Cogent Communications Holdings, Inc.	Rackspace Hosting, Inc.
Comcast Corporation*	Sirius XM Holdings Inc.
Consolidated Communications Holdings Inc.	Spok Holdings, Inc.
Crown Castle International Corp.	Sprint Corporation*
Dish Network Corp.*	Telephone & Data Systems Inc.
Finisar Corp.	United States Cellular Corporation
Frontier Communications Corporation	Verizon Communications Inc.
General Communication Inc.	Viacom, Inc.
IDT Corporation	Windstream Holdings, Inc.*

*	Also included in the Committee’s above-listed Core Peer Group used for 2015 compensation benchmarking.

Forfeiture of Prior Compensation

For over 10 years, all recipients of our equity compensation grants have been required to contractually agree to forfeit certain of their awards (and to return to us any cash, securities or other assets received by them upon the sale of Common Shares they acquired through certain prior equity awards) if at any time during their employment with us or within 18 months after termination of employment they engage in activity contrary or harmful to our interests. The Compensation Committee is authorized to waive these forfeiture provisions if it determines in its sole discretion that such action is in our best interests. We have filed with the SEC copies of our form of equity incentive agreements containing these forfeiture provisions. Our 2016 Executive Officers Short-Term Incentive Plan contains substantially similar forfeiture provisions.

Our Corporate Governance Guidelines authorize the Board to recover, or “clawback,” compensation from an executive officer if the Board determines that any bonus, incentive payment, equity award or other compensation received by the executive was based on any financial or operating result that was impacted by the executive’s knowing or intentional fraudulent or illegal conduct. Certain provisions of the Sarbanes-Oxley Act of 2002 would require our CEO and CFO to reimburse us for incentive compensation paid or trading profits earned following the release of financial statements that are subsequently restated due to material noncompliance with SEC reporting requirements caused by misconduct. In addition, provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 will, upon the completion of related rulemaking, require all of our current or former executive officers to make similar reimbursement payments in connection with certain financial statement restatements, irrespective of whether such executives were involved with the mistake that caused the restatement.

Stock Ownership Guidelines

Under our current stock ownership guidelines, our executive officers are required to beneficially own CenturyLink stock in market value equal to a multiple of their annual salary, as outlined in the table below, and each outside director must beneficially own CenturyLink stock equal in market value to five times the annual cash retainer payable to outside directors. Each executive officer and outside director has three and five years, respectively, to attain these targets.

Executive Officer	Stock Ownership Guidelines	Stock Ownership Guidelines
CEO	6 times base salary	$7.5 million(1)
All Other Executive Officers	3 times base salary	$1.6 million(2)
Outside Directors	5 times annual cash retainer	$325,000

(1)	Based on annual salary as of December 31, 2015
(2)	Based on average annual salary for all other executive officers as of December 31, 2015

For any year during which an executive or outside director does not meet his or her ownership target, the executive or director is expected to hold 65% of the CenturyLink stock that he or she acquires through our equity compensation programs, excluding shares sold to pay related taxes.

As of the record date for the meeting, all of our executive officers and all but two of our directors were in compliance with, and in most cases significantly exceeded, our stock ownership guidelines. For additional information on our stock ownership guidelines, see “Governance Guidelines.”

Use of Employment Agreements

We have a long-standing practice of not providing employment agreements to our officers, and none of our long-standing executives have been granted an employment agreement. In connection with our recent mergers, however, we have assumed several employment agreements formerly granted by Embarq, Qwest or Savvis to its officers, and in a couple of instances have extended or renewed these arrangements to retain officers critical to our future plans.

Tax Gross-ups

We eliminated the use of tax “gross-up” benefits in our executives’ change of control agreements and split-dollar insurance policies in 2010, and in our outside directors’ executive physical program in early 2012. We continue to provide these tax benefits to a limited number of our officers under legacy employment agreements that are expected to lapse over the next couple of years and to all of our employees who qualify for relocation benefits under our broad-based relocation policy. Subject to these limited exceptions, we do not intend to provide tax gross-up benefits in any new compensation programs.

Anti-Hedging and Anti-Pledging Policies

Under our insider trading policy, our employees and directors may not:

•	purchase or sell short-term options with respect to CenturyLink shares,

•	engage in “short sales” of CenturyLink shares, or

•	engage in hedging transactions involving CenturyLink shares which allow employees to fix the value of their CenturyLink shareholdings without all the risks of ownership or cause them to no longer have the same interests or objectives as our other shareholders.

In addition, under our insider trading policy, our senior officers and directors are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral.

We believe that all of our senior officers and directors are currently in compliance with our anti-hedging and anti-pledging policies.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) limits the amount of compensation paid to our CEO and our other three most highly compensated executive officers, other than our CFO, that may be deducted by us for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by our shareholders and otherwise satisfies the performance-based requirements under Section 162(m) of the Code is not subject to the Code’s $1,000,000 deduction limit. While the Compensation Committee believes that it is important for compensation paid to such covered employees to be tax deductible under the Code, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions, in the exercise of its business judgment, that may not meet the standards of Section 162(m) in order to enable us to continue to attract, retain, reward and motivate highly-qualified executives. Section 162(m) is highly technical and complex, so that even when we seek favorable tax treatment thereunder, we cannot assure you that our tax position will prevail.

Impact of FASB ASC Topic 718

The accounting standards applicable to the various forms of long-term incentive plans under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (formerly FASB Statement 123R) constitute one factor that we consider in the design of long-term equity incentive programs. We monitor FASB ASC Topic 718 expense to ensure that it is reasonable, but expense will not be the most important factor in making decisions about our long-term incentive plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the report included above under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis report be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2015.

Submitted by the Compensation Committee of the Board of Directors.*

Laurie A. Siegel (Chair)	Virginia Boulet
Gregory J. McCray	William A. Owens

*	Following the submission of this report, Michael J. Roberts replaced Gregory J. McCray on the Compensation Committee.

EXECUTIVE COMPENSATION

Overview

The following table sets forth certain information regarding the compensation of (i) our principal executive and financial officers, (ii) each of our three most highly compensated executive officers other than our principal executive and financial officers and (iii) one of our former executive officers. Following this table is additional information regarding incentive compensation, pension benefits, deferred compensation and potential termination payments pertaining to the named officers. For additional information on the compensation summarized below and other benefits, see “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and Principal Position	Year		Salary	Bonus		Restricted Stock Awards(1)		Non-Equity Incentive Plan Compensation(2)		Change in Pension Value(3)	All Other Compensation(4)	Total
Current Executives:
Glen F. Post, III Chief Executive Officer and President	2015		$1,250,000	$—		$7,277,717		$1,697,500		$330 649	$108,645	$10,664,511
	2014		1,100,000	—		9,581,227		1,597,200		745,535	107,486	13,131,448
	2013		1,100,000	—		6,086,446		1,683,000		—	123,801	8,993,247
R. Stewart Ewing, Jr. Executive Vice President, Chief Financial Officer and Assistant Secretary	2015		663,138	—		1,335,661		566,480		191,830	47,520	2,804,629
	2014		650,000	—		1,992,894		692,120		462,796	44,710	3,842,520
	2013		650,000	—		1,438,623		729,300		—	55,769	2,873,692

Stacey W. Goff Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2015		537,728	—		1,078,819		459,417		—	54,279	2,130,243
	2014		520,890	—		1,609,657		611,942		339,053	45,600	3,127,142
	2013		500,000	—		1,106,631		561,000		—	37,527	2,205,158

Aamir Hussain Executive Vice President, Chief Technology Officer	2015		475,010	—		1,198,665		368,607		—	9,275	2,051,557
	2014	(5)	85,892	100,000	(5)	2,486,653		83,144	(5)	—	344,945	3,100,634

David D. Cole Executive Vice President, Controller and Operations Support	2015		482,687	—		976,051		337,312		—	32,960	1,829,010
	2014		475,007	—		1,582,793		413,820		—	30,092	2,501,711
	2013		475,000	—		1,051,288		436,050		—	31,048	1,993,386

Former Executive:
Karen A. Puckett(6)	2015		491,818	—		1,955,357	(6)	419,816	(6)	—	1,652,696	4,519,687
	2014		725,000	—		2,917,475		771,980		483,645	59,910	4,958,010
	2013		725,000	—		2,106,061		854,123		—	53,845	3,739,029

(1)	The amounts shown in this column reflect the fair value of awards of restricted stock made in early 2015, 2014 and 2013 in connection with our program of making annual long-term incentive compensation grants. The fair value of the awards presented in the table above has been determined in accordance with FASB ASC Topic 718. For purposes of this table, in accordance with SEC disclosure rules we determined the fair value of shares of:

•	time-vested restricted stock using the closing trading price of our Common Shares on the day of grant;

•	relative performance-based restricted stock (as defined below) as of the grant date based on probable outcomes using Monte Carlo simulations; and

•	absolute performance-based restricted stock (as defined below) based on probable outcomes (subject to future adjustments based upon changes in the closing trading price of our Common Shares at the end of each reporting period).

The aggregate value of the restricted stock awards granted to these named executives in 2015, based on the grant date closing trading price of our Common Shares and assuming maximum payout of his or her performance-based restricted shares, would be as follows: Mr. Post, $12,858,595, Mr. Ewing, $2,359,924, Mr. Goff, $1,906,115, Mr. Hussain, $2,117,873, Mr. Cole, $1,724,540, and Ms. Puckett, $3,454,832. See Note 8 titled “Share-based Compensation” of the notes to our audited financial statements included in Appendix B for an explanation of material assumptions that we used to calculate the fair value of these stock awards.

(2)	The amounts shown in this column reflect cash payments made under our annual incentive bonus plans for actual performance in the respective years. For additional information, see “— Incentive Compensation and Other Awards — 2015 Awards.”
(3)	Reflects the net change during each of the years reflected in the present value of the named executives’ accumulated benefits under the defined benefit plans discussed below under the heading “— Pension Benefits.” In 2015, the present value of the accumulated benefits under those defined pension plans decreased by $123,573 for Mr. Goff and $111,772 for Mr. Cole (primarily due to (i) an additional year of benefit accrual, (ii) a one year decrease in the discount period and (iii) changes in both the discount rate and mortality assumption from 2014 to 2015). Each of our named executives experienced negative changes in 2013 in the value of their pensions under these plans (primarily due to increases in the discount rates used to value pension liabilities). The present value of the accumulated benefits under these plans decreased during 2013 by $125,605 for Mr. Post, $91,118 for Mr. Ewing, $118,903 for Mr. Goff, $158,184 for Mr. Cole and $195,547 for Ms. Puckett. SEC rules dictate that each of these 2015 and 2013 decreases be treated as a $0 Change in Pension Value for purposes of calculating total compensation. For information on payments made in 2015 to Ms. Puckett under our qualified pension plan, see “— Pension Benefits” below.
(4)	The amounts shown in this column are comprised of (i) reimbursements for the cost of an annual physical examination, (ii) personal use of our aircraft, (iii) contributions or other allocations to our defined contribution plans, (iv) reimbursements of the cost of relocating one of our named executives and his family from Europe to the site of our headquarters office in 2014, including without limitation residential closing costs, travel costs, moving expenses, loss on the sale of a vehicle and lease termination penalties (aggregating to $324,903), plus related tax-gross up payments of $20,042, and (v) amounts paid by us to one of our former executives for post-termination payments, consisting of cash severance payments of $1,560,599 and the cost of continued pension and welfare benefits estimated at $36,500, in each case for and on behalf of the named executives as follows:

Name	Year	Physical Exam	Aircraft Use	Contributions to Plans	Relocation Costs	Post Termination Payments	Total
Current Executives:
Mr. Post	2015	$3,035	$6,120	$99,490	$—	$—	$108,645
	2014	2,831	7,500	97,155	—	—	107,486
	2013	4,026	17,920	101,855	—	—	123,801
Mr. Ewing	2015	3,775	—	43,745	—	—	47,520
	2014	—	—	44,710	—	—	44,710
	2013	—	7,400	48,369	—	—	55,769
Mr. Goff	2015	7,441	6,600	40,238	—	—	54,279
	2014	—	7,758	37,842	—	—	45,600
	2013	—	9,510	28,017	—	—	37,527
Mr. Hussain	2015	—	—	9,275	—	—	9,275
	2014	—	—	—	344,945	—	344,945
Mr. Cole	2015	3.383	—	29,577	—	—	32,960
	2014	—	—	30,092	—	—	30,092
	2013	—	—	31,048	—	—	31,048
Former Executive:
Ms. Puckett	2015	2,956	6,250	46,391	—	1,597,099	1,652,696
	2014	2,936	1,705	55,269	—	—	59,910
	2013	—	—	53,845	—	—	53,845

In accordance with applicable SEC and accounting rules, we have not reflected the accrual or payment of dividends relating to unvested restricted stock as compensation in the Summary Compensation Table. In addition, the amounts shown in the Summary Compensation Table do not reflect any benefits associated with participating in recreational activities scheduled during board retreats. For additional information, see “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Other Benefits — Perquisites.”

(5)	Mr. Hussain commenced employment with us on October 27, 2014. Mr. Hussain received a cash signing bonus of $100,000 as part of his negotiated employment package. Mr. Hussain’s annual incentive bonus with respect to 2014 was prorated based on the number of days worked during 2014.
(6)	Ms. Puckett’s employment with us ended on August 31, 2015. Consequently, Ms. Puckett forfeited the restricted stock awards granted to her in early 2015. Ms. Puckett’s annual incentive bonus with respect to 2015 was prorated based on the number of days worked during 2015. For additional information, see “— Potential Terminations Payments — Amounts Paid to Former Executive.”

Incentive Compensation and Other Awards

2015 Awards. The table and discussion below summarize:

•	the range of potential cash payouts under short-term incentive bonus awards that were granted to each named officer on the dates indicated below with respect to performance during 2015, and

•	grants of long-term compensation awarded to each named officer on the dates indicated below, consisting of (i) the number of shares of time-vested restricted stock awarded, (ii) the range of potential share payouts under relative performance-based restricted stock awards and (iii) the range of potential share payouts under absolute performance-based restricted stock awards, which for purposes of the table below are referred to as the time-vested awards, the relative performance awards and the absolute performance awards, respectively.

Grants of Plan-Based Awards

Name	Type of Award and Grant Date(1)	Range of Payouts Under 2015 Non- Equity Incentive Plan Awards(2)			Estimated Future Share Payouts Under Equity Incentive Plan Awards(3)			All other Stock Awards: Unvested Shares (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Current Executives:
Glen F. Post, III	Annual Bonus	$1,093,750	$2,187,500	$4,375,000	—	—	—	—	—
	Time-Vested Award	—	—	—	—	—	—	87,760	$3,214,649
	Relative Performance Award	—	—	—	32,910	65,820	131,640	—	2,407,037
	Absolute Performance Award	—	—	—	32,910	65,820	131,640	—	1,656,031
R. Stewart Ewing, Jr.	Annual Bonus	365,000	730,000	1,460,000	—	—	—	—	—
	Time-Vested Award	—	—	—	—	—	—	16,106	589,963
	Relative Performance Award	—	—	—	6,040	12,080	24,160	—	441,766
	Absolute Performance Award	—	—	—	6,040	12,080	24,160	—	303,933
Stacey W. Goff	Annual Bonus	296,016	592,032	1,184,064	—	—	—	—	—
	Time-Vested Award	—	—	—	—	—	—	13,009	476,520
	Relative Performance Award	—	—	—	4,879	9,757	19,514	—	356,813
	Absolute Performance Award	—	—	—	4,879	9,757	19,514	—	245,486
Aamir Hussain	Annual Bonus	237,505	475,010	950,020	—	—	—	—	—
	Time-Vested Award	—	—	—	—	—	—	14,454	529,450
	Relative Performance Award	—	—	—	5,421	10,841	21,682	—	396,455
	Absolute Performance Award	—	—	—	5,421	10,841	21,682	—	272,760
David D. Cole	Annual Bonus	217,341	434,681	869,362	—	—	—	—	—
	Time-Vested Award	—	—	—	—	—	—	11,770	431,135
	Relative Performance Award	—	—	—	4,414	8,827	17,654	—	322,803
	Absolute Performance Award	—	—	—	4,414	8,828	17,656	—	222,112
Former Executive:
Karen A. Puckett(6)	Annual Bonus	270,500	541,000	1,082,000	—	—	—	—	—
	Time-Vested Award	—	—	—	—	—	—	23,579	863,699
	Relative Performance Award	—	—	—	8,842	17,684	35,368	—	646,704
	Absolute Performance Award	—	—	—	8,843	17,685	35,370	—	444,955

(1)	Each of these awards was granted on February 23, 2015 with respect to each named officer.
(2)	These columns provide information on the potential bonus payouts approved with respect to 2015 performance. For information on the actual amounts paid based on 2015 performance criteria, see the column of the Summary Compensation Table labeled “Non-Equity Incentive Plan Compensation.” As described further herein, the failure to meet the “threshold” level of performance would result in no annual bonus payment.
(3)	Represents the relative performance awards and absolute performance awards granted on February 23, 2015 to each named executive, as described in greater detail below.
(4)	Represents the time-vested awards granted in 2015 to each named executive, as described in greater detail below.
(5)	Calculated in accordance with FASB ASC Topic 718 in the manner described in note 1 to the Summary Compensation Table above.
(6)	As noted in note 6 to the Summary Compensation Table appearing above, Ms. Puckett has forfeited all of the 2015 awards reflected in this table.

Terms of 2015 Restricted Stock Awards. The restricted stock issued to our executive officers in 2015 consisted of awards of:

•	time-vested restricted stock

•	performance-based restricted stock, the ultimate payout of which will be based on our total shareholder return relative to the peer group referred to below (“relative performance-based restricted stock”)

•	performance-based restricted stock, the ultimate payout of which will be based on our attainment of the absolute financial goals described below (“absolute performance-based restricted stock” and, collectively with the relative performance-based restricted stock, the “performance-based restricted stock”).

Vesting. For each named officer, the shares of time-vested restricted stock awarded in 2015 will vest in three equal installments on February 23 of 2016, 2017 and 2018, subject to the named officer’s continued employment with us. For each named officer, the shares of their 2015 performance-based restricted stock will, subject to their continued employment, vest on February 23, 2018, but only upon attaining the performance goals specified below with respect to the period between January 1, 2015 and December 31, 2017 (the “performance period”).

In addition to the vesting described above, all of the shares of the time-vested restricted stock and performance-based restricted stock awarded in 2015 also vest upon the death or disability of the named officer, and some or all of these shares may under certain circumstances vest or remain subject to future vesting upon the retirement of the named officer at his or her early or normal retirement age. In addition, upon certain terminations of employment following a change of control of the Company, the shares of the 2015 time-vested restricted stock will vest and the shares of the 2015 performance-based restricted stock will remain subject to future vesting, all as described in greater detail below under “— Potential Termination Payments.” The vesting terms for our outstanding restricted stock granted in earlier years is substantially the same as noted above.

Shares Issuable Under Performance-Based Restricted Stock. In the preceding “Grants of Plan-Based Awards” table, the number of performance-based restricted shares listed under the “target” column for each named executive officer represents the number of shares actually granted to that officer that will vest if we perform at the targeted performance level. Generally speaking, the actual number of shares of performance-based restricted stock that will vest will depend upon whether our relative and absolute performance over the performance period is less than, equal to or more than the relative and absolute targets established by the Committee in connection with granting these awards.

All shares of the relative performance-based restricted stock will vest if we perform at the “target” performance level, which is attaining total shareholder return over the three-year performance period equal to the 50th percentile of the total shareholder return of the companies in a 26-company TSR peer group for the same three-year period. Each named executive officer will receive a greater or lesser number of shares of relative performance-based restricted stock depending on our actual total shareholder return in relation to that of the 26 TSR peer companies, as discussed further under “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Long-Term Equity Incentive Compensation.”

None of the shares of absolute performance-based restricted stock will vest unless we attain at least a 6% operating cash flow annual return on average assets during the performance period. If we do, all shares of the absolute performance-based restricted stock will vest if we attain the “target” amount of our consolidated legacy and strategic revenue (as defined in our federal securities law reports) over the three-year performance period. This target amount of such revenue over this three-year period will equal the sum of (i) the amounts of targeted legacy and strategic revenue for 2015 and 2016 as determined by the Committee in early 2015 and 2016, respectively, and (ii) the amount of targeted legacy and strategic revenue for 2017 to be determined by the Committee in early 2017. Each named executive officer will receive a greater or lesser number of shares of absolute performance-based restricted stock depending on our actual absolute revenues over the performance period, as discussed further under “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Long-Term Equity Incentive Compensation.”

Any contingent right of a named executive officer to receive more than the number of shares actually granted on February 23, 2015 are treated by us as restricted stock units under the terms of the CenturyLink 2011 Equity Incentive Plan.

Other Terms. All dividends related to shares of the above-described time-vested and performance-based restricted stock will be paid to the holder only upon the vesting of such shares. Unless and until forfeited, these shares may be voted by the named executive officers.

All of these above-described restricted shares are subject to forfeiture if the officer competes with us or engages in certain other activities harmful to us, all as specified further in the forms of incentive agreements that we have filed with the SEC. See “— Potential Termination Payments.”

For additional information about our grants of time-vested restricted stock, relative performance-based restricted stock (including the 26-company TSR peer group referred to above) and absolute performance-based restricted stock, see “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Long-Term Equity Incentive Compensation.”

Outstanding Awards. The table below summarizes information on stock options and unvested restricted stock outstanding at December 31, 2015.

Outstanding Equity Awards at December 31, 2015(1)

	Option Awards				Stock Awards
					Equity Incentive Plan Awards(3)			All Other Stock Awards
Name	Number of Securities Underlying Unexercised Options(2)	Option Exercise Price	Option Expiration Date		Grant Date	Unvested Shares	Market Value of Unvested Shares	Unvested Shares (4)	Market Value of Unvested Shares
Current Executives:
Glen F. Post, III	200,000	$45.90	2/26/2017		5/23/2013	88,146	$2,217,753	29,382	$739,251
					2/20/2014	155,418	3,910,317	69,074	1,737,902
					2/23/2015	131,640	3,312,062	87,760	2,208,042
R. Stewart Ewing, Jr.	62,500	35.41	2/20/2016	(5)	5/23/2013	20,835	524,209	6,945	174,736
	62,500	45.90	2/26/2017		2/20/2014	32,327	813,347	14,368	361,499
					2/23/2015	24,160	607,866	16,106	405,227
Stacey W. Goff	40,500	45.90	2/26/2017		5/23/2013	16,027	403,239	5,342	134,405
					2/20/2014	26,111	656,953	11,604	291,957
					2/23/2015	19,514	490,972	13,009	327,306
Aamir Hussain	—	—	—		11/7/2014	—	—	42,044	1,057,827
					2/23/2015	21,682	545,519	14,454	363,663
David D. Cole	40,500	45.90	2/26/2017		5/23/2013	15,225	383,061	5,075	127,687
					2/20/2014	23,624	594,380	10,499	264,155
					2/23/2015	17,655	444,200	11,770	296,133
Former Executive:
Karen A. Puckett(6)	75,000	45.90	2/26/2017		5/23/2013	30,501	767,405	—	—
					2/20/2014	47,325	1,190,697	—	—
					2/23/2015	—	—	—	—

(1)	All information on exercisability, vesting and market value is solely as of December 31, 2015. This table does not reflect (i) exercises of options, vesting of restricted stock or other changes in the equity awards since such date or (ii) any additional equity grants since such date.
(2)	We have not granted options to executives since 2007; all of the options summarized under this column were exercisable as of December 31, 2015.
(3)	Represents performance-based restricted shares granted on May 23, 2013, February 20, 2014 and February 23, 2015. The table above assumes, as of December 31, 2015, that we would perform at “target” levels such that all performance-based shares granted to each named executive would vest fully. In early 2016, we determined that (i) the TSR performance-based restricted stock granted on May 23, 2013 would not vest and would be forfeited and (ii) 92.6% of the absolute revenue performance-based restricted stock granted on May 23, 2013 would vest and the remaining shares would be forfeited. For additional information on the vesting and other terms of our most recent grant of performance-based restricted shares, see “— 2015 Awards” and “— Terms of 2015 Restricted Stock Awards.”
(4)	All shares listed under this column are shares of time-vested restricted stock that generally vest at a rate of one-third per year during the first three years after that grant date. For additional information on the vesting and other terms of our most recent grant of time-vested restricted shares, see “— Terms of 2015 Restricted Stock Awards.”
(5)	These options lapsed on their expiration date.
(6)	See note 6 to the Summary Compensation Table appearing above.

2015 Exercises and Vesting. The following table provides information on Common Shares acquired by the named officers during 2015 in connection with the exercise of options and the vesting of restricted stock.

Option Exercises and Stock Vested During 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Current Executives:
Glen F. Post, III	—	$—	83,534	$3,002,226
R. Stewart Ewing, Jr.	—	—	20,762	747,288
Stacey W. Goff	—	—	16,066	578,363
Aamir Hussain	—	—	21,021	600,570
David D. Cole	—	—	15,246	548,827
Former Executive:
Karen A. Puckett	—	—	60,442	1,894,974	(3)

(1)	Represents the vesting of time-vested restricted shares granted in 2012, 2013 and 2014. No shares vested from performance-based restricted shares granted in 2012, the vesting conditions of which are described in “Compensation Discussion and Analysis — Our Compensation Philosophy and Linkage to Pay for Performance — Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives — Actual Payouts of Performance-Based Restricted Stock.”
(2)	Based on the closing trading price of the Common Shares on the applicable vesting date.
(3)	See “—Potential Terminations Payments — Amounts Paid to Former Executive.”

Pension Benefits

Amount of Benefits. The following table and discussion summarize pension benefits payable to the named officers under (i) the CenturyLink Component of the CenturyLink Combined Pension Plan, qualified under Internal Revenue Code Section 401(a), which permits eligible participants (including officers) who have completed at least five years of service to receive a pension benefit upon attaining early or normal retirement age, and (ii) our nonqualified supplemental defined benefit plan, which is designed to pay supplemental retirement benefits to certain officers in amounts equal to the benefits such officers would otherwise forego due to federal limitations on compensation and benefits under qualified plans. We refer to these particular defined benefit plans below as our “Qualified Plan” and our “Supplemental Plan,” respectively, and as our “Pension Plans,” collectively.

Name(1)	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Current Executives:
Glen F. Post, III	Qualified Plan	17	$1,977,775	$—
	Supplemental Plan	17	2,542,070	—
R. Stewart Ewing, Jr.	Qualified Plan	17	2,070,403	—
	Supplemental Plan	17	1,032,719	—
Stacey W. Goff	Qualified Plan	17	565,482	—
	Supplemental Plan	17	410,296	—
David D. Cole	Qualified Plan	17	1,409,535	—
	Supplemental Plan	17	495,843	—
Former Executive:
Karen A. Puckett	Qualified Plan	16	—	1,049,580	(3)
	Supplemental Plan	16	972,772	—

(1)	Aamir Hussain is not currently eligible to participate in either of our Pension Plans.
(2)	These figures represent accumulated benefits as of December 31, 2015 based on several assumptions, including the assumption that the executive remains employed by us and begins receiving retirement benefits at the normal retirement age of 65, with such accumulated benefits being discounted from the normal retirement age to December 31, 2015 using discount rates ranging between 4.22% and 4.50%. No adjustments have been made to reflect reductions required under any qualified domestic relations orders. See Note 7 titled “Employee Benefits” of the notes to our audited financial statements included in Appendix B for additional information.
(3)	Karen Puckett received a lump sum payment under this plan on November 1, 2015 and is no longer entitled to any future benefits under this plan.

Pension Plans. With limited exceptions specified in the Pension Plans, we “froze” our Qualified Plan and Supplemental Plan as of December 31, 2010, which means that no additional monthly pension benefits have accrued under such plans since that date (although service after that date continues to count towards vesting and benefit eligibility and a limited transitional benefit for eligible participants continued to accrue through 2015).

Prior to this freezing of benefit accruals, the aggregate amount of these named officers’ total monthly pension benefit under the Qualified Plan and Supplemental Plan was equal to the participant’s years of service since 1999 (up to a maximum of 30 years) multiplied by the sum of (i) 0.5% of his or her final average pay plus (ii) 0.5% of his or her final average pay in excess of his or her Social Security covered compensation, where “final average pay” was defined as the participant’s average monthly compensation during the 60 consecutive month period within his or her last ten years of employment in which he or she received his or her highest compensation. Effective December 31, 2010, the Qualified Plan and Supplemental Plan were amended to cease all future benefit accruals under the above formula (except where a collective bargaining agreement provides otherwise). In lieu of additional accruals under the above-described formula, each affected participant’s accrued benefit as of December 31, 2010 increases 4% per year, compounded annually through the earlier of December 31, 2015 or the termination of the participant’s employment.

Under both Pension Plans, “average monthly compensation” is determined based on the participant’s salary plus annual cash incentive bonus. Although the retirement benefits described above are provided through separate plans, we have in the past transferred benefits from the Supplemental Plan to the Qualified Plan, and reserve the right to make further similar transfers to the extent allowed under applicable law. The value of benefits transferred to the Qualified Plan, which directly offset the value of benefits in the Supplemental Plan, will be payable to the recipients in the form of enhanced annuities or supplemental benefits and are reflected in the table above under the “Present Value of Accumulated Benefits” column.

The normal form of benefit payment under both of our Pension Plans is (i) in the case of unmarried participants, a monthly annuity payable for the life of the participant, and (ii) in the case of married participants, an actuarially equivalent monthly annuity payable for the lifetime of the participant and a survivor annuity payable for the lifetime of the spouse upon the participant’s death. Participants may elect optional forms of annuity benefits under each Pension Plan and, in the case of the Qualified Plan, an annuity that guarantees ten years of benefits, all of which are actuarially equivalent in value to the normal form of benefit. The enhanced annuities described in the prior paragraph may be paid in the form of a lump sum, at the participant’s election.

The normal retirement age is 65 under both of the Pension Plans. Participants may receive benefits under both of these plans upon “early retirement,” which is defined as attaining age 55 with five years of service. Under both of these plans, the benefit payable upon early termination is calculated under formulas that pay between 60% to 100% of the base plan benefit and 48% to 92% of the excess plan benefit, in each case with the lowest percentage applying to early retirement at age 55 and proportionately higher percentages applying to early retirement after age 55. For additional information on early retirement benefits, please see the applicable early retirement provisions of the Pension Plans, copies of which are filed with the SEC.

Glen F. Post, III, R. Stewart Ewing, Jr. and David D. Cole are currently eligible for early retirement under the Qualified Plan and Supplemental Plan.

Deferred Compensation

The following table and discussion provides information on our Supplemental Dollars & Sense Plan, which is designed to permit officers to defer a portion of their salary in excess of the amounts that may be deferred under federal law governing qualified 401(k) plans.

Non-Qualified Deferred Compensation

Name	Aggregate Balance at December 31, 2014	Executive Contributions in 2015(1)	CenturyLink Contributions in 2015(2)	Aggregate Earnings in 2015(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2015
Current Executives:
Glen F. Post, III	$3,354,249	$240,489	$91,238	$(40,456)	$—	$3,645,520
R. Stewart Ewing, Jr.	1,191,795	109,811	34,470	(24,364)	—	1,311,713
Stacey W. Goff	1,304,101	119,129	37,411	(41,353)	—	1,419,289
Aamir Hussain	—	—	—	—	—	—
David D. Cole	880,868	66,471	20,302	(14,244)	—	953,397
Former Executive:
Karen A. Puckett(4)	1,457,144	74,508	43,463	(44,442)	—	1,530,673

(1)	All of these amounts in this column reflect contributions by the officer of salary paid in 2015 and reported as 2015 salary compensation in the Summary Compensation Table.
(2)	This column includes our match of the officer’s contribution under the terms of the plan. We have reflected all of these amounts as 2015 compensation in the column of the Summary Compensation Table labeled “All Other Compensation.”
(3)	Aggregate earnings in 2015 include interest, dividends and distributions earned with respect to deferred compensation invested by the officers in the manner described in the text below.
(4)	As a result of leaving the Company in 2015, Ms. Puckett received all of her deferred compensation held under the plan on March 1, 2016.

Under our Supplemental Dollars & Sense Plan, certain of our senior officers may defer up to 50% of their salary in excess of the federal limit on annual contributions to a qualified 401(k) plan. For every dollar that an eligible participant contributes to this plan up to 6% of his or her excess salary, we add an amount equal to the total matching percentage then in effect for matching contributions made by us under our qualified 401(k) plan (which for 2015 equaled the sum of all of the initial 1% contributed and half of the next 5% contributed). All amounts contributed under this supplemental plan by the participants or us are allocated among deemed investments which follow the performance of the same broad array of funds offered under our qualified 401(k) plan. This is reflected in the market value of each participant’s account. Participants may change their deemed investments in these funds at any time. We reserve the right to transfer benefits from the Supplemental Dollars & Sense Plan to our qualified 401(k) or retirement plans to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to our qualified plans directly offsets the value of benefits in the Supplemental Dollars & Sense Plan. Participants in the Supplemental Dollars & Sense Plan normally receive payment of their account balances in a lump sum once they cease working full-time for us, subject to any deferrals mandated by federal law.

Potential Termination Payments

The materials below discuss payments and benefits that our officers are eligible to receive if they (i) resign or retire, (ii) are terminated by us, with or without cause, (iii) die or become disabled or (iv) become entitled to termination benefits following a change of control of CenturyLink. The amounts actually paid to Ms. Puckett in connection with the termination of her employment in 2015 are detailed below under “— Amounts Paid to Former Executive.”

Notwithstanding the information appearing below, you should be aware that our officers have agreed to forfeit their equity compensation awards (and profits derived therefrom) if they compete with us or engage in other activity harmful to our interests while employed with us or within 18 months after termination. Certain other compensation might also be recoverable by us under certain circumstances after termination of employment. See “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation — Forfeiture of Prior Compensation” for more information.

Payments Made Upon All Terminations. Regardless of the manner in which our employees’ employment terminates prior to a change of control, they are entitled to receive amounts earned during their term of employment (subject to the potential forfeitures discussed above). With respect to each such terminated employee, such amounts include his or her:

•	salary and earned but unused vacation pay through the date of termination, payable immediately following termination in cash

•	annual incentive bonus, but only if such employee served for the entire bonus period or through the date such bonus is payable (unless this service requirement is waived or more favorable treatment is applicable in the case of retirement, death or disability)

•	restricted stock that has vested

•	benefits accrued and vested under our qualified and supplemental defined benefit pension plans, with payouts generally occurring at early or normal retirement age

•	vested account balance held in our qualified and supplemental defined contribution plans, which the employee is generally free to receive at the time of termination

•	rights to continued health care benefits to the extent required by law.

Payments Made Upon Voluntary or Involuntary Terminations. In addition to benefits described under the heading immediately above, employees involuntarily terminated by us without cause prior to a change of control are also entitled, subject to certain conditions, to:

•	exercise all vested options within 190 days of the termination date

•	accelerated vesting of all, or a portion of, unvested time-vested restricted stock if approved by our Compensation Committee

•	a cash severance payment in the amount described under “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Other Benefits — Severance Benefits” plus the receipt of any short-term incentive bonus payable under their applicable bonus plan and outplacement assistance benefits.

None of the benefits listed immediately above are payable if the employee resigns or is terminated for cause, except that resigning employees are entitled to exercise their vested options within 190 days and employees terminated for cause could request the Compensation Committee to accelerate their unvested time-vested restricted stock (which is unlikely to be granted).

Payments Made Upon Retirement. Employees who retire in conformity with our retirement plans and policies are entitled, subject to certain conditions, to:

•	exercise all of their options, all of which accelerate upon retirement, within three years of their retirement date

•	accelerated vesting of all, or a portion of, unvested time-vested restricted stock if approved by our Compensation Committee

•	payment of their annual incentive bonus or a pro rata portion thereof, depending on their retirement date

•	post-retirement life, health and welfare benefits

•	all of the benefits described under the heading “— Payments Made Upon All Terminations.”

In addition, an employee who retires from the Company will continue to vest in his or her unvested performance-based restricted stock for the remainder of the applicable performance period. If the employee takes early retirement, this continued vesting opportunity only applies to a reduced pro rata number of unvested shares, based on the number of days he or she was employed during the performance period.

Payments Made Upon Death or Disability. Upon death or disability, officers (or their estates) are generally entitled to (without duplication of benefits):

•	payments under our disability or life insurance plans, as applicable

•	exercise all of their options, all of which accelerate upon death or disability, within two years

•	keep all of their time-vested restricted stock, whether vested or unvested

•	payment of their annual incentive bonus or a pro rata portion thereof, depending on their date of death or disability

•	continued rights to receive (i) life, health and welfare benefits at early or normal retirement age, in the event of disabilities of employees with ten years of prior service, or (ii) health and welfare benefits payable to surviving eligible dependents, in the event of death of employees meeting certain age and service requirements

•	all of the benefits described under the heading “— Payments Made Upon All Terminations,” except that (i) upon death benefits under our retirement plans are generally available only to surviving spouses and (ii) benefits payable to mentally disabled employees under our nonqualified defined benefit retirement plans may be paid prior to retirement age.

Payments Made Upon a Change of Control. We have entered into agreements that entitle each of our executive officers who are terminated without cause or resign under certain specified circumstances within certain specified periods following any change in control of CenturyLink to (i) receive a lump sum cash severance payment equal to a multiple of such officer’s annual cash compensation (defined as salary plus the average annual incentive bonus over the past three years), (ii) receive such officer’s currently pending bonus or pro rata portion thereof, depending on the date of termination, and (iii) continue to receive, subject to certain exceptions, certain welfare benefits for certain specified periods. See “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Other Benefits — Change of Control Arrangements” for a description of the benefits under our change of control agreements.

Under CenturyLink’s above-referenced agreements, a “change in control” of CenturyLink would be deemed to occur upon (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares, (ii) a majority of our directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of CenturyLink.

The above-referenced agreements provide the benefits described above if we terminate the officer’s employment without cause or the officer resigns with “good reason,” which we describe further under the heading “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Other Benefits — Change of Control Arrangements.” We have filed copies or forms of these agreements with the SEC.

Participants in our supplemental defined benefit plan whose service is terminated within two years of the change in control of CenturyLink will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years if the participant is terminated by us without cause or resigns with “good reason”), determined in accordance with actuarial assumptions specified in the plan. Certain account balances under our qualified retirement plans will also fully vest upon a change of control of CenturyLink.

Under the terms of our 2011 Equity Incentive Plan, incentives granted thereunder will not vest, accelerate, become exercisable or be deemed fully paid unless otherwise provided in a separate agreement, plan or instrument. None of our equity award agreements since 2011 have provided for any such accelerated recognition of benefits solely upon a change of control. Instead, our current award agreements provide that any holder of incentives who is terminated by us or our successor without cause or resigns with good reason following a change of control will be entitled to receive full vesting of his or her time-vested restricted shares and continued rights under his or her performance-based restricted shares (on the same terms as if he or she had not been terminated).

We believe the above-described change of control benefits enhance shareholder value because:

•	prior to a takeover, these protections help us to recruit and retain talented officers and to help maintain the productivity of our workforce by alleviating concerns over economic security, and

•	during or after a takeover, these protections (i) help our personnel, when evaluating a possible business combination, to focus on the best interests of CenturyLink and its shareholders, and (ii) reduce the risk that personnel will accept job offers from competitors during takeover discussions.

Estimated Potential Termination Payments. The table below provides estimates of the value of payments and benefits that would become payable if our current named executives were terminated in the manner described below, in each case based on various assumptions, the most significant of which are described in the table’s notes.

Potential Termination Payments

		Type of Termination of Employment(1)
Name	Type of Termination Payment(2)	Involuntary Termination Without Cause(3)	Retirement(4)	Disability	Death	Termination Upon a Change of Control(5)
Glen F. Post, III	Annual Bonus	$1,697,500	$1,697,500	$1,697,500	$1,697,500	$1,697,500
	Equity Awards(6)	—	8,605,223	14,125,327	14,125,327	14,125,327
	Pension and Welfare(7)	76,300	—	—	—	110,700
	Cash Severance(8)	6,875,000	—	—	—	10,312,500

		$8,648,800	$10,302,723	$15,822,827	$15,822,827	$26,246,027

R. Stewart Ewing, Jr.	Annual Bonus	$566,480	$566,480	$566,480	$566,480	$566,480
	Equity Awards(6)	—	1,873,791	2,886,884	2,886,884	2,886,884
	Pension and Welfare(7)	23,300	—	—	—	39,100
	Cash Severance(8)	1,399,125	—	—	—	2,798,250

		$1,988,905	$2,440,271	$3,453,364	$3,453,364	$6,290,714
Stacey W. Goff	Annual Bonus	$459,417	$—	$459,417	$459,417	$459,417
	Equity Awards(6)	—	—	2,304,832	2,304,832	2,304,832
	Pension and Welfare(7)	29,000	—	—	—	50,500
	Cash Severance(8)	1,135,575	—	—	—	2,271,150

		$1,623,992	$—	$2,764,249	$2,764,249	$5,085,899

Aamir Hussain	Annual Bonus	$368,607	$—	$368,607	$368,607	$368,607
	Equity Awards(6)	—	—	1,967,009	1,967,009	1,967,009
	Pension and Welfare(7)	29,700	—	—	—	51,900
	Cash Severance(8)	950,000	—	—	—	1,900,000

		$1,348,307	$—	$2,335,616	$2,335,616	$4,287,516
David D. Cole	Annual Bonus	$337,312	$337,312	$337,312	$337,312	$337,312
	Equity Awards(6)	—	1,369,283	2,109,616	2,109,616	2,109,616
	Pension and Welfare(7)	30,200	—	—	—	52,900
	Cash Severance(8)	920,550	—	—	—	1,841,100

		$1,288,062	$—	$2,446,928	$2,446,928	$4,340,928

(1)	All data in the table reflects our estimates of the value of payments and benefits assuming the named officer was terminated on December 31, 2015. The closing price of the Common Shares on such date was $25.16. The table reflects only estimates of amounts earned or payable through or at such date based on various assumptions. Actual amounts can be determined only at the time of termination. If a named officer voluntarily resigns or is terminated with cause, he or she will not be entitled to any special or accelerated benefits, but will be entitled to receive various payments or benefits that vested before the termination date. The table reflects potential payments based upon a physical disability; additional benefits may be payable in the event of a mental disability.
(2)	As further described above, upon termination of employment, the named officers may become entitled to receive certain special, accelerated or enhanced benefits, including, subject to certain exceptions, the right to receive payment of their annual cash incentive bonus, an acceleration under certain circumstances of the vesting of their outstanding equity awards, current or enhanced pension and welfare benefits, or cash severance payments. The table excludes (i) payments or benefits made under broad-based plans or arrangements generally available to all salaried full-time employees and (ii) benefits, awards or amounts that the officer was entitled to receive prior to termination of employment.
(3)	The amounts listed in this column reflect payments to which the named officer would be entitled to under our executive severance plan if involuntarily terminated by us without cause prior to a change of control. The amounts listed in this column would not be payable if the officer voluntarily resigns or is terminated for cause.

(4)	Messrs. Post, Ewing and Cole are eligible to retire early under CenturyLink’s defined benefit pension plans described above under the heading “Executive Compensation — Pension Benefits.” The amounts reflected under the “Retirement” column do not reflect the amount of lifetime annuity payments payable upon early retirement. Assuming early retirement as of December 31, 2015, Messrs. Post, Ewing and Cole would have been entitled to monthly annuity payments of approximately $28,507, $19,638 and $11,619, respectively, over their lifetimes, some of which, in the case of Mr. Ewing, may be payable to his ex-wife under a qualified domestic relations order. For further information, see the other notes below.
(5)	The information in this column assumes each named officer became entitled at December 31, 2015 to the benefits under CenturyLink’s agreements in existence on such date described above under “— Payments Made Upon a Change of Control” upon an involuntary termination without cause or resignation with good reason. All amounts are based on several assumptions.
(6)	The information in this row (i) reflects the benefit to the named officer arising out of the accelerated vesting of some or all of his or her restricted stock caused by the termination of employment based upon the intrinsic method of valuation, (ii) assumes that the Compensation Committee would not approve the acceleration of the named officer’s restricted stock in the event of an involuntary termination, and (iii) assumes that the Compensation Committee would approve, in the event of the early retirement of Messrs. Post, Ewing or Cole, the acceleration of all of their restricted stock outstanding for at least one year. Assuming the Compensation Committee approved the acceleration of all of the named officers’ restricted stock in connection with an involuntary termination of employment at December 31, 2015, the amounts reflected in the table under the column “Involuntary Termination Without Cause” would have been higher by the following amounts: $14,125,327 for Mr. Post, $2,886,884 for Mr. Ewing, $2,304,832 for Mr. Goff, $1,967,009 for Mr. Hussain and $2,109,616 for Mr. Cole.
(7)	The information in this row reflects only the incremental benefits that accrue upon an event of termination, and excludes benefits that were vested on December 31, 2015. For information on the present value of the named officers’ accumulated benefits under our defined benefit pension plans, see “— Pension Benefits,” and for information on the aggregate balances of the named officers’ non-qualified deferred compensation, see “— Deferred Compensation.” As indicated above, the named officer would also be entitled to receive a distribution of his or her 401(k) benefits and various other broad-based benefits.
(8)	The information in this row excludes, in the case of disability or death, payments made by insurance companies.

Amounts Paid to Former Executive. As noted previously, Karen A. Puckett’s employment with us ended during 2015 (effective August 31, 2015). Under the terms of our short-term incentive bonus program, Ms. Puckett, who was then eligible for early retirement, earned a prorated annual incentive bonus of $419,816 for 2015 based on actual performance, as reported in the Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.” In addition to other amounts paid or payable to her upon her retirement under certain broad-based plans, our Pension Plans (see “— Pension Benefits” above) and our Supplemental Dollars & Sense Plan (see “— Deferred Compensation” above), the Committee determined that she qualified for payments under our executive severance plan. Under that plan, Ms. Puckett received a cash severance payment equal to one year of total target compensation ($1,560,599) and the continuation of health and welfare benefits for one year and outplacement services (valued at $36,500), both of which are reported above in the Summary Compensation Table under the heading “All Other Benefits.”

In addition to these contractual rights, the Committee exercised its discretion to (i) accelerate vesting of her 2013 and 2014 time-vested restricted shares (valued at $843,648, based on the per share closing price of our Common Shares on her date of retirement, and included above in the “Options Exercised and Stock Vested” table) and (ii) permit her to continue to hold her 2013 and 2014 performance-based restricted stock, which remain subject to their original performance conditions as disclosed above in the “Outstanding Equity Awards” table. The remainder of Ms. Puckett’s equity awards, which were granted to her in fiscal 2015, were forfeited upon her termination of employment, excluding her nine-year old options that currently have no intrinsic value.

DIRECTOR COMPENSATION

Overview

The Board believes that each director who is not employed by us (whom we refer to as outside directors or non-management directors) should be compensated through a mix of cash and equity-based compensation, which most recently has been granted in the form of restricted stock. The Compensation Committee, consisting entirely of independent directors, has primary responsibility for periodically reviewing and considering any revisions to director compensation. The Committee’s compensation consultant typically assists the Committee in connection with its review of director compensation. The Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation.

The table and the discussion below summarize how we compensated our outside directors in 2015.

2015 Compensation of Outside Directors

Name	Fees Earned or Paid in Cash	Stock Awards(2),(3)	All Other Compensation(4)	Total
Continuing Directors:(1)
Virginia Boulet	$134,000	$140,391	$2,363	$276,754
Peter C. Brown	111,000	140,391	—	251,391
W. Bruce Hanks	138,000	140,391	4,514	282,905
Mary L. Landrieu	—	—	—	—
Gregory J. McCray	129,000	140,391	—	269,391
William A. Owens	121,000	334,006	—	455,006
Harvey P. Perry	197,000	140,391	3,875	341,266
Michael J. Roberts	99,000	140,391	—	239,391
Laurie A. Siegel	119,750	140,391	2,555	262,696
Retiring Directors:(5)
Richard A. Gephardt	83,000	140,391	—	223,391
C. G. Melville, Jr.	127,500	140,391	—	267,891
Former Directors:(6)
Fred R. Nichols	28,250	—	2,698	30,948
Joseph R. Zimmel	103,000	140,391	—	243,391

(1)	Excludes Martha H. Bejar, a current director who was appointed to the Board on January 19, 2016.
(2)	For purposes of determining the number of restricted shares to grant to each outside director, the Compensation Committee valued each of these stock awards to equal $145,000 (or $345,000 in the case of Adm. Owens), based upon the volume-weighted average closing price of our Common Shares over a 15-day trading period ending prior to the grant date. For purposes of reporting the fair value of these awards in the table above, however, we valued each grant based upon the closing stock price of our Common Shares on the grant date in accordance with FASB ASC Topic 718. These grants vest on May 21, 2016 (subject to accelerated vesting or forfeiture in certain limited circumstances). See “— Cash and Stock Payments.”
(3)	As of December 31, 2015, William A. Owens held 9,752 unvested shares of restricted stock and each of our other outside directors then in office held 4,099 unvested shares of restricted stock, which constituted the only unvested equity-based awards held by our outside directors as of such date (excluding equity awards granted to Michael J. Roberts prior to his commencement of service on our board following the Qwest merger). For further information on our directors’ stock ownership, see “Ownership of Our Securities — Executive Officers and Directors,” and for information on certain deferred fee arrangements pertaining to Mr. Roberts, see “— Other Benefits.”
(4)

Includes (i) reimbursements for the cost of annual physical examinations and related travel of $3,961 for Mr. Hanks, $3,322 for Mr. Perry and $2,555 for Ms. Siegel and (ii) the value of personal use of our aircraft in the amount of $2,363 for Ms. Boulet, $553 for Mr. Hanks, $553 for Mr. Perry and $2,698 for

Mr. Nichols. Except as otherwise noted in the prior sentence, the table above does not reflect reimbursements for travel expenses or any benefits associated with participating in recreational activities scheduled during board retreats (as described further under the heading “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Other Benefits — Perquisites”).
(5)	Richard A. Gephardt and C.G. Melville, Jr. will be retiring from the Board at the meeting, at which time all of their outstanding shares of restricted stock will vest.
(6)	Fred R. Nichols served as a director through March 1, 2015, when he died. Joseph R. Zimmel resigned from the Board on January 19, 2016.

Cash and Stock Payments

Each outside director is paid an annual fee of $65,000 plus $2,000 for attending each regular board meeting, special board meeting (including each day of the Board’s annual planning session), committee meeting and separate director education program.

Currently, William A. Owens, in his capacity as the non-executive Chairman of the Board, receives supplemental board fees at the rate of $200,000 per year payable in shares of time-vested restricted stock (valued using the 15-trading day average closing price specified in note 2 of the table appearing above under “— Overview”). The restricted stock issued to the Chairman during 2015 vests on May 21, 2016 (subject to accelerated vesting in certain limited circumstances). The Board anticipates making a similar grant to the Chairman in May 2016. The Chairman’s duties are set forth in our corporate governance guidelines. See “Corporate Governance.”

Currently, Harvey P. Perry, in his capacity as non-executive Vice Chairman of the Board, receives supplemental board fees at the rate of $100,000 cash per year. The Board anticipates making a similar payment to Mr. Perry in May 2016. The Vice Chairman’s current duties include, among others, (i) assisting the Chairman by facilitating communications among the directors and monitoring the activities of the Board’s committees, (ii) serving at the Chairman’s request on the board of any company in which we have an investment, (iii) monitoring our strategies and (iv) performing certain executive succession functions.

We also pay annual supplemental board fees to the chairs of each of our committees as follows: (i) the chair of the Audit Committee receives $25,000, (ii) the chair of the Compensation Committee receives $18,750, (iii) the chair of the Nominating Committee receives $15,000 and (iv) the chair of the Risk Evaluation Committee receives $12,500.

During 2015, the Compensation Committee authorized each outside director to receive shares of time-vested restricted stock valued at $145,000 (valued using the 15-trading day average closing price specified in note 2 of the table appearing above under “— Overview”) that vest on May 21, 2016 (subject to accelerated vesting in certain limited circumstances). The Compensation Committee currently expects to authorize comparable equity grants in May 2016 to each outside director serving on the day after our 2016 annual meeting.

Other Benefits

Each outside director is entitled to be reimbursed (i) for expenses incurred in attending board and committee meetings, (ii) for expenses incurred in attending director education programs and (iii) up to $5,000 per year for the cost of an annual physical examination, plus related travel expenses.

In connection with our 2011 merger with Qwest, we assumed the Qwest Deferred Compensation Plan for Non-Employee Directors. Under this plan, Qwest outside directors could elect to defer all or a portion of their cash directors’ fees, which were then converted to a number of “phantom units” based the value of a share of Qwest stock, with credit for dividends paid to stockholders “reinvested” in additional phantom units. Certain plan balances were distributed to participants at the close of the merger, but plan balances attributable to amounts deferred on or after January 1, 2005 by Qwest directors who joined our Board following the merger were converted, based on the merger exchange ratio, to phantom units based on the value of one of our Common Shares. Other than the crediting and “reinvestment” of dividends for outstanding phantom units, CenturyLink does not make any contributions to, and no additional elective deferrals are permitted under, this plan. Subject to the terms of the plan, each participant’s account will be distributed as a lump sum in cash as soon as practicable following the end of his or her service as a director. As of December 31, 2015, Michael J. Roberts was the only remaining participant in this plan, with a balance of 5,145.45 phantom units with an aggregate value of $129,460 as of such date.

We supply company-owned tablets to our outside directors for use in reviewing materials posted to a dedicated portal that permits management to communicate with the Board.

Our bylaws require us to indemnify our directors and officers so that they will be free from undue concern about personal liability in connection with their service to CenturyLink. We have signed agreements with each of those individuals contractually obligating us to provide these indemnification rights. We also provide our directors with customary directors and officers liability insurance.

Director Stock Ownership Guidelines

For information on our stock ownership guidelines for outside directors, see “Corporate Governance — Governance Guidelines — Stock Ownership Guidelines.”

PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P 500 Index and the S&P 500 Integrated Telecommunication Services Index for the period from December 31, 2010 to December 31, 2015, in each case assuming (i) the investment of $100 on January 1, 2011 at closing prices on December 31, 2010, and (ii) reinvestment of dividends.

	December 31,
	2010	2011	2012	2013	2014	2015
CenturyLink	$100.00	$86.95	$98.35	$85.49	$112.51	$76.92
S&P 500 Index	100.00	102.08	118.39	156.70	178.10	180.56
S&P 500 Integrated Telecommunication Services Index(1)	100.00	106.32	125.73	139.98	144.16	148.95

(1)	As of December 31, 2015, the S&P 500 Integrated Telecommunication Services Index consisted of AT&T Inc., CenturyLink, Frontier Communications Corporation, Level 3 Communications, Inc. and Verizon Communications Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last fiscal year, our Compensation Committee included Laurie A. Siegel, Virginia Boulet, Fred R. Nichols (prior to his death), William A. Owens and Gregory J. McCray. No member of the Compensation Committee served as an officer or employee of the Company or any of our subsidiaries prior to or while serving on the Compensation Committee.

TRANSACTIONS WITH RELATED PARTIES

Recent Transactions

During 2015, we paid H. Parnell Perry, Jr., who serves as Manager — Technology Management, total gross compensation of approximately $121,200, consisting of approximately $107,300 in salary, $9,900 in annual incentive bonuses and $4,000 in matching contributions to his qualified 401(k) plan account. Mr. Perry is the son of Harvey P. Perry, one of our directors, and has been an employee of ours since 1987.

We are one of the largest employers in Monroe, Louisiana and in several of our other markets, and, as such, employ personnel related by birth or marriage throughout our organization. Several of our executive officers or directors have family members employed by us, although, none of them (other than H. Parnell Perry, Jr.) earned 2015 compensation in excess of the $120,000 threshold that would require detailed disclosures under the federal proxy rules.

Review Procedures

Early each year, our management distributes to the Audit Committee a written report listing our payments to vendors, including a list of transactions with our directors, officers or employees. This annual report permits the independent directors to assess and discuss our related party transactions. Although we have no formal written pre-approval procedure governing related party transactions, our CEO typically seeks approval of the Board before engaging in any new related party transaction involving significant sums or risks.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires our executive officers and directors, among others, to file certain beneficial ownership reports with the SEC. To our knowledge, based solely on our review of copies of reports received by us and written representations by certain reporting persons, we believe that all such reports were timely filed during fiscal year 2015.

ADDITIONAL INFORMATION ABOUT THE MEETING

Quorum

Our bylaws provide that the presence at the meeting, in person or by proxy, of a majority of the outstanding Voting Shares constitutes a quorum to organize the meeting.

Vote Required to Elect Directors

Our bylaws provide that each of the 11 director nominees will be elected if the number of votes cast in favor of the director exceeds the number of votes withheld with respect to the director. You may vote “for” all director nominees or withhold your vote for any one or more of the director nominees. If any of the 11 directors fails to receive a majority of the votes cast at the meeting, our bylaws will require such director to tender his or her resignation to the Board for its consideration.

Vote Required to Adopt Other Proposals at the Meeting

With respect to all other matters to be submitted to a vote at the meeting, the matter will be approved if the votes cast in favor of such matter exceed the votes cast against such matter.

Effect of Abstentions

Shares as to which the proxy holders have been instructed to abstain from voting with respect to any particular matter will be treated under the Company’s bylaws as not being cast for purposes of such vote. Because all matters expected to be brought before the meeting for a vote must be approved by the holders of a majority of the votes cast, abstentions will not affect the outcome of any such vote. Shareholders abstaining from voting will be counted as present for purposes of constituting a quorum to organize the meeting.

Effect of Non-Voting

If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a shareholder of record and make no specifications on your validly submitted proxy card, your shares will be voted against the shareholder proposal and in favor of all other matters. If you are a beneficial owner of shares and do not give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares only to the extent specified below.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers may vote in their discretion on matters considered to be “routine” when they have not received voting instructions from beneficial owners. Under these rules, brokers who do not receive such instructions will be entitled to vote in their discretion at the meeting with respect to the ratification of the appointment of the independent auditor, but will not be entitled to vote in their discretion with respect to any of the other matters submitted to a vote. If brokers who do not receive voting instructions do not, or cannot, exercise discretionary voting power (a “broker non-vote”) with respect to any matter to be considered at the meeting, shares that are not voted will be treated as present for purposes of constituting a quorum to organize the meeting but not cast with respect to considering such matter. Because all matters to be considered at the meeting must be approved by the holders of a majority of the votes cast, broker non-votes will not affect the outcome of any such vote.

Revocations

Shareholders of record may revoke their proxy or change their votes at any time before their proxy is voted at the meeting by giving a written revocation notice to our secretary, by timely delivering a proxy bearing a later date or by voting in person at the meeting. Beneficial shareholders may revoke or change their voting instructions by contacting the broker, bank or nominee that holds their shares.

Voting by Participants in Our Benefit Plans

If you beneficially own any of our Common Shares by virtue of participating in any retirement plan of CenturyLink, then you will receive a separate voting instruction card that will enable you to direct the voting of these shares. This voting instruction card entitles you, on a confidential basis, to instruct the trustees how to vote the shares allocated to your plan account. The plans require you to act as a “named fiduciary,” which requires you to exercise your voting rights prudently and in the interests of all plan participants. Plan participants who wish to vote should complete and return the voting instruction card in accordance with its instructions. If you elect not to vote the shares allocated to your accounts, your shares will be voted in the same proportion as voted shares regarding each of the items submitted to a vote at the meeting. Plan participants that wish to revoke their voting instructions must contact the trustee and follow its procedures.

If you beneficially own any of our Common Shares by virtue of previously participating in an employee stock purchase plan formerly maintained by us or a company that we have acquired, we have made arrangements for our proxy materials to be made available to you by the record owner of those shares. Consequently, you will be afforded the opportunity to vote those shares in the same manner as any other shares held in street name. See “General Information About the Annual Meeting.”

Cost of Proxy Solicitation

We will pay all expenses of soliciting proxies for the meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by our directors, officers and employees, who will not be additionally compensated therefor. We will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward materials to their principals and request authority for the execution of proxies, and we will reimburse them for their expenses incurred in connection therewith. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies, for which we will pay Innisfree fees anticipated to be $20,000 and will reimburse Innisfree for certain of its out-of-pocket expenses.

Other Matters Considered at the Meeting

Management has not timely received any notice that a shareholder desires to present any matter for action at the meeting in accordance with our bylaws (which are described below in “Other Matters — Deadlines for Submitting Shareholder Nominations and Proposals for the 2017 Annual Meeting — Other Proposals and Nominations”) other than the shareholder proposal described in this proxy statement, and is otherwise unaware of any matter to be considered by shareholders at the meeting other than those matters specified in the accompanying notice of the meeting. Our proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conduct all necessary business and to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so.

You will not be permitted to bring audio visual equipment, ampliphones or posters into the meeting. We reserve the right, to be exercised in our sole discretion, to admit guests, such as local politicians or the press, into the meeting.

Postponement or Adjournment of the Meeting

The Chairman may postpone or adjourn the meeting. Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

OTHER MATTERS

Deadlines for Submitting Shareholder Nominations and Proposals for the 2017 Annual Meeting

Proxy Statement Proposals. In order to be eligible for inclusion in our 2017 proxy materials, any shareholder proposal to elect shareholder-nominated candidates as directors or to take any other action at such meeting must be received by December 6, 2016, and must comply with applicable federal proxy rules and our bylaws. See “Corporate Governance — Director Nomination Process.” These shareholder proposals must be in writing and received by the deadline described above at our principal executive offices at 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Stacey W. Goff, Secretary. If we do not receive a shareholder proposal by the deadline described above, we may exclude the proposal from our proxy materials for our 2017 annual meeting.

Other Proposals and Nominations. In addition, our bylaws require shareholders to furnish timely advance written notice of their intent to nominate a director or bring any other matter before a shareholders’ meeting, whether or not they wish to include their candidate or proposal in our proxy materials. In general, notice must be received in writing by our Secretary, addressed in the manner specified in the immediately-preceding paragraph, between November 19, 2016 and February 17, 2017 and must contain various information specified in our bylaws. (If the date of the 2017 annual meeting is more than 30 days before or more than 60 days after May 18, 2017, notice must be delivered not earlier than the close of business on the 180th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then 10th day following the day on which such public announcement of the date of such meeting is first made by the Company.) Notices that are not delivered in accordance with our bylaws may be disregarded by us. For additional information on these procedures, see “Corporate Governance — Director Nomination Process.”

Our above-described advance notice bylaw provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a candidate or proposal included in our proxy materials.

Proxies granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to the above-described advance notice bylaw provisions, subject to applicable rules of the SEC.

The summaries above are qualified in their entirety by reference to the full text of our bylaws. You may obtain a full copy of our bylaws by reviewing our reports filed with the SEC, by accessing our website at www.centurylink.com, or by contacting our Secretary in the manner specified below.

Proxy Materials

Most shareholders will receive only a written notice of how to access our proxy materials, and will not receive printed copies of the proxy materials unless requested. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting the materials in the notice.

The full set of our materials include:

•	the notice and proxy statement for the meeting,

•	a proxy or voting instruction card, and

•	our 2015 annual report furnished in the following two parts: (1) our 2015 Financial Report, which constitutes Appendix B to this proxy statement, and (2) our 2015 review and CEO’s letter appearing at the beginning of this booklet.

Our 2015 annual report is not a part of our proxy soliciting materials.

Annual Financial Report

Appendix B includes our Annual Financial Report, which is excerpted from portions of our Annual Report on Form 10-K for the year ended December 31, 2015 that we filed with the SEC on February 25, 2016. In addition, we have provided you with a copy of or access to our 2015 review and CEO’s letter, which precedes this proxy statement at the beginning of this booklet. Neither of these documents is a part of our proxy soliciting materials.

You may obtain a copy of our Form 10-K report without charge by writing to Stacey W. Goff, Secretary, CenturyLink, Inc., 100 CenturyLink Drive, Monroe, Louisiana 71203, or by visiting our website at www.centurylink.com.

You may view online this proxy statement and related materials at www.envisionreports. com/ctl.

By Order of the Board of Directors

Stacey W. Goff

Secretary

Dated: April 1, 2016

APPENDIX A

to Proxy Statement

CENTURYLINK

2011 EQUITY INCENTIVE PLAN

If the proposal described under “Proposal to Approve an Amendment to our 2011 Equity Incentive Plan” is adopted at the meeting, Section 5.3(c) (shown in bold face type below) will be added to the plan, which shall thereafter read in its entirety as follows:

1.	Purpose. The purpose of the CenturyLink 2011 Equity Incentive Plan (the “Plan”) is to increase shareholder value and to advance the interests of CenturyLink, Inc. (“CenturyLink”) and its subsidiaries (collectively, the “Company”) by furnishing stock-based economic incentives (the “Incentives”) designed to attract, retain, reward, and motivate the Company’s key employees, officers, directors, consultants, and advisors and to strengthen the mutuality of interests between such persons and CenturyLink’s shareholders. Incentives consist of opportunities to purchase or receive shares of common stock, $1.00 par value per share, of CenturyLink (the “Common Stock”) or cash valued in relation to Common Stock, on terms determined under this Plan. As used in this Plan, the term “subsidiary” means any corporation, limited liability company, or other entity of which CenturyLink owns (directly or indirectly) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests, or other equity interests issued thereby.

2.	Administration.

2.1	Composition. This Plan shall generally be administered by the compensation committee of the Board of Directors of CenturyLink (the “Board”) or by a subcommittee thereof (such administrator, as used in this Plan, the “Committee”). The Committee shall consist of not fewer than two members of the Board, each of whom shall qualify as (a) a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule and (b) an “outside director” under Section 162(m) of the Code and the regulations thereunder (“Section 162(m)”).

2.2	Authority. The Committee shall have plenary authority to award Incentives under this Plan and to enter into agreements with or provide notices to participants as to the terms of the Incentives (collectively, the “Incentive Agreements”). The Committee shall have the general authority to interpret this Plan, to establish any rules or regulations relating to this Plan that it determines to be appropriate, and to make any other determination that it believes necessary or advisable for the proper administration of this Plan. Committee decisions regarding matters relating to this Plan shall be final, conclusive, and binding on the Company, participants, and all other interested persons. The Committee may delegate its authority hereunder to the extent provided in Section 3.2.

3.	Eligible Participants.

3.1	Eligibility. Key employees, officers, and directors of the Company and persons providing services as consultants or advisors to the Company shall become eligible to receive Incentives under the Plan when designated by the Committee.

3.2

Delegation of Authority to Chief Executive Officer. With respect to participants not subject to either Section 16 of the 1934 Act or Section 162(m) of the Code, the Committee may delegate to the chief executive officer of CenturyLink its authority to designate participants, to determine the size and type of Incentives to be received by those participants, to determine any performance objectives for these participants, and to approve or authorize the form of Incentive Agreement governing such Incentives. Following any grants of Incentives pursuant to such delegated authority, the chief executive officer of CenturyLink or any officer designated by him may exercise any powers of the Committee under this Plan to accelerate vesting or exercise periods, to terminate restricted periods, to waive compliance with specified provisions, or to otherwise make determinations contemplated hereunder with respect to those participants; provided, however, that (a) the chief executive officer may only grant options at a per share exercise price equal to or greater than the Fair Market Value (as defined in Section 13.10) of a share of Common Stock on the later of the date the officer approves such grant or the date the participant commences employment and (b) the Committee retains sole authority to make any of the determinations set forth in Section 5.4, 13.10 or Section 12 of this Plan.

4.	Types of Incentives. Incentives may be granted under this Plan to eligible participants in the forms of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights (“SARs”), (d) restricted stock, (e) restricted stock units (“RSUs”), and (f) Other Stock-Based Awards (as defined in Section 10).

5.	Shares Subject to the Plan.

5.1	Number of Shares. Subject to adjustment as provided in Section 5.4, the maximum number of shares of Common Stock that may be delivered to participants and their permitted transferees under this Plan shall be 30,000,000.

5.2	Share Counting. Subject to adjustment as provided in Section 5.4:

(a)	Restricted stock, RSUs, and Other Stock-Based Awards with respect to a maximum of 1,500,000 shares of Common Stock may be granted over the term of the Plan to officers, employees, consultants, or advisors without compliance with the minimum vesting periods provided in Sections 8.2, 9.2, and 10.2.

(b)	The maximum number of shares of Common Stock that may be issued upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code shall be 30,000,000.

(c)	To the extent any shares of Common Stock covered by a stock option or SAR are not delivered to a participant or permitted transferee because the Incentive is forfeited or canceled, or shares of Common Stock are not delivered because an Incentive is paid or settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under this Plan. In the event that shares of Common Stock are issued as an Incentive and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may again be issued under the Plan.

5.3	Participant Limits. Subject to adjustment as provided in Section 5.4, the following additional limitations are imposed under the Plan:

(a)	The maximum number of shares of Common Stock that may be covered by Incentives granted under the Plan to any one individual during any calendar year shall be 600,000.

(b)	The maximum value of an Other Stock-Based Award that is valued in dollars (whether or not paid in Common Stock) scheduled to be paid out to any one participant in any calendar year shall be $2,000,000.

(c)	The maximum value of Incentives that may be granted under the Plan to each non-employee director of CenturyLink during any single calendar year shall be $500,000, with any shares granted under such Incentives valued at Fair Market Value on the date of grant.

5.4	Adjustment.

(a)	In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other comparable change in the Common Stock, all limitations on numbers of shares of Common Stock provided in this Section 5 and the number of shares of Common Stock subject to outstanding Incentives shall be equitably adjusted in proportion to the change in outstanding shares of Common Stock. In addition, in the event of any such change in the Common Stock, the Committee shall make any other adjustment that it determines to be equitable, including adjustments to the exercise price of any option or the Base Price (defined in Section 7.5) of any SAR and any per share performance objectives of any Incentive in order to provide participants with the same relative rights before and after such adjustment.

(b)	If the Company merges, consolidates, sells substantially all of its assets, or dissolves, and such transaction is not a Change of Control as defined in Section 12 (each of the foregoing, a “Fundamental Change”), then thereafter, upon any exercise or payout of an Incentive granted prior to the Fundamental Change, the participant shall be entitled to receive (i) in lieu of shares of Common Stock previously issuable thereunder, the number and class of shares of stock or securities to which the participant would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the participant had been the holder of record of the number of shares of Common Stock subject to such Incentive or (ii) in lieu of payments based on the Common Stock previously payable thereunder, payments based on any formula that the Committee determines to be equitable in order to provide participants with substantially equivalent rights before and after the Fundamental Change. In the event any such Fundamental Change causes a change in the outstanding Common Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee in its sole discretion, whose determination shall be conclusive.

5.5	Type of Common Stock. Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.

6.	Stock Options. A stock option is a right to purchase shares of Common Stock from CenturyLink. Stock options granted under the Plan may be incentive stock options (as such term is defined in Section 422 of the Code) or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

6.1	Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Section 5.4; provided that in no event shall the exercise price be less than the Fair Market Value (as defined in Section 13.10) of a share of Common Stock as of the date of grant, except in the case of a stock option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines. In the event that an option grant is approved by the Committee, but is to take effect on a later date, such as when employment or service commences, such later date shall be the date of grant.

6.2	Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to Section 5, including, but not limited to, any adjustment as provided in Section 5.4.

6.3	Duration and Time for Exercise. The term of each stock option shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each stock option shall become exercisable at such time or times during its term as determined by the Committee and provided for in the Incentive Agreement. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any stock option at any time, in addition to the acceleration of stock options under Section 12.

6.4

Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by the full purchase price for such shares. The option price shall be payable in United States dollars and may be paid (a) in cash; (b) by check; (c) by delivery to the Company of currently-owned shares of Common Stock (including through any attestation of ownership that effectively transfers title), which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised; (d) by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; (e) if approved by the Committee, through a net exercise procedure whereby the optionee surrenders the option in exchange for that number of shares of Common Stock with an aggregate Fair Market Value equal to the difference between the aggregate exercise price of the options being surrendered and the aggregate Fair Market Value of the shares of Common Stock subject to the option; (f) in such other manner as may be authorized from time to time by the Committee; or (g) through any combination of the foregoing methods.

6.5	Limitations on Repricing. Except for adjustments pursuant to Section 5.4 or actions permitted to be taken by the Committee under Section 12 in the event of a Change of Control, unless approved by the shareholders of the Company, (a) the exercise price for any outstanding option granted under this Plan may not be decreased after the date of grant; and (b) an outstanding option that has been granted under this Plan may not, as of any date that such option has a per share exercise price that is greater than the then-current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option or SAR with a lower exercise price, shares of restricted stock, restricted stock units, an Other Stock-Based Award, a cash payment, or Common Stock.

6.6	Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as incentive stock options (as such term is defined in Section 422 of the Code):

(a)	Any incentive stock option agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as incentive stock options.

(b)	All incentive stock options must be granted within ten years from the date on which this Plan is adopted by the Board of Directors.

(c)	No incentive stock options shall be granted to any non-employee or to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of CenturyLink.

(d)	The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of CenturyLink or any of its subsidiaries) shall not exceed $100,000. To the extent that such limitation is exceeded, the excess options shall be treated as non-qualified stock options for federal income tax purposes.

7.	Stock Appreciation Rights.

7.1	Grant of Stock Appreciation Rights. A stock appreciation right, or SAR, is a right to receive, without payment to the Company, a number of shares of Common Stock, cash, or any combination thereof, the number or amount of which is determined pursuant to the formula set forth in Section 7.5. Each SAR granted by the Committee under the Plan shall be subject to the terms and conditions of the Plan and the applicable Incentive Agreement.

7.2	Number. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 5.4.

7.3	Duration and Time for Exercise. The term of each SAR shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each SAR shall become exercisable at such time or times during its term as shall be determined by the Committee and provided for in the Incentive Agreement. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any SAR at any time in its discretion in addition to the acceleration of SARs under Section 12.

7.4	Exercise. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs that the holder wishes to exercise. The date that the Company receives such written notice shall be referred to herein as the “Exercise Date.” The Company shall, within 30 days of an Exercise Date, deliver to the exercising holder certificates for the shares of Common Stock to which the holder is entitled pursuant to Section 7.5 or cash or both, as provided in the Incentive Agreement.

7.5	Payment.

(a)	The number of shares of Common Stock which shall be issuable upon the exercise of a SAR payable in Common Stock shall be determined by dividing:

(i)	the number of shares of Common Stock as to which the SAR is exercised, multiplied by the amount of the appreciation in each such share (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value (as defined in Section 13.10) of a share of Common Stock subject to the SAR on the trading day prior to the Exercise Date exceeds the “Base Price,” which is an amount, not less than the Fair Market Value of a share of Common Stock on the date of grant, which shall be determined by the Committee at the time of grant, subject to adjustment under Section 5.4); by

(ii)	the Fair Market Value of a share of Common Stock on the Exercise Date.

(b)	No fractional shares of Common Stock shall be issued upon the exercise of a SAR; instead, the holder of a SAR shall be entitled to purchase the portion necessary to make a whole share at its Fair Market Value on the Exercise Date.

(c)	If so provided in the Incentive Agreement, a SAR may be exercised for cash equal to the Fair Market Value of the shares of Common Stock that would be issuable under Section 7.5(a), if the exercise had been for Common Stock.

7.6	Limitations on Repricing. Except for adjustments pursuant to Section 5.4 or actions permitted to be taken by the Committee under Section 12 in the event of a Change of Control, unless approved by the shareholders of the Company, (a) the Base Price for any outstanding SAR granted under this Plan may not be decreased after the date of grant; and (b) an outstanding SAR that has been granted under this Plan may not, as of any date that such SAR has a Base Price that is greater than the then-current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option or SAR with a lower exercise price, shares of restricted stock, restricted stock units, an Other Stock-Based Award, a cash payment, or Common Stock.

8.	Restricted Stock.

8.1	Grant of Restricted Stock. The Committee may award shares of restricted stock to such eligible participants as determined pursuant to the terms of Section 3. An award of restricted stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan. To the extent restricted stock is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 below and meet the additional requirements imposed by Section 162(m).

8.2	The Restricted Period. At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted and after which the shares of restricted stock shall be vested (the “Restricted Period”). Each award of restricted stock may have a different Restricted Period. The Restricted Period shall be a minimum of three years with incremental vesting of portions of the award over the three-year period permitted, with the following exceptions:

(a)	If the vesting of the shares of restricted stock is based upon the attainment of performance goals as described in Section 11, the Restricted Period shall be a minimum of one year.

(b)	No minimum Restricted Period applies to grants to non-employee directors, to grants issued in payment of cash amounts earned under the Company’s annual incentive plan, or to grants made under Section 5.2(a).

8.3	Escrow. The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Any certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the CenturyLink 2011 Equity Incentive Plan (the “Plan”), and an agreement entered into between the registered owner and CenturyLink, Inc. (the “Company”) thereunder. Copies of the Plan and the agreement are on file at the principal office of the Company.

Alternatively, in the discretion of the Company, ownership of the shares of restricted stock and the appropriate restrictions shall be reflected in the records of the Company’s transfer agent and no physical certificates shall be issued.

8.4	Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

8.5	Forfeiture. In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered, any certificates shall be cancelled, and any related accrued but unpaid cash dividends will be forfeited. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 5.4 due to a recapitalization or other change in capitalization.

8.6	Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the restricted stock shall lapse, and the Company shall cause to be delivered to the participant or the participant’s estate, as the case may be, the number of shares of restricted stock with respect to which the restrictions have lapsed, free of all such restrictions and legends, except any that may be imposed by law. The Company, in its discretion, may elect to deliver such shares through issuance of a stock certificate or by book entry.

8.7	Rights as a Shareholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any shares of Common Stock.

9.	Restricted Stock Units.

9.1	Grant of Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive from the Company on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. To the extent an award of RSUs is intended to qualify as performance-based compensation under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 and meet the additional requirements imposed by Section 162(m).

9.2	Vesting Period. At the time an award of RSUs is made, the Committee shall establish a period of time during which the restricted stock units shall vest (the “Vesting Period”). Each award of RSUs may have a different Vesting Period. The Vesting Period shall be a minimum of three years with incremental vesting over the three-year period permitted, with the following exceptions:

(a)	If the vesting of RSUs is based upon the attainment of performance goals as described in Section 11, the Vesting Period shall be a minimum of one year.

(b)	No minimum Vesting Period applies to grants to non-employee directors, to grants issued in payment of cash amounts earned under the Company’s annual incentive plan, or to grants made under Section 5.2(a).

9.3	Dividend Equivalent Accounts. Subject to the terms and conditions of this Plan and the applicable Incentive Agreement, as well as any procedures established by the Committee, the Committee may determine to pay dividend equivalent rights with respect to RSUs, in which case, unless determined by the Committee to be paid currently, the Company shall establish an account for the participant and reflect in that account any securities, cash, or other property comprising any dividend or property distribution with respect to the share of Common Stock underlying each RSU. The participant shall have no rights to the amounts or other property credited to such account until such time as the related RSUs have vested.

9.4	Rights as a Shareholder. Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Incentive Agreement, each participant receiving restricted stock units shall have no rights as a shareholder with respect to such restricted stock units until such time as shares of Common Stock are issued to the participant.

10.	Other Stock-Based Awards.

10.1	Grant of Other Stock-Based Awards. Subject to the limitations described in Section 10.2 hereof, the Committee may grant to eligible participants “Other Stock-Based Awards,” which shall consist of awards (other than options, SARs, restricted stock, or RSUs, described in Sections 6 through 9 hereof) paid out in shares of Common Stock or the value of which is based in whole or in part on the value of shares of Common Stock. Other Stock-Based Awards may be awards of shares of Common Stock, awards of phantom stock, or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, Common Stock (including, without limitation, securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of this Plan. The Committee shall determine the terms and conditions of any Other Stock-Based Award (including which rights of a shareholder, if any, the recipient shall have with respect to Common Stock associated with any such award) and may provide that such award is payable in whole or in part in cash. An Other Stock-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of this Plan. To the extent that an Other Stock-Based Award is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 below and meet the additional requirements imposed by Section 162(m).

10.2	Limitations. Other Stock-Based Awards granted under this Section 10 shall be subject to a minimum vesting period of three years, with incremental vesting of portions of the award over the three-year period permitted, with the following exceptions:

(a)	If the vesting of the award is based upon the attainment of performance goals as described in Section 11, the award shall be subject to a minimum vesting period of one year.

(b)	No minimum vesting period applies to grants to non-employee directors, to grants issued in payment of cash amounts earned under the Company’s annual incentive plan, or to grants made under Section 5.2(a).

11.	Performance Goals for Section 162(m) Awards.

11.1	Qualification as “Performance-based.” To the extent that shares of restricted stock, RSUs, or Other Stock-Based Awards granted under the Plan are intended to qualify as “performance-based compensation” under Section 162(m), the vesting, grant, or payment of such awards shall be conditioned on the achievement of one or more performance goals specified below and must satisfy the other requirements of Section 162(m).

11.2	Performance Goals. The performance goals pursuant to which such awards shall vest, be granted or be paid out shall be any or a combination of the following performance measures applied to the Company or one or more of its divisions, subsidiaries, or lines of business:

(a)	return on equity, cash flow, assets, or investment;

(b)	shareholder return;

(c)	target levels of, or changes in, revenues, operating income, cash flow, cash provided by operating activities, earnings, or earnings per share;

(d)	achievement of business or operational goals such as market share, customer growth, customer satisfaction, new product or services revenue, or business development;

(e)	strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, or geographic business expansion goals, objectively-identified project milestones, production volume levels, costs targets, and goals relating to acquisitions or divestitures; or

(f)	an economic value added measure.

11.3	Measurement; Pre-approved Adjustments. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. At the time it sets performance goals, the Committee may define cash flow, revenues, and the other terms listed above as it sees fit. The performance goals may be subject to such adjustments as are specified in advance by the Committee in accordance with Section 162(m).

12.	Change of Control.

(a)	A Change of Control shall mean:

(i)	the acquisition by any person of beneficial ownership of 30% or more of the outstanding shares of the Common Stock or 30% or more of the combined voting power of CenturyLink’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:

(A)	any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 12(a)(iii) hereof) of Common Stock directly from the Company,

(B)	any acquisition of Common Stock by the Company,

(C)	any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(D)	any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under Section 12(a)(iii) hereof; or

(ii)	individuals who, as of May 18, 2011, constituted the Board of Directors of CenturyLink (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by CenturyLink’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii)	consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of CenturyLink) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

(A)	the individuals and entities who were the beneficial owners of CenturyLink’s outstanding Common Stock and CenturyLink’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and

(B)	except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either CenturyLink, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(C)	at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv)	approval by the shareholders of CenturyLink of a complete liquidation or dissolution of CenturyLink.

For purposes of this Section 12, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

(b)	Subject to Section 12(c), upon a Change of Control all outstanding Incentives granted pursuant to this Plan shall remain outstanding in accordance with their terms; provided however, that the Company may provide in writing in the applicable Incentive Agreement, a change of control agreement or plan, or any other written instrument that, upon the occurrence of a Change of Control and any such other events as may be specified in such agreement, plan, or instrument, all or certain outstanding Incentives granted pursuant to the Plan shall become fully vested and exercisable, all restrictions or limitations on such Incentives shall automatically lapse and all performance criteria and other conditions relating to the payment of such Incentives shall be deemed to be achieved at the target level without the necessity of action by any person.

(c)	No later than 30 days after a Change of Control of the type described in subsections (a)(i) or (a)(ii) of this Section 12 and no later than 30 days after the approval by the Board of a Change of Control of the type described in subsections (a)(iii) or (a)(iv) of this Section 12, the Committee, acting in its sole discretion without the consent or approval of any participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual participants and which may vary among Incentives held by any individual participant; provided, however, that no such action may be taken if it would result in the imposition of a penalty on the participant under Section 409A of the Code as a result thereof:

(i)	require that all outstanding options, SARs or Other Stock-Based Awards be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised options, SARs and Other Stock-Based Awards and all rights of participants thereunder would terminate,

(ii)	make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control and provide participants with substantially equivalent rights before and after such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),

(iii)	provide for mandatory conversion or exchange of some or all of the outstanding options, SARs, restricted stock units or Other Stock-Based Awards held by some or all participants as of a date, before or after such Change of Control, specified by the Committee, in which event such Incentives would be deemed automatically cancelled and the Company would pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such option, SAR, restricted stock unit or Other Stock-Based Award, as defined and calculated below, over the per share exercise price or Base Price of such Incentive or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess, or

(iv)	provide that thereafter, upon any exercise or payment of an Incentive that entitles the holder to receive Common Stock, the holder shall be entitled to purchase or receive under such Incentive, in lieu of the number of shares of Common Stock then covered by such Incentive, the number and class of shares of stock or other securities or property (including cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of shares of Common Stock then covered by such Incentive.

(d)	For the purposes of conversions or exchanges under paragraph (iii) of Section 12(c), the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:

(i)	the per share price to be paid to holders of Common Stock in any such merger, consolidation or other reorganization,

(ii)	the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change of Control takes place, or

(iii)	in all other events, the fair market value of a share of Common Stock, as determined by the Committee as of the time determined by the Committee to be immediately prior to the effective time of the conversion or exchange.

(e)	In the event that the consideration offered to shareholders of CenturyLink in any transaction described in this Section 12 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

13.	General.

13.1	Duration. No Incentives may be granted under the Plan after May 18, 2021; provided, however, that subject to Section 13.8, the Plan shall remain in effect after such date with respect to Incentives granted prior to that date, until all such Incentives have either been satisfied by the issuance of shares of Common Stock or otherwise been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

13.2	Transferability.

(a)	No Incentives granted hereunder may be transferred, pledged, assigned, or otherwise encumbered by a participant except:

(i)	by will;

(ii)	by the laws of descent and distribution;

(iii)	if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, pursuant to a domestic relations order, as defined in the Code; or

(iv)	as to options only, if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, (i) to Immediate Family Members (as defined in Section 13.2(b)); (ii) to a partnership in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members, or beneficiaries, as appropriate, are the sole partners; (iii) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members, or beneficiaries, as appropriate, are the sole members; or (iv) to a trust for the sole benefit of the participant and/or Immediate Family Members.

(b)	“Immediate Family Members” shall be defined as the spouse and natural or adopted children or grandchildren of the participant and their spouses. To the extent that an incentive stock option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a nonqualified stock option. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of Incentives, or levy of attachment or similar process upon Incentives not specifically permitted herein, shall be null and void and without effect.

13.3

Effect of Termination of Employment or Death. In the event that a participant ceases to be an employee of the Company or to provide services to the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee and provided in the Incentive Agreement.

13.4	Additional Conditions. Anything in this Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

13.5	Withholding.

(a)	The Company shall have the right to withhold from any payments made or stock issued under the Plan or to collect as a condition of payment, issuance or vesting, any taxes required by law to be withheld. At any time that a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with an Incentive, the participant may, subject to Section 13.5(b) below, satisfy this obligation in whole or in part by electing (the “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold shares of Common Stock, in each case having a value equal to the minimum statutory amount required to be withheld under federal, state and local law. The value of the shares to be delivered or withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (“Tax Date”).

(b)	Each Election must be made prior to the Tax Date. For participants who are not subject to Section 16 of the 1934 Act, the Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. If a participant makes an election under Section 83(b) of the Code with respect to shares of restricted stock, an Election to have shares withheld to satisfy withholding taxes is not permitted to be made.

13.6	No Continued Employment. No participant under the Plan shall have any right, solely based on his or her participation in the Plan, to continue to serve as an employee, officer, director, consultant, or advisor of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

13.7	Deferral Permitted. Payment of an Incentive may be deferred at the option of the participant if permitted in the Incentive Agreement. Any deferral arrangements shall comply with Section 409A of the Code.

13.8	Amendments to or Termination of the Plan. The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may:

(a)	amend Section 6.5 or Section 7.6 to permit repricing of options or SARs without the approval of shareholders;

(b)	materially impair, without the consent of the recipient, an Incentive previously granted, except that the Company retains all of its rights under Section 12; or

(c)	materially revise the Plan without the approval of the shareholders. A material revision of the Plan includes (i) except for adjustments permitted herein, a material increase to the maximum number of shares of Common Stock that may be issued through the Plan, (ii) a material increase to the benefits accruing to participants under the Plan, (iii) a material expansion of the classes of persons eligible to participate in the Plan, (iv) an expansion of the types of awards available for grant under the Plan, (v) a material extension of the term of the Plan and (vi) a material change that reduces the price at which shares of Common Stock may be offered through the Plan.

13.9	Repurchase. Upon approval of the Committee, the Company may repurchase all or a portion of a previously granted Incentive from a participant by mutual agreement by payment to the participant of cash or Common Stock or a combination thereof with a value equal to the value of the Incentive determined in good faith by the Committee; provided, however, that in no event will this section be construed to grant the Committee the power to take any action in violation of Section 6.5, 7.6, or 13.13.

13.10	Definition of Fair Market Value. Whenever “Fair Market Value” of Common Stock shall be determined for purposes of this Plan, except as provided below in connection with a cashless exercise through a broker, it shall be determined as follows: (a) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the date as of which fair market value is to be determined, (b) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the date as of which fair market value is to be determined, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (c) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the date as of which fair market value is to be determined, as established by the Committee in good faith. In the context of a cashless exercise through a broker, the “Fair Market Value” shall be the price at which the Common Stock subject to the stock option is actually sold in the market to pay the option exercise price. Notwithstanding the foregoing, if so determined by the Committee, “Fair Market Value” may be determined as an average selling price during a period specified by the Committee that is within 30 days before or 30 days after the date of grant, provided that the commitment to grant the stock right based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of stock rights under the same and substantially similar programs during any particular calendar year.

13.11	Liability.

(a)	Neither CenturyLink, its affiliates or any of their respective directors or officers shall be liable to any participant relating to the participant’s failure to (i) realize any anticipated benefit under an Incentive due to the failure to satisfy any applicable conditions to vesting, payment or settlement, including the failure to attain performance goals or to satisfy the conditions specified in Section 11, or (ii) realize any anticipated tax benefit or consequence due to changes in applicable law, the particular circumstances of the participant, or any other reason.

(b)	No member of the Committee (or officer of the Company exercising delegated authority of the Committee under Section 3 thereof) will be liable for any action or determination made in good faith with respect to this Plan or any Incentive.

13.12	Interpretation.

(a)

Unless the context otherwise requires, (i) all references to Sections are to Sections of this Plan, (ii) the term “including” means including without limitation, (iii) all references to any particular Incentive Agreement shall be deemed to include any amendments thereto or restatements thereof, and (iv) all references to any particular statute shall be deemed to include any amendment, restatement or re-enactment thereof or any statute or regulation substituted therefore.

(b)	The titles and subtitles used in this Plan or any Incentive Agreement are used for convenience only and are not to be considered in construing or interpreting this Plan or the Incentive Agreement.

(c)	All pronouns contained in this Plan or any Incentive Agreement, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identities of the parties may require.

(d)	Whenever any provision of this Plan authorizes the Committee to take action or make determinations with respect to outstanding Incentives that have been granted or awarded by the chief executive officer of CenturyLink under Section 3.2 hereof, each such reference to “Committee” shall be deemed to include a reference to any officer of the Company that has delegated administrative authority under Section 3.2 of this Plan (subject to the limitations of such section).

13.13	Compliance with Section 409A. It is the intent of the Company that this Plan comply with the requirements of Section 409A of the Code with respect to any Incentives that constitute non-qualified deferred compensation under Section 409A and the Company intends to operate the Plan in compliance with Section 409A and the Department of Treasury’s guidance or regulations promulgated thereunder. If the Committee grants any Incentives or takes any other action that would, either immediately or upon vesting or payment of the Incentive, inadvertently result in the imposition of a penalty on a participant under Section 409A of the Code, then the Company, in its discretion, may, to the maximum extent permitted by law, unilaterally rescind ab initio, sever, amend or otherwise modify the grant or action (or any provision of the Incentive) in such manner necessary for the penalty to be inapplicable or reduced.

* * * * * * * * * *

[certificate intentionally omitted]

APPENDIX B

to Proxy Statement

CENTURYLINK, INC.

ANNUAL FINANCIAL REPORT

December 31, 2015

INDEX TO ANNUAL FINANCIAL REPORT

December 31, 2015

The materials included in this Appendix B are excerpted from Items 5, 6, 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2015. We filed the Form 10-K with the Securities and Exchange Commission on February 25, 2016, and have not updated any of the following excepted materials for any changes or developments since such date. Please see the Form 10-K for additional information about our business and operations.

*	All references to “Notes” in this Appendix B refer to these Notes.

INFORMATION ON OUR TRADING PRICE AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange (“NYSE”) and the Berlin Stock Exchange and is traded under the symbol CTL and CYT, respectively. The following table sets forth the high and low reported sales prices on the NYSE along with the quarterly dividends, for each of the quarters indicated.

	Sales Price		Cash Dividend per Common Share
	High	Low
2015
First quarter	$40.59	34.04	0.540
Second quarter	37.00	29.28	0.540
Third quarter	31.13	24.29	0.540
Fourth quarter	29.37	24.11	0.540
2014
First quarter	$32.98	27.93	0.540
Second quarter	38.21	32.45	0.540
Third quarter	45.67	35.70	0.540
Fourth quarter	41.99	37.56	0.540

Dividends on common stock during 2015 and 2014 were paid each quarter. On February 23, 2016, our Board of Directors declared a common stock dividend of $0.54 per share.

As described in greater detail in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, the declaration and payment of dividends is at the discretion of our Board of Directors, and will depend upon our financial results, cash requirements, future prospects and other factors deemed relevant by our Board of Directors.

At February 17, 2016, there were approximately 135,000 stockholders of record, although there were significantly more beneficial holders of our common stock. At February 17, 2016, the closing stock price of our common stock was $29.73.

SELECTED FINANCIAL DATA

The following tables of selected consolidated financial data should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and notes thereto in Item 8 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2015.

The tables of selected financial data shown below are derived from our audited consolidated financial statements. These historical results are not necessarily indicative of results that you can expect for any future period.

The results of operations include Savvis for periods after July 15, 2011 and Qwest for periods after April 1, 2011.

Selected financial information from our consolidated statements of operations is as follows:

	Years Ended December 31,(1)
	2015(2)	2014(3)	2013(4)	2012	2011
	(Dollars in millions, except per share amounts and shares in thousands)
Operating revenues	$17,900	18,031	18,095	18,376	15,351
Operating expenses	15,295	15,621	16,642	15,663	13,326

Operating income	$2,605	2,410	1,453	2,713	2,025

Income before income tax expense	1,316	1,110	224	1,250	948
Net income (loss)	878	772	(239)	777	573
Basic earnings (loss) per common share	1.58	1.36	(0.40)	1.25	1.07
Diluted earnings (loss) per common share	1.58	1.36	(0.40)	1.25	1.07
Dividends declared per common share	2.16	2.16	2.16	2.90	2.90
Weighted average basic common shares outstanding	554,278	568,435	600,892	620,205	532,780
Weighted average diluted common shares outstanding	555,093	569,739	600,892	622,285	534,121

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” in Item 7 our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of unusual items affecting the results for the years ended December 31, 2015, 2014 and 2013.
(2)	During 2015, we recognized an incremental $215 million of revenue associated with the Federal Communications Commission (“FCC”) Connect America Fund Phase 2 support program. For additional information, see Note 1—Basis of Presentation and Summary of Significant Accounting Policies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015.
(3)	During 2014, we recognized a $60 million tax benefit associated with a deduction for the tax basis for worthless stock in a wholly-owned foreign subsidiary and a $63 million pension settlement charge. For additional information, see Note 13—Quarterly Financial Data (Unaudited) to our consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015.
(4)	During 2013, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $1.092 billion for goodwill attributed to one of our previous operating segments and a litigation settlement charge of $235 million.

Selected financial information from our consolidated balance sheets is as follows:

	As of December 31,
	2015	2014	2013	2012	2011
	(Dollars in millions)
Net property, plant and equipment	$18,069	18,433	18,646	18,909	19,361
Goodwill(1)	20,742	20,755	20,674	21,627	21,627
Total assets(2)	47,604	49,103	50,471	52,901	54,842
Total long-term debt(2)(3)	20,225	20,503	20,809	20,481	21,758
Total stockholders’ equity(1)	14,060	15,023	17,191	19,289	20,827

(1)	During 2013, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $1.092 billion for goodwill attributed to one of our previous operating segments. For additional information, see Note 2—Goodwill, Customer Relationships and Other Intangible Assets to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	We adopted both ASU 2015-03 “Simplifying the Presentation of Debt Issuance Costs” and ASU 2015-17 “Balance Sheet Classification of Deferred Taxes” by retrospectively applying the requirements of the ASUs to our previously issued consolidated financial statements. The adoption of both ASU 2015-03 and ASU 2015-17 reduced total assets by $1.044 billion, $1.316 billion, $1.039 billion and $1.122 billion in each year for the four years ended December 31, 2014, respectively, and ASU 2015-03 reduced total long-term debt by $168 million, $157 million, $124 million and $78 million in each year for the four years ended December 31, 2014, respectively. See further discussion in Note 1—Basis of Presentation and Summary of Significant Accounting Policies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31,2015.
(3)	Total long-term debt is the sum of current maturities of long-term debt and long-term debt on our consolidated balance sheets. For additional information on our total long-term debt, see Note 3—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015. For total contractual obligations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Future Contractual Obligations” in Item 7 our Annual Report on Form 10-K for the year ended December 31, 2015.

Selected financial information from our consolidated statements of cash flows is as follows:

	Years Ended December 31,
	2015	2014	2013	2012	2011
	(Dollars in millions)
Net cash provided by operating activities	$5,152	5,188	5,559	6,065	4,201
Net cash used in investing activities	(2,853)	(3,077)	(3,148)	(2,690)	(3,647)
Net cash used in financing activities	(2,301)	(2,151)	(2,454)	(3,295)	(577)
Payments for property, plant and equipment and capitalized software	(2,872)	(3,047)	(3,048)	(2,919)	(2,411)

The following table presents certain of our selected operational metrics:

	As of December 31,
	2015	2014	2013	2012	2011
	(in thousands except for data centers, which are actuals)
Operational metrics:
Total access lines(1)	11,748	12,394	13,002	13,751	14,587
Total high-speed Internet subscribers(1)	6,048	6,082	5,991	5,851	5,655
Prism TV subscribers	285	242	175	106	65
Total data centers(2)	59	58	55	54	51

(1)	Access lines are lines reaching from the customers’ premises to a connection with the public network and high-speed Internet subscribers are customers that purchase high-speed Internet connection service through their existing telephone lines, stand-alone telephone lines, or fiber-optic cables. Our methodology for counting our access lines and high-speed Internet subscribers includes only those lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. It also excludes unbundled loops and includes stand-alone high-speed Internet subscribers. We count lines when we install the service.
(2)	We define a data center as any facility where we market, sell and deliver either colocation services, multi-tenant managed services, or both. Our data centers are located in North America, Europe and Asia.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Certain statements in our Annual Report constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements and Related Matters” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2015 for factors relating to these statements and “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of certain risk factors applicable to our business, financial condition, results of operations, liquidity or prospects.

OVERVIEW

We are an integrated communications company engaged primarily in providing an array of communications services to our residential and business customers. Our communications services include local and long-distance voice, high-speed Internet, Multi-Protocol Label Switching (“MPLS”), private line (including special access), data integration, Ethernet, colocation, managed hosting (including cloud hosting), network, public access, video, wireless and other ancillary services. We strive to maintain our customer relationships by, among other things, bundling our service offerings to provide our customers with a complete offering of integrated communications services.

At December 31, 2015, we operated approximately 11.7 million access lines in 37 states and served approximately 6.0 million high-speed Internet subscribers and 285 thousand Prism TV subscribers. We also operated 59 data centers throughout North America, Europe and Asia. Our methodology for counting access lines, high-speed Internet subscribers and data centers, which is described further in the operational metrics table below under “Results of Operations”, may not be comparable to those of other companies.

Our consolidated financial statements include the accounts of CenturyLink, Inc. and its majority-owned subsidiaries (“CenturyLink”).

We are organized into operating segments based on customer type, business and consumer. These operating segments are our two reportable segments in our consolidated financial statements:

•

Business Segment. Consists generally of providing strategic, legacy and data integration products and services to small, medium and enterprise business, wholesale and governmental customers, including other communication providers. Our strategic products and services offered to these customers include our MPLS, private line (including special access), Ethernet, high-speed Internet, colocation, managed hosting, cloud hosting and other ancillary services. Our legacy services offered to these customers primarily include switched access, local and long-distance voice services, including the sale of unbundled network elements (“UNEs”) which allow our wholesale customers to use all or part of our network to provide voice and data services to their customers. Our data integration offerings include the sale of telecommunications equipment located on customers’ premises and related professional services. These services include network management, installation and maintenance of data equipment and the building of proprietary fiber-optic broadband networks; and

•

Consumer Segment. Consists generally of providing strategic and legacy products and services to residential customers. Our strategic products and services offered to these customers include our high-speed Internet, video (including our Prism TV services) and wireless services. Our legacy services offered to these customers include local and long-distance voice service.

RESULTS OF OPERATIONS

The following table summarizes the results of our consolidated operations for the years ended December 31, 2015, 2014 and 2013:

	Years Ended December 31,
	2015(1)	2014(2)	2013(3)
	(Dollars in millions except per share amounts)
Operating revenues	$17,900	18,031	18,095
Operating expenses	15,295	15,621	16,642

Operating income	2,605	2,410	1,453
Other expense, net	1,289	1,300	1,229
Income tax expense	438	338	463

Net income (loss)	$878	772	(239)

Basic earnings (loss) per common share	$1.58	1.36	(0.40)
Diluted earnings (loss) per common share	$1.58	1.36	(0.40)

(1)	During 2015, we recognized an incremental $215 million of revenue associated with the Federal Communications Commission (“FCC”) Connect America Fund Phase 2 support program. For additional information, see Note 1—Basis of Presentation and Summary of Significant Accounting Policies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	During 2014, we recognized a $60 million tax benefit associated with a deduction for the tax basis for worthless stock in a wholly-owned foreign subsidiary and a $63 million pension settlement charge. For additional information, see Note 13—Quarterly Financial Data (Unaudited) to our consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015.
(3)	During 2013, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $1.092 billion for goodwill attributed to one of our previous operating segments and a litigation settlement charge of $235 million.

The following table summarizes our access lines, high-speed Internet subscribers, Prism TV subscribers, data centers and number of employees:

	As of December 31,
	2015	2014	2013
	(in thousands except for data centers, which are actuals)
Operational metrics:
Total access lines(1)	11,748	12,394	13,002
Total high-speed Internet subscribers(1)	6,048	6,082	5,991
Total Prism TV subscribers	285	242	175
Total data centers(2)	59	58	55
Total employees	43	45	47

(1)	Access lines are lines reaching from the customers’ premises to a connection with the public network and high-speed Internet subscribers are customers that purchase high-speed Internet connection service through their existing telephone lines, stand-alone telephone lines, or fiber-optic cables. Our methodology for counting our access lines and high-speed Internet subscribers includes only those lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. It also excludes unbundled loops and includes stand-alone high-speed Internet subscribers. We count lines when we install the service.

(2)	We define a data center as any facility where we market, sell and deliver either colocation services, multi-tenant managed services, or both. Our data centers are located in North America, Europe and Asia.

During the last decade, we have experienced revenue declines primarily due to declines in access lines, private line customers, switched access rates and minutes of use. To mitigate these revenue declines, we remain focused on efforts to, among other things:

•	promote long-term relationships with our customers through bundling of integrated services;

•

provide a wide array of diverse services, including enhanced or additional services that may become available in the future due to, among other things, advances in technology or improvements in our infrastructure;

•	provide our high-speed Internet and premium services to a higher percentage of our customers;

•	pursue acquisitions of additional assets if available at attractive prices;

•	increase prices on our products and services if and when practicable;

•	increase the capacity and speed of our networks;

•	increase usage of our networks; and

•	market our products and services to new customers.

Operating Revenues

We currently categorize our products, services and revenues among the following four categories:

•

Strategic services, which include primarily high-speed Internet, MPLS (which is a data networking technology that can deliver the quality of service required to support real-time voice and video), private line (including special access), Ethernet, colocation, hosting (including cloud hosting and managed hosting), video (including our facilities-based video services, which we now offer in 16 markets), VoIP and Verizon Wireless services;

•

Legacy services, which include primarily local and long-distance voice services, including the sale of UNEs, switched access, and Integrated Services Digital Network (“ISDN”) services (which use regular telephone lines to support voice, video and data applications);

•

Data integration, which includes the sale of telecommunications equipment located on customers’ premises and related professional services, such as network management, installation and maintenance of data equipment and building of proprietary fiber-optic broadband networks for our business customers; and

•

Other operating revenues, which consists primarily of Connect America Fund (“CAF”) support payments, Universal Service Fund (“USF”) support payments and USF surcharges. We receive federal support payments from both CAF Phase 1 and CAF Phase 2 programs, and support payments from both federal and state USF programs. These support payments are government subsidies designed to reimburse us for various costs related to certain telecommunications services, including the costs of deploying, maintaining and operating voice and high-speed Internet infrastructure in high-cost rural areas where we are not able to recover our costs from our customers. USF surcharges are the amounts we collect based on specific items we list on our customers’ invoices to fund the Federal Communications Commission’s (“FCC”) universal service programs. We also generate other operating revenues from leasing and subleasing of space in our office buildings, warehouses and other properties. Because we centrally manage the activities that generate these other operating revenues, these revenues are not included in our segment revenues.

The following tables summarize our consolidated operating revenues recorded under our four revenue categories:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2015	2014
	(Dollars in millions)
Strategic services	$9,343	9,166	177	2%
Legacy services	6,752	7,172	(420)	(6)%
Data integration	573	690	(117)	(17)%
Other	1,232	1,003	229	23%

Total operating revenues	$17,900	18,031	(131)	(1)%

	Years Ended December 31,		Increase / (Decrease)	% Change
	2014	2013
	(Dollars in millions)
Strategic services	$9,166	8,776	390	4%
Legacy services	7,172	7,663	(491)	(6)%
Data integration	690	656	34	5%
Other	1,003	1,000	3	— %

Total operating revenues	$18,031	18,095	(64)	— %

During the first quarter of 2015, we determined that certain products and services associated with our acquisition of SAVVIS, Inc. (“Savvis”) are more closely aligned to legacy services than to strategic services. As a result, these operating revenues are now reflected as legacy services. The revision resulted in a reduction of revenue from strategic services of $34 million and $47 million, respectively, and a corresponding increase in revenue from legacy services for the years ended December 31, 2014 and 2013, respectively.

Our total operating revenues decreased by $131 million, or 1%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014 and operating revenues decreased by $64 million, or less than 1%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The decline in revenues for both periods was primarily due to lower legacy services revenues, which decreased by $420 million, or 6%, and $491 million, or 6%, for the respective periods. The decline in legacy services revenues reflects the continuing loss of access lines and loss of long-distance revenues primarily due to the displacement of traditional wireline telephone services by other competitive products and services, including Internet and wireless communication services. At December 31, 2015, we had approximately 11.7 million access lines, or approximately 5.2% less than the number of access lines we operated at December 31, 2014. At December 31, 2014, we had approximately 12.4 million access lines, or approximately 4.7% less than the number of access lines we operated at December 31, 2013. We estimate that the rate of our access lines losses will be between 5.0% and 6.0% over the full year of 2016. The growth in our strategic services revenues for both periods was primarily due to increases in high-speed Internet, Ethernet, MPLS, facilities-based video and IT services and from rate increases on various services, which were substantially offset by declines in private line (including special access) services, colocation and hosting services. The level of strategic revenue growth in 2015 was lower than 2014, primarily driven by revenue declines in hosting products as well as a pricing change for a large wholesale customer in exchange for a longer term commitment. Data integration revenues, which are typically more volatile than our other sources of revenues, decreased by $117 million, or 17%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The decline in data integration revenues was primarily due to declines in governmental sales and professional services, which were partially offset by an increase in maintenance services. Data integration revenues increased by $34 million, or 5%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to several large sales of customer premises equipment to governmental customers and related professional services in 2014. Other operating revenues increased by $229 million, or 23%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The increase in other operating revenues was primarily due to additional revenue recorded under the CAF Phase 2 support program. Other operating revenues increased by $3 million, or less than 1%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to higher USF surcharge revenues related to increased universal service fund contribution factors. For additional information about the CAF Phase 2 support program, see the discussion below in “Liquidity and Capital Resources—Connect America Fund.”

We are aggressively marketing our strategic services in an effort to partially offset the continuing declines in our legacy and private line services.

Further analysis of our segment operating revenues and trends impacting our performance are provided below in “Segment Results.”

Operating Expenses

Our current definitions of operating expenses are as follows:

•

Cost of services and products (exclusive of depreciation and amortization) are expenses incurred in providing products and services to our customers. These expenses include: employee-related expenses directly attributable to operating and maintaining our network (such as salaries, wages, benefits and professional fees); facilities expenses (which include third-party telecommunications expenses we incur for using other carriers’ networks to provide services to our customers); rents and utilities expenses; equipment sales expenses (such as data integration and modem expenses); payments to universal service funds (which are federal and state funds that are established to promote the availability of telecommunications services to all consumers at reasonable and affordable rates, among other things, and to which we are often required to contribute); certain litigation expenses associated with our operations; and other expenses directly related to our operations; and

•

Selling, general and administrative expenses are corporate overhead and other operating expenses. These expenses include: employee-related expenses (such as salaries, wages, internal commissions, benefits and professional fees) directly attributable to selling products or services and employee-related expenses for administrative functions; marketing and advertising; property and other operating taxes and fees; external commissions; litigation expenses associated with general matters; bad debt expense; and other selling, general and administrative expenses.

These expense classifications may not be comparable to those of other companies.

The following tables summarize our operating expenses:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2015	2014
	(Dollars in millions)
Cost of services and products (exclusive of depreciation and amortization)	$7,778	7,846	(68)	(1)%
Selling, general and administrative	3,328	3,347	(19)	(1)%
Depreciation and amortization	4,189	4,428	(239)	(5)%

Total operating expenses	$15,295	15,621	(326)	(2)%

	Years Ended December 31,		Increase / (Decrease)	% Change
	2014	2013
	(Dollars in millions)
Cost of services and products (exclusive of depreciation and amortization)	$7,846	7,507	339	5%
Selling, general and administrative	3,347	3,502	(155)	(4)%
Depreciation and amortization	4,428	4,541	(113)	(2)%
Impairment of goodwill	—	1,092	(1,092)	nm

Total operating expenses	$15,621	16,642	(1,021)	(6)%

nm—Attributing changes in impairment of goodwill to the 2013 goodwill impairment charge are considered not meaningful.

Cost of Services and Products (exclusive of depreciation and amortization)

Cost of services and products (exclusive of depreciation and amortization) decreased by $68 million, or 1%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. Excluding the lower customer premises equipment costs, cost of services and products increased by $56 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The increase in costs of services and products was primarily due to increases in pension and postretirement costs, USF rate increases, higher network expenses and increases in content costs for Prism TV. These increases were partially offset by decreases in salaries and wages from lower headcount, professional fees and contract labor costs. Cost of services and products (exclusive of depreciation and amortization) increased by $339 million, or 5%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to increases in employee-related costs (which was significantly impacted by the below-noted lump sum pension payments), customer premises equipment installation expenses related to the increase in data integration revenues, facility and network costs, real estate and power costs and content costs for Prism TV.

Selling, General and Administrative

Selling, general and administrative expenses decreased by $19 million, or less than 1%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The decrease in selling, general and administrative expenses was primarily due to lower benefit expenses, insurance costs and asset impairment charges. These decreases were partially offset by increases in bad debt expense, external commissions and regulatory fines of $15 million associated with a 911 system outage. Selling, general and administrative expenses decreased by $155 million, or 4%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to a charge in 2013 of $235 million in connection with a litigation settlement. The decrease was partially offset by increases in employee-related costs (including severance costs), insurance costs and impairment charges related to office buildings sold and currently being held for sale.

Pension Lump Sum Offer

Our pension plan contains provisions that allow us, from time to time, to offer lump sum payment options to certain former employees in settlement of their future retirement benefits. We record an accounting settlement charge associated with these lump sum payments only if, in the aggregate, they exceed the sum of the annual service and interest costs for the plan’s net periodic pension benefit cost, which represents the settlement threshold. In September 2015, we offered to make cash settlement payments in December 2015 to a group of former employees provided they accepted the offer by the end of October 2015. During the fourth quarter of 2015, we made cash settlement payments for the lump sum offer of approximately $356 million. The total amount of the lump sum settlement payments for the year ended December 31, 2015, which included the lump sum offer and lump sum elections from employees who terminated employment during the year, was less than the settlement threshold, therefore settlement accounting was not triggered in 2015. We made cash settlement payments of approximately $460 million, which triggered settlement accounting and resulted in us recording additional pension expense of $63 million for the year ended December 31, 2014. Pension expense is allocated to cost of services and products (exclusive of depreciation and amortization) and to selling, general and administrative.

Non-recurring Operating Expenses Related to Acquisitions

We have incurred certain non-recurring operating expenses related to our acquisitions since 2009, including our acquisitions of Qwest in April 2011 and Savvis in July 2011. These expenses are reflected in cost of services and products and selling, general and administrative expenses in our consolidated statements of operations, as summarized below.

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Cost of services and products:
Integration and other expenses associated with acquisitions	$14	15	15

Total	$14	15	15

Selling, general and administrative:
Integration and other expenses associated with acquisitions	$18	36	28
Severance expenses, accelerated recognition of share-based awards and retention compensation associated with acquisitions	—	—	10

Total	$18	36	38

Based on current plans and information, we estimate, in relation to our Qwest acquisition, total integration, severance and retention expenses to be between $600 million to $625 million (which includes approximately $594 million of cumulative expenses incurred through December 31, 2015) and our capital expenditures associated with integration activities will approximate $170 million (which includes approximately $144 million of cumulative capital expenditures incurred through December 31, 2015). We anticipate that the amount of our integration costs in future years will vary substantially based on integration activities conducted during those periods and could in certain cases be higher than those incurred by us during the year ended December 31, 2015.

Depreciation and Amortization

The following tables provide detail of our depreciation and amortization expense:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2015	2014
	(Dollars in millions)
Depreciation	$2,836	2,958	(122)	(4)%
Amortization	1,353	1,470	(117)	(8)%

Total depreciation and amortization	$4,189	4,428	(239)	(5)%

	Years Ended December 31,		Increase / (Decrease)	% Change
	2014	2013
	(Dollars in millions)
Depreciation	$2,958	2,952	6	—%
Amortization	1,470	1,589	(119)	(7)%

Total depreciation and amortization	$4,428	4,541	(113)	(2)%

Annual depreciation expense is impacted by several factors, including changes in our depreciable cost basis, changes in our estimates of the remaining economic life of certain network assets and the addition of new plant. Depreciation expense decreased by $122 million, or 4%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The depreciation expense related to our plant for the year ended December 31, 2015 was lower than the depreciation expense for the year ended December 31, 2014 due to full depreciation and retirement of certain plant placed in service prior to 2015. This decrease was partially offset by increases in depreciation attributable to new plant placed in service during the year ended December 31, 2015 and the impact of changes in the estimated lives of certain property, plant and equipment which resulted in additional depreciation during 2015. The changes in the estimated lives of certain property, plant and equipment resulted in an increase in depreciation expense of approximately $48 million for 2015, which was more than fully offset by the decrease in depreciation expense noted above. Depreciation expense increased by $6 million, or less than 1%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The 2014 depreciation expense was higher than the respective prior period depreciation expense due to new plant additions in 2014 and changes in the estimated lives of certain property, plant and equipment, which were partially offset by our plant aging and becoming fully depreciated or retired. During January 2014, we implemented changes in estimates that reduced the remaining economic lives of certain switch and circuit network equipment, which resulted in increased 2014 annual depreciation expense. Additionally, we developed a plan to migrate customers from one of our networks to another between late 2014 and late 2015. As a result, we implemented changes in estimates that reduced the remaining economic lives of certain network assets. The impact from the above-noted changes in estimates and network migration resulted in an increase in depreciation expense of approximately $90 million for the year ended December 31, 2014. For more information about the changes in our estimates of the remaining economic lives of these assets, see Note 1—Basis of Presentation and Summary of Significant Accounting Policies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015.

Amortization expense decreased by $117 million, or 8%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014 and amortization expense decreased by $119 million, or 7%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The decrease in amortization expense for both periods was primarily due to software becoming fully amortized faster than new software was acquired or developed.

Goodwill Impairment

During our 2013 annual goodwill impairment assessment, we concluded the carrying value of goodwill assigned to one of our previous reporting units exceeded its estimated implied fair value by $1.092 billion. The decline in estimated fair value of this previous reporting unit was the result of slower than previously projected revenue and margin growth and greater than anticipated competitive pressures.

For additional information on the risk associated with intangible assets, see “Critical Accounting Policies and Estimates-Goodwill, Customer Relationships and Other Intangibles Assets” below and “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015.

Further analysis of our operating expenses by segment is provided below in “Segment Results.”

Other Consolidated Results

The following tables summarize our total other expense, net and income tax expense:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2015	2014
	(Dollars in millions)
Interest expense	$(1,312)	(1,311)	1	—%
Other income, net	23	11	12	109%

Total other expense, net	$(1,289)	(1,300)	(11)	(1)%

Income tax expense	$438	338	100	30%

	Years Ended December 31,		Increase / (Decrease)	% Change
	2014	2013
	(Dollars in millions)
Interest expense	$(1,311)	(1,298)	13	1%
Net gain on early retirement of debt	—	10	(10)	(100)%
Other income, net	11	59	(48)	(81)%

Total other expense, net	$(1,300)	(1,229)	71	6%

Income tax expense	$338	463	(125)	(27)%

Interest Expense

Interest expense increased by $1 million, or less than 1%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The increase in interest expense was primarily due to a reduction in the amortization of debt premiums, which was substantially offset by higher capitalized interest, lower bond coupon rates and lower interest under our Credit Facility. Interest expense increased by $13 million, or 1%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The increase in interest expense was primarily due to a reduction in the amortization of debt premiums, which was partially offset by the reversal of certain tax interest reserves and increased capitalized interest.

Net Gain on Early Retirement of Debt

In the fourth quarter of 2013, Qwest redeemed its outstanding debt securities, which resulted in a gain of $10 million.

Other Income, Net

Other income, net reflects certain items not directly related to our core operations, including our share of income from partnerships we do not control, interest income, gains and losses from non-operating asset dispositions and foreign currency gains and losses. Other income, net increased by $12 million, or 109%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. This increase in other income, net was primarily due to the impact of a 2014 impairment charge of $14 million recorded in connection with the sale of our 700 MHz A-Block Wireless Spectrum licenses, which was partially offset by a net loss on early retirement of debt in 2015. Other income, net decreased by $48 million, or 81%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to the above-noted impairment charge and a $32 million gain on the sale of wireless spectrum in 2013.

Income Tax Expense

Income tax expense increased by $100 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014. Our income tax expense for the year ended December 31, 2014 decreased by $125 million from the amounts for the comparable prior year. For the years ended December 31, 2015, 2014 and 2013, our effective income tax rate was 33.3%, 30.5% and 206.7%, respectively. The effective tax rate for the year ended December 31, 2015, reflects a tax benefit of approximately $34 million related to affiliate debt rationalization, research and development tax credits of $28 million for 2011 through 2015, and a $16 million tax decrease due to changes in state taxes caused by apportionment changes, state tax rate changes and the changes in the expected utilization of net operating losses (“NOLs”). The effective tax rate for the year ended December 31, 2014, reflects a $60 million tax benefit associated with a worthless stock deduction for the tax basis in a wholly-owned foreign subsidiary as a result of developments in bankruptcy proceedings involving its sole asset, an indirect investment in KPNQwest, N.V. The subsidiary was acquired as part of the acquisition of Qwest and we assigned it no fair value in the acquisition due to the bankruptcy proceedings, which were then ongoing. The effective tax rate for the year ended December 31, 2014 also reflects a $13 million tax decrease due to changes in state taxes caused by apportionment changes, state tax rate changes and the changes in the expected utilization of NOLs. The rate also reflects the absence of tax benefits from the impairment and disposition of our 700 MHz A-Block wireless spectrum licenses in 2014, because we are not likely to generate income of a character required to realize a tax benefit from the loss on disposition during the period permitted by law for utilization of that loss. The 2013 effective tax rate reflects the impacts of the $1.092 billion non-deductible goodwill impairment and of an unfavorable accounting adjustment of $17 million related to non-deductible life insurance costs. The 2013 tax expense also includes the impacts of a favorable settlement with the Internal Revenue Service (“IRS”) of $33 million and a favorable adjustment of $22 million related to the reversal of liabilities for uncertain tax positions. See Note 11—Income Taxes to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015 and “Critical Accounting Policies and Estimates—Income Taxes” below for additional information.

Segment Results

The results for our business and consumer segments are summarized below for the years ended December 31, 2015, 2014 and 2013:

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Total segment revenues	$16,668	17,028	17,095
Total segment expenses	8,459	8,509	8,167

Total segment income	$8,209	8,519	8,928

Total margin percentage	49%	50%	52%
Business segment:
Revenues	$10,647	11,034	11,091
Expenses	6,034	6,089	5,808

Income	$4,613	4,945	5,283

Margin percentage	43%	45%	48%
Consumer segment:
Revenues	$6,021	5,994	6,004
Expenses	2,425	2,420	2,359

Income	$3,596	3,574	3,645

Margin percentage	60%	60%	61%

The following table reconciles our total segment revenues and total segment income presented above to consolidated operating revenues and consolidated operating income reported in our consolidated statements of operations.

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Total segment revenues	$16,668	17,028	17,095
Other operating revenues	1,232	1,003	1,000

Operating revenues reported in our consolidated statements of operations	$17,900	18,031	18,095

Total segment income	$8,209	8,519	8,928
Other operating revenues	1,232	1,003	1,000
Depreciation and amortization	(4,189)	(4,428)	(4,541)
Impairment of goodwill (Note 2)	—	—	(1,092)
Other unassigned operating expenses	(2,647)	(2,684)	(2,842)

Operating income reported in our consolidated statement of operations	$2,605	2,410	1,453

Allocation of Revenues and Expenses

Our segment revenues include all revenues from our strategic services, legacy services and data integration as described in more detail above. Segment revenues are based upon each customer’s classification to an individual segment. We report our segment revenues based upon all services provided to that segment’s customers. For information on how we allocate expenses to our segments, as well as other additional information about our segments, see Note 12—Segment Information to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015.

Business Segment

The operations of our business segment have been impacted by several significant trends, including those described below:

•

Strategic services. Our mix of total business segment revenues continues to migrate from legacy services to strategic services as our small, medium and enterprise business, wholesale and governmental customers increasingly demand integrated data, Internet, hosting and voice services. During 2015, our strategic revenues were negatively impacted by several factors, including competitive pressures, customer losses, migration from traditional hosting services to lower priced cloud-based services and transitioning to our new management structure negatively impacted the growth of our strategic revenues. Demand for our private line services (including special access) continues to decline due to our customers’ optimization of their networks, industry consolidation and technological migration to higher-speed services. Additionally, we face competition in Ethernet based services in the wholesale market from cable companies and fiber based CLEC providers. We anticipate continued pricing pressure for our colocation services as vendors continue to expand their enterprise colocation operations. In recent years, our competitors, as well as several large, diversified technology companies, have made substantial investments in cloud computing, which has intensified competitive pressures. This expansion in competitive cloud computing offerings has led to increased pricing pressure and competition for enterprise customers, and we expect these trends to continue. The demand for new technology has also increased the number of competitors offering strategic services similar to ours. Price compression from each of these above-mentioned competitive pressures has negatively impacted the operating margins of our strategic services and we expect this trend to continue. Operating costs also impact the operating margins of our strategic services, but to a lesser extent than price compression and customer disconnects. These operating costs include sales commissions, modem costs, software costs on selected services, installation costs and third-party facility costs. We believe increases in operating costs have generally had a greater impact on the operating margins of our strategic services as compared to our legacy services, principally because our strategic services rely more heavily upon the above-listed costs;

•

Legacy services. We continue to experience customers migrating away from our higher margin legacy services into lower margin strategic services. Our legacy services revenues have been, and we expect they will continue to be, adversely affected by access line losses and price compression. In particular, our access, local services and long-distance revenues have been, and we expect will continue to be, adversely affected by customer migration to more technologically advanced services, declining demand for traditional voice services, industry consolidation and price compression caused by regulation and rate reductions. For example, many of our business segment customers are substituting cable, wireless and VoIP services for traditional voice telecommunications services, resulting in continued access revenue loss. Beginning in 2016, we expect that a recent FCC order will also reduce our revenue that we collect for local voice and long-distance services provided to correctional facilities. Although our legacy services generally face fewer direct competitors than certain of our strategic services, customer migration and, to a lesser degree, price compression from competitive pressures have negatively impacted our legacy revenues and the operating margins of our legacy services. We expect this trend to continue. Operating costs, such as installation costs and third-party facility costs, have also negatively impacted the operating margins of our legacy services, but to a lesser extent than customer migration and price compression. Operating costs also tend to impact our strategic services to a greater extent than legacy services as noted above;

•

Data integration. We expect both data integration revenue and the related costs will fluctuate from year to year as this offering tends to be more sensitive than others to changes in the economy and in spending trends of our federal, state and local governmental customers, many of whom have recently experienced substantial budget cuts with the possibility of additional future budget cuts. Our data integration operating margins are typically smaller than most of our other offerings; and

•

Operating efficiencies. We continue to evaluate our segment operating structure and focus. This involves balancing our workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions, while achieving operational efficiencies and improving our processes through automation. However, our ongoing efforts to increase revenue will continue to require that we incur higher costs in some areas. We also expect our business segment to benefit indirectly from enhanced efficiencies in our company-wide network operations.

The following tables summarize the results of operations from our business segment:

	Business Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2015	2014
	(Dollars in millions)
Segment revenues:
Strategic services
High-bandwidth data services(1)	$2,816	2,579	237	9%
Low-bandwidth data services(2)	2,052	2,345	(293)	(12)%
Hosting services(3)	1,281	1,316	(35)	(3)%
Other strategic services(4)	162	76	86	113%

Total strategic services revenues	6,311	6,316	(5)	—%

Legacy services
Voice services(5)	2,590	2,780	(190)	(7)%
Other legacy services(6)	1,175	1,252	(77)	(6)%

Total legacy services revenues	3,765	4,032	(267)	(7)%

Data integration	571	686	(115)	(17)%

Total revenues	10,647	11,034	(387)	(4)%

Segment expenses:
Total expenses	6,034	6,089	(55)	(1)%

Segment income	$4,613	4,945	(332)	(7)%

Segment margin percentage	43%	45%

	Business Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2014	2013
	(Dollars in millions)
Segment revenues:
Strategic services
High-bandwidth data services(1)	$2,579	2,230	349	16%
Low-bandwidth data services(2)	2,345	2,577	(232)	(9)%
Hosting services(3)	1,316	1,259	57	5%
Other strategic services(4)	76	60	16	27%

Total strategic services revenues	6,316	6,126	190	3%

Legacy services
Voice services(5)	2,780	2,916	(136)	(5)%
Other legacy services(6)	1,252	1,398	(146)	(10)%

Total legacy services revenues	4,032	4,314	(282)	(7)%

Data integration	686	651	35	5%

Total revenues	11,034	11,091	(57)	(1)%

Segment expenses:
Total expenses	6,089	5,808	281	5%

Segment income	$4,945	5,283	(338)	(6)%

Segment margin percentage	45%	48%

(1)	Includes MPLS and Ethernet revenue
(2)	Includes private line and high-speed Internet revenue
(3)	Includes colocation, hosting (including cloud hosting and managed hosting) and hosting area network revenue
(4)	Includes primarily VoIP, video and IT services revenue
(5)	Includes local and long-distance voice revenue
(6)	Includes UNEs, public access and other ancillary revenue

Segment Revenues

Business segment revenues decreased by $387 million, or 4%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The decrease in business segment revenues was primarily due to declines in legacy services revenues, private line (including special access) revenues in our strategic services and data integration revenues. The decline in legacy services revenues was attributable to a reduction in local service access lines and lower volumes of long-distance, access and traditional WAN services for the reasons noted above. The decline in our strategic services revenues was primarily due to a reduction in hosting services and private line (including special access) volumes, as well as a pricing change on private line services for a large wholesale customer in exchange for a longer term commitment. These declines were partially offset by MPLS unit growth and higher Ethernet volumes. The decrease in data integration revenues was primarily due to lower sales of customer premises equipment to governmental and business customers during the period. Business segment revenues decreased by $57 million, or 1%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The decrease in business segment revenues was primarily due to the decline in legacy services revenues, which were partially offset by the growth in our strategic services and data integration revenues. The decline in legacy services revenues was attributable to lower volumes of local access and traditional WAN services. The growth in our strategic services revenues was primarily due to MPLS unit growth and higher Ethernet volume, which were substantially offset by a decline in private line (including special access) services. The increase in data integration revenues was primarily due to higher sales of customer premises equipment to governmental customers during the period.

Segment Expenses

Business segment expenses decreased by $55 million, or 1%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The decrease was due primarily to reductions in customer premises equipment costs resulting from the lower sales noted above in segment revenues. Excluding the lower customer premises equipment costs, business expenses increased by $59 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The increase is primarily due to increases in salaries and wages, benefits expense, external commissions, network expense and facility costs, which were partially offset by decreases in professional fees, materials and supplies and fleet expenses. Business segment expenses increased by $281 million, or 5%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The increase was primarily due to increases in employee-related costs attributable to higher wages, benefits and internal commissions, customer premises equipment costs resulting from higher sales noted above, facility costs driven by MPLS unit growth and real estate and power costs.

Segment Income

Business segment income decreased by $332 million, or 7%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The decrease in business segment income was due to the loss of customers and lower service volumes in our legacy services and to the increase in operating expenses, excluding the impact of the reduction in customer premises equipment costs. Business segment income decreased by $338 million, or 6%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The decrease was primarily due to customers migrating from legacy services to lower margin strategic services.

Consumer Segment

The operations of our consumer segment have been impacted by several significant trends, including those described below:

•

Strategic services. In order to remain competitive and attract additional residential high-speed Internet subscribers, we believe it is important to continually increase our broadband network’s scope and connection speeds. As a result, we continue to invest in our broadband network, which allows for the delivery of higher-speed broadband services to a greater number of customers. We compete in a maturing broadband market in which most consumers already have broadband services and growth rates in new subscribers have slowed. Moreover, as described further in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, certain of our competitors continue to provide high-speed Internet services at higher average transmission speeds than ours or through advanced wireless data service offerings, both of which we believe have impacted the competitiveness of certain of our high-speed Internet offerings. We also continue to expand our other strategic product offerings, including facilities-based video services. The expansion of our facilities-based video service infrastructure requires us to incur substantial start-up expenses in advance of marketing and selling the service. Also, our associated content costs continue to increase and the video business has become more competitive as more options become available to customers to access video services through new technologies. The demand for new technology has increased the number of competitors offering strategic services similar to ours. Price compression and new technology from our competitors have negatively impacted the operating margins of our strategic services and we expect this trend to continue. Operating costs also impact the operating margins of our strategic services, but to a lesser extent than price compression and customer disconnects caused by competition. These operating costs include sales commissions, modem costs, Prism TV content costs, software costs on selected services and installation costs. We believe increases in operating costs have generally had a greater impact on our operating margins of our strategic services as compared to our legacy services, principally because our strategic services rely more heavily upon the above-listed costs;

•

Legacy services. Our voice revenues have been, and we expect they will continue to be, adversely affected by access line losses. Intense competition and product substitution continue to drive our access line losses. For example, many consumers are substituting cable and wireless voice services and electronic mail, texting and social networking non-voice services for traditional voice telecommunications services. We expect that these factors will continue to negatively impact our business. As a result of the expected loss of higher margin services associated with access lines, we continue to offer our customers service bundling and other product promotions to help mitigate this trend, as described below. Customer migration and price compression from competitive pressures have not only negatively impacted our legacy revenues, but they have also negatively impacted the operating margins of our legacy services and we expect this trend to continue. Operating costs, such as installation costs and third-party facility costs, have also negatively impacted the operating margins of our legacy services, but to a lesser extent than customer migration and price compression. The operating costs also tend to impact our strategic services to a greater extent than legacy services as noted above;

•

Service bundling and product promotions. We offer our customers the ability to bundle multiple products and services. These customers can bundle local services with other services such as high-speed Internet, video, long-distance and wireless. While we believe our bundled service offerings can help retain customers, they also tend to lower our profit margins in the consumer segment; and

•

Operating efficiencies. We continue to evaluate our segment operating structure and focus. This involves balancing our workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions. We also expect our consumer segment to benefit indirectly from enhanced efficiencies in our company-wide network operations.

The following tables summarize the results of operations from our consumer segment:

	Consumer Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2015	2014
	(Dollars in millions)
Segment revenues:
Strategic services
High-speed Internet services(1)	$2,611	2,469	142	6%
Other strategic services(2)	421	381	40	10%

Total strategic services revenues	3,032	2,850	182	6%

Legacy services
Voice services(3)	2,676	2,864	(188)	(7)%
Other legacy services(4)	311	276	35	13%

Total legacy services revenues	2,987	3,140	(153)	(5)%

Data integration	2	4	(2)	(50)%

Total revenues	6,021	5,994	27	—%

Segment expenses:
Total expenses	2,425	2,420	5	—%

Segment income	$3,596	3,574	22	1%

Segment income margin percentage	60%	60%

	Consumer Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2014	2013
	(Dollars in millions)
Segment revenues:
Strategic services
High-speed Internet services(1)	$2,469	2,358	111	5%
Other strategic services(2)	381	292	89	30%

Total strategic services revenues	2,850	2,650	200	8%

Legacy services
Voice services(3)	2,864	3,101	(237)	(8)%
Other legacy services(4)	276	248	28	11%

Total legacy services revenues	3,140	3,349	(209)	(6)%

Data integration	4	5	(1)	(20)%

Total revenues	5,994	6,004	(10)	—%

Segment expenses:
Total expenses	2,420	2,359	61	3%

Segment income	$3,574	3,645	(71)	(2)%

Segment income margin percentage	60%	61%

(1)	Includes high-speed Internet and related services revenue
(2)	Includes video and Verizon wireless revenue
(3)	Includes local and long-distance voice revenue
(4)	Includes switched access and other ancillary revenue

Segment Revenues

Consumer segment revenues increased by $27 million, or less than 1%, for year ended December 31, 2015 as compared to the year ended December 31, 2014. The increase in strategic services revenues was primarily due to increases in the number of Prism TV customers, as well as from 2015 price increases on various services. The decline in legacy services revenues was primarily due to declines in local and long-distance services volumes associated with access line losses resulting from the competitive and technological changes as further described above. Consumer segment revenues decreased by $10 million, or less than 1%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The decline in legacy services revenues was due to the same reasons noted above. The increase in strategic services revenues was primarily due to growth in the number of high-speed Internet subscribers and increases in the number of Prism TV customers, as well as from 2014 price increases on various services. The increase in consumer segment revenues during 2015 as compared to the decline in revenues for 2014 was primarily attributable to the above-noted price increases.

Segment Expenses

Consumer segment expenses increased by $5 million, or less than 1%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. This increase was primarily due to increases in Prism TV content costs (resulting from higher volume and rates) and bad debt expense, which were partially offset by reductions in employee-related costs, marketing and advertising expenses and fleet expenses. Consumer segment expenses increased by $61 million, or 3%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. This increase was primarily due to increases in marketing and advertising expenses, Prism TV content costs resulting from subscriber growth in our Prism TV markets and the number of modems shipped for Prism TV customers, which were partially offset by reductions in employee-related costs and facility costs.

Segment Income

Consumer segment income increased by $22 million, or 1%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. This increase was primarily due to price increases on various services and reduction of costs. Consumer segment income decreased by $71 million, or 2%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. This decrease was primarily due to customers migrating from legacy services to lower margin strategic services, and the increase in Prism TV content costs.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues and expenses. We have identified certain policies and estimates as critical to our business operations and the understanding of our past or present results of operations related to (i) goodwill, customer relationships and other intangible assets; (ii) property, plant and equipment; (iii) pension and post-retirement benefits; (iv) loss contingencies and litigation reserves; (v) Connect America Fund support payments; and (vi) income taxes. These policies and estimates are considered critical because they had a material impact, or they have the potential to have a material impact, on our consolidated financial statements and because they require us to make significant judgments, assumptions or estimates. We believe that the estimates, judgments and assumptions made when accounting for the items described below were reasonable, based on information available at the time they were made. However, there can be no assurance that actual results will not differ from those estimates.

Goodwill, Customer Relationships and Other Intangible Assets

We amortize customer relationships primarily over an estimated life of 10 to 15 years, using either the sum-of-the-years-digits or the straight-line methods, depending on the type of customer. We amortize capitalized software using the straight-line method over estimated lives ranging up to 7 years, except for approximately $237 million of our capitalized software costs, which represents costs to develop an integrated billing and customer care system which is amortized using the straight-line method over a 20 year period. We annually review the estimated lives and methods used to amortize our other intangible assets, primarily capitalized software. The amount of future amortization expense may differ materially from current amounts, depending on the results of our annual reviews.

Our goodwill was derived from numerous acquisitions where the purchase price exceeded the fair value of the net assets acquired.

We are required to reassign goodwill to reporting units each time we reorganize our internal reporting structure which causes a change in the composition of our reporting units. We assign goodwill to the reporting units using a relative fair value approach. We utilize the trailing twelve months earnings before interest, taxes, depreciation and amortization as our allocation methodology as we believe that it represents a reasonable proxy for the fair value of the operations being reorganized. The use of other fair value assignment methods could result in materially different results. For additional information on our segments, see Note 12—Segment Information to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015.

We are required to assess goodwill for impairment at least annually, or more frequently, if an event occurs or circumstances change that would indicate an impairment may have occurred. We are required to write-down the value of goodwill in periods in which the recorded amount of goodwill exceeds the implied fair value of goodwill. Our reporting units are not discrete legal entities with discrete financial statements. Our assets and liabilities are employed in and relate to the operations of our reporting units. Therefore, the equity carrying value and future cash flows must be estimated each time a goodwill impairment analysis is performed on a reporting unit. As a result, our assets, liabilities and cash flows are assigned to reporting units using reasonable and consistent allocation methodologies. Certain estimates, judgments and assumptions are required to perform these assignments. We believe these estimates, judgments and assumptions to be reasonable, but changes in many of these can significantly affect each reporting unit’s equity carrying value and future cash flows utilized for our goodwill impairment test. Our annual assessment date for testing goodwill impairment is October 31.

As of October 31, 2015, we assessed goodwill for impairment for our three reporting units, which we determined to be business (excluding wholesale), consumer and wholesale and determined that the estimated fair value of our wholesale reporting unit was substantially in excess of our carrying value of equity and the estimated fair value of our business and consumer reporting units exceeded our carrying value of equity by 23% and 8%, respectively.

For additional information on our goodwill balances by segment, see Note 2—Goodwill, Customer Relationships and Other Intangible Assets in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015.

We may be required to assess our goodwill for impairment before our next required assessment date of October 31, 2016 under certain circumstances, including any failure to meet our forecasted future operating results or any significant increases in our weighted average cost of capital. In addition, we cannot assure that adverse conditions will not trigger future goodwill impairment assessments or impairment charges. A number of factors, many of which we cannot control, could affect our financial condition, operating results and business prospects and could cause our actual results to differ from the estimates and assumptions we employed in our goodwill impairment assessment. These factors include, but are not limited to, (i) further weakening in the overall economy; (ii) a significant decline in our stock price and resulting market capitalization as a result of an adverse change to our overall business operations; (iii) changes in the discount rate we use in our testing; (iv) successful efforts by our competitors to gain market share in our markets; (v) adverse changes as a result of regulatory or legislative actions; (vi) a significant adverse change in our legal affairs or in the overall business climate; and (vii) recognition of a goodwill impairment loss in the financial statements of one or more of our subsidiaries that are a component of our segments. We will continue to monitor certain events that impact our operations to determine if an interim assessment of goodwill impairment should be performed prior to the next required assessment date of October 31, 2016.

Property, Plant and Equipment

Property, plant and equipment acquired in connection with our acquisitions was recorded based on its estimated fair value as of its acquisition date, plus the estimated value of any associated legally or contractually required asset retirement obligation. Purchased and constructed property, plant and equipment is recorded at cost, plus the estimated value of any associated legally or contractually required asset retirement obligation. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of property, plant and equipment is provided on the straight-line method using class or overall group rates. The group method provides for the recognition of the remaining net investment, less anticipated net salvage value, over the remaining useful life of the assets. This method requires the periodic revision of depreciation rates.

Normal retirements of property, plant and equipment are charged against accumulated depreciation, with no gain or loss recognized. We depreciate such property on the straight-line method over estimated service lives ranging from 3 to 45 years.

We perform annual internal reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to estimate the remaining life of our asset base.

Due to rapid changes in technology and the competitive environment, determining the estimated economic life of telecommunications plant, equipment and software requires a significant amount of judgment. We regularly review data on utilization of equipment, asset retirements and salvage values to determine adjustments to our depreciation rates. The effect of a hypothetical one year increase or decrease in the estimated remaining useful lives of our property, plant and equipment would have decreased depreciation expense by approximately $410 million annually or increased depreciation expense by approximately $580 million annually, respectively.

Pension and Post-retirement Benefits

We sponsor a noncontributory qualified defined benefit pension plan (referred to as our pension plan) for a substantial portion of our employees. In addition to this tax qualified pension plan, we also maintain several non-qualified pension plans for certain eligible highly compensated employees. We also maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees.

In 2015, approximately 45% of the qualified pension plan’s January 1, 2015 net actuarial loss balance of $2.740 billion was subject to amortization as a component of net periodic expense over the average remaining service period of participating employees expected to receive benefits, which ranges from 8 to 9 years for the plan. The other 55% of the qualified pension plan’s beginning net actuarial loss balance was treated as indefinitely deferred during 2015. The entire beginning net actuarial loss of $277 million for the post-retirement benefit plans was treated as indefinitely deferred during 2015.

In 2014, approximately 16% of the qualified pension plans’ January 1, 2014 net actuarial loss balance of $1.048 billion was subject to amortization as a component of net periodic expense over the average remaining service period of participating employees expected to receive benefits, which ranges from 8 to 9 years for the plans. The other 84% of the pension plan’s beginning net actuarial loss balance was treated as indefinitely deferred during 2014. The entire beginning net actuarial loss of $37 million for the post-retirement benefit plans was treated as indefinitely deferred during 2014.

In 2013, approximately 33% of the qualified pension plans’ January 1, 2013 net actuarial loss balance of $2.221 billion was subject to amortization as a component of net periodic expense over the average remaining service period of participating employees expected to receive benefits, which ranges from 8 to 12 years for the plans. The other 67% of the pension plans’ beginning net actuarial loss balance was treated as indefinitely deferred during 2013. The entire beginning net actuarial loss of $446 million for the post-retirement benefit plans was treated as indefinitely deferred during 2013.

In computing our pension and post-retirement health care and life insurance benefit obligations, our most significant assumptions are the discount rate and mortality rates. In computing our periodic pension and post-retirement benefit expense, our most significant assumptions are the discount rate and the expected rate of return on plan assets.

The discount rate for each plan is the rate at which we believe we could effectively settle the plan’s benefit obligations as of the end of the year. We selected each plan’s discount rate based on a cash flow matching analysis using hypothetical yield curves from U.S. corporate bonds rated high quality and projections of the future benefit payments that constitute the projected benefit obligation for the plans. This process establishes the uniform discount rate that produces the same present value of the estimated future benefit payments as is generated by discounting each year’s benefit payments by a spot rate applicable to that year. The spot rates used in this process are derived from a yield curve created from yields on the 60th to 90th percentile of U.S. high quality bonds.

In 2016, we plan to change the method we use to estimate the service and interest components of net periodic benefit cost for pension and other postretirement benefits. This change will result in a decrease in the service and interest components in 2016. Beginning in 2016, we plan to utilize a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows, as opposed to the single weighted-average discount rate derived from the yield curve that we have used in the past. We believe this change provides a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. This change will not affect the measurement of our total benefit obligations but is currently expected to lower our annual net periodic benefit cost by approximately $150 million in 2016. If implemented as expected, this change will be accounted for as a change in accounting estimate and accordingly will be accounted for prospectively.

Mortality rates help predict the expected life of plan participants and are based on historical demographic studies by the Society of Actuaries. In 2015, we adopted the revised mortality table and projection scale released by the Society of Actuaries (“SOA”), which decreased the projected benefit obligation of our benefit plans by $379 million. In 2014, the SOA published new mortality rate tables reflecting increases in the projected life expectancies of North Americans since its publications of earlier tables. We adopted the new tables immediately. This resulted in an increase to the projected benefit obligation of approximately $1.3 billion for our pension and post-retirement benefit plans.

The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets in the future, net of administrative expenses paid from plan assets. The rate of return is determined by the strategic allocation of plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated primarily from an analysis of the long-term expectations of various third party investment management organizations to which we then add a factor of 50 basis points to reflect the benefit we expect to result from our active management of the assets. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy.

To compute the expected return on pension and post-retirement benefit plan assets, we apply an expected rate of return to the fair value of the pension plan assets and to the fair value of the post-retirement benefit plan assets adjusted for contribution timing and for projected benefit payments to be made from the plan assets. Annual market volatility for these assets (higher or lower than expected return) is reflected in the net actuarial losses.

Changes in any of the above factors could significantly impact operating expenses in the consolidated statements of operations and other comprehensive income (loss) in the consolidated statements of comprehensive income (loss) as well as the value of the liability and accumulated other comprehensive loss of stockholders’ equity on our consolidated balance sheets. The expected return on plan assets is reflected as a reduction to our pension and post-retirement benefit expense. If our assumed expected rates of return for 2015 were 100 basis points lower, our qualified pension and post-retirement benefit expenses for 2015 would have increased by $121 million. If our assumed discount rates for 2015 were 100 basis points lower, our qualified pension and post-retirement benefit expenses for 2015 would have increased by $119 million and our projected benefit obligation for 2015 would have increased by approximately $1.821 billion.

Loss Contingencies and Litigation Reserves

We are involved in several material legal proceedings, as described in more detail in Note 14—Commitments and Contingencies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015. We assess potential losses in relation to these and other pending or threatened tax and legal matters. For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. To the extent these estimates are more or less than the actual liability resulting from the resolution of these matters, our earnings will be increased or decreased accordingly. If the differences are material, our consolidated financial statements could be materially impacted.

For matters related to income taxes, if we determine in our judgment that the impact of an uncertain tax position is more likely than not to be sustained upon audit by the relevant taxing authority, then we recognize in our financial statements a benefit for the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if we determine in our judgment that the position has less than a 50% likelihood of being sustained. Though the validity of any tax position is a matter of tax law, the body of statutory, regulatory and interpretive guidance on the application of the law is complex and often ambiguous. Because of this, whether a tax position will ultimately be sustained may be uncertain.

Connect America Fund Support Payments

In 2015, we accepted funding from the Connect America Fund (“CAF)” from the Federal Communications Commission (“FCC”) of approximately $500 million per year for six years to fund the deployment of voice and high-speed Internet infrastructure for approximately 1.2 million rural households and businesses (living units) in 33 states under the CAF Phase 2 high-cost support program. This program provides a monthly high-cost subsidy similar to the support provided by the FCC’s previous cost reimbursement programs. Although we believe that there is no specific authoritative U.S. GAAP guidance for the treatment of government assistance, we identified three acceptable methods to account for these funds; 1) recognize revenue when entitled to receive cash, 2) defer cash received until the living units are enabled to receive the service at the FCC specified level, or 3) record the cash received as contra capital. After assessing these alternatives, we have determined that we will recognize CAF Phase 2 funds each month as revenue when we are entitled to receive the cash less a deferred amount. The amount of revenue deferred in 2015 was approximately $12 million. We believe our recognition methodology is consistent with other companies in our industry in the United States, but may not necessarily be consistent with companies outside the United States that receive similar government funding, and we cannot provide assurances to this effect.

In computing the amount of revenue to recognize, we assume that we will not be able to economically enable 100% of the required living units in every state with voice and high-speed Internet capabilities under the CAF Phase 2 program. We defer recognition of the funds related to potential living units that we estimate we will not enable until we can precisely determine that we can fully meet the enablement targets. As disclosed elsewhere herein, in some limited instances, a portion of the funds must be returned. The effect of a hypothetical 1% change in our estimate of living units we will not enable with voice and high-speed Internet capabilities under the CAF Phase 2 program would have increased or decreased our revenue up to $3 million or $9 million, respectively, in 2015.

For additional information about the CAF Phase 2 support program, see the discussion below in “Liquidity and Capital Resources—Connect America Fund.”

Income Taxes

Our provision for income taxes includes amounts for tax consequences deferred to future periods. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax credit carryforwards, differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities and tax net operating losses, or NOLs. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

The measurement of deferred taxes often involves the exercise of considerable judgment related to the realization of tax basis. Our deferred tax assets and liabilities reflect our assessment that tax positions taken in filed tax returns and the resulting tax basis, are more likely than not to be sustained if they are audited by taxing authorities. Assessing tax rates that we expect to apply and determining the years when the temporary differences are expected to affect taxable income requires judgment about the future apportionment of our income among the states in which we operate. Any changes in our practices or judgments involved in the measurement of deferred tax assets and liabilities could materially impact our financial condition or results of operations.

In connection with recording deferred income tax assets and liabilities, we establish valuation allowances when necessary to reduce deferred income tax assets to amounts that we believe are more likely than not to be realized. We evaluate our deferred tax assets quarterly to determine whether adjustments to our valuation allowance are appropriate in light of changes in facts or circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. In making this evaluation, we rely on our recent history of pre-tax earnings. We also rely on our forecasts of future earnings and the nature and timing of future deductions and benefits represented by the deferred tax assets, all which involve the exercise of significant judgment. At December 31, 2015, we established a valuation allowance of $380 million, primarily related to state NOLs, as it is more likely than not that these NOLs will expire unused. If forecasts of future earnings and the nature and estimated timing of future deductions and benefits change in the future, we may determine that a valuation allowance for certain deferred tax assets is appropriate, which could materially impact our financial condition or results of operations. See Note 11—Income Taxes to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015 for additional information.

LIQUIDITY AND CAPITAL RESOURCES

Overview

At December 31, 2015, we held cash and cash equivalents of $126 million and we had approximately $1.7 billion of borrowing capacity available under our $2.0 billion amended and restated revolving credit facility (referred to as our “Credit Facility”, which is described further below). At December 31, 2015, cash and cash equivalents of $62 million were held in foreign bank accounts for the purpose of funding our foreign operations. Due to various factors, our access to foreign cash is generally much more restricted than our access to domestic cash.

In connection with our budgeting process in early 2016, our executive officers and our Board of Directors reviewed our sources and potential uses of cash over the next several years, including among other things the previously-disclosed effect of the anticipated depletion of our federal net operating loss carryforwards during

2016. Generally speaking, our principal funding source is cash from operating activities and our principal cash requirements include operating expenses, capital expenditures, income taxes, debt repayments, dividends, periodic stock repurchases and periodic pension contributions.

Based on our current capital allocation objectives, during 2016 we anticipate expending approximately $3.0 billion of cash for capital investment in property, plant and equipment and up to $1.2 billion for dividends on our common stock, based on the current annual common stock dividend rate of $2.16 and the current number of outstanding common shares. During 2016, we have debt maturities of approximately $1.4 billion, scheduled debt principal payments of approximately $22 million and capital lease and other fixed payments of approximately $62 million.

We will continue to monitor our future sources and uses of cash, and anticipate that we will make adjustments to our capital allocation strategies when, as and if determined by our Board of Directors. We typically use our revolving credit facility as a source of liquidity for operating activities and our other cash requirements.

Connect America Fund

In 2015, we accepted CAF funding from the FCC of approximately $500 million per year for six years to fund the deployment of voice and high-speed Internet infrastructure for approximately 1.2 million rural households and businesses in 33 states under the CAF Phase 2 support program. The funding from the CAF Phase 2 support program is expected to substantially supplant the funding we previously received from the interstate USF program that we previously utilized to support voice services in high-cost rural markets in these 33 states. In September of 2015, we began receiving these payments from the FCC under the new CAF Phase 2 support program, which included (i) monthly support payments at a higher rate than under the interstate USF support program and (ii) a one-time cumulative catch-up payment representing the incrementally higher funding under the CAF Phase 2 support program over the interstate USF Support program for the first seven months of 2015. During 2015, we received $209 million more cash than we would have otherwise received during the same period under the interstate USF support program.

We declined annual funding of approximately $10 million in four states, and we expect the funding from the CAF Phase 2 support program for these four states will be auctioned by the FCC, perhaps in the latter part of 2016. In these four states, the interstate USF support we have historically received is expected to continue until the CAF Phase 2 auctions are completed.

As a result of accepting CAF Phase 2 support payments for 33 states, we will be obligated to make substantial capital expenditures to build infrastructure. See “Capital Expenditures” below.

For additional information on the FCC’s CAF order and the USF program, see “Business—Regulation” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2015. See “Risk Factors—Risks Affecting our Liquidity and Capital Resources” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015.

In 2013, under the second round of the first phase of the CAF program, we received $40 million in funding for deployment of broadband services in rural areas. The CAF Phase 2 support program overlaps certain eligible areas of the second round of CAF 1 funding, and we are continuing to evaluate how much of the $40 million in funding we will utilize or return to the FCC. As of the date of our Annual Report on Form 10-K for the year ended December 31, 2015, we are past one of the benchmark deadlines for completing a portion of the broadband deployment. Due to the delays we encountered in evaluating the eligible areas, we have requested relief and an extension of the deadline with the FCC. If the FCC does not grant us relief, we will be requested to refund a substantial portion of the $40 million in funding we received. This $40 million of CAF 1 Round 2 funding is included in other noncurrent liabilities on our consolidated balance sheet as of December 31, 2015.

Capital Expenditures

We incur capital expenditures on an ongoing basis in order to enhance and modernize our networks, compete effectively in our markets and expand our service offerings. We evaluate capital expenditure projects based on a variety of factors, including expected strategic impacts (such as forecasted impact on revenue growth, productivity, expenses, service levels and customer retention) and our expected return on investment. The amount of capital investment is influenced by, among other things, demand for our services and products, cash flow generated by operating activities, cash required for other purposes and regulatory considerations (such as the CAF Phase 2 infrastructure buildout requirements). Based on current circumstances, we estimate that our total capital expenditures for 2016 will be approximately $3.0 billion, inclusive of CAF Phase 2 related capital expenditures.

Our capital expenditures continue to be focused on our strategic services. For more information on capital spending, see Items 1 and 1A of our Annual Report on Form 10-K for the year ended December 31, 2015.

Debt and Other Financing Arrangements

Subject to market conditions, we expect to continue to issue debt securities from time to time in the future to refinance a substantial portion of our maturing debt, including issuing Qwest Corporation debt securities to refinance its maturing debt to the extent feasible. The availability, interest rate and other terms of any new borrowings will depend on the ratings assigned to us and Qwest Corporation by credit rating agencies, among other factors. For further information on our debt maturities, see below “Future Contractual Obligations.”

As of the date of our Annual Report on Form 10-K for the year ended December 31, 2015, the credit ratings for the senior unsecured debt of CenturyLink, Inc. and Qwest Corporation were as follows:

Agency	CenturyLink, Inc.	Qwest Corporation
Standard & Poor’s	BB	BBB-
Moody’s Investors Service, Inc.	Ba2	Baa3
Fitch Ratings	BB+	BBB-

Our credit ratings are reviewed and adjusted from time to time by the rating agencies, and downgrades of CenturyLink, Inc.’s senior unsecured debt ratings could, under certain circumstances, incrementally increase the cost of our borrowing under the Credit Facility. Moreover, any downgrades of CenturyLink, Inc.’s or Qwest Corporation’s senior unsecured debt ratings could impact our access to debt capital or further raise our borrowing costs. See “Risk Factors—Risks Affecting our Liquidity and Capital Resources” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015.

In January 2016, Qwest Corporation issued $235 million aggregate principal amount of 7% Notes due 2056, in exchange for net proceeds, after deducting underwriting discounts and other expenses, of approximately $227 million. All of the 7% Notes are unsecured obligations and may be redeemed by Qwest Corporation, in whole or in part, on or after February 1, 2021, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

Net Operating Loss Carryforwards

We have been using NOLs to offset our federal taxable income. At December 31, 2015, we had approximately $72 million of federal net operating losses. Since the remainder of our NOLs are subject to the limitations imposed by section 382 of the Internal Revenue Code, we expect that the amounts of our cash flows dedicated to the payment of federal taxes will increase substantially. The amounts of those payments will depend upon many factors, including future earnings, tax law changes and future tax circumstances. Based on current laws (including the extension of bonus depreciation) and circumstances applied to estimates of 2016 earnings, we estimate our cash income tax liability related to 2016 will be between $400 million to $600 million.

Dividends

We currently expect to continue our current practice of paying quarterly cash dividends in respect of our common stock subject to our Board of Directors’ discretion to modify or terminate this practice at any time and for any reason without prior notice. Our current quarterly common stock dividend rate is $0.54 per share, as approved by our Board of Directors, which we believe is a dividend rate per share that gives us the flexibility to balance our multiple objectives of managing our business, paying our fixed commitments and returning cash to our shareholders. Assuming continued payment during 2016 at this rate of $0.54 per share, our total dividends paid each quarter would be approximately $292 million based on our current number of outstanding shares (which does not reflect shares that we might repurchase or issue in future periods). See “Risk Factors—Risks Affecting Our Business” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015.

Credit Facility

Our $2.0 billion Credit Facility matures on December 3, 2019 and has 16 lenders, each with commitments ranging from $3.5 million to $198.5 million. The Credit Facility allows us to obtain revolving loans and to issue up to $400 million of letters of credit, which upon issuance reduce the amount available for other extensions of credit. Interest is assessed on borrowings using either the LIBOR or the base rate (each as defined in the Credit Facility) plus an applicable margin between 1.00% and 2.25% per annum for LIBOR loans and 0.00% and 1.25% per annum for base rate loans depending on our then current senior unsecured long-term debt rating. Our obligations under the Credit Facility are guaranteed by nine of our subsidiaries. At December 31, 2015, we had $330 million in borrowings and no amounts of letters of credit outstanding under the Credit Facility.

Under the Credit Facility, we, and our indirect subsidiary, Qwest Corporation, must maintain a debt to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in our Credit Facility) ratio of not more than 4.0:1.0 and 2.85:1.0, respectively, as of the last day of each fiscal quarter for the four quarters then ended. The Credit Facility also contains a negative pledge covenant, which generally requires us to secure equally and ratably any advances under the Credit Facility if we pledge assets or permit liens on our property for the benefit of other debtholders. The Credit Facility also has a cross payment default provision, and the Credit Facility and certain of our debt securities also have cross acceleration provisions. When present, these provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. Our debt to EBITDA ratios could be adversely affected by a wide variety of events, including unforeseen expenses or contingencies. This could reduce our financing flexibility due to potential restrictions on incurring additional debt under certain provisions of our debt agreements or, in certain circumstances, could result in a default under certain provisions of such agreements.

Term Loans, Revolving Line of Credit and Revolving Letter of Credit

At December 31, 2015, CenturyLink, Inc. owed $358 million under a term loan maturing in 2019 and Qwest Corporation owed $100 million under a term loan maturing in 2025. Both of these term loans include covenants substantially similar to those set forth in the Credit Facility.

In January 2015, CenturyLink, Inc. entered into a $100 million uncommitted revolving line of credit with one of the lenders under the Credit Facility. The amount available under this uncommitted revolving line of credit is reduced by any amount outstanding under the Credit Facility with the same lender. Interest is paid monthly based upon the LIBOR plus an applicable margin between 1.00% and 2.25% per annum. At December 31, 2015, we had $80 million borrowings outstanding under this uncommitted revolving line of credit.

We have a $160 million uncommitted revolving letter of credit facility which enables us to provide letters of credit under terms that may be more favorable than those under the Credit Facility. At December 31, 2015, our outstanding letters of credit totaled $109 million under this facility.

For information on our outstanding debt securities, see immediately below “Future Contractual Obligations” and Note 3—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015.

Future Contractual Obligations

The following table summarizes our estimated future contractual obligations as of December 31, 2015:

	2016	2017	2018	2019	2020	2021 and thereafter	Total
	(Dollars in millions)
Long-term debt(1)	$1,503	1,501	251	1,160	1,032	15,082	20,529
Interest on long-term debt and capital leases(2)	1,294	1,195	1,155	1,129	1,061	15,634	21,468
Operating leases	301	289	268	235	209	1,075	2,377
Purchase commitments(3)	364	91	53	26	20	71	625
Post-retirement benefit obligation(4)	56	73	90	87	83	872	1,261
Non-qualified pension obligations(4)	5	5	5	5	5	21	46
Unrecognized tax benefits(5)	—	—	—	—	—	48	48
Other	7	5	7	5	7	60	91

Total future contractual obligations(6)	$3,530	3,159	1,829	2,647	2,417	32,863	46,445

(1)	Includes current maturities and capital lease obligations, but excludes unamortized discounts, net and unamortized debt issuance costs.
(2)	Actual principal and interest paid in all years may differ due to future refinancing of outstanding debt or issuance of new debt. Interest on our floating rate debt was calculated for all years using the rates effective at December 31, 2015.
(3)	We have various long-term, non-cancelable purchase commitments for advertising and promotion services, including advertising and marketing at sports arenas and other venues and events. We also have service related commitments with various vendors for data processing, technical and software support services. Future payments under certain service contracts will vary depending on our actual usage. In the table above we estimated payments for these service contracts based on estimates of the level of services we expect to receive.
(4)	Reflects only the portion of total obligation that is contractual in nature. See Note 6 below.
(5)	Represents the amount of tax and interest we would pay for our unrecognized tax benefits. The $48 million is composed of unrecognized tax benefits of $15 million and related estimated interest of $33 million, which would result in future cash payments if our tax positions were not upheld. See Note 11—Income Taxes to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015 for additional information. The timing of any payments for our unrecognized tax benefits cannot be predicted with certainty; therefore, such amount is reflected in the “2021 and thereafter” column in the above table.
(6)	The table is limited to contractual obligations only and does not include:

•	contingent liabilities;

•	our open purchase orders as of December 31, 2015. These purchase orders are generally issued at fair value, and are generally cancelable without penalty;

•

other long-term liabilities, such as accruals for legal matters and other taxes that are not contractual obligations by nature. We cannot determine with any degree of reliability the years in which these liabilities might ultimately settle;

•

cash funding requirements for qualified pension benefits payable to certain eligible current and future retirees. Benefits paid by our qualified pension plan are paid through a trust. Cash funding requirements for this trust are not included in this table as we are not able to reliably estimate required contributions to this trust. Our funding projections are discussed further below;

•

certain post-retirement benefits payable to certain eligible current and future retirees. Not all of our post-retirement benefit obligation amount is a contractual obligation and only the portion that we believe is a contractual obligation is reported in the table. See additional information on our benefits plans in Note 7—Employee Benefits to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015;

•

contract termination fees. These fees are non-recurring payments, the timing and payment of which, if any, is uncertain. In the ordinary course of business and to optimize our cost structure, we enter into contracts with terms greater than one year to use the network facilities of other carriers and to purchase other goods and services. Our contracts to use other carriers’ network facilities generally have no minimum volume requirements and are based on an interrelationship of volumes and discounted rates. Assuming we terminate these contracts in 2016, the contract termination fees would be approximately $399 million. Under the same assumption, we estimate that our termination fees for these contracts to purchase goods and services would be approximately $154 million. In the normal course of business, we do not believe payment of these fees is likely; and

•	potential indemnification obligations to counterparties in certain agreements entered into in the normal course of business. The nature and terms of these arrangements vary.

Pension and Post-retirement Benefit Obligations

We are subject to material obligations under our existing defined benefit pension plans and post-retirement benefit plans. At December 31, 2015, the accounting unfunded status of our defined benefit pension plans and post-retirement benefit plans were $2.277 billion and $3.374 billion, respectively. See Note 7—Employee Benefits to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015 for additional information about our pension and post-retirement benefit arrangements.

Benefits paid by our qualified pension plan are paid through a trust that holds all of the plan’s assets. Based on current laws and circumstances, we do not expect any contributions to be required for our qualified pension plan for 2016. The amount of required contributions to our qualified pension plan in 2017 and beyond will depend on a variety of factors, most of which are beyond our control, including earnings on plan investments, prevailing interest rates, demographic experience, changes in plan benefits and changes in funding laws and regulations. We occasionally make voluntary contributions in addition to required contributions.

Certain of our post-retirement health care and life insurance benefits plans are unfunded. Several trusts hold assets that are used to help cover the health care costs of certain retirees. As of December 31, 2015, the fair value of these trust assets was approximately $193 million; however, a portion of these assets is comprised of investments with restricted liquidity. We estimate that the more liquid assets in these trusts will be adequate to provide continuing reimbursements for covered post-retirement health care costs for approximately one year. Thereafter, covered benefits will be paid either directly by us or from these trusts as the remaining assets become liquid. This projected one year period could be shorter or longer depending on returns on plan assets, the timing of maturities of illiquid plan assets and future changes in benefits.

For 2016, our estimated annual long-term rate of return is 7.0% for both the pension plan trust assets and post-retirement plans trust assets, based on the assets currently held. However, actual returns could be substantially different.

Historical Information

The following tables summarize our consolidated cash flow activities:

	Years Ended December 31,		Increase / (Decrease)
	2015	2014
	(Dollars in millions)
Net cash provided by operating activities	$5,152	5,188	(36)
Net cash used in investing activities	(2,853)	(3,077)	(224)
Net cash used in financing activities	(2,301)	(2,151)	150

	Years Ended December 31,		Increase / (Decrease)
	2014	2013
	(Dollars in millions)
Net cash provided by operating activities	$5,188	5,559	(371)
Net cash used in investing activities	(3,077)	(3,148)	(71)
Net cash used in financing activities	(2,151)	(2,454)	(303)

Net cash provided by operating activities decreased by $36 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014 primarily due to a slight negative variance in net income adjusted for non-cash items along with negative variances in accounts payable and other noncurrent assets and liabilities, net. The decreases were substantially offset with positive variances in accrued income and other taxes and other current assets and liabilities, net, which was primarily due to a payment of approximately $235 million in 2014 to settle certain litigation. Our net cash provided by operating activities in 2015 was also positively impacted by the cash received from the CAF Phase 2 support program, which was $209 million greater than the cash we would have otherwise received during the same period under the interstate USF support program. Net cash provided by operating activities decreased by $371 million for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to a negative variance in net income adjusted for non-cash items along with a payment of approximately $235 million in the first quarter of 2014 to settle certain litigation. These decreases were substantially offset by positive variances in the changes in accounts payable and retirement benefits.

During the year ended December 31, 2015, we made a voluntary cash contribution to the trust of $100 million to fund our qualified pension plan. During the years ended December 31, 2014 and 2013, and prior to the pension plan merger, we made required cash contributions to the trust of $157 million and $146 million, respectively, to fund our qualified pension plans.

Net cash used in investing activities decreased by $224 million for the year end December 31, 2015 as compared to the year ended December 31, 2014 primarily due to a decrease in payments of property, plant and equipment and amounts paid for acquisitions in 2015. Net cash used in investing activities decreased by $71 million for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to less cash paid for acquisitions.

Net cash used in financing activities increased by $150 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014 primarily due to additional common stock repurchases as the net debt repayments were approximately the same in both years. Net cash used in financing activities decreased by $303 million for the year ended December 31, 2014 as compared to the year ended December 31, 2013 primarily due to reductions in net debt paydowns in 2014 versus net borrowings in 2013 and common stock repurchases.

During the year ended December 31, 2015, we repurchased 27.1 million shares of the company’s outstanding common stock in the open market. These shares were repurchased for an aggregate market price of $800 million, or an average purchase price of $29.56 per share. The repurchased common stock has been retired.

For additional information, see “Note 17—Repurchase of CenturyLink, Inc. Common Stock” in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015.

On October 13, 2015, Qwest Corporation redeemed all $250 million of its 7.2% Notes due 2026, which resulted in an immaterial gain, and redeemed $150 million of its 6.875% Notes due 2033, which resulted in an immaterial loss.

On September 21, 2015, Qwest Corporation issued $400 million aggregate principal amount of 6.625% Notes due 2055, in exchange for net proceeds, after deducting underwriting discounts and other expenses, of approximately $386 million. The underwriting agreement included an over-allotment option granting the underwriters for the offering an opportunity to purchase additional 6.625% Notes due 2055. On September 30, 2015, Qwest Corporation issued an additional $10 million aggregate principal amount of its 6.625% Notes under this over-allotment option. All of the 6.625% Notes are unsecured obligations and may be redeemed by Qwest Corporation, in whole or in part, on or after September 15, 2020, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

On June 15, 2015, Qwest Corporation paid at maturity the $92 million principal amount of its 7.625% Notes.

On March 19, 2015, CenturyLink, Inc. issued in a private offering $500 million aggregate principal amount of 5.625% Notes due 2025, in exchange for net proceeds, after deducting underwriting discounts and other expenses, of approximately $494 million. The Notes are senior unsecured obligations and may be redeemed, in whole or in part, at any time before January 1, 2025 at a redemption price equal to the greater of 100% of the principal amount of the Notes or the sum of the present value of the remaining scheduled payments of principal and interest on the Notes, discounted to the redemption date in the manner described in the Notes, plus accrued and unpaid interest to the redemption date. At any time on or after January 1, 2025, CenturyLink, Inc. may redeem the Notes at par plus accrued and unpaid interest to the redemption date. In addition, at any time on or prior to April 1, 2018, CenturyLink, Inc. may redeem up to 35% of the principal amount of the Notes at a redemption price equal to 105.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with net cash proceeds of certain equity offerings. Under certain circumstances, CenturyLink, Inc. will be required to make an offer to repurchase the Notes at a price of 101% of the aggregate principal amount plus accrued and unpaid interest to the repurchase date. In October 2015, CenturyLink, Inc. exchanged all of the unregistered Notes issued on March 19, 2015 for fully-registered Notes.

On February 20, 2015, Qwest Corporation entered into a new credit agreement with several lenders that allows Qwest Corporation to borrow up to $100 million under a term loan. Under this new credit agreement, Qwest Corporation borrowed $100 million under a ten-year term note that expires on February 20, 2025.

On February 17, 2015, CenturyLink, Inc. paid at maturity the $350 million plus accrued and unpaid interest due under its Series M 5.00% notes.

In January 2015, CenturyLink, Inc. entered into a $100 million uncommitted revolving line of credit with one of the lenders under the Credit Facility.

Certain Matters Related to Acquisitions

When we acquired Qwest and Savvis in 2011, Qwest’s pre-acquisition debt obligations consisted primarily of debt securities issued by Qwest and two of its subsidiaries while Savvis’ long-term debt obligations (after the discharge of its convertible senior notes in connection with the completion of the acquisition) consisted primarily of capital leases, the remaining outstanding portions of which are all now included in our consolidated debt balances. The indentures governing Qwest’s remaining debt securities contain customary covenants that restrict the ability of Qwest or its subsidiaries from making certain payments and investments, granting liens and selling or transferring assets. Based on current circumstances, we do not anticipate that these covenants will significantly restrict our ability to manage cash balances or transfer cash between entities within our consolidated group of companies as needed.

In accounting for the Qwest acquisition, we recorded Qwest’s debt securities at their estimated fair values, which totaled $12.292 billion as of April 1, 2011. Our acquisition date fair value estimates were based primarily on quoted market prices in active markets and other observable inputs where quoted market prices were not available. We determined that the fair value of Qwest’s debt securities exceeded their stated principal balances on the acquisition date by $693 million, which we recorded as a premium.

The table below summarizes the portions of this premium recognized as a reduction to interest expense or extinguished during the periods indicated:

	Years Ended December 31,		From April 1, 2011 through December 31, 2013	Total Since Acquisition
	2015	2014
	(Dollars in millions)
Amortized	$22	42	302	366
Extinguished(1)	1	—	276	277

Total	$23	42	578	643

(1)	Extinguished in connection with the payment of Qwest debt securities prior to maturity.

The remaining premium of $50 million as of December 31, 2015, will reduce interest expense in future periods, unless otherwise extinguished.

Other Matters

In February 2015, the FCC adopted new regulations that regulate Internet services as a public utility under Title II of the Communications Act. Although it is premature for us to determine the ultimate impact of the new regulations on our operations, we currently expect that they will negatively impact our current operations. For additional information, see “Risk Factors—Risks Relating to Legal and Regulatory Matters” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015.

CenturyLink has cash management arrangements with certain of its principal subsidiaries, in which substantial portions of the subsidiaries’ cash is regularly advanced to CenturyLink. Although CenturyLink periodically repays these advances to fund the subsidiaries’ cash requirements throughout the year, at any given point in time CenturyLink may owe a substantial sum to our subsidiaries under these advances, which, in accordance with generally accepted accounting principles, are eliminated in consolidation and therefore not recognized on our consolidated balance sheets.

We also are involved in various legal proceedings that could substantially impact our financial position. See Note 14—Commitments and Contingencies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015 for the current status of such legal proceedings.

On November 4, 2015, we announced that we have retained financial advisors to assist in the exploration of strategic alternatives for our data centers and colocation business operations. The review of strategic alternatives will involve a full range of options, including, but not limited to, a partnership or joint venture, a sale of all or a portion of the data centers, as well as keeping some or all of these assets and operations as part of our portfolio. Strategic services revenues generated from our colocation services was approximately $626 million, $644 million and $623 million for the years ended December 31, 2015, 2014 and 2013, respectively.

The following tables present additional metrics related to our data centers:

	As of December 31,		Increase / (Decrease)	% Change
	2015	2014
	(Dollars in millions)
Hosting Data Center Metrics
Number of data centers(1)	59	58	1	2%
Sellable square feet, million sq ft	1.58	1.46	0.12	8%
Billed square feet, million sq feet	0.99	0.92	0.07	8%
Utilization	63%	63%	—%	—%

	As of December 31,		Increase / (Decrease)	% Change
	2014	2013
	(Dollars in millions)
Hosting Data Center Metrics
Number of data centers(1)	58	55	3	5%
Sellable square feet, million sq ft	1.46	1.39	0.07	5%
Billed square feet, million sq feet	0.92	0.96	(0.04)	(4)%
Utilization	63%	69%	(6)%	(9)%

(1)	We define a data center as any facility where we market, sell and deliver colocation services, managed hosting (including cloud hosting) services, multi-tenant managed services or any combination of.

MARKET RISK

We are exposed to market risk from changes in interest rates on our variable rate long-term debt obligations and fluctuations in certain foreign currencies. We seek to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates.

Management periodically reviews our exposure to interest rate fluctuations and periodically implements strategies to manage the exposure. From time to time, we have used derivative instruments to (i) lock-in or swap our exposure to changing or variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. As of December 31, 2015, we had no such instruments outstanding. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. We do not hold or issue derivative financial instruments for trading or speculative purposes.

At December 31, 2015, we had approximately $19.8 billion (excluding capital lease and other obligations with a carrying amount of $425 million) of long-term debt outstanding, approximately 95.6% of which bears interest at fixed rates and is therefore not exposed to interest rate risk. At December 31, 2015, we had $738 million floating rate debt exposed to changes in the London InterBank Offered Rate (LIBOR). A hypothetical increase of 100 basis points in LIBOR relative to this debt would decrease our annual pre-tax earnings by $7 million.

By operating internationally, we are exposed to the risk of fluctuations in the foreign currencies used by our international subsidiaries, primarily the British Pound, the Canadian Dollar, the Japanese Yen, the Hong Kong Dollar and the Singapore Dollar. Although the percentages of our consolidated revenues and costs that are denominated in these currencies are immaterial, future volatility in exchange rates and an increase in the number of transactions could adversely impact our consolidated results of operations. We use a sensitivity analysis to estimate our exposure to this foreign currency risk, measuring the change in financial position arising from hypothetical 10% change in the exchange rates of these currencies, relative to the U.S. Dollar, with all other variables held constant. The aggregate potential change in the fair value of financial assets resulting from a hypothetical 10% change in these exchange rates was $19 million at December 31, 2015.

Certain shortcomings are inherent in the method of analysis presented in the computation of exposures to market risks. Actual values may differ materially from those disclosed by us from time to time if market conditions vary from the assumptions used in the analyses performed. These analyses only incorporate the risk exposures that existed at December 31, 2015.

OFF-BALANCE SHEET ARRANGEMENTS

We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support and we do not engage in leasing, hedging or other similar activities that expose us to any significant liabilities that are not (i) reflected on the face of the consolidated financial statements, (ii) disclosed in Note 14—Commitments and Contingencies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015, or in the Future Contractual Obligations table included above, or (iii) discussed under the heading “Market Risk” above.

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

CenturyLink, Inc.:

We have audited the accompanying consolidated balance sheets of CenturyLink, Inc. and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for debt issuance costs effective January 1, 2014 due to the adoption of FASB ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. Additionally, as discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for deferred income taxes effective January 1, 2014 due to the adoption of FASB ASU 2015-17, Balance Sheet Classification of Deferred Taxes.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 24, 2016 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Shreveport, Louisiana

February 24, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

CenturyLink, Inc.:

We have audited CenturyLink, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting (Item 9A). Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2015, and our report dated February 24, 2016 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Shreveport, Louisiana

February 24, 2016

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions, except per share amounts and shares in thousands)
OPERATING REVENUES	$17,900	18,031	18,095

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	7,778	7,846	7,507
Selling, general and administrative	3,328	3,347	3,502
Depreciation and amortization	4,189	4,428	4,541
Impairment of goodwill (Note 2)	—	—	1,092

Total operating expenses	15,295	15,621	16,642

OPERATING INCOME	2,605	2,410	1,453
OTHER (EXPENSE) INCOME
Interest expense	(1,312)	(1,311)	(1,298)
Net gain on early retirement of debt	—	—	10
Other income, net	23	11	59

Total other expense, net	(1,289)	(1,300)	(1,229)

INCOME BEFORE INCOME TAX EXPENSE	1,316	1,110	224
Income tax expense	438	338	463

NET INCOME (LOSS)	$878	772	(239)

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
BASIC	$1.58	1.36	(0.40)
DILUTED	$1.58	1.36	(0.40)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	554,278	568,435	600,892
DILUTED	555,093	569,739	600,892

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
NET INCOME (LOSS)	$878	772	(239)

OTHER COMPREHENSIVE INCOME (LOSS):
Items related to employee benefit plans:
Change in net actuarial gain (loss), net of $(12), $742 and $(606) tax	21	(1,200)	981
Change in net prior service credit (costs), net of $(47), $1 and $52 tax	76	(1)	(84)
Foreign currency translation adjustment and other, net of $—, $1 and $—tax	(14)	(14)	2

Other comprehensive income (loss)	83	(1,215)	899

COMPREHENSIVE INCOME (LOSS)	$961	(443)	660

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2015	2014
	(Dollars in millions and shares in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$126	128
Accounts receivable, less allowance of $152 and $162	1,943	1,988
Other	581	580

Total current assets	2,650	2,696

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	38,785	36,718
Accumulated depreciation	(20,716)	(18,285)

Net property, plant and equipment	18,069	18,433

GOODWILL AND OTHER ASSETS
Goodwill	20,742	20,755
Customer relationships, net	3,928	4,893
Other intangible assets, net	1,555	1,647
Other, net	660	679

Total goodwill and other assets	26,885	27,974

TOTAL ASSETS	$47,604	49,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1,503	550
Accounts payable	968	1,226
Accrued expenses and other liabilities
Salaries and benefits	602	641
Income and other taxes	318	309
Interest	250	256
Other	220	210
Advance billings and customer deposits	743	726

Total current liabilities	4,604	3,918

LONG-TERM DEBT	18,722	19,953

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	3,569	3,154
Benefit plan obligations, net	5,511	5,808
Other	1,138	1,247

Total deferred credits and other liabilities	10,218	10,209

COMMITMENTS AND CONTINGENCIES (Note 14)
STOCKHOLDERS’ EQUITY
Preferred stock—non-redeemable, $25.00 par value, authorized 2,000 shares, issued and outstanding 7 and 7 shares	—	—
Common stock, $1.00 par value, authorized 1,600,000 and 1,600,000 shares, issued and outstanding 543,800 and 568,517 shares	544	569
Additional paid-in capital	15,178	16,324
Accumulated other comprehensive loss	(1,934)	(2,017)
Retained earnings	272	147

Total stockholders’ equity	14,060	15,023

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$47,604	49,103

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
OPERATING ACTIVITIES
Net income (loss)	$878	772	(239)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,189	4,428	4,541
Impairment of goodwill (Note 2)	—	—	1,092
Impairment of assets	9	32	—
Deferred income taxes	350	291	391
Provision for uncollectible accounts	177	159	152
Gain on sale of intangible assets	—	—	(32)
Net long-term debt issuance costs and premium amortization	(3)	(21)	(46)
Net gain on early retirement of debt	—	—	(10)
Share-based compensation	73	79	71
Changes in current assets and liabilities:
Accounts receivable	(132)	(163)	(212)
Accounts payable	(168)	70	(76)
Accrued income and other taxes	32	(84)	28
Other current assets and liabilities, net	(53)	(270)	263
Retirement benefits	(141)	(184)	(342)
Changes in other noncurrent assets and liabilities, net	(78)	99	8
Other, net	19	(20)	(30)

Net cash provided by operating activities	5,152	5,188	5,559

INVESTING ACTIVITIES
Payments for property, plant and equipment and capitalized software	(2,872)	(3,047)	(3,048)
Cash paid for acquisitions	(4)	(93)	(160)
Proceeds from sale of property and intangible assets	31	63	80
Other, net	(8)	—	(20)

Net cash used in investing activities	(2,853)	(3,077)	(3,148)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	989	483	2,481
Payments of long-term debt	(966)	(800)	(2,010)
Net payments on credit facility and revolving line of credit	(315)	(4)	(95)
Early retirement of debt costs	(1)	—	(31)
Dividends paid	(1,198)	(1,228)	(1,301)
Net proceeds from issuance of common stock	11	50	73
Repurchase of common stock	(819)	(650)	(1,586)
Other, net	(2)	(2)	15

Net cash used in financing activities	(2,301)	(2,151)	(2,454)

Net decrease in cash and cash equivalents	(2)	(40)	(43)
Cash and cash equivalents at beginning of period	128	168	211

Cash and cash equivalents at end of period	$126	128	168

Supplemental cash flow information:
Income taxes paid, net	$(63)	(27)	(48)
Interest paid (net of capitalized interest of $52, $47 and $41)	$(1,310)	(1,338)	(1,333)

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
COMMON STOCK (represents dollars and shares)
Balance at beginning of period	$569	584	626
Issuance of common stock through dividend reinvestment, incentive and benefit plans	2	4	4
Repurchase of common stock	(27)	(19)	(46)

Balance at end of period	544	569	584

ADDITIONAL PAID-IN CAPITAL
Balance at beginning of period	16,324	17,343	19,079
Issuance of common stock through dividend reinvestment, incentive and benefit plans	9	46	69
Repurchase of common stock	(767)	(591)	(1,551)
Shares withheld to satisfy tax withholdings	(19)	(16)	(18)
Share-based compensation and other, net	77	82	85
Dividends declared	(446)	(540)	(321)

Balance at end of period	15,178	16,324	17,343

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance at beginning of period	(2,017)	(802)	(1,701)
Other comprehensive income (loss)	83	(1,215)	899

Balance at end of period	(1,934)	(2,017)	(802)

RETAINED EARNINGS
Balance at beginning of period	147	66	1,285
Net income (loss)	878	772	(239)
Dividends declared	(753)	(691)	(980)

Balance at end of period	272	147	66

TOTAL STOCKHOLDERS’ EQUITY	$14,060	15,023	17,191

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

References in the Notes to “CenturyLink,” “we,” “us” and “our” refer to CenturyLink, Inc. and its consolidated subsidiaries, unless the content otherwise requires and except in Note 3, where such references refer solely to CenturyLink, Inc.

(1)	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

We are an integrated communications company engaged primarily in providing an array of communications services to our residential and business customers. Our communications services include local and long-distance voice, high-speed Internet, Multi-Protocol Label Switching (“MPLS”), private line (including special access), data integration, Ethernet, colocation, managed hosting (including cloud hosting), network, public access, wireless, video and other ancillary services.

The accompanying consolidated financial statements include our accounts and the accounts of our subsidiaries. Intercompany amounts and transactions with our consolidated subsidiaries have been eliminated.

To simplify the overall presentation of our consolidated financial statements, we report immaterial amounts attributable to noncontrolling interests in certain of our subsidiaries as follows: (i) income attributable to noncontrolling interests in other income, net, (ii) equity attributable to noncontrolling interests in additional paid-in capital and (iii) cash flows attributable to noncontrolling interests in other, net financing activities.

We reclassified certain prior period amounts to conform to the current period presentation, including the categorization of our revenues and our segment reporting. See Note 12—Segment Information for additional information. These changes had no impact on total revenues, total operating expenses or net income (loss) for any period.

Connect America Fund Support Payments

In 2015, we accepted funding from the Federal Communications Commission’s (“FCC”) Connect America Fund (“CAF”) of approximately $500 million per year for six years to fund the deployment of voice and high-speed Internet infrastructure for approximately 1.2 million rural households and businesses in 33 states under the CAF Phase 2 high-cost support program. The funding from the CAF Phase 2 support program in these 33 states will substantially supplant funding from the interstate Universal Service Fund (“USF”) high-cost program that we previously utilized to support voice services in high-cost rural markets. In September of 2015, we began receiving these support payments from the FCC under the new CAF Phase 2 support program, which included (i) monthly support payments at a higher rate than under the interstate USF support program and (ii) a one-time cumulative catch-up payment representing the incrementally higher funding under the CAF Phase 2 support program over the interstate USF support program for the first seven months of 2015. During 2015, we recorded $215 million more revenue than we would have otherwise recorded during the same period under the interstate USF support program.

Changes in Estimates

As a result of our annual reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment, effective January 2014, we changed the estimates of the remaining economic lives of certain switch and circuit network equipment. These changes resulted in a net increase in depreciation expense of approximately $78 million for the year ended December 31, 2014. This net increase in depreciation expense, net of tax, reduced consolidated net income by approximately $48 million, or $0.08 per basic and diluted common share, for the year ended December 31, 2014.

Additionally, during the third quarter of 2014, we developed a plan to migrate customers from one of our networks to another over a one-year period beginning in the fourth quarter of 2014. As a result, we implemented changes in estimates that reduced the remaining economic lives of certain network assets. The increase in depreciation expense from the changes in estimates was more than fully offset by decreases in depreciation expense resulting from normal aging of our property, plant and equipment. These changes in the estimated remaining economic lives resulted in an increase in depreciation expense of approximately $48 million and $12 million for the years ended December 31, 2015 and 2014, respectively. This increase in depreciation expense, net of tax, reduced consolidated net income by approximately $32 million, or $0.06 per basic and diluted common share and $7 million, or $0.01 per basic and diluted common share, for the years ended December 31, 2015 and 2014, respectively.

Summary of Significant Accounting Policies

Use of Estimates

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions we make when accounting for specific items and matters, including, but not limited to, investments, long-term contracts, customer retention patterns, allowance for doubtful accounts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets (including deferred tax assets), impairment assessments, pension, post-retirement and other post-employment benefits, taxes, certain liabilities and other provisions and contingencies, are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can materially affect the reported amounts of assets, liabilities and components of stockholders’ equity as of the dates of the consolidated balance sheets, as well as the reported amounts of revenues, expenses and components of cash flows during the periods presented in our other consolidated financial statements. We also make estimates in our assessments of potential losses in relation to threatened or pending tax and legal matters. See Note 11—Income Taxes and Note 14—Commitments and Contingencies for additional information.

For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. If we have the potential to recover a portion of the estimated loss from a third party, we make a separate assessment of recoverability and reduce the estimated loss if recovery is also deemed probable.

For matters related to income taxes, if we determine that the impact of an uncertain tax position is more likely than not to be sustained upon audit by the relevant taxing authority, then we recognize a benefit for the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained. Interest is recognized on the amount of unrecognized benefit from uncertain tax positions.

For all of these and other matters, actual results could differ materially from our estimates.

Revenue Recognition

We recognize revenue for services when the related services are provided. Recognition of certain payments received in advance of services being provided is deferred until the service is provided. These advance payments include activation and installation charges, which we recognize as revenue over the expected customer relationship period, which ranges from eighteen months to over ten years depending on the service. We also defer costs for customer activations and installations. The deferral of customer activation and installation costs is limited to the amount of revenue deferred on advance payments. Costs in excess of advance payments are recorded as expense in the period such costs are incurred. Expected customer relationship periods are estimated using historical experience. In most cases, termination fees or other fees on existing contracts that are negotiated in conjunction with new contracts are deferred and recognized over the new contract term.

We offer bundle discounts to our customers who receive certain groupings of services. These bundle discounts are recognized concurrently with the associated revenue and are allocated to the various services in the bundled offering based on the estimated selling price of services included in each bundled combination.

Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable. If the elements are deemed separable and separate earnings processes exist, the revenue associated with the customer arrangement is allocated to each element based on the relative estimated selling price of the separate elements. We have estimated the selling prices of each element by reference to vendor-specific objective evidence of selling prices when the elements are sold separately. The revenue associated with each element is then recognized as earned. For example, if we receive an advance payment when we sell equipment and continuing service together, we immediately recognize as revenue the amount allocated to the equipment as long as all the conditions for revenue recognition have been satisfied. The portion of the advance payment allocated to the service based upon its relative selling price is recognized ratably over the longer of the contractual period or the expected customer relationship period.

We periodically transfer optical capacity assets on our network to other telecommunications service carriers. These transactions are structured as indefeasible rights of use, commonly referred to as IRUs, which are the exclusive right to use a specified amount of capacity or fiber for a specified term, typically 20 years. We account for the cash consideration received on transfers of optical capacity assets and on all of the other elements deliverable under an IRU, as revenue ratably over the term of the agreement. We have not recognized revenue on any contemporaneous exchanges of our optical capacity assets for other optical capacity assets.

In connection with offering products and services provided by third-party vendors, we review the relationship between us, the vendor and the end customer to assess whether revenue should be reported on a gross or net basis. In assessing whether revenue should be reported on a gross or net basis, we consider whether we act as a principal in the transaction, take title to the products, have risk and rewards of ownership or act as an agent or broker. Based on our agreements with DIRECTV and Verizon Wireless, we offer these services through sales agency relationships which are reported on a net basis.

We have service level commitments pursuant to contracts with certain of our customers. To the extent that such service levels are not achieved or are otherwise disputed due to performance or service issues or other service interruptions or conditions, we will estimate the amount of credits to be issued and record a reduction to revenues, with a corresponding increase in the credit reserve.

USF, Gross Receipts Taxes and Other Surcharges

In determining whether to include in our revenues and expenses the taxes and surcharges collected from customers and remitted to government authorities, including USF charges, sales, use, value added and some excise taxes, we assess, among other things, whether we are the primary obligor or principal taxpayer for the taxes assessed in each jurisdiction where we do business. In jurisdictions where we determine that we are the principal taxpayer, we record the surcharges on a gross basis and include them in our revenues and costs of services and products. In jurisdictions where we determine that we are merely a collection agent for the government authority, we record the taxes on a net basis and do not include them in our revenues and costs of services and products.

Advertising Costs

Costs related to advertising are expensed as incurred and included in selling, general and administrative expenses in our consolidated statements of operations. Our advertising expense was $210 million, $214 million and $210 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Legal Costs

In the normal course of our business, we incur costs to hire and retain external legal counsel to advise us on regulatory, litigation and other matters. We expense these costs as the related services are received.

Income Taxes

We file a consolidated federal income tax return with our eligible subsidiaries. The provision for income taxes consists of an amount for taxes currently payable, an amount for tax consequences deferred to future periods, adjustments to our liabilities for uncertain tax positions and amortization of investment tax credits. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax net operating losses (“NOLs”), tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

We establish valuation allowances when necessary to reduce deferred income tax assets to the amounts that we believe are more likely than not to be recovered. Each quarter we evaluate the need to retain all or a portion of the valuation allowance on our deferred tax assets. See Note 11—Income Taxes for additional information.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. As a result, the value at which cash and cash equivalents are reported in our consolidated financial statements approximates their fair value. In evaluating investments for classification as cash equivalents, we require that individual securities have original maturities of ninety days or less and that individual investment funds have dollar-weighted average maturities of ninety days or less. To preserve capital and maintain liquidity, we invest with financial institutions we deem to be of sound financial condition and in high quality and relatively risk-free investment products. Our cash investment policy limits the concentration of investments with specific financial institutions or among certain products and includes criteria related to credit worthiness of any particular financial institution.

Book overdrafts occur when checks have been issued but have not been presented to our controlled disbursement bank accounts for payment. Disbursement bank accounts allow us to delay funding of issued checks until the checks are presented for payment. Until the issued checks are presented for payment, the book overdrafts are included in accounts payable on our consolidated balance sheet. This activity is included in the operating activities section in our consolidated statements of cash flows.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recognized based upon the amount due from customers for the services provided or at cost for purchased and other receivables less an allowance for doubtful accounts. The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence. We generally consider our accounts past due if they are outstanding over 30 days. Our collection process varies by the customer segment, amount of the receivable, and our evaluation of the customer’s credit risk. Our past due accounts are written off against our allowance for doubtful accounts when collection is considered to be not probable. Any recoveries of accounts previously written off are generally recognized as a reduction in bad debt expense in the period received. The carrying value of accounts receivable net of the allowance for doubtful accounts approximates fair value.

Property, Plant and Equipment

Property, plant and equipment acquired in connection with our acquisitions was recorded based on its estimated fair value as of its acquisition date plus the estimated value of any associated legally or contractually required retirement obligations. Purchased and constructed property, plant and equipment is recorded at cost, plus the estimated value of any associated legally or contractually required retirement obligations. Property, plant and equipment is depreciated primarily using the straight-line group method. Under the straight-line group method, assets dedicated to providing telecommunications services (which comprise the majority of our property, plant and equipment) that have similar physical characteristics, use and expected useful lives are pooled for purposes of depreciation and tracking. The equal life group procedure is used to establish each pool’s average remaining useful life. Generally, under the straight-line group method, when an asset is sold or retired in the course of normal business activities, the cost is deducted from property, plant and equipment and charged to accumulated depreciation without recognition of a gain or loss. A gain or loss is recognized in our consolidated statements of operations only if a disposal is abnormal or unusual. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the expected lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs for construction of network and other internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.

We perform annual internal reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to estimate the remaining useful life of our asset base. Our remaining useful life assessments anticipate the loss in service value of assets that may precede the physical retirement. Assets shared among many customers may lose service value as those customers leave the network. However, the asset is not retired until all customers no longer utilize the asset and we determine there is no alternative use for the asset.

We have asset retirement obligations associated with the legally or contractually required removal of a limited group of property, plant and equipment assets from leased properties and the disposal of certain hazardous materials present in our owned properties. When an asset retirement obligation is identified, usually in association with the acquisition of the asset, we record the fair value of the obligation as a liability. The fair value of the obligation is also capitalized as property, plant and equipment and then amortized over the estimated remaining useful life of the associated asset. Where the removal obligation is not legally binding, the net cost to remove assets is expensed in the period in which the costs are actually incurred.

We review long-lived tangible assets for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. For assessment purposes, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, absent a material change in operations. An impairment loss is recognized only if the carrying amount of the asset group is not recoverable and exceeds its fair value. Recoverability of the asset group to be held and used is assessed by comparing the carrying amount of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset group. If the asset group’s carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value. We determine fair values by using a combination of comparable market values and discounted cash flows, as appropriate.

Goodwill, Customer Relationships and Other Intangible Assets

Intangible assets arising from business combinations, such as goodwill, customer relationships, capitalized software, trademarks and trade names, are initially recorded at estimated fair value. We amortize customer relationships primarily over an estimated life of 10 to 15 years, using either the sum-of-the-years-digits or the straight-line methods, depending on the type of customer. We amortize capitalized software using the straight-line method over estimated lives ranging up to 7 years, except for approximately $237 million of our capitalized software costs, which represents costs to develop an integrated billing and customer care system which is amortized using the straight-line method over a 20 year period. We amortize our other intangible assets predominantly using the sum-of-the-years-digits method over an estimated life of 4 years. Other intangible assets not arising from business combinations are initially recorded at cost. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite-lived and such intangible assets are not amortized.

Internally used software, whether purchased or developed by us, is capitalized and amortized using the straight-line method over its estimated useful life. We have capitalized certain costs associated with software such as costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with software to be used for internal purposes are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance, data conversion and training costs are expensed in the period in which they are incurred. We review the remaining economic lives of our capitalized software annually. Capitalized software is included in other intangible assets, net, in our consolidated balance sheets.

Our long-lived intangible assets, other than goodwill, with indefinite lives are assessed for impairment annually, or, under certain circumstances, more frequently, such as when events or changes in circumstances indicate there may be an impairment. These assets are carried at the estimated fair value at the time of acquisition and assets not acquired in acquisitions are recorded at historical cost. However, if their estimated fair value is less than the carrying amount, other indefinite-lived intangible assets are reduced to their estimated fair value through an impairment charge to our consolidated statements of operations.

We are required to assess goodwill for impairment at least annually, or more frequently, if an event occurs or circumstances change that would indicate an impairment may have occurred. We are required to write-down the value of goodwill in periods in which the recorded amount of goodwill exceeds the implied fair value of goodwill. Our reporting units are not discrete legal entities with discrete financial statements. Therefore, the equity carrying value and future cash flows must be estimated each time a goodwill impairment assessment is performed on a reporting unit. As a result, our assets, liabilities and cash flows are assigned to reporting units using reasonable and consistent allocation methodologies. Certain estimates, judgments and assumptions are required to perform these assignments. We believe these estimates, judgments and assumptions to be reasonable, but changes in many of these can significantly affect each reporting unit’s equity carrying value and future cash flows utilized for our goodwill impairment assessment.

We are required to reassign goodwill to reporting units each time we reorganize our internal reporting structure which causes a change in the composition of our reporting units. Goodwill is reassigned to the reporting units using a relative fair value approach. We utilize the earnings before interest, taxes, depreciation and amortization as our allocation methodology as it represents a reasonable proxy for the fair value of the operations being reorganized.

See Note 2—Goodwill, Customer Relationships and Other Intangible Assets for additional information.

Pension and Post-Retirement Benefits

We recognize the funded status of our defined benefit and post-retirement plans as an asset or a liability on our consolidated balance sheet. Each year’s actuarial gains or losses are a component of our other comprehensive income (loss), which is then included in our accumulated other comprehensive loss. Pension and post-retirement benefit expenses are recognized over the period in which the employee renders service and becomes eligible to receive benefits. We make significant assumptions (including the discount rate, expected rate of return on plan assets, mortality and health care trend rates) in computing the pension and post-retirement benefits expense and obligations. See Note 7—Employee Benefits for additional information.

Foreign Currency

Our results of operations include foreign subsidiaries, which are translated from the applicable functional currency to the United States Dollar using the average exchange rates during the reporting period, while assets and liabilities are translated at the reporting date. We include gains or losses from foreign currency remeasurement in other income, net in our consolidated statements of operations. Certain non-U.S. subsidiaries designate the local currency as their functional currency, and we record the translation of their assets and liabilities into U.S. Dollars at the balance sheet date as translation adjustments and include them as a component of accumulated other comprehensive loss in our consolidated balance sheets.

Common Stock

At December 31, 2015, we had 4 million unissued shares of CenturyLink, Inc. common stock reserved for acquisitions. In addition, we had 25 million shares authorized for future issuance under our equity incentive plans.

Preferred stock

Holders of outstanding CenturyLink, Inc. preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyLink, Inc.’s liquidation and vote as a single class with the holders of common stock.

Dividends

We pay dividends out of retained earnings to the extent we have retained earnings on the date the dividend is declared. If the dividend is in excess of our retained earnings on the declaration date, then the excess is drawn from our additional paid-in capital.

Recently Adopted Accounting Pronouncements

In 2015, we adopted Accounting Standards Update (“ASU”) 2015-03 “Simplifying the Presentation of Debt Issuance Costs” (ASU 2015-03) and ASU 2015-17 “Balance Sheet Classification of Deferred Taxes” (ASU 2015-17). Both ASUs are intended to simplify the presentation of financial information. ASU 2015-03 requires that debt issuance costs be presented as a reduction in the associated debt rather than as an other asset, net. ASU 2015-17 requires that deferred taxes be presented on a net basis by jurisdiction as either a net noncurrent asset or liability. The ASUs affect neither the timing of expense recognition related to the debt issuance costs nor the timing of income and expense recognition related to deferred income taxes.

We adopted both ASU 2015-03 and 2015-17 by retrospectively applying the requirements of the ASUs to our previously issued consolidated financial statements. The retrospective application had no impact on our net income (loss) or earnings (loss) per share for the years ended December 31, 2014 and 2013, but resulted in the following changes in our previously reported consolidated balance sheet as of December 31, 2014:

•	A decrease of $880 million in Total current assets;

•	A decrease of $164 million in Other assets, net;

•	A decrease of $168 million in Long-term debt; and

•	A decrease of $876 million in Deferred income taxes, net.

The adoption of the ASUs had no impact on our net cash provided by operating activities, but did change the presentation of the adjustments to reconcile net income and changes in other noncurrent assets and liabilities, net for the years ended December 31, 2014 and 2013.

In 2015, we adopted Accounting Standards Update (“ASU”) 2015-07 (“ASU 2015-07”), which retrospectively changed the disclosure requirements for certain investments that are valued based upon net asset value (“NAV”) as a practical expedient. ASU 2015-07 was issued to eliminate diversity among entities on what level in the fair value hierarchy such investments were assigned. Under ASU 2015-07, investments valued using NAV as a practical expedient are no longer assigned to a level in the fair value hierarchy rather the value associated with the investments is disclosed in a reconciliation of the total investments measured at fair value.

For us, the change in disclosure requirements as a result of the adoption of ASU 2015-07, only affects the disclosure of the fair value of our pension and post-retirement plan assets included in footnote 7, “Employee Benefits”. ASU 2015-07 results in $5.749 billion and $264 million of pension plan and post-retirement plan assets, respectively as of December 31, 2014, not being assigned to a level in the fair value hierarchy but rather disclosed as a separate line added to the fair value hierarchy table to present total plan assets. There was no change in total pension or post-retirement plan assets as of December 31, 2014 due to the adoption of ASU 2015-07.

Recent Accounting Pronouncements

Revenue Recognition

On May 28, 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09” or “new standard”). The new standard replaces virtually all existing generally accepted accounting principles (“GAAP”) on revenue recognition and replaces them with a principles-based approach for determining revenue recognition using a new five step model. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also includes new accounting principles related to the deferral and amortization of contract acquisition and fulfillment costs. We currently do not defer any contract acquisition costs and defer contract fulfillment costs only up to the extent of any revenue deferred.

On July 9, 2015, the FASB approved the deferral of the effective date of ASU 2014-09 by one year until January 1, 2018. Early adoption is permitted as of January 1, 2017. ASU 2014-09 may be adopted by applying the provisions of the new standard on a retrospective basis to the periods included in the financial statements or on a modified retrospective basis which would result in the recognition of a cumulative effect of adopting ASU 2014-09 in the first quarter of 2017, if adopting early, otherwise in the first quarter of 2018. We have not yet decided which implementation method we will adopt. We are studying the new standard and are in the early stages of assessing the impact the new standard will have on us and our consolidated financial statements. We cannot at this time, however, provide any estimate of the impact of adopting the new standard.

(2)	Goodwill, Customer Relationships and Other Intangible Assets

Goodwill, customer relationships and other intangible assets consisted of the following:

	As of December 31,
	2015	2014
	(Dollars in millions)
Goodwill	$20,742	20,755

Customer relationships, less accumulated amortization of $5,648 and $4,682	3,928	4,893

Indefinite-life intangible assets	269	268
Other intangible assets subject to amortization
Capitalized software, less accumulated amortization of $1,778 and $1,533	1,248	1,338
Trade names and patents, less accumulated amortization of $20 and $196	38	41

Total other intangible assets, net	$1,555	1,647

Total amortization expense for intangible assets for the years ended December 31, 2015, 2014 and 2013 was $1.353 billion, $1.470 billion and $1.589 billion, respectively. As of December 31, 2015, the gross carrying amount of goodwill, customer relationships, indefinite-life and other intangible assets was $33.671 billion.

We estimate that total amortization expense for intangible assets for the years ending December 31, 2016 through 2020 will be as follows:

(Dollars in millions)
2016	$1,161
2017	1,056
2018	944
2019	827
2020	726

Our goodwill was derived from numerous acquisitions where the purchase price exceeded the fair value of the net assets acquired.

We assess our goodwill and other indefinite-lived intangible assets for impairment annually, or, under certain circumstances, more frequently, such as when events or changes in circumstances indicate there may be impairment. We are required to write down the value of goodwill only when our assessment determines the recorded amount of goodwill exceeds the fair value. Our annual impairment assessment date for goodwill is October 31, at which date we assessed our reporting units, which are business (excluding wholesale), consumer and wholesale. Our annual impairment assessment date for indefinite-lived intangible assets other than goodwill is December 31.

Our reporting units are not discrete legal entities with discrete financial statements. Our assets and liabilities are employed in and relate to the operations of multiple reporting units. For each reporting unit, we compare its estimated fair value of equity to its carrying value of equity that we assign to the reporting unit. If the estimated fair value of the reporting unit is greater than the carrying value, we conclude that no impairment exists. If the estimated fair value of the reporting unit is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to the carrying value of goodwill that we assigned to the reporting unit. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value.

At October 31, 2015, we estimated the fair value of our business (excluding wholesale), consumer and wholesale reporting units by considering both a market approach and a discounted cash flow method, which resulted in a Level 3 fair value measurement. The market approach method includes the use of comparable multiples of publicly traded companies whose services are comparable to ours. The discounted cash flow method is based on the present value of projected cash flows and a terminal value, which represents the expected normalized cash flows of the reporting units beyond the cash flows from the discrete projection period. We discounted the estimated cash flows for our consumer and wholesale reporting units using a rate that represents their estimated weighted average cost of capital, which we determined to be approximately 6.0% as of the assessment date (which was comprised of an after-tax cost of debt of 3.3% and a cost of equity of 7.6%). We discounted the estimated cash flows of our business (excluding wholesale) reporting unit using a rate that represents its estimated weighted average cost of capital, which we determined to be approximately 7.0% as of the assessment date (which was comprised of an after-tax cost of debt of 3.3% and a cost of equity of 8.6%). We also reconciled the estimated fair values of the reporting units to our market capitalization as of October 31, 2015 and concluded that the indicated implied control premium of approximately 24.6% was reasonable based on recent transactions in the market place. As of October 31, 2015, based on our assessment performed with respect to these reporting units as described above, we concluded that our goodwill for our three reporting units was not impaired as of that date.

The following table shows the rollforward of goodwill assigned to our reportable segments from December 31, 2013 through December 31, 2015.

	Business	Consumer	Wholesale	Hosting	Total
	(Dollars in millions)
As of December 31, 2013	$6,363	10,348	3,274	689	20,674
Purchase accounting adjustments	—	—	—	(11)	(11)
November 1, 2014 reorganization	4,022	(70)	(3,274)	(678)	—
Acquisitions	92	—	—	—	92

As of December 31, 2014	$10,477	10,278	—	—	20,755
Purchase accounting and other adjustments	(13)	—	—	—	(13)

As of December 31, 2015	$10,464	10,278	—	—	20,742

During the year ended December 31, 2014, we acquired all of the outstanding stock of two companies for total consideration of $95 million, net of $2 million acquired cash and including immaterial future cash payments of which $92 million was attributed to goodwill and the remainder to various assets and liabilities. During 2015, we finalized the valuations for these acquisitions resulting in a $14 million decrease in goodwill, a $13 million increase in other intangible assets and a $1 million decrease in deferred income taxes, net. The acquisitions were consummated to expand the product offerings of our business segment and therefore the goodwill has been assigned to that segment. The goodwill is attributed primarily to expected future increases in business segment revenue from the sale of new products. The goodwill is not deductible for tax purposes.

The acquisitions did not materially impact the consolidated results of operations from the dates of the acquisitions in 2014 and would not materially impact pro forma results of operations.

For additional information on our segments, see Note 12—Segment Information.

We completed our qualitative assessment of our indefinite-lived intangible assets other than goodwill as of December 31, 2015 and concluded it is more likely than not that our indefinite-lived intangible assets are not impaired; thus, no impairment charge was recorded in 2015.

As of October 31, 2014, based on our assessment performed, we concluded that our goodwill for our then four reporting units was not impaired as of that date. During 2013, one of our previous reporting units experienced slower than previously projected revenues and margin growth and greater than anticipated competitive pressures and as a result, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $1.092 billion for goodwill assigned to one of our then four reporting units.

(3) Long-Term Debt and Credit Facilities

Long-term debt, including unamortized discounts and premiums and unamortized debt issuance costs, consisted of borrowings by CenturyLink, Inc. and certain of its subsidiaries, including Qwest Corporation, Qwest Capital Funding, Inc. and Embarq Corporation and subsidiaries (“Embarq”), were as follows:

			As of December 31,
	Interest Rates	Maturities	2015	2014
			(Dollars in millions)
CenturyLink, Inc.
Senior notes	5.150% - 7.650%	2017 - 2042	$7,975	7,825
Credit facility and revolving line of credit(1)	2.010% - 4.250%	2019	410	725
Term loan	2.180%	2019	358	380
Subsidiaries
Qwest Corporation
Senior notes	6.125% - 8.375%	2016 - 2055	7,229	7,311
Term loan	2.180%	2025	100	—
Qwest Capital Funding, Inc.
Senior notes	6.500% - 7.750%	2018 - 2031	981	981
Embarq Corporation and subsidiaries
Senior notes	7.082% - 7.995%	2016 - 2036	2,669	2,669
First mortgage bonds	7.125% - 8.770%	2017 - 2025	232	232
Other	9.000%	2019	150	150
Capital lease and other obligations	Various	Various	425	509
Unamortized discounts, net			(125)	(111)
Unamortized debt issuance costs			(179)	(168)

Total long-term debt			20,225	20,503
Less current maturities			(1,503)	(550)

Long-term debt, excluding current maturities			$18,722	19,953

(1)	The aggregate amount outstanding on our Credit Facility and revolving line of credit borrowings at December 31, 2015 and 2014 was $410 million and $725 million, respectively, with weighted average interest rates of 2.756% and 2.270%, respectively. These amounts change on a regular basis.

New Issuances

2015

On September 21, 2015, Qwest Corporation issued $400 million aggregate principal amount of 6.625% Notes due 2055, in exchange for net proceeds, after deducting underwriting discounts and other expenses, of approximately $386 million. The underwriting agreement included an over-allotment option granting the underwriters for the offering an opportunity to purchase additional 6.625% Notes due 2055. On September 30, 2015, Qwest Corporation issued an additional $10 million aggregate principal amount of the 6.625% Notes under this over-allotment option. All of the 6.625% Notes are unsecured obligations and may be redeemed by Qwest Corporation, in whole or in part, on or after September 15, 2020, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

On March 19, 2015, CenturyLink, Inc. issued in a private offering $500 million aggregate principal amount of 5.625% Notes due 2025, in exchange for net proceeds, after deducting underwriting discounts and other expenses, of approximately $494 million. The Notes are senior unsecured obligations and may be redeemed, in whole or in part, at any time before January 1, 2025 at a redemption price equal to the greater of 100% of the principal amount of the Notes or the sum of the present value of the remaining scheduled payments of principal and interest on the Notes, discounted to the redemption date in the manner described in the Notes, plus accrued and unpaid interest to the redemption date. At any time on or after January 1, 2025, CenturyLink, Inc. may redeem the Notes at par plus accrued and unpaid interest to the redemption date. In addition, at any time on or prior to April 1, 2018, CenturyLink, Inc. may redeem up to 35% of the principal amount of the Notes at a redemption price equal to 105.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with net cash proceeds of certain equity offerings. Under certain circumstances, CenturyLink, Inc. will be required to make an offer to repurchase the Notes at a price of 101% of the aggregate principal amount plus accrued and unpaid interest to the repurchase date. In October 2015, CenturyLink, Inc. exchanged all of the unregistered Notes issued on March 19, 2015 for fully-registered Notes.

2014

On September 29, 2014, Qwest Corporation issued $500 million aggregate principal amount of 6.875% Notes due 2054, in exchange for net proceeds, after deducting underwriting discounts and other expenses, of $483 million. The Notes are senior unsecured obligations and may be redeemed, in whole or in part, on or after October 1, 2019, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

Repayments

2015

On October 13, 2015, Qwest Corporation redeemed all $250 million of its 7.2% Notes due 2026, which resulted in an immaterial gain, and redeemed $150 million of its 6.875% Notes due 2033, which resulted in an immaterial loss.

On June 15, 2015, Qwest Corporation paid at maturity the $92 million principal amount of its 7.625% Notes.

On February 17, 2015, CenturyLink, Inc. paid at maturity the $350 million principal and accrued and unpaid interest due under its Series M 5.00% Notes.

2014

On October 1, 2014, Qwest Corporation paid at maturity the $600 million principal amount of its 7.50% Notes.

On April 1, 2014, a subsidiary of Embarq paid at maturity the $30 million principal amount of its 7.46% first mortgage bonds.

Credit Facility

On December 3, 2014, we amended our existing $2 billion revolving credit facility to extend the maturity date to December 3, 2019. The amended Credit Facility (the “Credit Facility”) has 16 lenders, each with commitments ranging from $3.5 million to $198.5 million. The Credit Facility allows us to obtain revolving loans and to issue up to $400 million of letters of credit, which upon issuance reduce the amount available for other extensions of credit. Interest is assessed on borrowings using either the LIBOR or the base rate (each as defined in the Credit Facility) plus an applicable margin between 1.00% and 2.25% per annum for LIBOR loans and 0.00% and 1.25% per annum for base rate loans depending on our then current senior unsecured long-term debt rating. Our obligations under the Credit Facility are guaranteed by nine of our subsidiaries.

Term Loans, Revolving Line of Credit and Revolving Letter of Credit

On March 13, 2015, CenturyLink, Inc. amended its term loan agreement to reduce the interest rate payable by it thereunder and to modify some covenants to provide additional flexibility.

On February 20, 2015, Qwest Corporation entered into a term loan in the amount of $100 million with CoBank, ACB. The outstanding unpaid principal amount of this term loan plus any accrued and unpaid interest is due on February 20, 2025. Interest is paid monthly based upon either the London Interbank Offered Rate (“LIBOR”) or the base rate (as defined in the credit agreement) plus an applicable margin between 1.50% to 2.50% per annum for LIBOR loans and 0.50% to 1.50% per annum for base rate loans depending on Qwest Corporation’s then current senior unsecured long-term debt rating. At December 31, 2015, the outstanding principal balance on this term loan was $100 million.

In January 2015, CenturyLink, Inc. entered into a $100 million uncommitted revolving line of credit with one of the lenders under the Credit Facility. The amount available under this uncommitted revolving line of credit is reduced by any amount outstanding under the Credit Facility with the same lender. Interest is paid monthly based upon the LIBOR plus an applicable margin between 1.00% and 2.25% per annum. At December 31, 2015, CenturyLink, Inc. had $80 million borrowings outstanding under this uncommitted revolving line of credit.

In April 2011, we entered into a $160 million uncommitted revolving letter of credit facility which enables us to provide letters of credit under terms that may be more favorable than those under the Credit Facility. At December 31, 2015 and 2014, our outstanding letters of credit totaled $109 million and $124 million, respectively, under this facility.

Aggregate Maturities of Long-Term Debt

Set forth below is the aggregate principal amount of our long-term debt (excluding unamortized discounts, net and unamortized debt issuance costs) maturing during the following years:

(Dollars in millions)(1)
2016	$1,503
2017	1,501
2018	251
2019	1,160
2020	1,032
2021 and thereafter	15,082

Total long-term debt	$20,529

(1)	Actual principal paid in all years may differ due to the possible future refinancing of outstanding debt or the issuance of new debt.

Interest Expense

Interest expense includes interest on long-term debt. The following table presents the amount of gross interest expense, net of capitalized interest:

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Interest expense:
Gross interest expense	$1,364	1,358	1,339
Capitalized interest	(52)	(47)	(41)

Total interest expense	$1,312	1,311	1,298

Covenants

Certain of our loan agreements contain various restrictions, as described more fully below. Under current circumstances, we believe the covenants currently in effect place no significant restriction on the transfer of funds from our consolidated subsidiaries to CenturyLink.

The senior notes of CenturyLink, Inc. were issued under an indenture dated March 31, 1994. This indenture restricts our ability to (i) incur, issue or create liens upon our property and (ii) consolidate with or merge into, or transfer or lease all or substantially all of our assets to any other party. The indenture does not contain any provisions that are impacted by our credit ratings or that restrict the issuance of new securities in the event of a material adverse change to us. However, if the credit ratings relating to certain of our long-term debt securities issued under this indenture are downgraded in the manner specified thereunder in connection with a “change of control” of CenturyLink, Inc., then we will be required to offer to repurchase such debt securities.

The senior notes of Qwest Corporation were issued under indentures dated April 15, 1990 and October 15, 1999. These indentures contain restrictions on the incurrence of liens and the consummation of certain transactions substantially similar to the above-described covenants in CenturyLink, Inc.’s March 31, 1994 indenture. The senior notes of Qwest Capital Funding, Inc. were issued under an indenture dated June 29, 1998 containing terms substantially similar to those set forth in Qwest Corporation’s indentures.

Embarq’s senior notes were issued pursuant to an indenture dated as of May 17, 2006. While Embarq is generally prohibited from creating liens on its property unless its senior notes are secured equally and ratably, Embarq can create liens on its property without equally and ratably securing its senior notes so long as the sum of all indebtedness so secured does not exceed 15% of Embarq’s consolidated net tangible assets. The indenture contains customary events of default, none of which are impacted by Embarq’s credit rating.

None of the above-listed indentures of CenturyLink, Inc., Qwest Corporation, Qwest Capital Funding, Inc. and Embarq contain any financial covenants or restrictions on the ability to issue new securities in accordance with the terms of the indenture.

Several of our Embarq subsidiaries have outstanding first mortgage bonds. Each issue of these first mortgage bonds is secured by substantially all of the property, plant and equipment of the issuing subsidiary. Approximately 10% of our net property, plant and equipment is pledged to secure the long-term debt of subsidiaries.

Under the Credit Facility, we, and our indirect subsidiary, Qwest Corporation, must maintain a debt to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in our Credit Facility) ratio of not more than 4.0:1.0 and 2.85:1.0, respectively, as of the last day of each fiscal quarter for the four quarters then ended. The Credit Facility also contains a negative pledge covenant, which generally requires us to secure equally and ratably any advances under the Credit Facility if we pledge assets or permit liens on our property for the benefit of other debtholders. The Credit Facility also has a cross payment default provision, and the Credit Facility and certain of our debt securities also have cross acceleration provisions. When present, these provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. Our debt to EBITDA ratios could be adversely affected by a wide range of events, including unforeseen expenses or contingencies. This could reduce our financing flexibility due to potential restrictions on incurring additional debt under certain provisions of our debt agreements or, in certain circumstances, could result in a default under certain provisions of such agreements.

CenturyLink, Inc. and Qwest Corporation are both indebted under term loans, each of which includes covenants substantially similar to those set forth in the Credit Facility.

At December 31, 2015, we believe we were in compliance with all of the provisions and covenants contained in our Credit Facility and other material debt agreements.

Guarantees

We do not guarantee the debt of any unaffiliated parties, but certain of our subsidiaries guarantee the outstanding senior notes issued by other subsidiaries. In addition, seven of our largest non-regulated subsidiaries guarantee the obligations of (i) CenturyLink, Inc. under the Credit Facility and its term loan and (ii) Qwest Corporation under its term loan.

Subsequent Event

In January 2016, Qwest Corporation issued $235 million aggregate principal amount of 7% Notes due 2056, in exchange for net proceeds, after deducting underwriting discounts and other expenses, of approximately $227 million. All of the 7% Notes are unsecured obligations and may be redeemed by Qwest Corporation, in whole or in part, on or after February 1, 2021, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

(4) Accounts Receivable

The following table presents details of our accounts receivable balances:

	As of December 31,
	2015	2014
	(Dollars in millions)
Trade and purchased receivables	$1,789	1,821
Earned and unbilled receivables	288	307
Other	18	22

Total accounts receivable	2,095	2,150
Less: allowance for doubtful accounts	(152)	(162)

Accounts receivable, less allowance	$1,943	1,988

We are exposed to concentrations of credit risk from residential and business customers within our local service area, business customers outside of our local service area and from other telecommunications service providers. We generally do not require collateral to secure our receivable balances. We have agreements with other telecommunications service providers whereby we agree to bill and collect on their behalf for services rendered by those providers to our customers within our local service area. We purchase accounts receivable from other telecommunications service providers primarily on a recourse basis and include these amounts in our accounts receivable balance. We have not experienced any significant loss associated with these purchased receivables.

The following table presents details of our allowance for doubtful accounts:

	Beginning Balance	Additions	Deductions	Ending Balance
	(Dollars in millions)
2015	$162	177	(187)	152
2014	$155	159	(152)	162
2013	$158	152	(155)	155

(5)	Property, Plant and Equipment

Net property, plant and equipment is composed of the following:

	Depreciable Lives	As of December 31,
		2015	2014
		(Dollars in millions)
Land	n/a	$571	575
Fiber, conduit and other outside plant(1)	15-45	16,166	15,151
Central office and other network electronics(2)	3-10	14,144	13,248
Support assets(3)	3-30	7,000	6,578
Construction in progress(4)	n/a	904	1,166

Gross property, plant and equipment		38,785	36,718
Accumulated depreciation		(20,716)	(18,285)

Net property, plant and equipment		$18,069	18,433

(1)	Fiber, conduit and other outside plant consists of fiber and metallic cable, conduit, poles and other supporting structures.
(2)	Central office and other network electronics consists of circuit and packet switches, routers, transmission electronics and electronics providing service to customers.
(3)	Support assets consist of buildings, data centers, computers and other administrative and support equipment.
(4)	Construction in progress includes inventory held for construction and property of the aforementioned categories that has not been placed in service as it is still under construction.

We recorded depreciation expense of $2.836 billion, $2.958 billion and $2.952 billion for the years ended December 31, 2015, 2014 and 2013, respectively.

In 2014, we recorded an impairment charge of $17 million in connection with a sale-leaseback transaction involving an office building which closed in the fourth quarter of 2014. This impairment charge is included in selling, general and administrative expense in our consolidated statement of operations for the year ended December 31, 2014.

Additionally, in 2014 we sold an office building for $12 million.

Asset Retirement Obligations

At December 31, 2015, our asset retirement obligations balance was primarily related to estimated future costs of removing equipment from leased properties and estimated future costs of properly disposing of asbestos and other hazardous materials upon remodeling or demolishing buildings. Asset retirement obligations are included in other long-term liabilities on our consolidated balance sheets.

The following table provides asset retirement obligation activity:

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Balance at beginning of year	$107	106	106
Accretion expense	7	7	7
Liabilities incurred	—	6	—
Liabilities settled	(2)	(2)	(4)
Change in estimate	(21)	(10)	(3)

Balance at end of year	$91	107	106

During 2015, 2014 and 2013, we revised our estimates for the cost of removal of network equipment, asbestos remediation, and other obligations by $21 million, $10 million and $3 million, respectively. These revisions resulted in a reduction of the asset retirement obligation and offsetting reduction to gross property, plant and equipment and revisions to assets specifically identified are recorded as a reduction to accretion expense.

(6)	Severance and Leased Real Estate

Periodically, we have reductions in our workforce and have accrued liabilities for the related severance costs. These workforce reductions resulted primarily from the progression or completion of our post-acquisition integration plans, increased competitive pressures, cost reduction initiatives and reduced workload demands due to the loss of customers purchasing certain legacy services.

We report severance liabilities within accrued expenses and other liabilities—salaries and benefits in our consolidated balance sheets and report severance expenses in cost of services and products and selling, general and administrative expenses in our consolidated statements of operations. As noted in Note 12—Segment Information, we do not allocate these severance expenses to our segments.

We have recognized liabilities to reflect our estimates of the fair values of the existing lease obligations for real estate for which we have ceased using, net of estimated sublease rentals. Our fair value estimates were determined using discounted cash flow methods. We recognize expense to reflect accretion of the discounted liabilities and periodically, we adjust the expense when our actual subleasing experience differs from our initial estimates. We report the current portion of liabilities for ceased-use real estate leases in accrued expenses and other liabilities-other and report the noncurrent portion in deferred credits and other liabilities in our consolidated balance sheets. We report the related expenses in selling, general and administrative expenses in our consolidated statements of operations. At December 31, 2015, the current and noncurrent portions of our leased real estate accrual were $9 million and $71 million, respectively. The remaining lease terms range from 0.3 years to 10 years, with a weighted average of 8 years.

Changes in our accrued liabilities for severance expenses and leased real estate were as follows:

	Severance	Real Estate
	(Dollars in millions)
Balance at December 31, 2013	$17	113
Accrued to expense	87	1
Payments, net	(78)	(16)
Reversals and adjustments	—	(2)

Balance at December 31, 2014	26	96
Accrued to expense	96	—
Payments, net	(108)	(13)
Reversals and adjustments	—	(3)

Balance at December 31, 2015	$14	80

(7)	Employee Benefits

Pension, Post-Retirement and Other Post-Employment Benefits

We sponsor various defined benefit pension plans (qualified and non-qualified), which in the aggregate cover a substantial portion of our employees including legacy CenturyLink, legacy Qwest Communications International, Inc. (“Qwest”) and legacy Embarq employees. On December 31, 2014, we merged our existing qualified pension plans, which included merging the Qwest Pension Plan and Embarq Retirement Pension Plan into the CenturyLink Retirement Plan. The CenturyLink Retirement Plan was renamed the CenturyLink

Combined Pension Plan (“Combined Plan”). Pension benefits for participants of the new Combined Plan who are represented by a collective bargaining agreement are based on negotiated schedules. All other participants’ pension benefits are based on each individual participant’s years of service and compensation. We also maintain non-qualified pension plans for certain current and former highly compensated employees. We maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees. We also provide other post-employment benefits for eligible former employees. We use a December 31 measurement date for all our plans.

Pension Benefits

Current funding laws require a company with a pension shortfall to fund the annual cost of benefits earned in addition to a seven-year amortization of the shortfall. Our funding policy for our Combined Plan is to make contributions with the objective of accumulating sufficient assets to pay all qualified pension benefits when due under the terms of the plan. The accounting unfunded status of our qualified pension plan was $2.215 billion and $2.403 billion as of December 31, 2015 and 2014, respectively.

In 2015, we made a voluntary cash contribution of $100 million to our qualified pension plan and paid approximately $6 million of benefits directly to participants of our non-qualified pension plans. Based on current laws and circumstances, we are not required to make any contributions to our qualified pension plan in 2016, but we estimate that we will pay approximately $5 million of benefits to participants of our non-qualified pension plans.

Our pension plans contain provisions that allow us, from time to time, to offer lump sum payment options to certain former employees in settlement of their future retirement benefits. We record these payments as a settlement only if, in the aggregate, they exceed the sum of the annual service and interest costs for the plan’s net periodic pension benefit costs, which represents the settlement threshold. In September 2015, we offered to make cash settlement payments in December 2015 to a group of former employees provided they accepted the offer by the end of October 2015. During the fourth quarter of 2015, we made cash settlement payments for the lump sum offer of approximately $356 million. The total amount of the lump sum settlement payments for the year ended December 31, 2015, which included the lump sum offer and lump sum elections from employees who terminated employment during the year, was less than the settlement threshold, therefore settlement accounting was not triggered in 2015. On December 8, 2014, lump sum pension settlement payments to terminated, but not-yet-retired legacy Qwest participants was $460 million, which exceeded the settlement threshold of $418 million. As a result, we were required to recognize a settlement charge of $63 million in 2014 to accelerate the recognition of a portion of the previously unrecognized actuarial losses in the qualified pension plan, which has been allocated and reflected in cost of services and products (exclusive of depreciation and amortization) and selling, general and administrative in our consolidated statement of operations for the year ended December 31, 2014. This charge reduced our recorded net income and retained earnings, with an offset to accumulated other comprehensive loss in shareholders’ equity. The amount of any future non-cash settlement charges will depend on the level of lump sum benefit payments made in 2016 and beyond.

Post-Retirement Benefits

Our post-retirement benefit plans provide post-retirement benefits to qualified retirees and allow (i) eligible employees retiring before certain dates to receive benefits at no or reduced cost and (ii) eligible employees retiring after certain dates to receive benefits on a shared cost basis. The post-retirement benefits not paid by the trust are funded by us and we expect to continue funding these post-retirement obligations as benefits are paid. The accounting unfunded status of our qualified post-retirement benefit plan was $3.374 billion and $3.477 billion as of December 31, 2015 and 2014, respectively.

No contributions were made to the post-retirement trusts in 2015, and we do not expect to make a contribution in 2016. However, in 2015 we paid approximately $116 million of benefits (net of participant contributions and direct subsidies) that were not payable by the trusts. We estimate that in 2016, we will pay approximately $137 million of benefits (net of participant contributions and direct subsidies) that are not payable by the trusts.

We expect our health care cost trend rate to decrease between 0.05% to 0.10% per year from 5.00% in 2016 to an ultimate rate of 4.50% in 2025. Our post-retirement benefit expense, for certain eligible legacy Qwest retirees and certain eligible legacy CenturyLink retirees, is capped at a set dollar amount. Therefore, those health care benefit obligations are not subject to increasing health care trends after the effective date of the caps.

A change of 100 basis points in the assumed initial health care cost trend rate would have had the following effects in 2015:

	100 Basis Points Change
	Increase	(Decrease)
	(Dollars in millions)
Effect on the aggregate of the service and interest cost components of net periodic post-retirement benefit expense (consolidated statement of operations)	$3	(3)
Effect on benefit obligation (consolidated balance sheet)	73	(68)

Expected Cash Flows

The qualified pension, non-qualified pension and post-retirement health care benefit payments and premiums and life insurance premium payments are paid by us or distributed from plan assets. The estimated benefit payments provided below are based on actuarial assumptions using the demographics of the employee and retiree populations and have been reduced by estimated participant contributions.

	Pension Plans	Post-Retirement Benefit Plans	Medicare Part D Subsidy Receipts
	(Dollars in millions)
Estimated future benefit payments:
2016	$1,059	309	(7)
2017	1,010	300	(7)
2018	991	290	(7)
2019	973	283	(7)
2020	954	276	(7)
2021—2025	4,433	1,256	(30)

Net Periodic Benefit Expense

The actuarial assumptions used to compute the net periodic benefit expense for our qualified pension, non-qualified pension and post-retirement benefit plans are based upon information available as of the beginning of the year, as presented in the following table.

	Pension Plans			Post-Retirement Benefit Plans
	2015	2014	2013	2015	2014	2013
Actuarial assumptions at beginning of year:
Discount rate	3.50% - 4.10%	4.20% - 5.10%	3.50% - 4.20%	3.80%	4.50%	3.60%
Rate of compensation increase	3.25%	3.25%	3.25%	N/A	N/A	N/A
Expected long-term rate of return on plan assets	7.50%	7.50%	7.50%	7.50%	6.00% - 7.50%	6.00% - 7.30%
Initial health care cost trend rate	N/A	N/A	N/A	6.00% / 6.50%	6.00% / 6.50%	6.50% / 7.00%
Ultimate health care cost trend rate	N/A	N/A	N/A	4.50%	4.50%	4.50%
Year ultimate trend rate is reached	N/A	N/A	N/A	2025	2024	2022

N/A—Not applicable

Net periodic (income) expense for our qualified and non-qualified pension plans includes the following components:

	Pension Plans Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Service cost	$83	77	91
Interest cost	568	602	544
Expected return on plan assets	(898)	(891)	(896)
Settlements	—	63	—
Recognition of prior service cost	5	5	5
Recognition of actuarial loss	161	22	84

Net periodic pension benefit income	$(81)	(122)	(172)

Net periodic expense (income) for our post-retirement benefit plans includes the following components:

	Post-Retirement Plans Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Service cost	$24	22	24
Interest cost	140	159	140
Expected return on plan assets	(21)	(33)	(39)
Recognition of prior service cost	19	20	—
Recognition of actuarial loss	—	—	4

Net periodic post-retirement benefit expense	$162	168	129

We report net periodic benefit (income) expense for our qualified pension, non-qualified pension and post-retirement benefit plans in both cost of services and products and selling, general and administrative expenses on our consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013.

Benefit Obligations

The actuarial assumptions used to compute the funded status for the plans are based upon information available as of December 31, 2015 and 2014 and are as follows:

	Pension Plans		Post-Retirement Benefit Plans
	December 31,		December 31,
	2015	2014	2015	2014
Actuarial assumptions at end of year:
Discount rate	3.50% - 4.50%	3.50% - 4.10%	4.15%	3.80%
Rate of compensation increase	3.25%	3.25%	N/A	N/A
Initial health care cost trend rate	N/A	N/A	5.00% / 5.25%	6.00% / 6.50%
Ultimate health care cost trend rate	N/A	N/A	4.50%	4.50%
Year ultimate trend rate is reached	N/A	N/A	2025	2024

N/A—Not applicable

In 2015, we adopted the revised mortality table and projection scale released by the Society of Actuaries (“SOA”), which decreased the projected benefit obligation of our benefit plans by $379 million. In 2014, to better reflect the expected lifetimes of our plan participants, we adopted a new mortality table for our defined benefit plan. The table used was based on SOA tables and increased the projected benefit obligation by approximately $1.3 billion. The 2014 increase in the projected obligation was recognized as part of the net actuarial loss and is included in the other comprehensive loss, a portion of which is subject to be amortized over the remaining estimated life of plan participants (approximately 8 years).

The following tables summarize the change in the benefit obligations for the pension and post-retirement benefit plans:

	Pension Plans Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$15,042	13,401	14,881
Service cost	83	77	91
Interest cost	568	602	544
Plan amendments	(100)	4	—
Actuarial loss (gain)	(800)	2,269	(1,179)
Settlements	—	(460)	—
Benefits paid by company	(6)	(6)	(5)
Benefits paid from plan assets	(1,438)	(845)	(931)

Benefit obligation at end of year	$13,349	15,042	13,401

	Post-Retirement Benefit Plans Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$3,830	3,688	4,075
Service cost	24	22	24
Interest cost	140	159	140
Participant contributions	57	69	96
Plan amendments	—	23	141
Direct subsidy receipts	8	9	13
Actuarial loss (gain)	(148)	245	(399)
Benefits paid by company	(181)	(166)	(266)
Benefits paid from plan assets	(163)	(219)	(136)

Benefit obligation at end of year	$3,567	3,830	3,688

Our aggregate benefit obligation as of December 31, 2015, 2014 and 2013 was $16.916 billion, $18.872 billion and $17.089 billion, respectively.

Plan Assets

We maintain plan assets for our qualified pension plan and certain post-retirement benefit plans. The qualified pension plan’s assets are used for the payment of pension benefits and certain eligible plan expenses. The post-retirement benefit plan’s assets are used to pay health care benefits and premiums on behalf of eligible retirees and to pay certain eligible plan expenses. The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets, net of administrative expenses paid from plan assets. The rate of return is determined by the strategic allocation of plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated primarily from an analysis of the long-term expectations of various third party investment management organizations. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy.

The following tables summarize the change in the fair value of plan assets for the pension and post-retirement benefit plans:

	Pension Plans Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$12,571	12,346	12,321
Return on plan assets	(161)	1,373	810
Employer contributions	100	157	146
Settlements	—	(460)	—
Benefits paid from plan assets	(1,438)	(845)	(931)

Fair value of plan assets at end of year	$11,072	12,571	12,346

	Post-Retirement Benefit Plans Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$353	535	626
Return on plan assets	3	37	45
Benefits paid from plan assets	(163)	(219)	(136)

Fair value of plan assets at end of year	$193	353	535

Pension Plans: Our investment objective for the qualified pension plan assets is to achieve an attractive risk-adjusted return over time that will provide for the payment of benefits and minimize the risk of large losses. Our pension plan investment strategy is designed to meet this objective by broadly diversifying plan assets across numerous strategies with differing expected returns, volatilities and correlations. The pension plan assets have target allocations of 45% to interest rate sensitive investments and 55% to investments designed to provide higher expected returns than the interest rate sensitive investments. Interest rate sensitive investments include 30% of plan assets targeted primarily to long-duration investment grade bonds, 10% targeted to high yield and emerging market bonds and 5% targeted to diversified strategies, which primarily have exposures to global bonds, as well as some exposures to global stocks and commodities. Assets expected to provide higher returns than the interest rate sensitive assets include broadly diversified equity investments with targets of approximately 15% to U.S. equity markets and 15% to non-U.S. developed and emerging markets. Approximately 7% is targeted to broadly diversified multi-asset class strategies that have the flexibility to adjust exposures to different asset classes. Approximately 10% is allocated to private markets investments including funds primarily invested in private equity, private debt and hedge funds. Real estate investments are targeted at 8% of plan assets. At the beginning of 2016, our expected annual long-term rate of return on pension assets before consideration of administrative expenses is assumed to be 7.5%. However, projected increases in PBGC (Pension Benefit Guaranty Corporation) premium rates have now become large enough to reduce the annual long-term expected return net of administrative expenses to 7.0%.

Our non-qualified pension plans are not funded. We pay benefits directly to the participants of these plans.

Post-Retirement Benefit Plans: Our investment objective for the post-retirement benefit plans’ assets is to achieve an attractive risk-adjusted return and minimize the risk of large losses over the expected life of the assets. Investment risk is managed by broadly diversifying assets across numerous strategies with differing expected returns, volatilities and correlations. Our investment strategy is designed to be consistent with the investment objective, with particular focus on providing liquidity for the reimbursement of our union-represented employees’ post-retirement health care costs. The liquid post-retirement benefit plan assets (excluding private market investments) have target allocations of 20% to equities and 80% to non-equity investments. Specific target allocations within these broad categories are allowed to vary to meet reimbursement requirements. Liquid equity investments are broadly diversified with exposure to publicly traded U.S., non-U.S. and emerging market stocks. The 80% non-equity allocation includes investment grade bonds, real estate, hedge funds and diversified strategies. While no new private market investments have been made in recent years, the percent allocation to existing private market investments is expected to increase as liquid, publicly traded stocks are drawn down for the reimbursement of health care costs. At the beginning of 2016, our expected annual long-term rate of return on post-retirement benefit plan assets is assumed to be 7.0%.

Permitted investments: Plan assets are managed consistent with the restrictions set forth by the Employee Retirement Income Security Act of 1974, as amended, which requires diversification of assets and also generally prohibits defined benefit and welfare plans from investing more than 10% of their assets in securities issued by the sponsor company. At December 31, 2015 and 2014, the pension and post-retirement benefit plans did not directly own any shares of our common stock or any of our debt.

Derivative instruments: Derivative instruments are used to reduce risk as well as provide return. The pension and post-retirement benefit plans use exchange traded futures and swaps to gain exposure to equity and interest rate markets consistent with target asset allocations and to reduce risk relative to measurement of the benefit obligation, which is sensitive to interest rate changes. Foreign exchange forward contracts are used to manage currency exposures. Credit default swaps are used to manage credit risk exposures in a cost effective and targeted manner relative to transacting with physical corporate fixed income securities. Options are currently used to manage interest rate exposure taking into account the implied volatility and current pricing of the specific underlying market instrument. Some derivative instruments subject the plans to counterparty risk. The external investment managers, along with Plan Management, monitor counterparty exposure and mitigate this risk by diversifying the exposure among multiple high credit quality counterparties, requiring collateral and limiting exposure by periodically settling contracts.

The gross notional exposure of the derivative instruments directly held by the plans is shown below. The notional amount of the derivatives corresponds to market exposure but does not represent an actual cash investment.

	Gross Notional Exposure
	Pension Plans		Post-Retirement Benefit Plans
	Years Ended December 31,
	2015	2014	2015	2014
	(Dollars in millions)
Derivative instruments:
Exchange-traded U.S. equity futures	$79	134	—	7
Exchange-traded Treasury and other interest rate futures	1,767	2,451	—	—
Interest rate swaps	550	579	—	—
Credit default swaps	189	382	—	—
Foreign exchange forwards	992	1,195	—	13
Options	285	529	—	—

Fair Value Measurements: Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB. For additional information on the fair value hierarchy, see Note 10—Fair Value Disclosure.

At December 31, 2015, we used the following valuation techniques to measure fair value for assets. There were no changes to these methodologies during 2015:

•	Level 1—Assets were valued using the closing price reported in the active market in which the individual security was traded.

•

Level 2—Assets were valued using quoted prices in markets that are not active, broker dealer quotations, net asset value of shares held by the plans and other methods by which all significant inputs were observable at the measurement date.

•	Level 3—Assets were valued using unobservable inputs in which little or no market data exists as reported by the respective institutions at the measurement date.

The tables below present the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2015. It is important to note that the asset allocations do not include market exposures that are gained with derivatives. Investments include dividend and interest receivables, pending trades and accrued expenses.

	Fair Value of Pension Plan Assets at December 31, 2015
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$841	1,045	—	$1,886
High yield bonds(b)	—	544	13	557
Emerging market bonds(c)	208	232	1	441
Convertible bonds(d)	—	2	—	2
U.S. stocks(f)	1,201	—	—	1,201
Non-U.S. stocks(g)	1,127	1	—	1,128
Multi-asset strategies(m)	376	—	—	376
Derivatives(n)	2	(6)	—	(4)
Cash equivalents and short-term investments(o)	—	192	—	192

Total investments, excluding investments valued at NAV	$3,755	2,010	14	5,779

Investments valued at NAV				5,293

Total pension plan assets				$11,072

	Fair Value of Post-Retirement Plan Assets at December 31, 2015
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$2	1	—	$3
High yield bonds(b)	—	1	—	1
U.S. stocks(f)	16	—	—	16
Non-U.S. stocks(g)	12	—	—	12
Emerging market stocks(h)	4	—	—	4
Cash equivalents and short-term investments(o)	—	4	—	4

Total investments, excluding investments valued at NAV	$34	6	—	40

Investments valued at NAV				153

Total post-retirement plan assets				$193

The tables below present the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2014. It is important to note that the asset allocations do not include market exposures that are gained with derivatives. Investments include dividend and interest receivable, pending trades and accrued expenses.

	Fair Value of Pension Plan Assets at December 31, 2014
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$1,068	1,278	—	$2,346
High yield bonds(b)	—	647	7	654
Emerging market bonds(c)	208	407	—	615
Convertible bonds(d)	—	4	—	4
U.S. stocks(f)	1,389	1	—	1,390
Non-U.S. stocks(g)	1,169	1	—	1,170
Derivatives(n)	2	15	—	17
Cash equivalents and short-term investments(o)	—	626	—	626

Total investments, excluding investments valued at NAV	$3,836	2,979	7	6,822

Investments valued at NAV				5,749

Total pension plan assets				$12,571

	Fair Value of Post-Retirement Plan Assets at December 31, 2014
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$5	1	—	$6
High yield bonds(b)	—	1	—	1
U.S. stocks(f)	35	—	—	35
Non-U.S. stocks(g)	33	—	—	33
Emerging market stocks(h)	6	—	—	6
Cash equivalents and short-term investments(o)	—	8	—	8

Total investments, excluding investments valued at NAV	$79	10	—	89

Investments valued at NAV				264

Total post-retirement plan assets				$353

The table below presents the fair value of plan assets valued at NAV by category for our pension and post-retirement plans at December 31, 2015 and 2014. See Note 1—Basis of Presentation and Summary of Significant Accounting Policies for additional information regarding the 2015 adoption of ASU 2015-07.

	Fair Value of Plan Assets Valued at NAV
	Pension Plans at December 31,		Post-Retirement Benefit Plans at December 31,
	2015	2014	2015	2014
	(Dollars in millions)
Investment grade bonds(a)	$115	148	35	71
High yield bonds(b)	512	860	1	14
Emerging market bonds(c)	9	27	—	—
Convertible bonds(d)	—	10	—	—
Diversified strategies(e)	516	718	54	89
U.S. stocks(f)	70	86	—	—
Non-U.S. stocks(g)	289	384	—	—
Emerging market stocks(h)	64	102	—	—
Private equity(i)	526	673	21	28
Private debt(j)	371	394	2	3
Market neutral hedge funds(k)	825	1,026	17	25
Directional hedge funds(k)	594	558	1	1
Real estate(l)	968	699	20	28
Multi-asset strategies(m)	386	—	—	—
Cash equivalents and short-term investments(o)	48	64	2	5

Total investments valued at NAV	$5,293	5,749	153	264

The plans’ assets are invested in various asset categories utilizing multiple strategies and investment managers. For several of the investments in the tables above and discussed below, the plans own units in commingled funds and limited partnerships that invest in various types of assets. Interests in commingled funds are valued using the net asset value (“NAV”) per unit of each fund. The NAV reported by the fund manager is based on the market value of the underlying investments owned by each fund, minus its liabilities, divided by the number of shares outstanding. Commingled funds can be redeemed at NAV within a year of the financial statement date. Investments in limited partnerships represent long-term commitments with a fixed maturity date, typically ten years and are also valued at NAV. Valuation inputs for these limited partnership interests are generally based on assumptions and other information not observable in the market. The assumptions and valuation methodologies of the pricing vendors, account managers, fund managers and partnerships are monitored and evaluated for reasonableness. Below is an overview of the asset categories, the underlying strategies and valuation inputs used to value the assets in the preceding tables:

(a) Investment grade bonds represent investments in fixed income securities as well as commingled bond funds comprised of U.S. Treasury securities, agencies, corporate bonds, mortgage-backed securities, asset-backed securities and commercial mortgage-backed securities. Treasury securities are valued at the bid price reported in the active market in which the security is traded and are classified as Level 1. The valuation inputs of other investment grade bonds primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. The primary observable inputs include references to the new issue market for similar securities, the secondary trading markets and dealer quotes. Option adjusted spread models are utilized to evaluate securities such as asset backed securities that have early redemption features. These securities are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying fixed income securities using the same valuation inputs described above.

(b) High yield bonds represent investments in below investment grade fixed income securities as well as commingled high yield bond funds. The valuation inputs for the securities primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. These securities are primarily classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying high yield instruments using the same valuation inputs described above.

(c) Emerging market bonds represent investments in securities issued by governments and other entities located in developing countries as well as registered mutual funds and commingled emerging market bond funds. The valuation inputs for the securities utilize observable market information and are primarily based on dealer quotes or a spread relative to the local government bonds. The registered mutual fund is classified as Level 1 while individual securities are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying emerging market bonds using the same valuation inputs described above.

(d) Convertible bonds primarily represent investments in corporate debt securities that have features that allow the debt to be converted into equity securities under certain circumstances. The valuation inputs for the individual convertible bonds primarily utilize observable market information including a spread to U.S. Treasuries and the value and volatility of the underlying equity security. Convertible bonds are classified as Level 2.

(e) Diversified strategies represent an investment in a commingled fund that primarily has exposures to global government, corporate and inflation linked bonds, global stocks and commodities. The commingled fund is valued at NAV based on the market value of the underlying investments. The valuation inputs utilize observable market information including published prices for exchange traded securities, bid prices for government bonds, and spreads and yields available for comparable fixed income securities with similar credit ratings.

(f) U.S. stocks represent investments in stocks of U.S. based companies as well as commingled U.S. stock funds. The valuation inputs for U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above.

(g) Non-U.S. stocks represent investments in stocks of companies based in developed countries outside the U.S. as well as commingled funds. The valuation inputs for non-U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are primarily classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above.

(h) Emerging market stocks represent investments in a registered mutual fund and commingled funds comprised of stocks of companies located in developing markets. Registered mutual funds trade at the daily NAV, as determined by the market value of the underlying investments, and are classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described previously for individual stocks.

(i) Private equity represents non-public investments in domestic and foreign buy out and venture capital funds. Private equity funds are structured as limited partnerships and are valued according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The partnerships are valued at NAV using valuation methodologies that give consideration to a range of factors, including but not limited to the price at which investments were acquired, the nature of the investments, market conditions, trading values on comparable public securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investments. These valuation methodologies involve a significant degree of judgment.

(j) Private debt represents non-public investments in distressed or mezzanine debt funds. Mezzanine debt instruments are debt instruments that are subordinated to other debt issues and may include embedded equity instruments such as warrants. Private debt funds are structured as limited partnerships and are valued at NAV according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The valuation of underlying fund investments are based on factors including the issuer’s current and projected credit worthiness, the security’s terms, reference to the securities of comparable companies, and other market factors. These valuation methodologies involve a significant degree of judgment.

(k) Market neutral hedge funds hold investments in a diversified mix of instruments that are intended in combination to exhibit low correlations to market fluctuations. These investments are typically combined with futures to achieve uncorrelated excess returns over various markets. Directional hedge funds—This asset category represents investments that may exhibit somewhat higher correlations to market fluctuations than the market neutral hedge funds. Investments in hedge funds include both direct investments and investments in diversified funds of funds. Hedge Funds are valued at NAV based on the market value of the underlying investments which include publicly traded equity and fixed income securities and privately negotiated debt securities. The hedge funds are valued by third party administrators using the same valuation inputs previously described.

(l) Real estate represents investments in commingled funds and limited partnerships that invest in a diversified portfolio of real estate properties. These investments are valued at NAV according to the valuation policy of each fund or partnership, subject to prevailing accounting and other regulatory guidelines. The valuation inputs of the underlying properties are generally based on third-party appraisals that use comparable sales or a projection of future cash flows to determine fair value.

(m) Multi-asset strategies is a new allocation in 2015 and represents broadly diversified strategies that have the flexibility to tactically adjust exposures to different asset classes through time. This asset category includes investments in a registered mutual fund which is classified as Level 1 and a commingled fund which is valued at NAV based on the market value of the underlying investments.

(n) Derivatives include exchange traded futures contracts which are classified as Level 1, as well as privately negotiated over-the-counter swaps and options that are valued based on the change in interest rates or a specific market index and are classified as Level 2. The market values represent gains or losses that occur due to fluctuations in interest rates, foreign currency exchange rates, security prices, or other factors.

(o) Cash equivalents and short-term investments represent investments that are used in conjunction with derivatives positions or are used to provide liquidity for the payment of benefits or other purposes. The valuation inputs of securities are based on a spread to U.S. Treasury Bills, the Federal Funds Rate, or London

Interbank Offered Rate and consider yields available on comparable securities of issuers with similar credit ratings and are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above.

Concentrations of Risk: Investments, in general, are exposed to various risks, such as significant world events, interest rate, credit, foreign currency and overall market volatility risk. These risks are managed by broadly diversifying assets across numerous asset classes and strategies with differing expected returns, volatilities and correlations. Risk is also broadly diversified across numerous market sectors and individual companies. Financial instruments that potentially subject the plans to concentrations of counterparty risk consist principally of investment contracts with high quality financial institutions. These investment contracts are typically collateralized obligations and/or are actively managed, limiting the amount of counterparty exposure to any one financial institution. Although the investments are well diversified, the value of plan assets could change materially depending upon the overall market volatility, which could affect the funded status of the plans.

The table below presents a rollforward of the pension plan assets valued using Level 3 inputs:

	Pension Plan Assets Valued Using Level 3 Inputs
	High Yield Bonds	Emerging Market Bonds	Total
	(Dollars in millions)
Balance at December 31, 2013	$—	—	—
Net transfers	6	—	6
Acquisitions	1	—	1
Dispositions	(3)	—	(3)
Actual return on plan assets:
Gains relating to assets sold during the year	4	—	4
(Losses) gains relating to assets still held at year-end	(1)	—	(1)

Balance at December 31, 2014	7	—	7
Net transfers	4	1	5
Acquisitions	4	—	4
Dispositions	(2)	—	(2)
Actual return on plan assets:
Gains relating to assets sold during the year	—	—	—
(Losses) gains relating to assets still held at year-end	—	—	—

Balance at December 31, 2015	$13	1	14

Certain gains and losses are allocated between assets sold during the year and assets still held at year-end based on transactions and changes in valuations that occurred during the year. These allocations also impact our calculation of net acquisitions and dispositions.

For the year ended December 31, 2015, the investment program produced actual losses on qualified pension and post-retirement plan assets of $158 million as compared to expected returns of $919 million for a difference of $1.077 billion. For the year ended December 31, 2014, the investment program produced actual gains on pension and post-retirement plan assets of $1.410 billion as compared to the expected returns of $924 million for a difference of $486 million. The short-term annual returns on plan assets will almost always be different from the expected long-term returns and the plans could experience net gains or losses, due primarily to the volatility occurring in the financial markets during any given year.

Unfunded Status

The following table presents the unfunded status of the pensions and post-retirement benefit plans:

	Pension Plans		Post-Retirement Benefit Plans
	Years Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(Dollars in millions)
Benefit obligation	$(13,349)	(15,042)	(3,567)	(3,830)
Fair value of plan assets	11,072	12,571	193	353

Unfunded status	(2,277)	(2,471)	(3,374)	(3,477)

Current portion of unfunded status	$(5)	(6)	(135)	(134)

Non-current portion of unfunded status	$(2,272)	(2,465)	(3,239)	(3,343)

The current portion of our post-retirement benefit obligations is recorded on our consolidated balance sheets in accrued expenses and other current liabilities-salaries and benefits.

Accumulated Other Comprehensive Loss-Recognition and Deferrals

The following tables present cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2014, items recognized as a component of net periodic benefits expense in 2015, additional items deferred during 2015 and cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2015. The items not recognized as a component of net periodic benefits expense have been recorded on our consolidated balance sheets in accumulated other comprehensive loss:

	As of and for the Years Ended December 31,
	2014	Recognition of Net Periodic Benefits Expense	Deferrals	Net Change in AOCL	2015
	(Dollars in millions)
Accumulated other comprehensive loss:
Pension plans:
Net actuarial (loss) gain	$(2,760)	161	(258)	(97)	(2,857)
Prior service (cost) benefit	(32)	5	99	104	72
Deferred income tax benefit (expense)	1,072	(63)	61	(2)	1,070

Total pension plans	(1,720)	103	(98)	5	(1,715)

Post-retirement benefit plans:
Net actuarial (loss) gain	(277)	—	130	130	(147)
Prior service (cost) benefit	(166)	19	—	19	(147)
Deferred income tax benefit (expense)	171	(7)	(50)	(57)	114

Total post-retirement benefit plans	(272)	12	80	92	(180)

Total accumulated other comprehensive loss	$(1,992)	115	(18)	97	(1,895)

The following table presents estimated items to be recognized in 2016 as a component of net periodic benefit expense of the pension, non-qualified pension and post-retirement benefit plans:

	Pension Plans	Post- Retirement Plans
	(Dollars in millions)
Estimated recognition of net periodic benefit (cost)/income in 2016:
Net actuarial loss	$(168)	—
Prior service (cost)/income	8	(20)
Deferred income tax benefit	61	8

Estimated net periodic benefit expense to be recorded in 2016 as a component of other comprehensive income (loss)	$(99)	(12)

Medicare Prescription Drug, Improvement and Modernization Act of 2003

We sponsor post-retirement health care plans with several benefit options that provide prescription drug benefits that we deem actuarially equivalent to or exceeding Medicare Part D. We recognize the impact of the federal subsidy received under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 in the calculation of our post-retirement benefit obligation and net periodic post-retirement benefit expense.

Other Benefit Plans

Health Care and Life Insurance

We provide health care and life insurance benefits to essentially all of our active employees. We are largely self-funded for the cost of the health care plan. Our health care benefit expense for current employees was $381 million, $381 million and $362 million for the years ended December 31, 2015, 2014 and 2013, respectively. Union-represented employee benefits are based on negotiated collective bargaining agreements. Employees contributed $125 million, $136 million and $117 million for the years ended December 31, 2015, 2014 and 2013, respectively. Our group basic life insurance plans are fully insured and the premiums are paid by us.

401(k) Plans

We sponsor qualified defined contribution plans covering substantially all of our employees. Under these plans, employees may contribute a percentage of their annual compensation up to certain maximums, as defined by the plans and by the Internal Revenue Service (“IRS”). Currently, we match a percentage of employee contributions in cash. At both December 31, 2015 and 2014, the assets of the plans included approximately 8 million shares of our common stock as a result of the combination of previous employer match and participant directed contributions. We recognized expenses related to these plans of $83 million, $81 million and $89 million and for the years ended December 31, 2015, 2014 and 2013, respectively.

Deferred Compensation Plans

We sponsored non-qualified unfunded deferred compensation plans for various groups that included certain of our current and former highly compensated employees. The value of liabilities related to these plans was not significant.

(8)	Share-based Compensation

We maintain equity programs that allow our Board of Directors (through its Compensation Committee or our Chief Executive Officer as its delegate) to grant incentives to certain employees and our outside directors in any one or a combination of several forms, including incentive and non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and market and performance shares. Stock options generally expire ten years from the date of grant. Until June 30, 2014, we offered an employee stock purchase plan, which allowed eligible employees to purchase our common stock at a 15% discount based on the lower of the beginning or ending stock price during recurring six month offering periods.

Stock Options

The following table summarizes activity involving stock option awards for the year ended December 31, 2015:

	Number of Options	Weighted- Average Exercise Price
	(in thousands)
Outstanding and Exercisable at December 31, 2014	4,106	$37.99
Exercised	(335)	26.00
Forfeited/Expired	(246)	30.33

Outstanding and Exercisable at December 31, 2015	3,525	39.67

The aggregate intrinsic value of our options outstanding and exercisable at December 31, 2015 was $1 million. The weighted average remaining contractual term for such options was 1.9 years.

During 2015, we received net cash proceeds of $9 million in connection with our option exercises. The tax benefit realized from these exercises was $1 million. The total intrinsic value of options exercised for the years ended December 31, 2015, 2014 and 2013, was $4 million, $9 million and $11 million, respectively.

Restricted Stock Awards

For equity based awards that contain only service conditions for vesting, we calculate the award fair value based on the closing stock price on the accounting grant date. For equity based restricted stock awards that contain market conditions, the award fair value is calculated through Monte-Carlo simulations.

During the first quarter of 2015, we granted approximately 496 thousand shares of restricted stock to certain executive-level employees as part of our long-term incentive program, of which approximately 198 thousand contained only service conditions and will vest on a straight-line basis on February 23, 2016, 2017 and 2018. The remaining awards contain market and service conditions and are scheduled to vest on February 23, 2018. These shares, with market and service conditions, represent only the target for the award, as each recipient has the opportunity to ultimately receive a number of shares between 0% and 200% of the target restricted stock award depending on our total shareholder return versus that of selected peer companies for 2015, 2016 and 2017.

At the end of the first quarter of 2015, we granted approximately 1.2 million shares to certain key employees as part of our annual equity compensation program. These awards contained only service conditions and will vest on a straight-line basis on March 12, 2016, 2017 and 2018. During the third quarter of 2015 we granted shares to certain key employees as part of our long-term equity retention program. These awards will vest over a three to seven year period with approximately 193 thousand, 423 thousand and 230 thousand shares vesting on August 14, 2018, 2020 and 2022, respectively, and 55 thousand shares vesting equally on August 14, 2017, 2019, and 2021. The remaining awards granted throughout 2015 to certain other key employees and our outside directors were made as part of our equity compensation and retention programs. These awards require only service conditions for vesting and typically vest equally over a three year period.

During the first quarter of 2014, we granted approximately 440 thousand shares of restricted stock to certain executive-level employees as part of our long-term incentive program, of which approximately 250 thousand contained only service conditions and will vest on a straight-line basis on February 20, 2015, 2016 and 2017. The remaining awards contain market and service conditions and are scheduled to vest on February 20, 2017. These shares, with market and service conditions, represent only the target for the award, as each recipient has the opportunity to ultimately receive a number of shares between 0% and 200% of the target restricted stock award depending on our total shareholder return versus that of selected peer companies for 2014, 2015 and 2016.

During the second quarter of 2014, we granted approximately 1.5 million shares to certain key employees as part of our annual equity compensation program. These awards contained only service conditions and will vest on a straight-line basis on March 26, 2015, 2016 and 2017. During the third quarter of 2014 we granted shares to certain key employees as part of our long-term equity retention program. These awards will vest over a three to seven year period with approximately 105 thousand, 325 thousand and 220 thousand vesting on August 4, 2017, 2019 and 2021, respectively. The remaining awards granted throughout 2014 to certain other key employees and our outside directors were made as part of our equity compensation and retention programs. These awards require only service conditions for vesting and typically vest equally over a three year period.

During the second quarter of 2013, we granted approximately 335 thousand shares of restricted stock to certain executive-level employees as part of our long-term incentive program, of which approximately 223 thousand contained only service conditions and are scheduled to vest on a straight-line basis on May 23, 2014, 2015 and 2016. The remaining awards contain market and service conditions and will vest on May 23, 2016. These shares, with market and service conditions, represent only the target for the award as each recipient has the opportunity to ultimately receive a number of shares between 0% and 200% of the target restricted stock award depending on, our total shareholder return versus that of selected peer companies for 2013, 2014 and 2015.

In addition, during the first and second quarter of 2013, we granted approximately 1.2 million shares to certain key employees as part of our annual equity compensation program. These awards contained only service conditions. The remaining awards granted throughout 2013 to certain other key employees and our outside directors were made as part of our equity compensation and retention programs. These awards require only service conditions for vesting and typically vest equally over a three year period.

The following table summarizes activity involving restricted stock and restricted stock unit awards for the year ended December 31, 2015:

	Number of Shares	Weighted- Average Grant Date Fair Value
	(in thousands)
Non-vested at December 31, 2014	4,400	$36.59
Granted	2,904	31.83
Vested	(1,724)	35.71
Forfeited	(678)	38.95

Non-vested at December 31, 2015	4,902	33.86

During 2014, we granted 2.9 million shares of restricted stock and restricted stock unit awards at a weighted-average price of $35.87. The total fair value of restricted stock that vested during 2015, 2014 and 2013, was $59 million, $53 million and $52 million, respectively.

Compensation Expense and Tax Benefit

We recognize compensation expense related to our market and performance share-based awards with graded vesting that only have a service condition on a straight-line basis over the requisite service period for the entire award. Total compensation expense for all share-based payment arrangements for the years ended December 31, 2015, 2014 and 2013, was $73 million, $75 million and $63 million, respectively. Our tax benefit recognized in the consolidated statements of operations for our share-based payment arrangements for the years ended December 31, 2015, 2014 and 2013, was $28 million, $29 million and $25 million, respectively. At December 31, 2015, there was $113 million of total unrecognized compensation expense related to our share-based payment arrangements, which we expect to recognize over a weighted-average period of 2.5 years.

(9)	Earnings (Loss) Per Common Share

Basic and diluted earnings (loss) per common share for the years ended December 31, 2015, 2014 and 2013 were calculated as follows:

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions, except per share amounts, shares in thousands)
Income (Loss) (Numerator):
Net income (loss)	$878	772	(239)
Earnings applicable to non-vested restricted stock	—	—	—

Net income (loss) applicable to common stock for computing basic earnings (loss) per common share	878	772	(239)

Net income (loss) as adjusted for purposes of computing diluted earnings (loss) per common share	$878	772	(239)

Shares (Denominator):
Weighted average number of shares:
Outstanding during period	559,260	572,748	604,404
Non-vested restricted stock	(4,982)	(4,313)	(3,512)

Weighted average shares outstanding for computing basic earnings (loss) per common share	554,278	568,435	600,892
Incremental common shares attributable to dilutive securities:
Shares issuable under convertible securities	10	10	—
Shares issuable under incentive compensation plans	805	1,294	—

Number of shares as adjusted for purposes of computing diluted earnings (loss) per common share	555,093	569,739	600,892

Basic earnings (loss) per common share	$1.58	1.36	(0.40)

Diluted earnings (loss) per common share	$1.58	1.36	(0.40)

Our calculation of diluted earnings (loss) per common share excludes shares of common stock that are issuable upon exercise of stock options when the exercise price is greater than the average market price of our common stock. We also exclude unvested restricted stock awards that are antidilutive as a result of unrecognized compensation cost. Such shares averaged 3.1 million, 2.5 million and 2.7 million for 2015, 2014 and 2013, respectively. For the year ended December 31, 2013, due to the net loss position, we excluded from the calculation of diluted loss per share 1.3 million shares which were potentially issuable under incentive compensation plans or convertible securities, as their effect, if included, would have been anti-dilutive.

(10)	Fair Value Disclosure

Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt, excluding capital lease obligations. Due to their short-term nature, the carrying amounts of our cash and cash equivalents, accounts receivable and accounts payable approximate their fair values.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB.

We determined the fair values of our long-term debt, including the current portion, based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates.

The three input levels in the hierarchy of fair value measurements are defined by the FASB generally as follows:

Input Level	Description of Input
Level 1	Observable inputs such as quoted market prices in active markets.
Level 2	Inputs other than quoted prices in active markets that are either directly or indirectly observable.
Level 3	Unobservable inputs in which little or no market data exists.

The following table presents the carrying amounts and estimated fair values of our long-term debt, excluding capital lease and other obligations, as well as the input levels used to determine the fair values indicated below:

		As of December 31, 2015		As of December 31, 2014
	Input Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(Dollars in millions)
Liabilities-Long-term debt excluding capital lease and other obligations	2	$19,800	19,473	19,994	21,255

(11)	Income Taxes

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Income tax expense was as follows:
Federal
Current	$28	18	1
Deferred	329	305	403

State
Current	40	26	62
Deferred	21	(14)	(8)

Foreign
Current	16	3	9
Deferred	4	—	(4)

Total income tax expense	$438	338	463

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Income tax expense was allocated as follows:
Income tax expense in the consolidated statements of operations:
Attributable to income	$438	338	463
Stockholders’ equity:
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	(5)	(5)	(14)
Tax effect of the change in accumulated other comprehensive loss	59	(744)	554

The following is a reconciliation from the statutory federal income tax rate to our effective income tax rate:

	Years Ended December 31,
	2015	2014	2013
	(Percentage of pre-tax income)
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	2.6%	2.7%	2.8%
Impairment of goodwill	—%	—%	188.5%
Change in liability for unrecognized tax position	0.4%	0.4%	(24.5)%
Foreign income taxes	0.7%	0.4%	2.7%
Nondeductible accounting adjustment for life insurance	—%	—%	3.1%
Affiliate debt rationalization	(2.6)%	—%	—%
Release state valuation allowance	—%	—%	(2.3)%
Research and development credits	(2.1)%	—%	—%
Loss on worthless investment in foreign subsidiary	—%	(5.4)%	—%
Other, net	(0.7)%	(2.6)%	1.4%

Effective income tax rate	33.3%	30.5%	206.7%

The 2015 effective tax rate is 33.3% compared to 30.5% for 2014. The 2015 rate reflects a tax benefit of approximately $34 million related to affiliate debt rationalization, research and development tax credits of $28 million for 2011 through 2015 and a $16 million tax decrease due to changes in state taxes caused by apportionment changes, state tax rate changes and the changes in the expected utilization of net operating losses (“NOLs”). The 2014 rate reflects a $60 million tax benefit associated with a deduction for tax basis for worthless stock in a wholly-owned foreign subsidiary as a result of developments in bankruptcy proceedings involving its sole asset and a $13 million tax decrease due to changes in the state taxes caused by apportionment changes, state tax rate changes and the changes in the expected utilization of NOLs. The 2013 rate reflects the tax effect of a $1.092 billion non-deductible goodwill impairment charge, a favorable settlement with the Internal Revenue Service of $33 million, a $22 million reduction due to the reversal of an uncertain tax position and the tax effect of a $17 million unfavorable accounting adjustment for non-deductible life insurance costs. Also in 2013, the tax rate was decreased by a $5 million reduction to the valuation allowance due to the estimated ability to utilize more state NOLs than previously expected.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:

	As of December 31,
	2015	2014
	(Dollars in millions)
Deferred tax assets
Post-retirement and pension benefit costs	$2,154	2,276
Net operating loss carryforwards	487	1,091
Other employee benefits	182	214
Other	458	602

Gross deferred tax assets	3,281	4,183
Less valuation allowance	(380)	(409)

Net deferred tax assets	2,901	3,774

Deferred tax liabilities
Property, plant and equipment, primarily due to depreciation differences	(3,841)	(3,869)
Goodwill and other intangible assets	(2,588)	(2,908)
Other	(38)	(147)

Gross deferred tax liabilities	(6,467)	(6,924)

Net deferred tax liability	$(3,566)	(3,150)

Of the $3.566 billion and $3.150 billion net deferred tax liability at December 31, 2015 and 2014, respectively, $3.569 billion and $3.154 billion is reflected as a long-term liability and $3 million and $4 million is reflected as a net noncurrent deferred tax asset at December 31, 2015 and 2014, respectively.

At December 31, 2015, we had federal NOLs of $72 million and state NOLs of $13 billion. If unused, the NOLs will expire between 2016 and 2032; however, no significant amounts expire until 2021. At December 31, 2015, we had federal tax credits of $28 million. Additionally, we had $36 million ($23 million net of federal income tax) of state investment tax credit carryforwards that will expire between 2016 and 2025 if not utilized. In addition, at December 31, 2015, we had $79 million of federal alternative minimum tax, or AMT, credits. Our acquisitions of Qwest and SAVVIS, Inc. (“Savvis”) caused “ownership changes” within the meaning of Section 382 of the Internal Revenue Code (“Section 382”). As a result, our ability to use these NOLs and AMT credits are subject to annual limits imposed by Section 382. Despite this, we expect to use substantially all of these tax attributes to reduce our future federal tax liabilities, although the timing of that use will depend upon our future earnings and future tax circumstances.

We establish valuation allowances when necessary to reduce the deferred tax assets to amounts we expect to realize. As of December 31, 2015, a valuation allowance of $380 million was established as it is more likely than not that this amount of net operating loss and tax credit carryforwards will not be utilized prior to expiration. Our valuation allowance at December 31, 2015 and 2014 is primarily related to state NOL carryforwards. This valuation allowance decreased by $29 million during 2015.

A reconciliation of the change in our gross unrecognized tax benefits (excluding both interest and any related federal benefit) from January 1 to December 31 for 2015 and 2014 is as follows:

	2015	2014
	(Dollars in millions)
Unrecognized tax benefits at beginning of year	$17	14
Increase in tax positions taken in the current year	1	—
Increase in tax positions taken in the prior year	7	9
Decrease due to the reversal of tax positions taken in a prior year	(9)	(2)
Decrease from the lapse of statute of limitations	(1)	(1)
Settlements	—	(3)

Unrecognized tax benefits at end of year	$15	17

The total amount of unrecognized tax benefits that, if recognized, would impact the effective income tax rate was $32 million at both December 31, 2015 and 2014.

Our policy is to reflect interest expense associated with unrecognized tax benefits in income tax expense. We had accrued interest (presented before related tax benefits) of approximately $33 million and $30 million at December 31, 2015 and 2014, respectively.

We file income tax returns, including returns for our subsidiaries, with federal, state and local jurisdictions. Our uncertain income tax positions are related to tax years that are currently under or remain subject to examination by the relevant taxing authorities.

In 2013, Qwest filed an amended 2009 federal income tax return primarily to report the carryforward impact of prior year settlements. The refund for the 2009 amended return filed in 2013 was received in 2014. In 2014, Qwest filed an amended federal income tax return for 2010. The refund claim filed for 2010 was accepted by the IRS, and the refund was received in 2015. The 2010 amended return released certain general business credits that were required to be carried back to 2009. As a result, a subsequent 2009 federal amended return was filed by Qwest in 2014 to reflect the carrybacks from 2010. The 2009 refund claim filed in 2014 was accepted by the IRS and the refund was received in 2015.

Beginning with the 2012 tax year, our federal consolidated returns are subject to annual examination by the IRS.

Our open income tax years by major jurisdiction are as follows at December 31, 2015:

Jurisdiction	Open Tax Years
Federal	2012—current
State
Arizona	2010—current
Florida	2010—current
Other states	2011—current

Since the period for assessing additional liability typically begins upon the filing of a return, it is possible that certain jurisdictions could assess tax for years prior to the open tax years disclosed above. Additionally, it is possible that certain jurisdictions in which we do not believe we have an income tax filing responsibility, and accordingly did not file a return, may attempt to assess a liability, or that other jurisdictions to which we pay taxes may attempt to assert that we owe additional taxes.

Based on our current assessment of various factors, including (i) the potential outcomes of these ongoing examinations, (ii) the expiration of statute of limitations for specific jurisdictions, (iii) the negotiated settlement of certain disputed issues, and (iv) the administrative practices of applicable taxing jurisdictions, it is reasonably possible that the related unrecognized tax benefits for uncertain tax positions previously taken may decrease by up to $11 million within the next 12 months. The actual amount of such decrease, if any, will depend on several future developments and events, many of which are outside our control.

(12)	Segment Information

We are organized into operating segments based on customer type, business and consumer. These operating segments are our two reportable segments in our consolidated financial statements:

•

Business Segment. Consists generally of providing strategic, legacy and data integration products and services to small, medium and enterprise business, wholesale and governmental customers, including other communication providers. Our strategic products and services offered to these customers include our MPLS, private line (including special access), Ethernet, high-speed Internet, colocation, managed hosting, cloud hosting and other ancillary services. Our legacy services offered to these customers primarily include switched access and local and long-distance voice services, including the sale of unbundled network elements (“UNEs”) which allow our wholesale customers to use all or part of our network to provide voice and data services to their customers. Our data integration offerings include the sale of telecommunications equipment located on customers’ premises and related professional services. These services include network management, installation and maintenance of data equipment and the building of proprietary fiber-optic broadband networks; and

•

Consumer Segment. Consists generally of providing strategic and legacy products and services to residential customers. Our strategic products and services offered to these customers include our high-speed Internet, video (including our Prism TV services) and wireless services. Our legacy services offered to these customers include local and long-distance voice services.

The following table summarizes our segment results for 2015, 2014 and 2013 based on the segment categorization we were operating under at December 31, 2015.

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Total segment revenues	$16,668	17,028	17,095
Total segment expenses	8,459	8,509	8,167

Total segment income	$8,209	8,519	8,928

Total margin percentage	49%	50%	52%
Business segment:
Revenues	$10,647	11,034	11,091
Expenses	6,034	6,089	5,808

Income	$4,613	4,945	5,283

Margin percentage	43%	45%	48%
Consumer segment:
Revenues	$6,021	5,994	6,004
Expenses	2,425	2,420	2,359

Income	$3,596	3,574	3,645

Margin percentage	60%	60%	61%

Product and Service Categories

We categorize our products, services and revenues among the following four categories:

•

Strategic services, which include primarily high-speed Internet, MPLS (which is a data networking technology that can deliver the quality of service required to support real-time voice and video), private line (including special access), Ethernet, colocation, hosting (including cloud hosting and managed hosting), video (including our facilities-based video services, which we now offer in 16 markets), VoIP and Verizon Wireless and other ancillary services;

•

Legacy services, which include primarily local and long-distance voice services, including the sale of UNEs, switched access and Integrated Services Digital Network (“ISDN”) services (which use regular telephone lines to support voice, video and data applications);

•

Data integration, which includes the sale of telecommunications equipment located on customers’ premises and related professional services, such as network management, installation and maintenance of data equipment and building of proprietary fiber-optic broadband networks for our governmental and business customers; and

•

Other operating revenues, which consist primarily of CAF support payments, USF support payments and USF surcharges. We receive federal support payments from both CAF Phase 1 and CAF Phase 2 programs, and support payments from both federal and state USF programs. These support payments are government subsidies designed to reimburse us for various costs related to certain telecommunications services, including the costs of deploying, maintaining and operating voice and high-speed Internet infrastructure in high-cost rural areas where we are not able to recover our costs from our customers. USF surcharges are the amounts we collect based on specific items we list on our customers’ invoices to fund the FCC’s universal service programs. We also generate other operating revenues from leasing and subleasing of space in our office buildings, warehouses and other properties. Because we centrally manage the activities that generate these other operating revenues, these revenues are not included in our segment revenues.

Our operating revenues for our products and services consisted of the following categories for the years ended December 31, 2015, 2014 and 2013:

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Strategic services
Business high-bandwidth data services(1)	$2,816	2,579	2,230
Business low-bandwidth data services(2)	2,052	2,345	2,577
Business hosting services(3)	1,281	1,316	1,259
Other business strategic services(4)	162	76	60
Consumer high-speed Internet services(5)	2,611	2,469	2,358
Other consumer strategic services(6)	421	381	292

Total strategic services revenues	9,343	9,166	8,776

Legacy services
Business legacy voice services(7)	2,590	2,780	2,916
Other business legacy services(8)	1,175	1,252	1,398
Consumer legacy voice services(7)	2,676	2,864	3,101
Other consumer legacy services(9)	311	276	248

Total legacy services revenues	6,752	7,172	7,663

Data integration
Business data integration	571	686	651
Consumer data integration	2	4	5

Total data integration revenues	573	690	656

Other revenues
High-cost support revenue(10)	732	528	547
Other revenue(11)	500	475	453

Total other revenues	1,232	1,003	1,000

Total revenues	$17,900	18,031	18,095

(1)	Includes MPLS and Ethernet revenue
(2)	Includes private line and high-speed Internet revenue
(3)	Includes colocation, hosting (including cloud hosting and managed hosting) and hosting area network revenue
(4)	Includes primarily VoIP, video and IT services revenue
(5)	Includes high-speed Internet and related services revenue
(6)	Includes video and Verizon wireless revenue
(7)	Includes local and long-distance voice revenue
(8)	Includes UNEs, public access and other ancillary revenue
(9)	Includes switched access and other ancillary revenue
(10)	Includes CAF Phase 1, CAF Phase 2 and federal and state USF support revenue
(11)	Includes USF surcharges

During the first quarter of 2015, we determined that certain products and services associated with our acquisition of Savvis are more closely aligned to legacy services than to strategic services. As a result, these operating revenues are now reflected as legacy services. The revision resulted in a reduction of revenue from strategic services of $34 million and $47 million and a corresponding increase in revenue from legacy services for the years ended December 31, 2014 and 2013, respectively.

We recognize revenues in our consolidated statements of operations for certain USF surcharges and transaction taxes that we bill to our customers. Our consolidated statements of operations also reflect the related expense for the amounts we remit to the government agencies. The total amount of such surcharges that we included in revenues aggregated approximately $544 million, $526 million and $489 million for the years ended December 31, 2015, 2014 and 2013, respectively. Those USF surcharges, where we record revenue, are included in “other” operating revenues and transaction tax surcharges are included in “legacy services” revenues. We also act as a collection agent for certain other USF and transaction taxes that we are required by government agencies to include in our bills to customers, for which we do not record any revenue or expense because we only act as a pass-through agent.

Allocations of Revenues and Expenses

Our segment revenues include all revenues from our strategic, legacy and data integration operations as described in more detail above. Segment revenues are based upon each customer’s classification to an individual segment. We report our segment revenues based upon all services provided to that segment’s customers. Our segment expenses for our two segments include specific expenses incurred as a direct result of providing services and products to segment customers, along with selling, general and administrative expenses that are directly associated with specific segment customers or activities; and allocated expenses which include network expenses, facilities expenses and other expenses such as fleet and real estate expenses. We do not assign depreciation and amortization expense or impairments to our segments, as the related assets and capital expenditures are centrally managed and are not monitored by or reported to the chief operating decision maker (“CODM”) by segment. Generally speaking, severance expenses, restructuring expenses and certain centrally managed administrative functions (such as finance, information technology, legal and human resources) are not assigned to our segments. Interest expense is also excluded from segment results because we manage our financing on a total company basis and have not allocated assets or debt to specific segments. Other income, net is not monitored as a part of our segment operations and is therefore excluded from our segment results.

The following table reconciles segment income to net income for the years ended December 31, 2015, 2014 and 2013:

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Total segment income	$8,209	8,519	8,928
Other operating revenues	1,232	1,003	1,000
Depreciation and amortization	(4,189)	(4,428)	(4,541)
Impairment of goodwill	—	—	(1,092)
Other unassigned operating expenses	(2,647)	(2,684)	(2,842)
Other expenses, net	(1,289)	(1,300)	(1,229)
Income tax expense	(438)	(338)	(463)

Net income (loss)	$878	772	(239)

We do not have any single customer that provides more than 10% of our total consolidated operating revenues. Substantially all of our consolidated revenues come from customers located in the United States.

(13) Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars in millions, except per share amounts)
2015
Operating revenues	$4,451	4,419	4,554	4,476	17,900
Operating income	649	549	656	751	2,605
Net income	192	143	205	338	878
Basic earnings per common share	0.34	0.26	0.37	0.62	1.58
Diluted earnings per common share	0.34	0.26	0.37	0.62	1.58
2014
Operating revenues	$4,538	4,541	4,514	4,438	18,031
Operating income	653	655	619	483	2,410
Net income	203	193	188	188	772
Basic earnings per common share	0.35	0.34	0.33	0.33	1.36
Diluted earnings per common share	0.35	0.34	0.33	0.33	1.36

During the third quarter of 2015, we recognized an incremental $158 million of revenue associated with the FCC’s CAF Phase 2 support program, and an additional incremental $57 million in the fourth quarter of 2015. During the fourth quarter of 2015, we also recognized a tax benefit of approximately $34 million related to affiliate debt rationalization, research and development tax credits of $28 million for 2011 through 2015, and a $16 million tax decrease due to changes in state taxes caused by apportionment changes, state tax rate changes and the changes in the expected utilization of net operating losses (“NOLs”).

During the fourth quarter of 2014, we recognized a $60 million tax benefit associated with a deduction for the tax basis for worthless stock in a wholly-owned foreign subsidiary as a result of developments in bankruptcy proceedings involving its sole asset that occurred in the first quarter of 2014. During the fourth quarter of 2014, we also recognized a pension settlement charge of $63 million.

(14)	Commitments and Contingencies

We are vigorously defending against all of the matters described below under the headings “Pending Matters” and “Other Proceedings and Disputes.” As a matter of course, we are prepared both to litigate these matters to judgment, as well as to evaluate and consider all reasonable settlement opportunities. In this Note, when we refer to a class action as “putative” it is because a class has been alleged, but not certified in that matter. We have established accrued liabilities for these matters described below where losses are deemed probable and reasonably estimable.

Pending Matters

In William Douglas Fulghum, et al. v. Embarq Corporation, et al., filed on December 28, 2007 in the United States District Court for the District of Kansas, a group of retirees filed a class action lawsuit challenging the decision to make certain modifications in retiree benefits programs relating to life insurance, medical insurance and prescription drug benefits, generally effective January 1, 2006 and January 1, 2008 (which, at the time of the modifications, was expected to reduce estimated future expenses for the subject benefits by more than $300 million). Defendants include Embarq, certain of its benefit plans, its Employee Benefits Committee and the individual plan administrator of certain of its benefits plans. Additional defendants include Sprint Nextel and certain of its benefit plans. The Court certified a class on certain of plaintiffs’ claims, but rejected class certification as to other claims. On October 14, 2011, the Fulghum lawyers filed a new, related lawsuit, Abbott et al. v. Sprint Nextel et al. In Abbott, approximately 1,500 plaintiffs allege breach of fiduciary duty in connection with the changes in retiree benefits that also are at issue in the Fulghum case. The Abbott plaintiffs are all members of the class that was certified in Fulghum on claims for allegedly vested benefits (Counts I and III), and the Abbott claims are similar to the Fulghum breach of fiduciary duty claim (Count II), on which the Fulghum court denied class certification. The Court has stayed proceedings in Abbott indefinitely, except for limited discovery and motion practice as to approximately 80 of the plaintiffs. On February 14, 2013, the Fulghum court dismissed the majority of the plaintiffs’ claims in the case. On interlocutory appeal, the United States Court of Appeals for the Tenth Circuit ruled on February 24, 2015, that the plan documents reviewed do not support any claim for vested benefits, and affirmed the district court’s dismissal of claims based on those documents. The Tenth Circuit decision allowed a subset of claims for vested benefits to return to the district court for further proceedings. The Tenth Circuit also affirmed the district court’s dismissal of all age discrimination claims. The Tenth Circuit reversed the district court’s determination that the statute of repose under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is a time bar to the breach of fiduciary duty claims of fifteen named plaintiffs. On June 10, 2015, the district court in Fulghum granted summary judgment to defendants on an additional group of claims for vested benefits. On July 27, 2015, pursuant to the terms of a stipulation by the parties, the district court in Fulghum granted judgment in favor of defendants on all remaining and unadjudicated vested benefits claims. This judgment is without prejudice to any rights the parties may have to pursue any additional appellate relief. As to any further proceedings that may occur in the district court, defendants will continue to vigorously contest any remaining claims in Fulghum and Abbott. We have not accrued a liability for these matters because we believe it is premature (i) to determine whether an accrual is warranted and (ii) if so, to determine a reasonable estimate of probable liability.

On July 16, 2013, Comcast MO Group, Inc. (“Comcast”) filed a lawsuit in Colorado state court against Qwest Communications International, Inc. (“Qwest”). Comcast alleges Qwest breached the parties’ 1998 tax sharing agreement (“TSA”) when it refused to partially indemnify Comcast for a tax liability settlement Comcast reached with the Commonwealth of Massachusetts in a dispute to which we were not a party. Comcast seeks approximately $80 million in damages, excluding interest. Qwest and Comcast are parties to the TSA in their capacities as successors to the TSA’s original parties, U S WEST, Inc., a telecommunications company, and MediaOne Group, Inc., a cable television company, respectively. In October 2014, the state court granted summary judgment in Qwest’s favor. In December 2015, the Colorado Court of Appeals affirmed the judgment. Comcast has filed a petition with the Colorado Supreme Court to review the Court of Appeals judgment. We have not accrued a liability for this matter because we do not believe that liability is probable.

The local exchange carrier subsidiaries of CenturyLink are among hundreds of defendants nationwide in dozens of lawsuits filed by Sprint Communications Company and affiliates of Verizon Communications Inc. The plaintiffs in these suits have challenged the right of local exchange carriers to bill interexchange carriers for switched access charges for certain calls between mobile and wireline devices that are routed through an interexchange carrier. In the lawsuits, the plaintiffs are seeking refunds of access charges previously paid and relief from future access charges. In addition, these and some other interexchange carriers have ceased paying switched access charges on these calls. These lawsuits involving our local exchange carriers and many other carriers have been consolidated for pretrial purposes in the United States District Court for the District of Northern Texas. In November 2015, the Court dismissed the plaintiffs’ federal law claims and granted them leave to file state law claims, if any. Some of the defendants, including our affiliated carriers, have petitioned the Federal Communications Commission to address these issues on an industry-wide basis.

As both an interexchange carrier and a local exchange carrier, we both pay and assess significant amounts of the access charges in question. The outcome of these disputes and suits, as well as any related regulatory proceedings that could ensue, are currently not predictable. If we are required to stop assessing these charges or to pay refunds of any such charges, our financial results could be negatively affected.

Other Proceedings and Disputes

From time to time, we are involved in other proceedings incidental to our business, including patent infringement allegations, administrative hearings of state public utility commissions relating primarily to our rates or services, actions relating to employee claims, various tax issues, environmental law issues, grievance hearings before labor regulatory agencies, and miscellaneous third party tort actions.

We are currently defending several patent infringement lawsuits asserted against us by non-practicing entities, many of whom are seeking substantial recoveries. These cases have progressed to various stages and one or more may go to trial in the coming 24 months if they are not otherwise resolved. Where applicable, we are seeking full or partial indemnification from our vendors and suppliers. As with all litigation, we are vigorously defending these actions and, as a matter of course, are prepared to litigate the matters to judgment, as well as to evaluate and consider all reasonable settlement opportunities.

We are subject to various foreign, federal, state and local environmental protection and health and safety laws. From time to time, we are subject to judicial and administrative proceedings brought by various governmental authorities under these laws. Several such proceedings are currently pending, but none is reasonably expected to exceed $100,000 in fines and penalties.

The outcome of these other proceedings is not predictable. However, based on current circumstances, we do not believe that the ultimate resolution of these other proceedings, after considering available defenses and any insurance coverage or indemnification rights, will have a material adverse effect on our financial position, results of operations or cash flows.

Capital Leases

We lease certain facilities and equipment under various capital lease arrangements. Depreciation of assets under capital leases is included in depreciation and amortization expense in our consolidated statements of operations. Payments on capital leases are included in repayments of long-term debt, including current maturities in our consolidated statements of cash flows.

The tables below summarize our capital lease activity:

	Years Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Assets acquired through capital leases	$17	37	12
Depreciation expense	96	126	136
Cash payments towards capital leases	89	118	119

	As of December 31,
	2015	2014
	(Dollars in millions)
Assets included in property, plant and equipment	$722	850
Accumulated depreciation	352	393

The future annual minimum payments under capital lease arrangements as of December 31, 2015 were as follows:

Future Minimum Payments
(Dollars in millions)
Capital lease obligations:
2016	$85
2017	78
2018	76
2019	62
2020	47
2021 and thereafter	223

Total minimum payments	571
Less: amount representing interest and executory costs	(153)

Present value of minimum payments	418
Less: current portion	(56)

Long-term portion	$362

Operating Leases

CenturyLink leases various equipment, office facilities, retail outlets, switching facilities, and other network sites. These leases, with few exceptions, provide for renewal options and escalations that are either fixed or based on the consumer price index. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. The lease term for most leases includes the initial non-cancelable term plus any term under renewal options that are reasonably assured. For the years ended December 31, 2015, 2014 and 2013, our gross rental expense was $467 million, $446 million and $455 million, respectively. We also received sublease rental income for the years ended December 31, 2015, 2014 and 2013 of $12 million, $14 million and $16 million, respectively.

At December 31, 2015, our future rental commitments for operating leases were as follows:

Future Minimum Payments
(Dollars in millions)
2016	$301
2017	289
2018	268
2019	235
2020	209
2021 and thereafter	1,075

Total future minimum payments(1)	$2,377

(1)	Minimum payments have not been reduced by minimum sublease rentals of $87 million due in the future under non-cancelable subleases.

Purchase Commitments

We have several commitments primarily for marketing activities and support services from a variety of vendors to be used in the ordinary course of business totaling $625 million at December 31, 2015. Of this amount, we expect to purchase $364 million in 2016, $144 million in 2017 through 2018, $46 million in 2019 through 2020 and $71 million in 2021 and thereafter. These amounts do not represent our entire anticipated purchases in the future, but represent only those items for which we were contractually committed as of December 31, 2015.

(15)	Other Financial Information

Other Current Assets

The following table presents details of other current assets in our consolidated balance sheets:

	As of December 31,
	2015	2014
	(Dollars in millions)
Prepaid expenses	$238	260
Materials, supplies and inventory	144	132
Assets held for sale	8	14
Deferred activation and installation charges	105	103
Other	86	71

Total other current assets	$581	580

Assets held for sale includes several assets that we expect to sell within the next twelve months. During 2014, we sold our remaining 700 MHz A-Block wireless spectrum licenses, which we purchased in 2008 but never placed into service. As a result of changes in market conditions and prevailing spectrum prices, we recorded an impairment charge of $14 million, which is included in other income, net in our consolidated statements of operations for the for the year ended December 31, 2014. The sale closed on November 3, 2014, and we received $39 million in cash in the aggregate.

In January 2013, we sold $43 million of our wireless spectrum assets held for sale. The sale resulted in a gain of $32 million, which is recorded as other income, net on our consolidated statements of operations.

Selected Current Liabilities

Current liabilities reflected in our consolidated balance sheets include accounts payable and other current liabilities as follows:

	As of December 31
	2015	2014
	(Dollars in millions)
Accounts payable	$968	1,226

Other current liabilities:
Accrued rent	$32	34
Legal reserves	20	27
Other	168	149

Total other current liabilities	$220	210

Included in accounts payable at December 31, 2015 and 2014, were $68 million and $80 million, respectively, representing book overdrafts and $94 million and $185 million, respectively, associated with capital expenditures.

(16)	Labor Union Contracts

Approximately 37% of our employees are members of various bargaining units represented by the Communications Workers of America (“CWA”) or the International Brotherhood of Electrical Workers (“IBEW”). As of December 31, 2015, approximately three hundred, or 2%, of our employees are subject to collective bargaining agreements that expired in 2015. We believe that relations with our employees continue to be generally good. We are currently negotiating the terms of new agreements covering these employees. Approximately one thousand, or 6%, of our employees are subject to collective bargaining agreements that expire in 2016.

(17)	Repurchase of CenturyLink, Inc. Common Stock

In February 2014, our Board of Directors authorized a 24-month program to repurchase up to an aggregate of $1 billion of our outstanding common stock. This 2014 stock repurchase program took effect on May 29, 2014, immediately upon the completion of our predecessor 2013 stock repurchase program. On December 7, 2015, we completed the 2014 stock repurchase program, repurchasing over the course of the program a total of 32.3 million shares in the open market at an average purchase price of $30.99 per share. During the year ended December 31, 2015, we repurchased 27.1 million shares of our outstanding common stock in the open market. These shares were repurchased for an aggregate market price of $800 million, or an average purchase price of $29.56 per share. The repurchased common stock has been retired.

(18)	Accumulated Other Comprehensive Loss

The table below summarizes changes in accumulated other comprehensive loss recorded on our consolidated balance sheet by component for the year ended December 31, 2015:

	Pension Plans	Post-Retirement Benefit Plans	Foreign Currency Translation Adjustment and Other	Total
	(Dollars in millions)
Balance at December 31, 2014	$(1,720)	(272)	(25)	(2,017)

Other comprehensive income (loss) before reclassifications	(98)	80	(14)	(32)
Amounts reclassified from accumulated other comprehensive income	103	12	—	115

Net current-period other comprehensive income (loss)	5	92	(14)	83

Balance at December 31, 2015	$(1,715)	(180)	(39)	(1,934)

The table below presents further information about our reclassifications out of accumulated other comprehensive loss by component for the year ended December 31, 2015:

Year Ended December 31, 2015	Decrease (Increase) in Net Income	Affected Line Item in Consolidated Statement of Operations or Footnote Where Additional Information is Presented If The Amount is not Recognized in Net Income in Total
	(Dollars in millions)
Amortization of pension & post-retirement plans
Net actuarial loss	$161	See Note 7—Employee Benefits
Prior service cost	24	See Note 7—Employee Benefits

Total before tax	185
Income tax expense (benefit)	(70)	Income tax expense

Net of tax	$115

The table below summarizes changes in accumulated other comprehensive loss recorded on our consolidated balance sheet by component for the year ended December 31, 2014:

	Pension Plans	Post-Retirement Benefit Plans	Foreign Currency Translation Adjustment and Other	Total
	(Dollars in millions)
Balance at December 31, 2013	$(669)	(122)	(11)	(802)

Other comprehensive income (loss) before reclassifications	(1,107)	(162)	(15)	(1,284)
Amounts reclassified from accumulated other comprehensive income	56	12	1	69

Net current-period other comprehensive income (loss)	(1,051)	(150)	(14)	(1,215)

Balance at December 31, 2014	$(1,720)	(272)	(25)	(2,017)

The table below presents further information about our reclassifications out of accumulated other comprehensive loss by component for the year ended December 31, 2014:

Year Ended December 31, 2014	Decrease (Increase) in Net Loss	Affected Line Item in Consolidated Statement of Operations or Footnote Where Additional Information is Presented If The Amount is not Recognized in Net Income in Total
	(Dollars in millions)
Amortization of pension & post-retirement plans
Net actuarial loss	$85	See Note 7—Employee Benefits
Prior service cost	25	See Note 7—Employee Benefits

Total before tax	110
Income tax expense (benefit)	(42)	Income tax expense
Insignificant items	1

Net of tax	$69

(19) Dividends

Our Board of Directors declared the following dividends payable in 2015 and 2014:

Date Declared	Record Date	Dividend Per Share	Total Amount	Payment Date
			(in millions)
November 10, 2015	11/24/2015	$0.540	$293	12/8/2015
August 25, 2015	9/8/2015	0.540	300	9/22/2015
May 20, 2015	6/2/2015	0.540	303	6/16/2015
February 23, 2015	3/6/2015	0.540	303	3/20/2015
November 11, 2014	11/24/2014	0.540	307	12/5/2014
August 19, 2014	8/29/2014	0.540	308	9/12/2014
May 28, 2014	6/9/2014	0.540	307	6/20/2014
February 24, 2014	3/10/2014	0.540	309	3/21/2014

* * * * * * * * * *

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — CENTURYLINK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Glen F. Post, III and Stacey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock and voting preferred stock (collectively, the “Voting Shares”) of CenturyLink, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 18, 2016, and at any and all adjournments thereof (the “Meeting”).

In addition to serving as a Proxy, this card will also serve as instructions to Computershare Trust Company, N.A. (the “Agent”) to vote in the manner designated on the reverse side hereof the shares of the Company’s common stock held as of March 30, 2016 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company’s dividend reinvestment plan. Upon the Company’s timely receipt of this Proxy, properly executed, all of your Voting Shares, including any held in the name of the Agent, will be voted as specified.

The Board of Directors recommends that you vote FOR Items 1 through 4, each of which is described more fully in the Company’s proxy statement for the Meeting, and AGAINST Item 5 listed on the reverse side hereof. If you properly execute and return this Proxy but fail to provide specific directions with respect to any of the matters listed on the reverse side, all of your votes will be voted in accordance with these recommendations with respect to such matters.

(Please See Reverse Side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 18, 2016.

Vote by Internet • Go to www.envisionreports.com/CTL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

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▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends that you vote FOR Items 1 through 4 and AGAINST Item 5.

1.	Elect eleven directors.	For	Withhold		For	Withhold		For	Withhold		For	Withhold	+
	01 - Martha H. Bejar	☐	☐	02 - Virginia Boulet	☐	☐	03 - Peter C. Brown	☐	☐	04 - W. Bruce Hanks	☐	☐
	05 - Mary L. Landrieu	☐	☐	06 - Gregory J. McCray	☐	☐	07 - William A. Owens	☐	☐	08 - Harvey P. Perry	☐	☐
	09 - Glen F. Post, III	☐	☐	10 - Michael J. Roberts	☐	☐	11 - Laurie A. Siegel	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of KPMG LLP as our independent auditor for 2016.	☐	☐	☐	3.	Approve an amendment to our 2011 Equity Incentive Plan.	☐	☐	☐

4.	Advisory vote to approve our executive compensation.	☐	☐	☐	5.	Shareholder proposal regarding our equity retention policies.	☐	☐	☐
6.	In their discretion to vote upon such other business as may properly come before the Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Voting Instruction Card — CENTURYLINK, INC.

CENTURYLINK DOLLARS & SENSE 401(k) PLAN

CENTURYLINK UNION 401(k) PLAN

The undersigned, acting as a participant and a “named fiduciary” in either of the above-referenced retirement plans (collectively, the “Plans”), hereby directs The Northern Trust Company (the “Trustee”), as directed trustee of the Plans’ trust (the “Trust”), to vote at the annual meeting of shareholders of CenturyLink, Inc. (the “Company”) to be held on May 18, 2016, and any and all adjournments thereof (the “Meeting”), in the manner designated herein, the number of shares of the Company’s common stock credited to the account of the undersigned maintained under either of the Plans on the matters set forth on the reverse side hereof and more fully described in the Company’s proxy statement for the Meeting. If no instructions are furnished by the undersigned, the Trustee will vote unvoted shares and unallocated shares, if any, held in the Trust (collectively, “Undirected Shares”) in the same proportion as voted shares regarding each of the matters set forth on the reverse side hereof, except as otherwise provided in accordance with applicable law. Under the Trust, plan participants are deemed to act as “named fiduciaries” to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of Undirected Shares.

The undersigned hereby directs the Trustee to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting.

TO BE COUNTED, THE TRUSTEE MUST RECEIVE THIS CARD, PROPERLY COMPLETED, BY 1:00 A.M. CENTRAL TIME ON MAY 16, 2016.

(Please See Reverse Side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Voting instructions submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 16, 2016.

Vote by Internet • Go to www.envisionreports.com/CTL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	The Board of Directors of the Company recommends that you vote FOR Items 1 through 4 and AGAINST Item 5 listed below.

1.	Elect eleven directors.	For	Withhold		For	Withhold		For	Withhold		For	Withhold	+
	01 - Martha H. Bejar	☐	☐	02 - Virginia Boulet	☐	☐	03 - Peter C. Brown	☐	☐	04 - W. Bruce Hanks	☐	☐
	05 - Mary L. Landrieu	☐	☐	06 - Gregory J. McCray	☐	☐	07 - William A. Owens	☐	☐	08 - Harvey P. Perry	☐	☐
	09 - Glen F. Post, III	☐	☐	10 - Michael J. Roberts	☐	☐	11 - Laurie A. Siegel	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of KPMG LLP as our independent auditor for 2016.	☐	☐	☐	3.	Approve an amendment to our 2011 Equity Incentive Plan.	☐	☐	☐

4.	Advisory vote to approve our executive compensation.	☐	☐	☐	5.	Shareholder proposal regarding our equity retention policies.	☐	☐	☐
6.	In their discretion to vote upon such other business as may properly come before the Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please mark, sign, date and return these instructions promptly. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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